 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-220051
Proxy Statement/Prospectus
Diboll State Bancshares, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Diboll State Bancshares, Inc.:
On June 12, 2017, the boards of directors of Southside Bancshares, Inc., or Southside, and Diboll State Bancshares, Inc., or Diboll, each unanimously approved the acquisition of Diboll by Southside. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of June 12, 2017, which we refer to as the merger agreement, by and among Southside, Rocket Merger Sub, Inc., a wholly owned subsidiary of Southside, or Merger Sub, and Diboll. Pursuant to the merger agreement, Merger Sub will merge with and into Diboll, with Diboll as the surviving company, which we refer to as the first merger. Immediately after the first merger, Diboll will merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, First Bank & Trust East Texas, or First Bank & Trust, a wholly owned bank subsidiary of Diboll, will merge with and into Southside’s wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. The first merger, the second merger and the bank merger are collectively referred to as the mergers.
If the first merger is completed, each share of Diboll common stock will be converted into the right to receive: (1) a cash amount, which we refer to as the cash consideration, equal to the quotient of  (a) up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the first merger and subject to adjustment based on Diboll’s closing net book value, divided by (b) the number of shares of Diboll common stock issued and outstanding immediately prior to the effective time of the first merger (after giving effect to any valid exercises of outstanding Diboll equity awards prior to the effective time of the first merger), which we refer to as the Diboll outstanding share number; and (2) a number of shares of Southside common stock, par value $1.25 per share, equal to the quotient of 5,535,000 divided by the Diboll outstanding share number, which we refer to as the stock consideration, without interest, on the terms and subject to the conditions set forth in the merger agreement. We collectively refer to the stock consideration and the cash consideration as the merger consideration. Diboll shareholders will own approximately 16% of Southside if the first merger is completed.
Diboll will hold a special meeting of its shareholders, referred to as the Diboll special meeting, with respect to the first merger. Diboll shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement and the first merger, and (2) a proposal to adjourn the Diboll special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and the first merger.
The Diboll special meeting will be held at the T.L.L. Temple Memorial Library, 300 Park Street, Diboll, Texas 75941, on October 17, 2017, at 2:00 p.m., Central Time, subject to any adjournment or postponement thereof.
The market value of the merger consideration will fluctuate with the market price of Southside common stock and will not be known at the time Diboll shareholders vote on the merger agreement and the first merger. Southside common stock is currently quoted on the NASDAQ Global Select Market under the symbol “SBSI.” On June 12, 2017, the last full trading day before the public announcement of the merger agreement, the last reported sale price of Southside common stock was $35.01 per share, and, on September 6, 2017, the last reported sale price of Southside common stock was $32.10 per share. We urge you to obtain current market quotations for the price of Southside common stock. There are no current market quotations for Diboll common stock because Diboll is a privately owned corporation and its common stock is not traded on any established public trading market.

Each of Southside and Diboll expects that the first merger and the second merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the portion of Diboll common stock exchanged for Southside common stock will generally be tax-free and the portion of the Diboll common stock exchanged for cash will generally be taxable as capital gain.
Your vote is important. Completion of the first merger is subject to the approval of the merger agreement and the first merger by the shareholders of Diboll. Regardless of whether or not you plan to attend the Diboll special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Submitting a proxy now will not prevent you from being able to vote in person at the Diboll special meeting.
The board of directors of Diboll has determined that the merger agreement and the transactions contemplated thereby, including the first merger, are advisable and in the best interests of the shareholders of Diboll, has unanimously approved the merger agreement and the first merger and unanimously recommends that the shareholders of Diboll vote “FOR” the proposal to approve the merger agreement and the first merger and “FOR” the proposal to adjourn the Diboll special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and the first merger.
This proxy statement/prospectus describes the Diboll special meeting, the mergers, the documents related to the mergers and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 28, for a discussion of the risks relating to the proposed mergers. You also can obtain information about Southside from documents that it has filed with the Securities and Exchange Commission.
If you have any questions concerning the mergers, Diboll shareholders should please contact H. J. (“Jay”) Shands, III, Chairman of the Board, President and Chief Executive Officer, at (936) 829-4721. We look forward to seeing you at the meeting.
/s/ H. J. Shands, III

H. J. Shands, III
Chairman of the Board, President and Chief Executive Officer Diboll State Bancshares, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the first merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the first merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Southside or Diboll, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is September 8, 2017, and it is first being mailed or otherwise delivered to the Diboll shareholders on or about September 11, 2017.

DIBOLL STATE BANCSHARES, INC.
104 North Temple Drive
Diboll, Texas 75941
(936) 829-4721

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 17, 2017

To the Shareholders of Diboll State Bancshares, Inc.:
A special meeting of the shareholders of Diboll State Bancshares, Inc., or Diboll, will be held at the T.L.L. Temple Memorial Library, 300 Park Street, Diboll, Texas 75941, on October 17, 2017, at 2:00 p.m., Central Time, subject to any adjournment or postponement thereof, for the following purposes:
1.
To consider and vote upon a proposal to approve the Agreement and Plan of Merger, or the merger agreement, dated as of June 12, 2017, by and among Southside Bancshares, Inc., or Southside, Rocket Merger Sub, Inc., a wholly owned subsidiary of Southside, or Merger Sub, and Diboll, pursuant to which Merger Sub will merge with and into Diboll, with Diboll as the surviving company, referred to herein as the first merger, all on and subject to the terms and conditions contained therein; and

2.
To consider and vote upon any proposal to adjourn the special meeting, referred to herein as the Diboll special meeting, to a later date or dates if the board of directors of Diboll determines such an adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Diboll special meeting to constitute a quorum or to approve the merger agreement and the first merger.

No other business may be conducted at the Diboll special meeting. All holders of shares of common stock of Diboll, or Diboll common stock, of record as of 5:00 p.m. on September 6, 2017, will be entitled to notice of and to vote at the Diboll special meeting and any adjournments thereof. The Diboll special meeting may be adjourned from time to time upon approval of holders of Diboll common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
Holders of Diboll common stock have the right to dissent from the merger agreement and the first merger and obtain payment in cash of the appraised fair value of their shares of Diboll common stock under applicable provisions of the Texas Business Organizations Code, or TBOC. In order for a holder of Diboll common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Annex D to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Mergers — Dissenters’ Rights,” beginning on page 64 of the proxy statement/prospectus. The first merger may not be completed if the holders of more than 5% of the outstanding shares of Diboll common stock exercise dissenters’ rights.
If you have any questions concerning the merger agreement, the first merger, the Diboll special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Diboll common stock, please contact H. J. (“Jay”) Shands, III, Chairman of the Board, President and Chief Executive Officer, at (936) 829-4721.
By Order of the Board of Directors,
/s/ H. J. Shands, III

H. J. Shands, III
Chairman of the Board, President and Chief Executive Officer
Diboll, Texas
September 8, 2017

The Diboll board of directors unanimously recommends that holders of record of Diboll common stock entitled to vote at the Diboll special meeting vote “FOR” the proposal to approve the merger agreement and the first merger and “FOR” the adjournment of the Diboll special meeting if such adjournment is necessary to permit solicitation of additional proxies if there are not sufficient votes at the time of the Diboll special meeting to constitute a quorum or to approve the merger agreement and the first merger.
Your Vote is Very Important
A proxy card is enclosed. Whether or not you plan to attend the Diboll special meeting, if you are a holder of shares of Diboll common stock, please vote by completing, signing and dating the proxy card and promptly mailing it in the enclosed envelope. You may revoke your proxy in the manner described in the proxy statement/prospectus at any time before it is exercised. If you are a holder of shares of Diboll common stock and attend the Diboll special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Southside from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Southside at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Southside at the following address:
Southside Bancshares, Inc.
1201 South Beckham Avenue
Tyler, Texas 75701
Attention: Secretary
Telephone: (877) 639-3511
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting, or October 10, 2017.
If you are a Diboll shareholder and have any questions about the merger agreement, the first merger, the Diboll special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Diboll common stock, please contact H. J. (“Jay”) Shands, III, Chairman of the Board, President and Chief Executive Officer, at (936) 829-4721.
You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated September 8, 2017, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document. Neither the mailing of this document to Diboll shareholders nor the issuance by Southside of shares of Southside common stock in connection with the first merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Diboll has been provided by Diboll and information contained in this document regarding Southside has been provided by Southside. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to some questions that Diboll shareholders may have regarding the proposed transaction between Southside and Diboll and the proposals being considered at the Diboll special meeting. Southside and Diboll urge you to read carefully this entire proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “Southside” refer to Southside Bancshares, Inc., a Texas corporation, and its affiliates; (2) “Merger Sub” refer to Rocket Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Southside; and (3) “Diboll” refer to Diboll State Bancshares, Inc., a Texas corporation, and its affiliates.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Southside, Merger Sub and Diboll have entered into an Agreement and Plan of Merger, dated as of June 12, 2017, which we refer to as the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Diboll, with Diboll as the surviving company, which we refer to as the first merger. Immediately after the first merger, Diboll merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, First Bank & Trust, a wholly owned subsidiary of Diboll, will merge with and into Southside’s wholly owned subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

The mergers cannot be completed unless, among other things, the holders of at least two-thirds of the outstanding shares of Diboll common stock entitled to vote on the first merger vote in favor of the proposal to approve the merger agreement and the first merger, which we refer to as the merger proposal.
In addition, Diboll is soliciting proxies from its shareholders with respect to a proposal to approve one or more adjournments of the Diboll special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal, which we refer to as the adjournment proposal. The completion of the mergers is not conditioned upon shareholder approval of the adjournment proposal.
This proxy statement/prospectus contains important information about the mergers and the proposals being voted on at the Diboll special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) Diboll is soliciting proxies from the Diboll shareholders and the proxy statement provides important information about the Diboll special meeting to vote on the merger proposal, and (2) Southside will issue shares of Southside common stock to holders of Diboll common stock in connection with the first merger, and the prospectus provides important information about such shares. The enclosed materials allow Diboll shareholders to authorize a proxy to vote their shares without attending the Diboll special meeting.
Your vote is important. We encourage you to authorize your proxy as soon as possible.
Q:
What will I receive in the mergers?

A:
If the first merger is completed, for each share of Diboll common stock that Diboll shareholders hold immediately prior to the first merger, Diboll shareholders will receive, without interest:

(1)
cash consideration equal to the quotient of  (a) up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the first merger and subject to adjustment based on Diboll’s closing net book value, divided by (b) the number of shares of Diboll common stock issued and outstanding immediately prior to the effective time of the first merger (after giving effect to any valid exercises of outstanding Diboll equity awards prior to the effective time of the first merger), which we refer to as the Diboll outstanding share number; and

(2)
a number of shares of Southside common stock equal to the quotient of  (a) 5,535,000, divided by (b) the Diboll outstanding share number, which we refer to as the stock consideration.

The stock consideration and the cash consideration are collectively referred to as the merger consideration.
The aggregate amount of the cash consideration will be decreased by the after-tax amount paid by Diboll to holders of options to purchase Diboll common stock who utilize the “cashless exercise” feature of such options and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of exercise of the shares of Diboll common stock subject to such options over the aggregate purchase price for such shares.
In addition, the aggregate amount of the cash consideration will be decreased on a dollar-for-dollar basis if Diboll’s closing net book value as of a date that is 15 business days prior to the closing date, which we refer to as the determination date, is less than the target book value of  $100,298,570.
Diboll’s closing net book value will be calculated as the unaudited consolidated net shareholders’ equity of Diboll, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by the merger agreement. For purposes of calculating the closing net book value, Diboll shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement, on an after-tax basis; (b) any legal and accounting fees incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Diboll’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the aggregate cash consideration has been adjusted for the cashless exercise of Diboll stock options as discussed above, the costs, expenses, payments or other amounts paid or payable pursuant to the vesting of any Diboll stock options and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Diboll or any of its subsidiaries and any other person, on an after-tax basis; (e) the termination costs associated with certain designated contracts, on an after-tax basis; and (f) the amount of any and all dividends permitted to be paid by Diboll pursuant to the merger agreement, to the extent paid, declared or expected to be paid or declared, prior to the effective time of the first merger. Additionally, the closing net book value shall reflect the closing mark-to-market valuation of the securities in Diboll’s investment portfolio. The closing net book value may be further adjusted upon the mutual agreement of the parties.
For example, and for illustration purposes only, assuming that (1) all holders of options to purchase shares of Diboll common stock utilize the cashless exercise feature of such options immediately prior to closing and receive a cash payment therefor and the fair market value of the shares of Diboll common stock subject to such option is deemed to be equal to the merger consideration per share of Diboll common stock; for this example 16,131 stock options are estimated to utilize the cashless exercise feature with an estimated average exercise price of  $134.92 (resulting in a payment to option holders of  $1,654,718, which on an after-tax basis to Diboll is $1,092,114), (2) Diboll’s closing net book value is at least equal to the target book value, (3) the price per share of the Southside common stock received in the merger is equal to $32.10, the closing price on September 6, 2017, and (4) the Diboll outstanding share number is 848,776, each share of Diboll common stock would be converted into the right to receive $28.17 in cash and 6.5212 shares of Southside common stock with a value of $209.33, or aggregate merger consideration per share of Diboll common stock of  $237.50.
Southside will not issue any fractional shares of Southside common stock in the first merger. Diboll shareholders who would otherwise be entitled to a fractional share of Southside common stock upon the completion of the first merger will instead receive an amount in cash based on the volume weighted average price per share of Southside common stock for the last full trading day immediately preceding the day on which the first merger is completed, which we refer to as the Southside closing share value.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the first merger is completed?

A:
Yes. The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the first merger. The value of the stock consideration may fluctuate based upon the market value for Southside common stock. In the first merger, Diboll shareholders will receive a number of shares of Southside common stock for each share of Diboll common stock they hold. Any fluctuation in the market price of Southside common stock after the date of this proxy statement/prospectus will change the value of the shares of Southside common stock that Diboll shareholders will receive. In addition, fluctuations in the market price of Southside common stock will likely affect the determination of the fair market value of the shares of Diboll common stock subject to options, which will impact the amount of cash paid to holders of options who utilize the cashless exercise feature of such options. The amount of cash paid to such option holders will impact the amount of cash consideration available to holders of Diboll common stock. Further, the amount of the cash consideration may be reduced to the extent Diboll’s closing net book value, calculated as discussed above, is less than the target book value.

Q:
What will happen to Diboll equity awards in the mergers?

A:
Holders of Diboll stock options must exercise such options prior to the effective time of the first merger to receive any consideration for such options. Pursuant to the Diboll State Bancshares, Inc. Incentive Stock Option 2014 — Plan, or a predecessor plan, and the award agreements for such options, holders have the right to execute a “cashless exercise” and receive the difference between the fair market value for the shares of Diboll common stock at the time of exercise less the purchase price for such shares, which is payable in cash, Diboll common stock or a combination thereof. Additionally pursuant to such plans and award agreements, all unvested options to purchase Diboll common stock become exercisable immediately prior to the effective time of any merger in which Diboll is not the surviving company. All outstanding options that have not been exercised will terminate at the effective time of the first merger for no consideration. Holders of options to purchase shares of Diboll’s common stock will not be entitled to receive any merger consideration in exchange for their options.

Q:
How does Diboll’s board of directors recommend that I vote at the special meeting?

A:
Diboll’s board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
When and where is the Diboll special meeting?

A:
The Diboll special meeting will be held at the T.L.L. Temple Memorial Library, 300 Park Street, Diboll, Texas 75941, on Tuesday, October 17, 2017, at 2:00 p.m., Central Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the Diboll special meeting.

Q:
What constitutes a quorum for the Diboll special meeting?

A:
Holders representing at least a majority of the shares of Diboll common stock entitled to vote at the Diboll special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Diboll common stock entitled to vote on such proposal.

If a quorum is present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, or expressly abstain from voting with respect to such proposal at the Diboll special meeting. If a quorum is not present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and represented, either in person or by proxy, at the Diboll special meeting.
Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Diboll to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote against approval of the first merger. The merger proposal must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Diboll’s common stock. Diboll’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the first merger.

Q:
How many votes do I have?

A:
Diboll shareholders are entitled to one vote on each proposal to be considered at the special meeting for each share of Diboll common stock owned as of the close of business on September 6, 2017, which is the record date for the Diboll special meeting.

Q:
How do I vote?

A:
If you are a shareholder of record, you may have your shares of Diboll common stock voted on the matters to be presented at the Diboll special meeting in any of the following ways:

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•
by attending the special meeting and casting your vote in person.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.
Q:
What if I abstain from voting, fail to authorize a proxy or vote in person or fail to instruct my bank or broker how to vote?

A:
If you mark “ABSTAIN” on your proxy with respect to the merger proposal, fail to authorize a proxy or vote in person at the Diboll special meeting, or fail to instruct your bank or broker how to vote, it will have the same effect as a vote “AGAINST” the proposal.

If a quorum is present, broker non-votes and failures to authorize a proxy or vote in person will not be counted as votes cast with respect to the adjournment proposal and will have no effect on the outcome of such proposal. If a quorum is not present, broker non-votes will have the same effect as a vote against the adjournment proposal but failures to authorize a proxy or vote in person will have no effect on the outcome of the adjournment proposal. Regardless of whether or not a quorum is present at the Diboll special meeting, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All Diboll shareholders as of the record date, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Diboll special meeting. Holders of record of Diboll common stock can vote in person at the Diboll special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Diboll special meeting. If you plan to attend the Diboll special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Diboll reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Diboll special meeting is prohibited without express written consent.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Diboll common stock, you may revoke any proxy at any time prior to the Diboll special meeting by delivering a written notice of revocation to Charlotte Parish, Corporate Secretary, Diboll State Bancshares, Inc., 104 North Temple Drive, Diboll, Texas 75941, by returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, or by attending the Diboll special meeting and voting in person. Your attendance at the Diboll special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the special meeting or deliver a written revocation to the Diboll Corporate Secretary prior to the voting of such proxy. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
Will Diboll be required to submit the merger proposal to its shareholders even if Diboll’s board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Diboll special meeting, Diboll is required to submit the merger proposal to its shareholders even if Diboll’s board of directors has withdrawn, modified or qualified its recommendation.

Q:
What are the U.S. federal income tax consequences of the mergers to Diboll shareholders?

A:
Southside and Diboll each expect that the first merger and the second merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that the portion of Diboll common stock exchanged for Southside shares will generally be tax-free and the portion of the Diboll common stock exchanged for cash will generally be taxable as a capital gain.

For further information, see “The Mergers — U.S. Federal Income Tax Considerations.”
The U.S. federal income tax consequences described above may not apply to all holders of Diboll common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of each of the mergers to you.
Q:
Are Diboll shareholders entitled to exercise dissenters’ rights?

A:
Yes. Holders of Diboll common stock are entitled, with respect to the first merger, to exercise rights of dissenting shareholders provided for under Chapter 10, Subchapter H of the Texas Business Organizations Code, as amended, or the TBOC, any successor statute, or any similar appraisal or dissenters’ rights. For further information, see “The Mergers — Dissenters’ Rights.”

Q:
If I am a Diboll shareholder, should I send in my Diboll stock certificates now?

A:
No. Please do not send in your Diboll stock certificates with your proxy. After the first merger, an exchange agent designated by Southside will send you instructions for exchanging Diboll stock certificates for the merger consideration.

Q:
What should I do if I hold my shares of Diboll common stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of Diboll common stock if your shares are held in book-entry form. After the completion of the first merger, shares of Diboll common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Southside common stock in book-entry form, the cash consideration and any cash to be paid in lieu of fractional shares in the first merger.

Q:
Whom may I contact if I cannot locate my Diboll stock certificate(s)?

A:
If you are unable to locate your original Diboll stock certificate(s), you should contact Charlotte Parish, Corporate Secretary, Diboll State Bancshares, Inc., at 104 North Temple Drive, Diboll, Texas 75941, or by telephone at (936) 829-4721.

Q:
When do you expect to complete the mergers?

A:
Southside and Diboll expect to complete the mergers in the fourth quarter of 2017. However, neither Southside nor Diboll can assure you when or if the mergers will occur. Southside and Diboll must first obtain the approval of Diboll shareholders for the merger proposal, as well as the necessary regulatory approvals.

Q:
What happens if the mergers are not completed?

A:
If the first merger is not completed, holders of Diboll common stock will not receive any consideration for their shares of Diboll common stock that otherwise would have been received in connection with the first merger. Instead, Diboll will remain an independent private company. If the first merger is completed but, for any reason, the second merger and the bank merger are not completed, it will have no impact on the consideration to be received by holders of Diboll common stock.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the mergers or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Diboll common stock, please contact: Jay Shands, Chairman of the Board, President and Chief Executive Officer, at (936) 829-4721.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Southside, Diboll and the combined company following the proposed mergers and statements for the period after the mergers. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Southside, Diboll, the proposed mergers or the combined company following the mergers often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the mergers; the expected timing of the completion of the mergers; the ability to complete the mergers; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Diboll to pay a termination fee to Southside;

•
the inability to complete the mergers contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the mergers, including the receipt of the requisite approvals of Diboll shareholders;

•
the risk that a regulatory approval that may be required for the mergers is not obtained or is obtained subject to conditions that are not anticipated;

•
risks associated with the timing of the completion of the mergers;

•
diversion of management time on issues related to the mergers;

•
the risk that the businesses of Southside and Diboll will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Southside’s integration of Diboll, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against Southside or Diboll or their respective boards of directors;

•
general economic conditions, either globally, nationally, in the State of Texas, or in the specific markets in which Southside or Diboll operate;

•
limitations placed on the ability of Southside and Diboll to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the mergers on Southside’s and Diboll’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
the amount of any costs, fees, expenses, impairments and charges related to the mergers;

•
fluctuations in the market price of Southside common stock and the related effect on the market value of the merger consideration that Diboll shareholders will receive upon completion of the first merger;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which Southside or Diboll are engaged, including potential changes resulting from currently proposed legislation, including the Financial CHOICE Act of 2017;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting Southside’s or Diboll’s banks’ ability to meet their obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputation risk that adversely affects earnings or capital arising from negative public opinion;

•
terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

•
other risks and uncertainties detailed from time to time in Southside’s SEC filings.

Any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Southside and Diboll do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this proxy statement/prospectus and attributable to Southside, Diboll or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the mergers. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 85)
Southside Bancshares, Inc.
1201 South Beckham Avenue
Tyler, Texas 75701
(903) 531-7111
Southside was incorporated in Texas in 1982 and serves as the bank holding company for Southside Bank, headquartered in Tyler, Texas. Southside Bank has the largest deposit base in the Tyler metropolitan area and is the largest bank, based on asset size, headquartered in East Texas. At June 30, 2017, Southside had consolidated assets of  $5.58 billion, loans of  $2.61 billion, deposits of  $3.62 billion, and shareholders’ equity of  $547.1 million.
Additional information about Southside and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”
Diboll State Bancshares, Inc.
104 North Temple Drive
Diboll, Texas 75941
(936) 829-4721
Diboll State Bancshares, Inc. was incorporated in Texas in 1980 and owns all of the outstanding shares of common stock of First Bank & Trust East Texas headquartered in Diboll, Texas. At June 30, 2017, Diboll had consolidated assets of  $993.8 million, loans of  $660.9 million, deposits of  $883.6 million, and shareholders’ equity of  $104.6 million.
Additional information about Diboll and its subsidiaries is included below under “The Companies.”
The Mergers
The Merger Agreement (page 69)
Southside, Merger Sub and Diboll entered into an Agreement and Plan of Merger, dated as of June 12, 2017, which we refer to as the merger agreement. The merger agreement governs the mergers. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the mergers are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the mergers.
The Mergers (page 40)
Pursuant to the merger agreement, Merger Sub will merge with and into Diboll, with Diboll as the surviving company, which we refer to as the first merger. Immediately after the first merger, Diboll will merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, First Bank & Trust, a wholly owned bank subsidiary of Diboll, will merge with and into Southside’s wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.

Merger Consideration; Effects of the First Merger (page 70)
If the first merger is completed, Diboll shareholders will receive for each share of Diboll common stock that they hold immediately prior to the first merger:
(1)
cash consideration equal to the quotient of  (a) up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the first merger and subject to adjustment based on Diboll’s closing net book value, divided by (b) the number of shares of Diboll common stock issued and outstanding immediately prior to the effective time of the first merger (after giving effect to any valid exercises of outstanding Diboll equity awards prior to the effective time of the first merger), which we refer to as the Diboll outstanding share number; and

(2)
a number of shares of Southside common stock equal to the quotient of  (a) 5,535,000, divided by (b) the Diboll outstanding share number, which we refer to as the stock consideration, without interest.

The stock consideration and the cash consideration are collectively referred to as the merger consideration.
The aggregate amount of the cash consideration will be decreased by the after-tax amount paid by Diboll to holders of options to purchase Diboll common stock who utilize the “cashless exercise” feature of such options and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of exercise of the shares of Diboll common stock subject to such options over the aggregate purchase price for such shares.
In addition, the aggregate amount of the cash consideration will be decreased on a dollar-for-dollar basis if Diboll’s closing net book value as of a date that is 15 business days prior to the closing date, which we refer to as the determination date, is less than the target book value of  $100,298,570.
Diboll’s closing net book value will be calculated as the unaudited consolidated net shareholders’ equity of Diboll, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by the merger agreement. For purposes of calculating the closing net book value, Diboll shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement, on an after-tax basis; (b) any legal and accounting fees incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Diboll’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the aggregate cash consideration has been adjusted for the cashless exercise of Diboll stock options as discussed above, the costs, expenses, payments or other amounts paid or payable pursuant to vesting of any Diboll stock options and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Diboll or any of its subsidiaries and any other person, on an after-tax basis; (e) the termination costs associated with certain designated contracts, on an after-tax basis; and (f) the amount of any and all dividends permitted to be paid by Diboll pursuant to the merger agreement, to the extent paid, declared or expected to be paid or declared, prior to the effective time of the first merger. Additionally, the closing net book value shall reflect the closing mark-to-market valuation of the securities in Diboll’s investment portfolio. The closing net book value may be further adjusted upon the mutual agreement of the parties.
For example, and for illustration purposes only, assuming that (1) all holders of options to purchase shares of Diboll common stock utilize the cashless exercise feature of such options immediately prior to closing and receive a cash payment therefor and the fair market value of the shares of Diboll common stock subject to such option is deemed to be equal to the merger consideration per share of Diboll common stock; for this example 16,131 stock options are estimated to utilize the cashless exercise feature with an estimated average exercise price of  $134.92 (resulting in a payment to option holders of  $1,654,718, which on an after-tax basis to Diboll is $1,092,114), (2) Diboll’s closing net book value is at least equal to the target book value, (3) the price per share of the Southside common stock received in the merger is equal to

$32.10, the closing price on September 6, 2017, and (4) the Diboll outstanding share number is 848,776, each share of Diboll common stock would be converted into the right to receive $28.17 in cash and 6.5212 shares of Southside common stock with a value of  $209.33, or aggregate merger consideration per share of Diboll common stock of  $237.50.
Southside will not issue any fractional shares of Southside common stock in the first merger. Diboll shareholders who would otherwise be entitled to a fractional share of Southside common stock upon the completion of the first merger will instead receive an amount in cash based on the volume weighted average price per share of Southside common stock for the last full trading day immediately preceding the day on which the first merger is completed, which we refer to as the Southside closing share value.
Southside common stock is listed on the NASDAQ Global Select Market under the symbol “SBSI.” Diboll common stock is not listed on an exchange and is not actively traded. The following table sets forth the closing sale prices of Southside common stock as reported on the NASDAQ Global Select Market on June 12, 2017, the last full trading day before the public announcement of the merger agreement, and on September 6, 2017, the latest practicable trading date before the date of this proxy statement/prospectus.
Southside Common Stock
June 12, 2017	$35.01
September 6, 2017	$32.10
Ancillary Agreements
Voting and Support Agreements (page 83)
As a condition to Southside entering into the merger agreement, each of the directors, executive officers and significant shareholders of Diboll entered into a voting and support agreement pursuant to which each such person agreed, among other things, (1) to vote the shares of Diboll common stock held of record by such person to approve the merger agreement and the first merger and (2) for a period of two years following the closing the first merger, to not engage in certain competitive activities with Southside, including not soliciting employees and customers of Diboll and not serving as a director or management official of another financial institution in the counties in Texas in which Diboll has branches. The form of voting and support agreement is included in this proxy statement/prospectus as Annex C.
Key Employee Retention Agreements (page 84)
In addition, as a condition to Southside entering into the merger agreement, certain employees of Diboll entered into key employee retention agreements with Southside Bank, the effectiveness of which is conditioned upon the completion of the mergers. Pursuant to the key employee retention agreements, Southside has agreed to grant certain equity awards to the key employees and pay certain retention bonuses following the closing, and the employees have agreed, among other things, not to solicit Southside’s customers or employees for a period of one year following a termination of employment with Southside, with certain exceptions.
Risk Factors Related to the Mergers (page 28)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

The Diboll Special Meeting (page 34)
The special meeting of Diboll shareholders will be held on Tuesday, October 17, 2017, at 2:00 p.m., Central Time, at the T.L.L. Temple Memorial Library, 300 Park Street, Diboll, Texas 75941. At the special meeting, Diboll shareholders will be asked to:
•
approve the merger proposal; and

•
approve the adjournment proposal.

Only holders of record at the close of business on September 6, 2017, the Diboll record date, will be entitled to vote at the Diboll special meeting. Each share of Diboll common stock is entitled to one vote on each proposal to be considered at the Diboll special meeting. As of the Diboll record date, there were 848,776 shares of Diboll common stock entitled to vote at the Diboll special meeting. All of the directors, executive officers and significant shareholders of Diboll have entered into voting and support agreements with Southside, pursuant to which they have agreed, solely in their capacity as Diboll shareholders, to vote all of their shares of Diboll common stock in favor of the proposals to be presented at the Diboll special meeting. As of the Diboll record date, the directors, executive officers and significant shareholders who are parties to the voting and support agreements owned and were entitled to vote an aggregate of approximately 382,158 shares of Diboll common stock, which represented approximately 45.0% of the shares of Diboll common stock outstanding on that date. As of the Diboll record date, the directors and executive officers of Diboll and their affiliates beneficially owned and were entitled to vote 193,723 shares of Diboll common stock, which represented approximately 22.8% of the shares of Diboll common stock outstanding on that date, and held options to purchase 6,864 shares of Diboll common stock. As of the Diboll record date, Southside and its subsidiaries did not hold any shares of Diboll common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates did not hold any shares of Diboll common stock.
To approve the merger proposal, the holders of at least two-thirds of the outstanding shares of Diboll common stock entitled to vote on the proposal must vote in favor of the proposal. Your failure to submit a proxy or vote in person at the Diboll special meeting, failure to instruct your bank or broker how to vote, or abstention with respect to the merger proposal will have the same effect as a vote against the proposal.
To approve the adjournment proposal at the Diboll special meeting at which a quorum is present, the holders of a majority of the shares of Diboll common stock entitled to vote on, and who vote for or against, or expressly abstain from voting with respect to such proposal, at the Diboll special meeting must vote in favor of such proposal. If a quorum is present, broker non-votes and failures to authorize a proxy or vote in person at the meeting will not be counted as votes cast and will have no effect on the outcome of the adjournment proposal.
To approve the adjournment proposal at the Diboll special meeting at which a quorum is not present, the holders of a majority of the shares of Diboll common stock entitled to vote and represented, either in person or by proxy, at the Diboll special meeting must vote in favor of such proposal. If a quorum is not present, broker non-votes will have the same effect as a vote against adjournment proposal, but failures to authorize a proxy or vote in person at the meeting will have no effect on the outcome of the adjournment proposal.
Regardless of whether or not a quorum is present at the Diboll special meeting, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal.
Recommendation of the Diboll Board (page 35)
Diboll’s board of directors has determined that the mergers, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Diboll and its shareholders and has unanimously approved the mergers, the merger agreement and the transactions contemplated by the merger agreement. Diboll’s board of directors unanimously recommends that Diboll shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by Diboll’s board of directors in reaching its decision to approve the mergers, see “The Mergers — Diboll’s Reasons for the Mergers.”

Board Composition and Management of Southside after the Mergers (page 56)
Immediately following the closing, the Southside board of directors will be increased by two, and Southside will appoint two individuals who are currently directors of Diboll to serve on the Southside board of directors, at least one of whom must be an “independent” director of Southside. The two designees will be appointed to serve a term that expires at the Annual Meeting of Shareholders of Southside in 2018, and the Nominating Committee of the Board shall consider in good faith the nomination for re-election of each such director one of whom will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2020 and the other director will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2019.
Each of the executive officers of Southside immediately prior to the effective time of the second merger will continue as the executive officers of the surviving company from and after the effective time of the second merger. Additionally, immediately following the effective time of the second merger, Diboll executives will assume the following titles: H.J. (“Jay”) Shands, III — Regional President, East Texas; Joe C. (“Trey”) Denman, III — Executive Vice President; and James (“Jim”) Denman — Executive Vice President.
Interests of Diboll Directors and Executive Officers in the Mergers (page 56)
Diboll shareholders should be aware that some of Diboll’s directors and executive officers have interests in the mergers and have arrangements that are different from, or in addition to, those of Diboll shareholders generally. These interests and arrangements may create potential conflicts of interest. Diboll’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the first merger, and in recommending that Diboll shareholders vote in favor of approving the merger agreement and the first merger.
These interests include:
•
accelerated vesting of stock options issued to executive officers and directors, which if settled in cash prior to the effective time will reduce the aggregate cash consideration available to all shareholders by approximately $1.1 million, net of tax;

•
in connection with entering into the merger agreement, certain employees of Diboll, including each of its executive officers, entered into key employee retention agreements with Southside Bank, the effectiveness of which is conditioned upon the completion of the mergers. The key employee retention agreements provide for (i) non-qualified stock options having a value equal to 12.5% of the executive’s base salary, (ii) restricted stock units having a value equal to 12.5% of the executive’s base salary and (iii) retention bonuses payable on the 90th day following the closing and on the first and second anniversaries of the closing if such executives continue to remain employees in good standing with Southside Bank; and

•
the right to continued indemnification and directors’ and officers’ liability insurance coverage.

For a more complete description of these interests, see “The Mergers — Interests of Diboll’s Directors and Executive Officers in the Mergers” and “The Merger Agreement — Merger Consideration; Effects of the First Merger — Treatment of Diboll Stock Options.”
Dissenters’ Rights in the Mergers (page 64 )
Holders of Diboll common stock are entitled to exercise certain dissenters’ rights in relation to the first merger, as provided for under Chapter 10, Subchapter H of the Texas Business Organizations Code, as amended, or the TBOC, and any successor statute. For further information, see “The Mergers — Dissenters’ Rights.”

Conditions to Completion of the Mergers (page 79)
Currently, Southside and Diboll expect to complete the mergers in the fourth quarter of 2017. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement and the first merger by the holders of at least two-thirds of the outstanding shares of Diboll common stock entitled to vote;

•
the receipt of all required regulatory approvals for the mergers, without the imposition of any material on-going conditions or restrictions, and any applicable waiting periods shall have expired;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the mergers;

•
the absence of more than five percent of the outstanding shares of Diboll’s common stock exercising (or being entitled to exercise) their dissenters’ rights

•
the authorization for listing the shares of Southside common stock to be issued as part of the merger consideration on the Nasdaq Global Select Market;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•
each party’s receipt of a tax opinion confirming the tax-free treatment of the first merger and the second merger for U.S. federal income tax purposes; and

•
the absence of the occurrence of a material adverse effect on Diboll or Southside.

Neither Southside nor Diboll can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
Regulatory Approvals Required for the Mergers (page 59)
Both Southside and Diboll have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Federal Deposit Insurance Corporation, or the FDIC, and the Texas Department of Banking. Southside and Diboll have submitted applications and notifications to obtain the required regulatory approvals. Although neither Southside nor Diboll knows of any reason why these regulatory approvals cannot be obtained, Southside and Diboll cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials. As of September 6, 2017, the FDIC had issued conditional approval of the bank merger, and the Texas Department of Banking had completed its initial review of the merger application and accepted the merger application for filing. The Federal Reserve Board is currently conducting its review of the Federal Reserve Form Y-3 application submitted by Southside to acquire Diboll.
Agreement Not to Solicit Other Offers (‘‘No Shop’’) (page 78)
Under the merger agreement, Diboll has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) solicit, initiate, assist or knowingly take any other action to facilitate or encourage a competing acquisition proposal (including furnishing non-public information), (2) enter into, continue or otherwise participate in any discussions or negotiations regarding a competing acquisition proposal, or (3) approve, recommend, declare advisable or enter into any agreement providing for a competing acquisition proposal or requiring Diboll to abandon, terminate or breach its obligations under the merger agreement or fail to complete the mergers.

However, prior to obtaining Diboll’s required shareholder approval, Diboll may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). Diboll must notify Southside promptly (but in no event later than 48 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining Diboll’s required shareholder approval, Diboll may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the first merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. However, Diboll cannot take any of those actions in response to a superior proposal unless it provides Southside with a three-business-day period to negotiate in good faith to enable Southside to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.
Termination of the Merger Agreement (page 80)
The merger agreement can be terminated at any time prior to completion of the first merger by mutual consent, or by either party in the following circumstances:
•
if the closing of the first merger is not completed within nine months of the date of the merger agreement, or March 12, 2018, which we refer to as the end date;

•
if any court or other governmental entity has issued a final and nonappealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement;

•
if either party receives written notice from or is otherwise advised by a governmental entity that it will not grant any required regulatory approval without imposing a materially burdensome regulatory condition on either party;

•
in the event that approval by the shareholders of Diboll is not obtained at a meeting at which a vote was taken; or

•
if the other party has breached or is in breach of any representation, warranty, covenant or agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by such party, prevent any closing condition from being satisfied and such breach is not cured by the earlier of  (1) the end date and (2) the 30th business day after written notice of such breach.

In addition, Southside may terminate the merger agreement in the following circumstances:
•
if Diboll fails to make its required recommendation to shareholders in favor of the first merger, or withdraws, amends, modifies or materially qualifies, in a manner adverse to Southside or Merger Sub, its recommendation, or adopts, approves or publicly recommends any competing acquisition proposal, or makes any public statement inconsistent with its recommendation, which we refer to as an adverse recommendation change;

•
if Diboll fails to properly call, give notice of, and convene a meeting of shareholders to vote on the first merger;

•
if there has not been an adverse recommendation change and Diboll fails to use its commercially reasonable efforts to obtain the required shareholder approval; or

•
if Diboll fails to comply in all material respects with its obligations pursuant to the no-shop covenant.

In addition, Diboll may terminate the merger agreement if Diboll’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if Diboll pays to Southside a $9.0 million termination fee and promptly enters into such definitive agreement.
Termination Fee (page 81)
If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Diboll’s board of directors, Diboll may be required to pay Southside a termination fee of  $9.0 million. The termination fee could discourage other companies from seeking to acquire or merge with Diboll.
U.S. Federal Income Tax Considerations (page 60)
The first merger and the second merger are intended to qualify as a single “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Southside and Diboll to complete the first merger that each of Southside and Diboll receives a tax opinion to that effect. In addition, counsel has delivered an opinion to each of Southside and Diboll, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, that the completion of both of the first merger and the second merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Based upon the treatment of the mergers as a single “reorganization” within the meaning of Section 368(a) of the Code, a shareholder of Diboll will not recognize gain or loss with respect to the receipt of the stock consideration. As a result of receiving Southside common stock and cash in exchange for Diboll common stock, in general, shareholders of Diboll will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the first merger and the second merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the first merger, of the Southside common stock exceeds the relevant shareholder’s adjusted tax basis in its Diboll common stock to be surrendered in exchange therefor. For further information, see “The Mergers — U.S. Federal Income Tax Considerations.”
The U.S. federal income tax consequences described above may not apply to all holders of Diboll common stock. Your particular tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the mergers to you.
Accounting Treatment of the Mergers (page 64)
Southside will account for the mergers under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.
Opinion of Diboll’s Financial Advisor (page 48 and Annex B)
On June 12, 2017, Hovde Group, LLC, referred to as Hovde, rendered an opinion to the Diboll board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in such opinion, the merger consideration to be paid in the proposed transaction was fair, from a financial point of view, to Diboll’s shareholders. The full text of the written opinion of Hovde is attached as Annex B to this document. Diboll shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion.
The opinion of Hovde is addressed to the Diboll board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Diboll stock and does not constitute a recommendation to any Diboll shareholder as to how such shareholder should vote with respect to the first merger or any other matter at the Diboll special meeting.
For further information, please see the section entitled “The Mergers — Opinion of Diboll’s Financial Advisor” beginning on page 48.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SOUTHSIDE
The following selected consolidated financial information for the fiscal years ended December 31, 2012 through December 31, 2016 is derived from audited consolidated financial statements of Southside. The consolidated financial information as of and for the six months ended June 30, 2017 and 2016 is derived from unaudited consolidated financial statements and, in the opinion of Southside’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these data for those dates. The selected consolidated income data for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2017. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Southside’s consolidated financial statements and related notes thereto included in Southside’s Annual Report on Form 10-K for the year ended December 31, 2016, and in Southside’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017, each of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014(1)(3)	2013	2012
	(unaudited)
	(in thousands, except share data)
Selected Consolidated Operating Data:
Interest income	$90,897	$84,101	$168,913	$154,532	$123,778	$119,602	$116,020
Interest expense	20,193	13,107	29,348	19,854	16,956	17,968	26,895
Net interest income	70,704	70,994	139,565	134,678	106,822	101,634	89,125
Provision for loan losses	2,444	6,084	9,780	8,343	14,938	8,879	10,736
Net interest income after provision for loan losses	68,260	64,910	129,785	126,335	91,884	92,755	78,389
Noninterest income	18,966	20,966	39,411	37,895	24,489	35,245	40,021
Noninterest expense	51,395	55,220	109,522	112,954	97,704	81,713	76,107
Income before income tax expense	35,831	30,656	59,674	51,276	18,669	46,287	42,303
Income tax expense (benefit)	6,361	5,745	10,325	7,279	(2,164)	5,097	7,608
Net income	$29,470	$24,911	$49,349	$43,997	$20,833	$41,190	$34,695
Selected Financial Condition Data:
Securities available for sale	$1,397,811	$1,416,335	$1,479,600	$1,460,492	$1,448,708	$1,177,687	$1,424,067
Securities held to maturity	925,538	784,925	937,487	784,296	642,319	667,121	246,547
Loans, net of allowance for loan losses	2,590,957	2,369,413	2,538,626	2,412,017	2,167,841	1,332,396	1,242,392
Total assets	5,578,482	5,034,928	5,563,767	5,161,996	4,807,176	3,445,574	3,237,309
Deposits	3,624,073	3,570,249	3,533,076	3,455,407	3,374,417	2,527,808	2,351,897
Long-term obligations	320,658	559,071	601,464	562,512	660,278	559,571	429,314
Shareholders’ equity	547,065	472,300	518,274	444,062	425,243	259,518	257,763
Selected Consolidated Financial Ratios and Other Data:
Per Share Data:
Earnings per common share, basic(3)	$1.01	$0.92	$1.82	$1.61	$0.97	$1.94	$1.61
Earnings per common share, diluted(3)	$1.00	$0.92	$1.81	$1.61	$0.97	$1.94	$1.61
Cash dividends paid per common share	$0.53	$0.47	$1.01	$1.00	$0.96	$0.91	$1.11
Weighted average common shares outstanding, basic(2)	29,303	27,002	27,118	27,291	21,562	21,217	21,599
Weighted average common shares outstanding, diluted(2)	29,511	27,099	27,247	27,382	21,669	21,263	21,614
Book value per common share(2)(3)	$18.64	$17.55	$17.72	$16.25	$15.61	$12.20	$12.13
Performance Ratios:
Return on average assets	1.06%	0.99%	0.94%	0.90%	0.60%	1.22%	1.05%
Return on average equity	11.13%	10.93%	10.54%	10.04%	7.24%	16.50%	12.83%
Net interest margin	3.07%	3.43%	3.26%	3.40%	3.77%	3.69%	3.26%

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2017	2016	2016	2015	2014(1)(3)	2013	2012
	(unaudited)
	(in thousands, except share data)
Asset Quality Ratios:
Nonperforming assets to total loans and other real estate(3)	0.35%	1.03%	0.59%	1.34%	0.56%	1.01%	1.16%
Nonaccrual loans to total loans(3)	0.12%	0.49%	0.32%	0.84%	0.19%	0.60%	0.82%
Allowance for loan losses to total loans	0.74%	0.63%	0.70%	0.81%	0.61%	1.40%	1.63%
Allowance for loan losses to nonperforming loans(3)	215.75%	61.48%	121.70%	62.31%	133.27%	157.58%	154.46%
Net charge-offs to average total loans	0.09%	0.90%	0.47%	0.09%	1.44%	0.82%	0.74%
Consolidated Capital Ratios:
Tier 1 leverage ratio	9.73%	8.60%	9.46%	8.61%	11.35%	9.07%	9.11%
Common equity Tier 1 capital ratio	14.91%	12.58%	14.64%	12.71%	N/A	N/A	N/A
Tier 1 risk-based capital ratio	16.68%	14.47%	16.37%	14.56%	16.12%	20.47%	21.16%
Total risk-based capital ratio	20.40%	15.01%	20.10%	15.27%	16.69%	21.71%	22.42%
Total shareholders’ equity to total assets	9.81%	9.38%	9.32%	8.60%	8.85%	7.53%	7.96%

(1)
We completed the acquisition of Omni on December 17, 2014. Accordingly, our balance sheet data as of December 31, 2014 reflects the effects of the acquisition of Omni. Income statement data with respect to Omni includes only the results of Omni’s operations for December 17 – December 31, 2014.

(2)
On May 4, 2017, Southside declared a 2.5% stock dividend on its common stock, payable to common shareholders of record May 30, 2017, which was paid on June 27, 2017. All prior periods presented have been adjusted to give retroactive recognition to stock dividends.

(3)
The amount reflected for 2014 excludes purchased credit impaired loans measured at fair value at acquisition of Omni.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DIBOLL
The following selected historical consolidated financial information of Diboll as of and for the six months ended June 30, 2017 and 2016, has been derived from Diboll’s unaudited financial statements, which Diboll’s management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of and for the periods ended on such dates, regulatory filings made by Diboll, and from other information provided by Diboll. The following selected historical consolidated financial information of Diboll as of and for each of the five years ended December 31, 2016, has been derived from Diboll’s audited financial statements, regulatory filings made by Diboll, and from other information provided by Diboll. You should read the following selected financial information relating to Diboll in conjunction with other information appearing elsewhere in this proxy statement/prospectus, including the information set forth under “Diboll Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 88, and the consolidated financial statements of Diboll and related accompanying notes appearing after page F-1.
	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
	(dollars in thousands except per share)
Selected Income Statement Data
Interest income	$18,914	$18,605	$37,179	$35,857	$34,698	$33,134	$32,594
Interest expense	523	522	1,050	1,064	1,096	1,229	1,677
Net interest income	18,391	18,083	36,129	34,793	33,602	31,905	30,917
Provision for loan losses	1,581	600	1,424	843	1,430	739	1,003
Net interest income after provision for loan losses	16,810	17,483	34,705	33,950	32,172	31,166	29,914
Noninterest income	5,528	5,530	11,225	10,481	10,466	10,170	10,814
Noninterest expense	14,453	14,192	28,407	27,568	27,237	28,061	27,934
Income before income tax expense	7,885	8,821	17,523	16,863	15,401	13,275	12,794
Income tax expense	2,487	2,792	5,443	5,298	4,745	3,909	3,730
Net income	$5,398	$6,029	$12,080	$11,565	$10,656	$9,366	$9,064
Per Share Data (Common Stock)(1)
Earnings:
Basic(1)	$6.39	$7.16	$14.34	$13.82	$12.76	$11.21	$10.79
Diluted	$6.23	$7.01	$13.99	$13.47	$12.43	$10.92	$10.51
Dividends Per Share (paid)	$4.50	$5.75	$8.25	$6.00	$5.00	$1.25	$11.25
Book value(2)	$123.72	$120.70	$118.88	$112.79	$107.86	$99.37	$94.24
Selected Period End Balance Sheet Data
Total assets	$993,761	$969,797	$983,940	$981,650	$920,533	$861,666	$853,426
Cash and cash equivalents	58,074	58,514	52,366	74,490	65,967	53,537	71,508
Securities available for sale	251,578	252,376	265,828	257,802	221,819	229,203	239,907
Total loans (gross)	660,932	632,433	642,293	622,517	603,623	554,148	510,792
Allowance for loan losses	7,522	7,581	7,631	7,372	7,093	6,265	6,164
Goodwill and core deposit intangible	7,334	7,334	7,334	7,334	7,334	7,334	7,334
Other real estate owned	1,987	563	263	35	170	836	1,573
Noninterest-bearing deposits	307,878	298,426	302,997	286,732	273,692	258,805	248,547
Interest-bearing deposits	575,698	564,901	576,063	594,281	552,326	516,583	521,755
Total shareholders’ equity	104,558	101,634	100,299	94,822	90,497	83,081	79,233
Selected Performance Metrics(3)
Return on average assets(4)	1.10%	1.25%	1.23%	1.24%	1.18%	1.09%	1.08%
Return on average equity(4)	10.67%	12.31%	12.00%	12.27%	12.37%	11.44%	11.29%
Net interest margin(5)	3.97%	3.96%	3.89%	3.98%	3.96%	3.97%	4.00%
Efficiency ratio(6)	60.76%	59.37%	59.27%	59.75%	60.50%	65.00%	65.97%

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
	(dollars in thousands except per share)
Credit Quality Ratios
Nonperforming assets to total assets	0.76%	0.62%	0.86%	0.61%	0.52%	0.30%	0.43%
Nonperforming loans to total loans(7)	0.82%	0.86%	1.26%	0.94%	0.76%	0.30%	0.38%
Allowance for loan losses to nonperforming loans(7)	138.88%	140.20%	94.34%	125.72%	155.53%	374.19%	316.59%
Allowance for loan losses to total loans	1.14%	1.20%	1.19%	1.18%	1.18%	1.13%	1.21%
Net charge-offs to average loans outstanding	0.52%	0.12%	0.18%	0.09%	0.10%	0.12%	0.18%
Capital Ratios
Common equity Tier 1 capital to risk-weighted assets	13.49%	12.97%	13.27%	12.59%	N/A	N/A	N/A
Tier 1 capital to average assets	9.84%	9.39%	9.35%	9.02%	8.83%	8.62%	8.06%
Tier 1 capital to risk-weighted assets(7)	13.49%	12.97%	13.27%	12.59%	13.31%	12.99%	12.44%
Total capital to risk-weighted assets(8)	14.57%	14.09%	14.39%	13.70%	14.51%	14.12%	13.61%
Tangible equity to total assets	9.78%	9.72%	9.45%	8.91%	9.03%	8.79%	8.42%

(1)
Diboll calculates its diluted earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period adjusted for the dilutive effect of outstanding options to purchase shares of its common stock. Earnings per share on a basic and diluted basis were calculated using the following outstanding share amounts:

	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
Weighted average shares outstanding – basic	844,190	841,375	842,216	836,956	834,968	835,498	840,020
Weighted average shares outstanding – diluted	866,555	859,720	863,363	858,738	857,160	857,889	862,604
(2)
Book value per share equals Diboll’s total shareholders’ equity as of the date presented divided by the number of Diboll common shares outstanding as of the date presented. The number of Diboll common shares outstanding as of June 30, 2017 and 2016, was 845,087 and 842,066, respectively, and as of December 31, 2016, 2015, 2014, 2013 and 2012 was 843,667 shares, 840,709 shares, 839,055 shares, 836,052 shares and 840,744 shares, respectively.

The following table presents, as of the dates set forth below, Diboll’s total assets, total common equity, total shareholders’ equity and tangible common equity:
	As of June 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands except per share data)
Total Assets
Total Assets	$993,761	$969,797	$983,940	$981,650	$920,533	$861,666	$853,426
Tangible Common Equity
Total shareholders’ equity	104,558	101,634	100,299	94,822	90,497	83,081	79,233
Goodwill, net	7,334	7,334	7,334	7,334	7,334	7,334	7,334
Tangible common equity	$97,224	$94,300	$92,965	$87,488	$83,163	$75,747	$71,899
Common shares outstanding(a)	845,087	842,066	843,667	840,709	839,055	836,052	840,744
Book value per common share	$123.72	$120.70	$118.88	$112.79	$107.86	$99.37	$94.24
Total equity to total assets	10.52%	10.48%	10.19%	9.66%	9.83%	9.64%	9.28%
Tangible common equity to total assets	9.78%	9.72%	9.45%	8.91%	9.03%	8.79%	8.42%

(a)
Diboll calculates the common shares outstanding as set forth in note (2) above.

(3)
The values for the selected performance metrics presented for the six months ended June 30, 2017 and 2016, are annualized.

(4)
Diboll has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets and average equity, as the case may be, for that period. Diboll calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total shareholder’s equity balance, as the case may be, as of the close of business on each day in the relevant period and dividing by the number of days in the period.

(5)
Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.

(6)
Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period, excluding realized gains or losses from sales of investment securities for that period.

(7)
Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest, and accruing loans modified under troubled debt restructurings.

(8)
Diboll calculates its risk-weighted assets using the standardized method of the Basel III Framework, as implemented by the FDIC.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Southside and Diboll after giving effect to the mergers. The unaudited pro forma financial information assumes that the mergers are accounted for under the acquisition method with Southside treated as the acquirer. The unaudited pro forma condensed combined balance sheet data gives effect to the mergers as if they had occurred on June 30, 2017. The unaudited pro forma condensed combined income statements for the year ended December 31, 2016 and the six months ended June 30, 2017 give effect to the mergers as if they had occurred on January 1, 2016. The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The selected unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this proxy statement/prospectus and (2) the historical consolidated financial statements and related notes of Southside that are incorporated by reference herein and the and historical consolidated financial statements and related notes of Diboll appearing elsewhere in this proxy statement/prospectus.
	As of June 30, 2017
	Historical		Pro Forma Adjustments(2)	Pro Forma Combined
	Southside	Diboll(1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$235,832	$58,074	$(42,734)	$251,172
Securities available for sale	1,397,811	251,408	—	1,649,219
Securities held to maturity	925,538	—	—	925,538
FHLB stock, at cost	61,561	394	—	61,955
Loans	2,610,198	659,801	(11,240)	3,258,759
Less: Allowance for loan losses	(19,241)	(7,522)	7,522	(19,241)
Premises and equipment, net	105,938	14,438	—	120,376
Goodwill	91,520	7,334	95,492	194,346
Other intangible assets, net	3,767	—	11,105	14,872
Total Assets	5,578,482	993,761	63,473	6,635,716
Deposits	3,624,073	883,576	—	4,507,649
Borrowings	1,344,915	—	—	1,344,915
Shareholders’ equity	547,065	104,558	63,473	715,096

(1)
Certain historical information reflected in the table has been adjusted from the presentation in the historical consolidated financial statements of Diboll to conform to Southside’s presentation and to more accurately portray estimated balances after consummation of the merger.

(2)
Detailed entries associated with the Pro Forma Adjustments are included in the “Index to Financial Statements” beginning on page F-1.

	For the Six Months Ended June 30, 2017
	Historical		Pro Forma Adjustments(1)	Pro Forma Combined
	Southside	Diboll
	(in thousands)
Income Statement Data:
Interest income	$90,897	$18,914	$849	$110,660
Interest expense	20,193	523	—	20,716
Net interest income	70,704	18,391	849	89,944
Provision for loan loss	2,444	1,581	—	4,025
Deposit service income	10,369	2,172	—	12,541
Net gain on sale of securities available for sale	247	2	—	249
Other noninterest income	8,350	3,354	—	11,704
Noninterest expense	51,395	14,453	1,009	66,857
Income before income tax expense (benefit)	35,831	7,885	(160)	43,556
Provision for income tax expense (benefit)	6,361	2,487	(56)	8,792
Net income	$29,470	$5,398	$(104)	$34,764

	For the Year Ended December 31, 2016
	Historical		Pro Forma Adjustments(2)	Pro Forma Combined
	Southside	Diboll(1)
	(in thousands)
Income Statement Data:
Interest income	$168,913	$37,179	$1,698	$207,790
Interest expense	29,348	1,050	—	30,398
Net interest income	139,565	36,129	1,698	177,392
Provision for loan loss	9,780	1,424	—	11,204
Deposit service income	20,702	3,930	—	24,632
Net gain on sale of securities available for sale	2,836	167	—	3,003
Other noninterest income	15,873	7,128	—	23,001
Noninterest expense	109,522	28,407	2,018	139,947
Income before income tax expense (benefit)	59,674	17,523	(320)	76,877
Provision for income tax expense (benefit)	10,325	5,443	(112)	15,656
Net income	$49,349	$12,080	$(208)	$61,221

(1)
Detailed entries associated with the Pro Forma Adjustments are included in the “Index to Financial Statements” beginning on page F-1.

UNAUDITED COMPARATIVE PER SHARE INFORMATION
The following table shows the historical, unaudited pro forma combined and pro forma equivalent per share financial information for Southside and Diboll as of and for the year ended December 31, 2016 and as of and for the six months ended June 30, 2017. The information presented below should be read together with the historical consolidated financial statements of Southside, including the related notes, filed by Southside with the SEC and incorporated by reference into this proxy statement/prospectus, and the historical consolidated financial statements of Diboll, including the related notes, included elsewhere in this proxy statement/prospectus.
The unaudited pro forma and pro forma per equivalent share information gives effect to the mergers as if the mergers had occurred on December 31, 2016 or June 30, 2017 in the case of the book value data, and as if the mergers had occurred on January 1, 2016, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Diboll and First Bank & Trust into Southside’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not necessarily indicative of the financial results of the combined companies had the mergers actually occurred on January 1, 2016.
In addition, the unaudited pro forma data includes adjustments, which are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the mergers or consider any potential impacts of current market conditions or the mergers on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.
	Southside		Diboll
	Historical	Pro Forma Combined	Historical	Pro Forma Combined Equivalent
As of and for the year ended December 31, 2016
Income (loss) from continuing operations attributable to common shareholders per common share, basic	$1.82	$1.87	$14.34	$12.23
Income (loss) from continuing operations attributable to common shareholders per common share, diluted	1.81	1.87	13.99	12.18
Cash dividends paid per common share	1.01	1.01	8.25	6.59
Book value per common share	17.71	19.60	118.88	n/a
As of and for the six months ended June 30, 2017
Income (loss) from continuing operations attributable to common shareholders per common share, basic	1.01	1.00	6.39	6.51
Income (loss) from continuing operations attributable to common shareholders per common share, diluted	1.00	0.99	6.23	6.47
Cash dividends paid per common share	0.53	0.53	4.50	3.46
Book value per common share	18.64	20.50	123.72	n/a

COMPARATIVE MARKET PRICES AND DIVIDENDS
Southside
Southside’s common stock is listed on the NASDAQ Global Select Market under the symbol “SBSI.” As of September 6, 2017, the latest practicable date prior to this proxy statement/prospectus, there were approximately 1,500 holders of record of Southside common stock. The following table sets forth the high and low reported intra-day sales prices per share of Southside common stock, and the cash dividends declared per share for the periods indicated.
	Southside Common Stock
	High	Low	Dividend
2015
First Quarter	$28.79	$23.73	$0.23
Second Quarter	29.17	25.51	0.23
Third Quarter	29.13	23.49	0.23
Fourth Quarter	28.56	23.45	0.31
2016
First Quarter	$26.57	$19.08	$0.23
Second Quarter	30.69	24.05	0.24
Third Quarter	32.83	29.32	0.24
Fourth Quarter	38.08	30.54	0.30
2017
First Quarter	$37.32	$30.47	$0.25
Second Quarter	36.11	31.15	0.28
Third Quarter (through September 6, 2017)	36.22	31.62	0.28
On June 12, 2017, the last full trading day before the public announcement of the merger agreement, the closing sale price per share of Southside common stock was $35.01, and on September 6, 2017, the latest practicable date before the date of this proxy statement/prospectus, the closing sale price per share of Southside common stock was $32.10. Diboll common stock is not publicly traded.
Diboll shareholders are advised to obtain current market quotations for Southside common stock. The market price of Southside common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the first merger. No assurance can be given concerning the market price of Southside common stock before or after the effective date of the first merger. Changes in the market price of Southside common stock prior to the completion of the first merger will affect the market value of the merger consideration that Diboll shareholders will receive.
Diboll
There is no established public trading market for the shares of Diboll common stock, and no market for Diboll common stock is expected to develop if the first merger does not occur. No registered broker/dealer makes a market in the Diboll common stock, and no shares of such stock are listed for trading or quoted on any stock exchange or automated quotation system. Diboll acts as the transfer agent and registrar for its own shares. As of the Diboll record date, there were approximately 160 holders of record of Diboll common stock.

Diboll becomes aware of trades of shares of Diboll common stock as transfer agent of its shares and sometimes the prices at which these trades are made. The following table sets forth the high and low sales prices known to management of Diboll for trades of its common stock for the periods shown:
	Diboll Common Stock
	High	Low	Number of Trades	Number of Shares Traded
2015
First Quarter	$—	$—	—	—
Second Quarter	—	—	—	—
Third Quarter	—	—	—	—
Fourth Quarter	—	—	—	—
2016
First Quarter	$—	$—	—	—
Second Quarter	—	—	—	—
Third Quarter	—	—	—	—
Fourth Quarter	152.00	152.00	1	200
2017
First Quarter	$155.00	$152.00	2	236
Second Quarter	155.00	155.00	1	22
Third Quarter (through September 6, 2017)	155.00	155.00	1	5
The most recent trade of Diboll common stock occurred on July 20, 2017, when 5 shares were traded at a price of  $155.00 per share. There have been other limited transfers of Diboll common stock that are not reflected in the table above, which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of the Diboll common stock.
Diboll’s general dividend policy is to pay cash dividends on a quarterly basis. During 2015, Diboll declared dividends of  $8.00 per share and paid dividends of  $6.00 per share. During 2016, Diboll declared dividends of  $6.50 per share and paid dividends of  $8.25 per share. For the six months ended June 30, 2017, Diboll declared dividends of  $3.00 per share and paid dividends of  $4.50 per share. Under the terms of the merger agreement, Diboll is permitted to pay dividends of up to $1.50 per share each calendar quarter before the effective time of the first merger, and Diboll anticipates paying dividends of  $1.50 per share per quarter prior to the effective time of the first merger. Diboll is also permitted to pay a special, one-time dividend to its shareholders if the effective date of the first merger is on or after December 9, 2017, provided that Diboll maintains a Tier 1 leverage ratio of at least 8.75% after giving effect to the payment of all such dividends.
Diboll’s shareholders are entitled to receive dividends out of legally available funds when, as and if declared by Diboll’s board of directors, in its sole discretion. As a Texas corporation, Diboll is subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.
Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.
Diboll does not engage in separate business activities of a material nature. As a result, Diboll’s ability to pay dividends depends upon the dividends received from its subsidiary, First Bank & Trust. As a

Texas-chartered banking association, First Bank & Trust’s ability to pay dividends is restricted by certain laws and regulations. Under the Texas Finance Code, First Bank & Trust generally may not pay a dividend that would reduce its capital or surplus without the prior approval of the Texas Department of Banking. All dividends must be paid out of net profits then on hand, after deducting expenses, including losses and provisions for loan losses.
In addition to Texas law restrictions on First Bank & Trust’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, First Bank & Trust may not pay any dividend if First Bank & Trust is “undercapitalized” or if the payment of the dividend would cause First Bank & Trust to become undercapitalized. The FDIC may further restrict the payment of dividends by requiring that First Bank & Trust maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, First Bank & Trust is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require that First Bank & Trust cease such practice. The federal bank regulatory agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the federal bank regulatory agencies have issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.
Under regulatory capital guidelines, First Bank & Trust must maintain a common equity Tier 1 capital to total risk-weighted assets ratio of at least 4.5%, a Tier 1 capital to total risk-weighted assets ratio of 6.0%, a total capital to total risk-weighted assets ratio of 8.0% and a Tier 1 capital to average total assets ratio of 4.0%. As of June 30, 2017, First Bank & Trust had a ratio of common equity Tier 1 capital to total risk-weighted assets of 13.22%, a ratio of Tier 1 capital to total risk-weighted assets of 13.22%, a ratio of total capital to total risk-weighted assets of 14.31%, and a ratio of Tier 1 capital to average total assets of 9.64%. As of that date, First Bank & Trust could have paid a dividend of  $36.1 million and still met the above minimum capital requirements.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Mergers
The amount of the merger consideration may decrease following the Diboll special meeting.
Upon completion of the first merger, each outstanding share of Diboll common stock will be converted into the right to receive (1) cash consideration equal to the quotient of  (a) up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the first merger and subject to adjustment based on Diboll’s closing net book value, divided by (b) the Diboll outstanding share number, and (2) a number of shares of Southside common stock equal to the quotient of  (a) 5,535,000, divided by (b) the Diboll outstanding share number (and payment in cash in lieu of the issuance of any fractional shares), which we refer to as the stock consideration, without interest.
Pursuant to the terms of the merger agreement, the aggregate cash consideration is subject to downward adjustment, on a dollar-for-dollar basis, in the event Diboll’s closing net book value is less than the target book value of  $100,298,570.
Diboll’s closing net book value will be calculated as the unaudited consolidated net shareholders’ equity of Diboll, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by the merger agreement. For purposes of calculating the closing net book value, Diboll shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement, on an after-tax basis; (b) any legal and accounting fees incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Diboll’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the aggregate cash consideration has been adjusted for the cashless exercise of Diboll stock options as discussed above, the costs, expenses, payments or other amounts paid or payable pursuant to vesting of any Diboll stock options and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Diboll or any of its subsidiaries and any other person, on an after-tax basis; (e) the termination costs associated with certain designated contracts, on an after-tax basis; and (f) the amount of any and all dividends permitted to be paid by Diboll pursuant to the merger agreement, to the extent paid, declared or expected to be paid or declared, prior to the effective time of the first merger. Additionally, the closing net book value shall reflect the closing mark-to-market valuation of the securities in Diboll’s investment portfolio. The closing net book value may be further adjusted upon the mutual agreement of the parties.
As of the date of this proxy statement/prospectus, Diboll’s net book value, calculated in accordance with the above formula, was greater than the target book value, and if the closing of the merger were to occur on the date of this proxy statement/prospectus, no adjustment to the purchase price would be made based on this calculation. The calculation date for the closing net book value will occur subsequent to the date of the Diboll special meeting, and if the closing net book value is less than the target book value on the determination date, the cash consideration to be received by Diboll shareholders will be adjusted downward.
In addition, the cash consideration may be reduced by the after-tax amount paid by Diboll to holders of options to purchase Diboll common stock who utilize the “cashless exercise” feature of such options and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of exercise of the shares of Diboll common stock subject to such options over the aggregate purchase price for such shares. Assuming that all holders of Diboll stock options will utilize the cashless exercise feature, based on the closing price of Southside common stock on September 6, 2017, such option exercises would result in a reduction of the aggregate cash consideration by approximately $1.1 million, net of tax.
Because the market price of Southside common stock will fluctuate, Diboll shareholders cannot be certain of the market value of the merger consideration they will receive.
The market value of the merger consideration may vary from the market value on the date Diboll and Southside announced the mergers, on the date that this proxy statement/prospectus is mailed, on the dates of the Diboll special meeting and on the date the first merger is completed and thereafter due to fluctuations in the market price of Southside common stock. Any change in the market price of Southside common stock prior to the completion of the first merger will affect the market value of the merger consideration that Diboll shareholders will receive following completion of the first merger. Stock price changes may result from a variety of factors that are beyond the control of Southside and Diboll, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Diboll special meeting, Diboll shareholders will not know the precise market value of the consideration they will receive at the effective time of the first merger. Diboll shareholders should obtain current sale prices for shares of Southside common stock before voting their shares at the Diboll special meeting.
The mergers and related transactions are subject to approval by Diboll shareholders.
The mergers cannot be completed unless the Diboll shareholders approve the merger agreement and the first merger by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Diboll’s common stock entitled to vote on the first merger.
The voting power of Diboll shareholders will be diluted by the first merger.
The first merger will result in Diboll shareholders having an ownership stake in the combined company that is smaller than their current stake in Diboll. Upon completion of the first merger, we estimate that continuing Southside shareholders will own approximately 84% of the issued and outstanding shares of common stock of the combined company, and former Diboll shareholders will own approximately 16% of the issued and outstanding shares of common stock of the combined company. Consequently, Diboll shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the first merger than they currently exercise over the management and policies of Diboll.
Failure to complete the mergers could negatively affect the value of the shares and the future business and financial results of Diboll.
If the mergers are not completed, the ongoing businesses of Diboll could be adversely affected and Diboll will be subject to a variety of risks associated with the failure to complete the mergers, including the following:
•
Diboll being required, under certain circumstances, to pay to Southside a termination fee equal to $9.0 million;

•
substantial costs incurred by Diboll in connection with the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers; and

•
reputational harm due to the adverse perception of any failure to successfully complete the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and the value of Diboll common stock.

Diboll will be subject to business uncertainties and contractual restrictions while the mergers are pending.
Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Diboll. These uncertainties may impair Diboll’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with Diboll to seek to change existing business relationships with Diboll. Retention of certain employees by Diboll may be challenging while the mergers are pending, as certain employees may experience uncertainty about their future roles with Diboll or Southside. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Diboll or Southside, Diboll’s business or the business assumed by Southside following the mergers could be harmed. In addition, Diboll has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” on page 73 for a description of the restrictive covenants applicable to Diboll.
The merger agreement limits Diboll’s ability to pursue an alternative acquisition proposal and requires Diboll to pay a termination fee of  $9.0 million under limited circumstances relating to alternative acquisition proposals.
Under the merger agreement, Diboll has agreed not to solicit, initiate or facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — Covenants and Agreements” on page 73. The merger agreement also provides for Diboll to pay to Southside a termination fee in the amount of  $9.0 million in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 81. These provisions could discourage a potential competing acquirer that might have an interest in acquiring Diboll from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the first merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.
The merger agreement contains provisions granting both Diboll and Southside the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the first merger is not completed on or prior to March 12, 2018, and the right of Diboll to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the first merger by the Diboll board of directors. If the mergers are not completed, the ongoing business of Diboll could be adversely affected and Diboll will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The first merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the first merger or adversely impact the companies’ ability to complete the transactions.
The completion of the first merger is subject to certain conditions, including, among others, the (1) approval of the first merger by shareholders holding two-thirds of the outstanding shares of Diboll common stock; (2) receipt of all required regulatory approvals for the mergers, without the imposition of any material on-going conditions or restrictions and any applicable waiting periods shall have expired; (3) absence of more than five percent of the outstanding shares of Diboll’s common stock exercising (or being entitled to exercise) their dissenters’ rights; (4) authorization for listing the shares of Southside common stock to be issued as part of the merger consideration on the Nasdaq Global Select Market; (5) effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (6) each party’s receipt of a tax opinion confirming the tax-free treatment of the first merger and the second merger for U.S. federal income tax purposes; (7) absence of the occurrence of a material adverse effect on Diboll or Southside; and (8) other customary closing conditions set forth in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Mergers” on page 79. While it is currently anticipated that the mergers will be completed during the fourth quarter of 2017, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the mergers, whether the mergers will be completed at all and when Diboll shareholders would receive the merger consideration, if at all.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement may be completed, various approvals must be obtained from bank regulatory authorities, which include the Federal Reserve Board, the FDIC and the Texas Department of Banking. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by Southside and Diboll, or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the mergers that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed. See “The Mergers — Regulatory Approvals Required for the Mergers” on page 59.
Some of the directors and executive officers of Diboll have interests in seeing the mergers completed that are different from, or in addition to, those of the other Diboll shareholders.
Some of the directors and executive officers of Diboll have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the shareholders of Diboll generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Diboll to support or approve the mergers. See “The Mergers — Interests of Diboll’s Directors and Executive Officers in the Mergers” beginning on page 56.
The opinion of Diboll’s financial advisor does not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the mergers.
Diboll’s board of directors received an opinion from its financial advisor as to the fairness of the merger consideration from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of Diboll or Southside, general market and economic conditions and other factors that may be beyond the control of Diboll or Southside, may significantly alter the value of Diboll or Southside or the price of the shares of Southside common stock by the time the mergers are completed. The opinion does not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed, or as of any other date other than the date of such opinion. The opinion of Diboll’s financial advisor is attached as Annex B to this proxy statement/prospectus. For a description of the opinion, see “The Mergers — Opinion of Diboll’s Financial Advisor” on page 48.
Risks Related to the Combined Company Following the Mergers
The combined company expects to incur substantial expenses related to the mergers.
The combined company expects to incur substantial expenses in connection with completing the mergers and integrating the business and operations of the two companies. Although Southside and Diboll have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the mergers.

Following the mergers, the combined company may be unable to integrate Diboll’s business with Southside successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.
The mergers involve the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process including:
•
the inability to successfully combine Diboll’s business with Southside in a manner that permits the combined company to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the mergers within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the combined company.
Following the mergers, the combined company may be unable to retain key employees.
The success of the combined company after the mergers will depend in part upon its ability to retain key employees. Simultaneous with the execution of the merger agreement, Southside Bank entered into key employee retention agreements with certain employees of Diboll, the effectiveness of which is conditioned upon the completion of the mergers. However, key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the mergers. Accordingly, no assurance can be given that Diboll or Southside or, following the mergers, the combined company will be able to retain key employees.
The mergers will result in changes to the board of directors of the combined company that may affect the strategy of the combined company as compared to that of Southside and Diboll independently.
Immediately following the closing, the Southside board of directors will be increased by two, and Southside will appoint two individuals who are currently directors of Diboll to serve on the Southside board of directors, at least one of whom must be an “independent” director of Southside. The new composition of the board of directors may affect the business strategy and operating decisions of the combined company upon the completion of the mergers.
Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of Southside common stock before the mergers.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the mergers, may be affected by factors in addition to those currently affecting Southside’s or Diboll’s results of operations and the market prices of shares of Southside common stock. Accordingly, the historical financial results of Southside and Diboll and the historical market prices of shares of Southside common stock may not be indicative of these matters for the combined company after the mergers. For a discussion of the businesses of Southside and Diboll and certain risks to consider in connection with evaluating the proposals to be considered at the Diboll special meeting, see the documents incorporated by reference by Southside into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 127 and the information contained in Diboll’s historical consolidated financial statements and notes thereto and the section titled “Diboll Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 88.
The market price of the combined company’s common stock may decline as a result of the mergers.
The market price of the combined company’s common stock may decline as a result of the mergers if the combined company does not achieve the perceived benefits of the mergers or the effect of the mergers on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the first merger, Southside and Diboll shareholders and will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Southside and Diboll shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the mergers are completed, Diboll shareholders who receive shares of Southside common stock in the first merger will have different rights that may be less favorable than their current rights as Diboll shareholders.
After the closing of the mergers, Diboll shareholders who receive shares of Southside common stock in the first merger will have different rights than they currently have as Diboll shareholders, which may be less favorable than their current rights as Diboll shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of Diboll and the rights of a shareholder of the combined company following the mergers, see “Comparison of Rights of Southside Shareholders and Diboll Shareholders” beginning on page 118.
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the combined company’s results after the mergers, and accordingly, you have limited financial information on which to evaluate the combined company.
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information presented elsewhere in this proxy statement/prospectus does not reflect future events that may occur after the mergers. Such information is based in part on certain assumptions regarding the transactions contemplated by the merger agreement that Southside and Diboll believe are reasonable under the circumstances. Southside and Diboll cannot assure you that the assumptions will prove to be accurate over time.
Risks Related to Tax
The mergers may have adverse tax consequences.
The parties intend that the first merger and the second merger will be treated as a single “reorganization” within the meaning of Section 368(a) of the Code, and they will receive a legal opinion to that effect. The legal opinion represents the judgment of counsel rendering the opinion and is not binding on the IRS or the courts. If the first merger and the second merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a Diboll shareholder generally would recognize gain or loss, as applicable, equal to the difference between (1) the sum of the fair market value of the shares of Southside common stock and cash in lieu of fractional shares of Southside common stock received by the Diboll shareholder in the first merger; and (2) the Diboll shareholder’s adjusted tax basis in its Diboll common stock. See “The Mergers — U.S. Federal Income Tax Considerations” beginning on page 60.

THE DIBOLL SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of Diboll common stock as part of a solicitation of proxies by the Diboll board of directors for use at the Diboll special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of Diboll common stock with information they need to know to be able to vote or instruct their vote to be cast at the Diboll special meeting.
General
Diboll is furnishing this proxy statement/prospectus to the holders of Diboll common stock as of the record date for use at Diboll’s special meeting and any adjournment or postponement of its special meeting.
Date, Time and Place
The Diboll special meeting will be held at the T.L.L. Temple Memorial Library, 300 Park Street, Diboll, Texas 75941, on October 17, 2017, at 2:00 p.m., Central Time, subject to any adjournment or postponement thereof.
Purpose of the Diboll Special Meeting
At the Diboll special meeting, Diboll shareholders will be asked to consider and vote on the following:
•
Proposal One: The Merger Proposal — To approve the merger agreement and the first merger, which we refer to as the merger proposal; and

•
Proposal Two: The Adjournment Proposal — To approve the adjournment of the Diboll special meeting to a later date or dates, if the Diboll board of directors determines it is necessary, among other things, to permit solicitation of additional proxies if there are not sufficient votes at the time of the Diboll special meeting to approve the merger proposal.

Completion of the first merger is conditioned on, among other things, the approval of the merger agreement and the first merger by the Diboll shareholders.
No other matter can be brought up or voted upon at the Diboll special meeting.
Proposal One: Merger Proposal
Diboll is asking its shareholders to approve the merger proposal. After careful consideration, Diboll’s board of directors determined that the mergers, the merger agreement and the transactions contemplated thereby, including the first merger, were advisable and in the best interests of Diboll and Diboll’s shareholders.
Diboll shareholders should read carefully this document in its entirety, including the appendices and the documents incorporated by reference, for more detailed information concerning the merger agreement and the mergers. For a detailed discussion of the mergers, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 69. In addition, Diboll shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this document and incorporated in this document by reference.
Proposal Two: Adjournment Proposal
If, at the Diboll special meeting, the number of shares of Diboll common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Diboll may move to adjourn the Diboll special meeting in order to enable the Diboll board of directors to solicit additional proxies for approval of the merger proposal. In that event, Diboll’s shareholders will be asked to vote upon the adjournment proposal and not the merger proposal.
In the adjournment proposal, Diboll is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Diboll board of directors to adjourn the Diboll special meeting to another time and place for the purpose of soliciting additional proxies. If Diboll’s shareholders approve the adjournment proposal, Diboll could adjourn the Diboll special meeting and any adjourned session of the Diboll special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Diboll shareholders who have previously voted.
Recommendation of the Diboll Board of Directors
On June 12, 2017, the Diboll board of directors unanimously determined that the first merger and the other transactions contemplated by the merger agreement are in the best interests of Diboll and its shareholders and it approved the merger agreement, the first merger and the other transactions contemplated by the merger agreement.
Accordingly, the Diboll board of directors unanimously recommends that Diboll shareholders vote as follows:
•
“FOR” Proposal One approving the merger agreement and the first merger; and

•
“FOR” Proposal Two approving the adjournment of the Diboll special meeting if necessary to permit solicitation of additional proxies.

Holders of Diboll common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger agreement, first merger and the other transactions contemplated by the merger agreement.
Record Date; Shareholders Entitled to Vote
The record date for the Diboll special meeting is September 6, 2017, which we refer to herein as the Diboll record date. Only record holders of shares of Diboll common stock as of the close of business (5:00 p.m. Central Time), on the Diboll record date are entitled to notice of, and to vote at, the Diboll special meeting or any adjournment thereof. At the close of business on the Diboll record date, the only outstanding securities of Diboll with a right to vote on the proposals were Diboll common stock, with 848,776 shares of Diboll common stock issued and outstanding. Each share of Diboll common stock outstanding on the Diboll record date is entitled to one vote on each proposal.
Quorum and Adjournment
No business may be transacted at the Diboll special meeting unless a quorum is present. Holders representing at least a majority of the shares of Diboll common stock entitled to vote at the Diboll special meeting must be present, in person or represented by proxy, to constitute a quorum. However, the affirmative vote of the holders of at least two-thirds of the outstanding Diboll common stock entitled to vote at the Diboll special meeting is required to approve the merger agreement and the first merger. As a result, if shares representing at least two-thirds of the shares of Diboll common stock outstanding on the close of business on the Diboll record date are not present, in person or represented by proxy, at the Diboll special meeting, the presence of a quorum will still not permit the merger agreement and the first merger to be approved at the Diboll special meeting.
If a quorum is not present, or if fewer shares than are required are voted in favor of the proposal to approve the merger proposal, then the Diboll special meeting may be adjourned to allow for the solicitation of additional proxies. To approve the adjournment proposal at the Diboll special meeting at which a quorum is present, the holders of a majority of shares of Diboll common stock entitled to vote on, and who vote for or against, or expressly abstain from voting with respect to such proposal, at the Diboll special meeting must vote in favor of such proposal. If a quorum is present, broker non-votes and failures to authorize a proxy or vote in person will not be counted as votes cast and will have no effect on the outcome of such proposal.
To approve the adjournment proposal at the Diboll special meeting at which a quorum is not present, the holders of a majority of shares of Diboll common stock entitled to vote and represented, either in person or by proxy, at the Diboll special meeting must vote in favor of such proposal. If a quorum is not present, broker non-votes will have the same effect as a vote against the proposal but failures to authorize a proxy or vote in person will have no effect on the outcome of such proposal.

Regardless of whether or not a quorum is present at the Diboll special meeting, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal.
No notice of an adjourned Diboll special meeting need be given unless after the adjournment, a new record date is fixed for the adjourned Diboll special meeting, in which case a notice of the adjourned Diboll special meeting shall be given to each Diboll shareholder of record entitled to vote at the adjourned Diboll special meeting. At any adjourned Diboll special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Diboll special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned Diboll special meeting.
All shares of Diboll common stock represented at the Diboll special meeting, including shares that are represented but that vote to abstain and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum.
Vote Required for Approval; Abstentions; Failure to Vote
The required votes to approve the Diboll proposals are as follows:
Proposal One: The Merger Proposal — Approving the merger proposal requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Diboll common stock entitled to vote at the Diboll special meeting. Only shares of Diboll common stock are entitled to vote at the Diboll special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” this proposal.
Proposal Two: The Adjournment Proposal — Approving the adjournment proposal, if necessary, to allow for the solicitation of additional proxies requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, or expressly abstain from voting with respect to, such proposal at the Diboll special meeting if a quorum is present. If a quorum is not present, approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and represented, either in person or by proxy, at the Diboll special meeting. If you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. Broker non-votes and failures to authorize a proxy or vote in person will have no effect on this proposal if a quorum is present. Broker non-votes will have the same effect as a vote against the proposal if a quorum is not present but failures to authorize a proxy or vote in person will have no effect on this proposal if a quorum is not present.
Voting by Diboll Directors and Executive Officers
At the close of business on the Diboll record date, Diboll directors and executive officers and their affiliates were entitled to vote 193,723 shares of Diboll common stock, or approximately 22.8% of the shares of Diboll common stock outstanding on that date. Diboll expects that its directors and executive officers and their affiliates will vote their shares in favor of both of the Diboll proposals.
Diboll Common Stock Subject to Voting and Support Agreements
The directors, executive officers and significant shareholders of Diboll, solely in their capacity as shareholders of Diboll, have entered into voting and support agreements with Southside pursuant to which they have agreed to vote their shares of Diboll common stock in favor of the approval of the merger agreement and the first merger and against the approval or adoption of any proposal made in opposition to the first merger. Under the terms of the voting and support agreements, such persons have also appointed Southside as their proxy for voting their shares of Diboll common stock at the Diboll special meeting. As of the Diboll record date, 382,158 shares of Diboll common stock, or approximately 45.0% of the outstanding shares of Diboll common stock entitled to vote at the Diboll special meeting, are bound by the voting and support agreements.

Voting on Proxies by Holders of Record; Incomplete Proxies
If you were a record holder of Diboll common stock at the close of business on the Diboll record date, a proxy card is enclosed for your use. Diboll requests that you vote your shares as promptly as possible by submitting your Diboll proxy card by mail using the enclosed return envelope. When the accompanying proxy card is returned properly executed, the shares of Diboll common stock represented by it will be voted at the Diboll special meeting or any adjournment thereof in accordance with the instructions contained in the proxy card.
If a record holder returns an executed proxy card without an indication as to how the shares of Diboll common stock represented by it are to be voted with regard to a particular proposal, the shares of Diboll common stock represented by the proxy will be voted in accordance with the recommendation of the Diboll board of directors and, therefore, such shares will be voted:
•
“FOR” Proposal One approving the merger agreement and the first merger; and

•
“FOR” Proposal Two approving the adjournment of the Diboll special meeting, if necessary to permit solicitation of additional proxies.

At the date hereof, the Diboll board of directors has no knowledge of any business that will be presented for consideration at the Diboll special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Diboll’s Notice of Special Meeting of Shareholders.
Your vote is important. Accordingly, if you were a record holder of Diboll common stock on the Diboll record date, please sign and return the enclosed proxy card whether or not you plan to attend the Diboll special meeting in person.
Shares Held in “Street Name;” Broker Non-Votes
Banks, brokers and other nominees who hold shares of Diboll common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Diboll special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. The merger proposal and the adjournment proposal are non-routine matters. Accordingly, if your broker, bank or other nominee holds your shares of Diboll common stock in “street name,” your broker, bank or other nominee will vote your shares of Diboll common stock with respect to the merger proposal and the adjournment proposal only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.
Revocability of Proxies and Changes to a Diboll Shareholder’s Vote
A Diboll shareholder entitled to vote at the Diboll special meeting may revoke a proxy at any time before such time that the proxy card for any such holders of Diboll common stock must be received at the Diboll special meeting by taking any of the following three actions:
•
delivering written notice of revocation to Charlotte Parish, Corporate Secretary, Diboll State Bancshares, Inc., 104 North Temple Drive, Diboll, Texas 75941;

•
delivering a proxy card bearing a later date than the proxy that such shareholder desires to revoke; or

•
attending the Diboll special meeting and voting in person.

Merely attending the Diboll special meeting will not, by itself, revoke your proxy; a Diboll shareholder must cast a subsequent vote at the Diboll special meeting using forms provided for that purpose. The last valid vote that Diboll receives before the polls close at the Diboll special meeting is the vote that will be counted.

If you hold your shares in “street name” through a bank, broker or other nominee, you must contact such bank, broker or nominee if you desire to revoke your proxy.
Solicitation of Proxies
The Diboll board of directors is soliciting proxies for the Diboll special meeting from holders of its Diboll common stock entitled to vote at the Diboll special meeting. In accordance with the merger agreement, Diboll will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Diboll’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
Diboll will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Diboll common stock. Diboll may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
Attending the Diboll Special Meeting; Voting in Person
Only record holders of Diboll common stock on the record date, their duly appointed proxies, and invited guests may attend the Diboll special meeting. However, only holders of Diboll common stock will be entitled to vote. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the Diboll special meeting depend on whether they are shareholders of record or proxy holders. A Diboll shareholder who holds shares of Diboll common stock directly registered in such shareholder’s name who desires to attend the Diboll special meeting in person should bring government-issued photo identification.
A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”) who desires to attend the Diboll special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.
A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Diboll common stock who desires to attend the Diboll special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Diboll shareholder of record, and proof of the signing shareholder’s record ownership as of the record date.
No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Diboll special meeting may prevent Diboll shareholders from being admitted to the Diboll special meeting.
Adjournments
If a quorum is not present at the Diboll special meeting, or if a quorum is present at the Diboll special meeting but there are not sufficient votes at the time of the Diboll special meeting to approve the merger proposal, then Diboll shareholders may be asked to vote on a proposal to adjourn the Diboll special meeting so as to permit solicitation of additional proxies. Any adjournment of the Diboll special meeting may be made from time to time by the Diboll shareholders, whether or not a quorum exists, without further notice other than by an announcement made at the Diboll special meeting (unless a new record date is fixed).
To approve the adjournment proposal at the Diboll special meeting at which a quorum is present, the holders of a majority of shares of Diboll common stock entitled to vote on, and who vote for or against, or expressly abstain from voting with respect to such proposal, at the Diboll special meeting must vote in favor of such proposal. If a quorum is present, broker non-votes and failures to authorize a proxy or vote in person at the meeting will not be counted as votes cast and will have no effect on the outcome of such proposal.

To approve the adjournment proposal at the Diboll special meeting at which a quorum is not present, the holders of a majority of shares of Diboll common stock entitled to vote and represented, either in person or by proxy, at the Diboll special meeting must vote in favor of such proposal. If a quorum is not present, broker non-votes will have the same effect as a vote against the proposal but failures to authorize a proxy or vote in person at the meeting will have no effect on the outcome of such proposal.
Regardless of whether or not a quorum is present at the Diboll special meeting, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Diboll special meeting or would like additional copies of this proxy statement/prospectus, please contact H. J. (“Jay”) Shands, III, Chairman of the Board, President and Chief Executive Officer, at (936) 829-4721.

THE MERGERS
The following discussion contains certain information about the mergers. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the mergers.
General
Each of Southside and Diboll’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of Diboll by Southside pursuant to the merger of Merger Sub with and into Diboll, with Diboll as the surviving company, which we refer to as the first merger. Immediately after the first merger, Diboll will merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, First Bank & Trust, a wholly owned subsidiary of Diboll prior to the first merger, will be merged with and into Southside Bank, a wholly owned subsidiary of Southside, with Southside Bank as the surviving bank, which we refer to as the bank merger. We collectively refer to the first merger, the second merger and the bank merger as the mergers.
Purchase Price and Purchase Price Adjustments
At the effective time of the first merger, each share of Diboll common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the first merger, except for specified shares of Diboll common stock held by Southside or Diboll, will be converted into the right to receive:
(1)
cash consideration equal to the quotient of  (a) up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the first merger and subject to adjustment based on Diboll’s closing net book value, divided by (b) the number of shares of Diboll common stock issued and outstanding immediately prior to the effective time of the first merger (after giving effect to any valid exercises of outstanding Diboll equity awards prior to the effective time of the first merger), which we refer to as the Diboll outstanding share number; and

(2)
a number of shares of Southside common stock equal to the quotient of  (a) 5,535,000, divided by (b) the Diboll outstanding share number, which we refer to as the stock consideration, without interest.

The stock consideration and the cash consideration are collectively referred to as the merger consideration.
The aggregate amount of the cash consideration will be decreased by the after-tax amount paid by Diboll to holders of options to purchase Diboll common stock who utilize the “cashless exercise” feature of such options and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of exercise of the shares of Diboll common stock subject to such options over the aggregate purchase price for such shares.
In addition, the aggregate amount of the cash consideration will be decreased on a dollar-for-dollar basis if Diboll’s closing net book value as of a date that is 15 business days prior to the closing date, which we refer to as the determination date, is less than the target book value of  $100,298,570.
Diboll’s closing net book value will be calculated as the unaudited consolidated net shareholders’ equity of Diboll, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by the merger agreement. For purposes of calculating the closing net book value, Diboll shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement, on an after-tax basis; (b) any legal and accounting fees incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Diboll’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the aggregate cash consideration has been adjusted for the cashless exercise of Diboll stock options as discussed above, the costs, expenses, payments or other amounts paid or payable pursuant to vesting of any Diboll stock options and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Diboll or any of its subsidiaries and any other person, on an after-tax basis; (e) the termination costs associated with certain designated contracts, on an after-tax basis; and (f) the amount of any and all dividends permitted to be paid by Diboll pursuant to the merger agreement, to the extent paid, declared or expected to be paid or declared, prior to the effective time of the first merger. Additionally, the closing net book value shall reflect the closing mark-to-market valuation of the securities in Diboll’s investment portfolio. The closing net book value may be further adjusted upon the mutual agreement of the parties.
For example, and for illustration purposes only, assuming that (1) all holders of options to purchase shares of Diboll common stock utilize the cashless exercise feature of such options immediately prior to closing and receive a cash payment therefor and the fair market value of the shares of Diboll common stock subject to such option is deemed to be equal to the merger consideration per share of Diboll common stock; for this example 16,131 stock options are estimated to utilize the cashless exercise feature with an estimated average exercise price of  $134.92 (resulting in a payment to option holders of  $1,654,718, which on an after-tax basis to Diboll is $1,092,114), (2) Diboll’s closing net book value is at least equal to the target book value, (3) the price per share of the Southside common stock received in the merger is equal to $32.10, the closing price on September 6, 2017, and (4) the Diboll outstanding share number is 848,776, each share of Diboll common stock would be converted into the right to receive $28.17 in cash and 6.5212 shares of Southside common stock with a value of  $209.33, or aggregate merger consideration per share of Diboll common stock of  $237.50.
Southside will not issue any fractional shares of Southside common stock in the first merger. Diboll shareholders who would otherwise be entitled to a fractional share of Southside common stock upon the completion of the first merger will instead receive an amount in cash based on the volume weighted average price per share of Southside common stock for the last full trading day immediately preceding the day on which the first merger is completed, which we refer to as the Southside closing share value.
Diboll shareholders are being asked to approve the merger agreement and the first merger. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the completion of the first merger and the provisions for terminating or amending the merger agreement.
Background of the Mergers
The Diboll board of directors and management of Diboll regularly review Diboll’s future prospects for earnings and asset growth as well as the implementation and viability of Diboll’s strategic initiatives. From time to time, the Diboll board of directors and management of Diboll will review and discuss Diboll’s long-term objectives and consider ways to enhance shareholder value. These strategic discussions have focused on, among other things, the business environment facing financial institutions in general and Diboll in particular, as well as conditions and ongoing consolidation in the financial services industry and ways in which to enhance Diboll’s competitive position.
As a result of an ongoing desire to provide shareholder liquidity and a perceived recent improvement in market pricing for larger community bank franchises in Texas, in September 2016, H.J. (“Jay”) Shands, III, Chairman of the Board, President and Chief Executive Officer of Diboll, contacted representatives of Hovde to discuss potential business combination opportunities, including the prospect of merging Diboll into a larger institution, and to identify potential strategic merger partners. As part of these discussions, Mr. Shands expressed the desire to enhance Diboll shareholder value and provide opportunities for shareholder liquidity.
Diboll management and representatives of Hovde met several times during the fourth quarter of 2016 to further discuss these strategic objectives. As a result of these meetings, Diboll management and Hovde identified three institutions with which to initiate discussions regarding a potential business combination, as well as planned a course of action for determining the interest of each institution in such a transaction. The three institutions identified were Southside, a second institution (hereafter referred to as “Bank A”), and a third institution (hereafter referred to as “Bank B”).

On December 15, 2016, Mr. Shands visited with the Chief Executive Officer of Bank A and disclosed that Diboll was working with Hovde to evaluate Diboll’s strategic alternatives and to expect to visit with Hovde regarding the discussion of a potential business combination. Shortly after this visit, Hovde spoke with the Chief Executive Officer of Bank A and scheduled a meeting for Hovde to visit with management of Bank A regarding the possibility of a business combination with Diboll.
On January 4, 2017, Hovde met with management of Southside to discuss Southside’s interest in pursuing a merger with Diboll and whether or not Southside would have an interest in visiting with management of Diboll. Lee Gibson, President and Chief Executive Officer of Southside, expressed an interest in visiting with Diboll’s management team. Hovde communicated Mr. Gibson’s interest to Mr. Shands and coordinated dates for Messrs. Gibson and Shands to meet. On January 16, 2017, Mr. Gibson met with Mr. Shands in Lufkin, Texas to discuss the cultures and operations of their respective institutions and the potential for a strategic business combination. After the meeting, Hovde visited with Mr. Gibson, who indicated that Southside would have an interest in pursuing further discussions with Diboll with respect to a potential business combination. Hovde communicated to Mr. Gibson that Diboll would be in regulatory examinations during January and February of 2017 and that Hovde would follow up with Mr. Gibson regarding advancing discussion with Diboll in February 2017.
On January 20, 2017, Hovde met with management from Bank A to discuss the operations of Diboll generally and to evaluate Bank A’s interest regarding a potential business combination with Diboll. Bank A informed Hovde that it was interested in pursuing a transaction with Diboll and requested additional due diligence information regarding Diboll. In addition, management of Bank A requested that Hovde compile an informational memorandum on Diboll to further assist Bank A in evaluating the opportunity.
On January 23, 2017, Diboll formally engaged Hovde to act as its exclusive financial advisor and to explore business combination opportunities with Southside, Bank A and Bank B.
On January 25, 2017, representatives of Bank B met with management of Diboll in Diboll, Texas. Bank B informed Diboll that it was interested in exploring a business combination with Diboll, but that it would not be in a position to pursue a transaction or conduct due diligence until the fourth quarter of 2017. Diboll considered the advantages and disadvantages of suspending its evaluation of potential merger partners until such time that Bank B was in a position to consider a transaction. Diboll determined that waiting for Bank B created potential risk for Diboll, both in terms of lost opportunities to partner with Southside or Bank A and potential changes in general economic and market conditions that could adversely affect the viability of a potential transaction with Southside or Bank A. Due to Diboll’s considerations of these factors, among others, including the expressed interest of both Southside and Bank A to initiate due diligence and negotiation of a definitive agreement as soon as possible, Diboll proceeded to advance discussions with Southside and Bank A rather than suspend such discussions until Bank B could be fully considered as a merger partner.
On February 14, 2017, Southside entered into a non-disclosure agreement with Hovde to begin sharing non-public information regarding Diboll with Southside to assist Southside in its due diligence investigation of Diboll and to further evaluate the possibility of a business combination with Diboll.
On February 21, 2017, management of Diboll met with management of Southside in Tyler, Texas to further explore the respective cultures and operations of the organizations, potential challenges of combining and integrating the businesses, assets and workforces of the institutions, the potential economies of scale and increased efficiencies of operations, including the realization of synergies and cost savings, and each party’s respective interest in pursuing a transaction. Upon adjourning the meeting, Mr. Gibson expressed Southside’s interest in pursuing a transaction with Diboll and verbally indicated that Southside would consider offering merger consideration with a value of at least $200 million.
On February 24, 2017, Bank A executed a non-disclosure agreement with Hovde. Hovde provided Bank A with non-public information on Diboll, including an informational memorandum that Bank A requested to assist Bank A in evaluating a proposed business combination with Diboll. Shortly after executing the non-disclosure agreement with Hovde, on March 5, 2017, management of Bank A met with management of Diboll in Lufkin, Texas to discuss a potential strategic combination of the institutions.

On March 16, 2017, Southside submitted a written non-binding letter of interest (the “Southside LOI”) to Hovde and Diboll, which indicated a proposal for aggregate merger consideration ranging between $200-$210 million in exchange for all of the issued and outstanding shares of Diboll common stock. The Southside LOI also indicated that 87.5% of the merger consideration would consist of Southside common stock and 12.5% of the merger consideration would consist of cash. The Southside LOI also indicated that two members of the Diboll board of directors would be invited to join the Southside board of directors after the closing of the transaction. The letter included an exclusivity period of 45 days for due diligence and the negotiation of a definitive agreement.
On March 24, 2017, Bank A submitted a written non-binding letter of interest (the “Bank A LOI”) to Hovde and Diboll, which indicated a proposal for aggregate merger consideration of  $210 million in exchange for all of the issued and outstanding shares of Diboll common stock. The Bank A LOI also indicated that 80% of the merger consideration would consist of Bank A common stock and 20% of the merger consideration would consist of cash. The Bank A LOI did not offer Diboll any seats on Bank A’s board of directors. The Bank A LOI included an exclusivity period that extended to September 30, 2017 for due diligence and negotiation of a definitive agreement.
On March 31, 2017, Hovde met with the Diboll board of directors. At this meeting, Hovde provided the Diboll board of directors with its analyses of the financial terms of the Southside and Bank A offers, as well as an overview of the respective terms of Southside LOI and the Bank A LOI. As part of its evaluation of Southside and Bank A offers, the Diboll board of directors considered, among other factors, the financial, business and legal terms of the Southside LOI and the Bank A LOI, historical payments and rates of cash and stock dividends on outstanding common stock of each organization, historical trading multiples and performance of each organization’s common stock, the timetable for completing the transaction and exclusivity period proposed by each organization, and the potential economies of scale and increased efficiencies of operations that could result from a combination with each entity. After due consideration of these and other factors, and further deliberations, the Diboll board of directors determined that it was advisable and in the best interest of Diboll and its shareholders to execute the Southside LOI and pursue a transaction with Southside generally based on the terms of the Southside LOI, provided that Southside agree to pay merger consideration at or near the high end of the range set forth in the Southside LOI.
Between March 31 and April 11, 2017, Hovde and Southside further negotiated the terms of the Southside LOI. On April 11, 2017, Southside provided Hovde and Diboll with the revised Southside LOI, which indicated aggregate merger consideration of 5,400,000 shares of Southside common stock and $25,000,000 in cash, subject to certain adjustments. After further deliberation by the Diboll board of directors, Diboll executed the Southside LOI.
Upon the execution of the Southside LOI, Hovde established a virtual electronic data room to facilitate due diligence investigations. From April 11 to June 12, 2017, Southside and Diboll conducted reciprocal due diligence on each other’s businesses, including with respect to regulatory, litigation, tax, financial and other matters.
Diboll received the initial draft of the merger agreement from Southside on May 9, 2017 and the parties negotiated the terms of the merger agreement until the document was executed on June 12, 2017. During the due diligence and negotiation period, Southside declared a 2.5% stock dividend. As a result, the stock portion of the merger consideration was adjusted upward to 5,535,000 shares of Southside common stock to reflect the increase in Southside shares outstanding. During the negotiation period, the parties also agreed that the $25,000,000 of cash consideration would be reduced (i) to the extent that Diboll’s closing net book value was less than Diboll’s target book value, which is equal to Diboll’s shareholders’ equity as of December 31, 2016 and (ii) by the after-tax amount of cash paid to holders of Diboll stock options to settle their options in cash prior to closing. The parties also agreed that Diboll would be permitted to pay a special dividend to its shareholders if the time between executing a definitive agreement and closing exceeded six months so long as the payment of such dividend, along with any other permitted dividends did not cause Diboll’s Tier 1 leverage ratio to drop below 8.75%.
On June 12, 2017, the Diboll board of directors met with Diboll’s legal and financial advisors to consider and discuss the merger agreement, which was in substantially final form. At this meeting, Hovde reviewed the financial aspects of the mergers. At the conclusion of its presentation and after responding to questions from the Diboll board of directors, Hovde rendered to the Diboll board of directors its oral opinion that the aggregate merger consideration to be received by Diboll shareholders from Southside in the first merger, which consisted of 5,535,000 shares of Southside common stock and $25,000,000 in cash, subject to adjustment as provided in the merger agreement, was fair to the shareholders of Diboll from a financial point of view. Hovde’s oral opinion was subsequently confirmed by delivery of its written opinion, dated June 12, 2017, to the Diboll board of directors. Also at this meeting, Fenimore, Kay, Harrison & Ford, LLP, Diboll’s legal counsel, reviewed the material legal terms of the merger agreement and ancillary legal documents to the merger agreement, including the provisions of the merger agreement that permit the Diboll board of directors to terminate the merger agreement under certain circumstances in order for the Diboll board of directors to comply with its fiduciary duties as directors of Diboll. Diboll’s legal counsel also reviewed in detail the business points, contingencies and timing considerations related to the Mergers. The Diboll board of directors asked a series of questions to Diboll’s advisors regarding the terms and conditions of the merger agreement and engaged in a full discussion regarding the proposed transaction.
Based upon the Diboll board of directors’ review and discussion of the merger agreement, the opinion of Hovde and other relevant factors, the Diboll board of directors unanimously approved and authorized the merger agreement, the first merger and the other transactions contemplated by the merger agreement, and authorized Diboll’s management to execute and deliver the merger agreement.
Also on June 12, 2017, the Southside board of directors held a special meeting to review and discuss the merger agreement and the transactions contemplated by the merger agreement, including the first merger. At this meeting, the Southside board of directors received a presentation from Southside’s legal counsel, Alston & Bird LLP. Also at this meeting, Southside’s financial advisor, Keefe, Bruyette & Woods, Inc., discussed financial aspects of the proposed transaction. The Southside board of directors engaged in a full discussion regarding the proposed transaction. Following this discussion, the Southside board of directors unanimously approved and authorized the merger agreement, the first merger and the other transactions contemplated by the merger agreement, and authorized Southside’s management to execute and deliver the merger agreement.
On June 12, 2017, Diboll and Southside executed the merger agreement, and the directors, executive officers and certain shareholders of Diboll delivered to Southside their voting and support agreements. Southside issued a press release announcing the proposed transaction after the close of trading markets on June 12, 2017.
Southside’s Reasons for the Mergers
In reaching its decision to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of Southside common stock as part of the merger consideration, the Southside board of directors considered a number of factors, including the following material factors:
•
each of Southside’s and Diboll’s business, operations, financial condition, asset quality, earnings and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

•
the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the future impact the transaction could have on Southside’s earning asset mix to more heavily weight loans and reduce the percentage of the securities portfolio;

•
its understanding of the current and prospective environment in which Southside and Diboll operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Southside both with and without the proposed transaction;

•
its review and discussions with Southside’s management concerning the due diligence investigation of Diboll, including its review of Diboll’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
the structure of the transaction as a combination in which the combined company would operate under the Southside brand and Southside’s board of directors and management would have substantial participation in the combined company;

•
the regulatory and other approvals required in connection with the mergers and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Diboll’s business between the date of the merger agreement and the date of completion of the mergers.

Southside’s board of directors also considered potential risks relating to the mergers including the following:
•
Southside management’s attention and Southside resources may be diverted from the operation of Southside’s business and towards the completion of the mergers;

•
Southside may not realize all of the anticipated benefits of the mergers, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Diboll’s operations with Southside;

•
the nature and amount of payments and other benefits to be received by Diboll management in connection with the mergers pursuant to existing Diboll plans and compensation arrangements and the merger agreement and the key employee retention agreements executed in connection with the execution of the merger agreement;

•
the substantial costs that Southside will incur in connection with the mergers even if they are not consummated; and

•
approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the mergers or imposing additional costs.

The foregoing discussion of the factors considered by the Southside board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Southside board of directors. In reaching its decision to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of Southside common stock as part of the merger consideration, the Southside board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Southside board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.
Diboll’s Reasons for the Mergers
The Diboll board of directors has unanimously approved the merger agreement and the first merger and unanimously recommends that the Diboll shareholders vote “FOR” the merger proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the first merger, and recommend the merger agreement and the first merger to its shareholders, the Diboll board of directors evaluated the mergers and the merger agreement, in consultation with Diboll’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors:
•
the Diboll board of directors’ familiarity with and review of information concerning the business, results of operations, asset quality, financial condition, competitive position and future prospects of Diboll;

•
the current and prospective environment in which Diboll operates, including national, regional and local economic conditions and the interest rate environment, increased operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally, evolving trends in technology, the trend toward consolidation in the banking industry and in the financial services industry, and the likely effects of these factors on Diboll’s potential for growth, development, productivity, profitability and strategic options;

•
the complementary aspects of Diboll’s and Southside’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•
the results that Diboll could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Southside and Diboll’s belief that a merger with Southside would allow Diboll shareholders to participate in the future performance of a combined company that would have better future prospects than Diboll was likely to achieve on a stand-alone basis or through other strategic alternatives;

•
the limited liquidity that Diboll shareholders have with respect to their investment in Diboll, for which there is no active public market, and that shareholders of Diboll will receive merger consideration in shares of Southside common stock, which is publicly traded on NASDAQ, which would be expected to provide such shareholders with increased liquidity of their investment;

•
the financial presentation of Hovde and the opinion of Hovde dated as of June 12, 2017, that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth in the opinion, the aggregate merger consideration to be received by the holders of Diboll common stock was fair, from a financial point of view, to the holders of Diboll common stock (see “The Mergers — Opinion of Diboll’s Financial Advisor,” beginning on page 48);

•
the treatment of the first merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to Diboll common stock exchanged for Southside common stock;

•
the ability of Southside to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•
the regulatory and other approvals required in connection with the mergers and the likelihood that the approvals needed to complete the mergers will be obtained within a reasonable time and without unacceptable conditions;

•
the merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•
the agreement of Southside to honor certain existing employee benefits; and

•
the Diboll stock options may be exercised by the holders thereof or settled in cash pursuant to the Diboll State Bancshares, Inc. Incentive Stock Option 2014 — Plan, or a predecessor plan, prior to closing.

The Diboll board of directors also considered potential risks and potentially negative factors concerning the first merger in connection with its deliberations of the proposed transaction, including the following material factors:
•
the challenges of combining the businesses, assets and workforces of two financial institutions;

•
the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the mergers;

•
the risks and costs to Diboll if the first merger is not completed;

•
the fact that the merger consideration, a large component which consists of shares of Southside common stock, provides less certainty of value to Diboll shareholders compared to a transaction in which they would receive only cash consideration;

•
the fact that gains from the cash component of the merger consideration would generally be taxable to Diboll’s U.S. shareholders for U.S. federal income tax purposes;

•
the potential for unintended delays in the regulatory approval process;

•
the fact that the merger agreement prohibits Diboll from soliciting acquisition proposals or, subject to certain exceptions, engaging in negotiations concerning or providing nonpublic information to any person relating to an acquisition proposal, and the fact that Diboll would be obligated to pay a termination fee following the termination of the merger agreement under certain circumstances;

•
that some of Diboll’s directors and executive officers have other financial interests in the mergers in addition to their interests as Diboll shareholders, including financial interests that are the result of existing compensation arrangements with Diboll and/or prospective compensation arrangements with Southside and the manner in which such interests would be affected by the mergers;

•
the requirement that Diboll conduct its business in the ordinary course and other restrictions on the conduct of Diboll’s business before completion of the mergers, which may delay or prevent Diboll from undertaking business opportunities that may arise before completion of the mergers;

•
the risk that the anticipated benefits of the mergers, including the realization of synergies and cost savings, may not be realized or may take longer than expected to be realized; and

•
the possible effects of the pendency or completion of the transactions contemplated by the merger agreement, including any suit, action or proceeding initiated in respect of the mergers.

The foregoing discussion of the factors considered by the Diboll board of directors is not intended to be exhaustive but does include all material factors considered by the Diboll board of directors in approving the first merger. In reaching its determination, the Diboll board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the Diboll board of directors believed that the first merger was in the best interest of Diboll’s shareholders, and therefore the Diboll board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the first merger. In addition, all members of the Diboll board of directors and executive officers have entered into voting and support agreements requiring them to vote their shares of Diboll common stock over which they have voting authority in favor of the merger proposal.
For the reasons set forth above, the Diboll board of directors has approved the merger agreement and the transactions contemplated thereby, and recommends that Diboll shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal (if necessary or appropriate).

Opinion of Diboll’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Diboll’s financial advisor, Hovde Group, LLC, or Hovde, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Diboll. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Diboll or Southside. You should review the copy of the fairness opinion, which is attached as Annex B.
Hovde has acted as Diboll’s financial advisor in connection with the proposed mergers. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the first merger and is familiar with Diboll and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.
Hovde reviewed the financial aspects of the proposed first merger with the Diboll board of directors and, on June 12, 2017, delivered a written opinion to the Diboll board of directors that the merger consideration to be received by the shareholders of Diboll in connection with the first merger is fair to the shareholders of Diboll.
The full text of Hovde’s written opinion is included in this proxy statement/prospectus as Annex B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to the Diboll board of directors and addresses only the fairness of the merger consideration to be paid to Diboll shareholders in connection with the first merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the mergers. Hovde’s opinion does not address the underlying business decision to proceed with the mergers and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the Diboll special meeting on the mergers or any related matter.
During the course of its engagement and for the purpose of rendering its opinion, Hovde:
•
reviewed the merger agreement, as provided to Hovde by Diboll;

•
reviewed unaudited financial statements for Southside, Southside Bank, Diboll and First Bank & Trust as of and for the three-month period ending March 31, 2017;

•
reviewed certain historical annual reports of each of Southside, Southside Bank, Diboll and First Bank & Trust including audited annual reports as of and for the year ending December 31, 2016;

•
reviewed certain historical publicly available business and financial information concerning each of Southside, Southside Bank, Diboll and First Bank & Trust;

•
reviewed certain internal financial statements and other financial and operating data concerning Southside, Southside Bank, Diboll and First Bank & Trust;

•
reviewed financial projections prepared by certain members of senior management of Diboll and First Bank & Trust;

•
discussed with certain members of senior management of Southside and Diboll, the business, financial condition, results of operations and future prospects of Southside, Southside Bank, Diboll and First Bank & Trust; the history and past and current operations of Southside, Southside Bank, Diboll and First Bank & Trust; Southside’s, Southside Bank’s, Diboll’s and First Bank & Trust’s historical financial performance; and their assessment of the rationale for the mergers;

•
reviewed and analyzed materials detailing the mergers prepared by or on behalf of Southside and Diboll including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the mergers (the “Synergies”);

•
assessed general economic, market and financial conditions;

•
analyzed the pro forma financial impact of the mergers on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the mergers based on assumptions relating to the Synergies;

•
evaluated the contribution of assets, deposits, equity and earnings of Southside and Diboll to the combined company;

•
reviewed certain S&P CapIQ consensus income and balance sheet estimates for Southside for 2017 and for 2018;

•
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that were considered relevant;

•
reviewed historical market prices and trading volumes of Southside’s common stock;

•
took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

•
reviewed certain publicly available financial and stock market data relating to selected public companies deemed relevant to our analysis; and

•
performed such other analyses and considered such other factors as deemed appropriate.

Hovde also conducted meetings and had discussions with members of senior management of Diboll, First Bank & Trust, Southside and Southside Bank for purposes of reviewing the business, financial condition, results of operations and future prospects of Diboll, First Bank & Trust, Southside and Southside Bank; the history and past and current operations of Diboll, First Bank & Trust, Southside and Southside Bank; and Diboll’s, First Bank & Trust’s, Southside’s and Southside Bank’s historical financial performance. Hovde discussed with management of Diboll, First Bank & Trust, Southside and Southside Bank their assessment of the rationale for the mergers. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transaction and securities valuations, as well as its knowledge of the banking and financial services industry.
Hovde assumed, without independent verification, that the representations as well as the financial and other information provided to Hovde by Diboll and Southside or included in the merger agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde relied upon the management of Diboll and First Bank & Trust as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Diboll and First Bank & Trust, and Hovde assumed such forecasts and projections have been reasonably prepared by Diboll, and First Bank & Trust on a basis reflecting the best currently available information and Diboll’s and First Bank & Trust’s judgments and estimates. Hovde assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and Hovde does not in any respect assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by Diboll to rely upon such forecasts and projections and other information and data, including without limitation the projections, and Hovde expresses no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Diboll, First Bank & Trust, Southside and Southside Bank or their respective representatives or that was otherwise reviewed by Hovde and assumed such accuracy and completeness for purposes of rendering its opinion. Hovde has further relied on the assurances of the respective managements of Diboll, First Bank & Trust,

Southside and Southside Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to and has not undertaken an independent verification of any of such information and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the merger agreement would advise them promptly if any information previously provided to them became inaccurate or was required to be updated during the period of Hovde’s review. Hovde is not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Diboll, First Bank & Trust, Southside and Southside Bank are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Diboll, First Bank & Trust, Southside and Southside Bank, the collateral securing any such assets or liabilities, or the collectability of any such assets and, Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Diboll, First Bank & Trust, Southside and Southside Bank.
Hovde has assumed that the mergers will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Diboll or any other party to the merger agreement and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde has assumed that the mergers will be consummated in compliance with all applicable laws and regulations. Diboll has advised Hovde that Diboll is not aware of any factors that would impede any necessary regulatory or governmental approval of the mergers. Hovde has assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Diboll, First Bank & Trust, Southside and Southside Bank or would have a material adverse effect on the contemplated benefits of the mergers.
Diboll engaged Hovde on January 23, 2017, to serve as a financial advisor to Diboll in connection with the proposed mergers and to issue a fairness opinion to the Diboll board of directors in connection with such proposed transaction. Pursuant to the terms of the engagement, Diboll paid a fee of  $75,000 to Hovde for the issuance of the fairness opinion, and at the time the first merger is completed, Diboll will pay Hovde a completion fee of approximately $2 million, which is contingent upon the completion of the first merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the first merger is consummated, Diboll has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the mergers or Hovde’s engagement.
In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Diboll, First Bank & Trust, Southside and Southside Bank. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the mergers as compared to any other business combination in which Diboll might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by the Diboll board of directors in making its determination to approve the merger agreement and the mergers. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Diboll board of directors or Diboll’s management with respect to the fairness of the merger consideration to be received by Diboll’s shareholders in connection with the first merger.
The following is a summary of the material analyses prepared by Hovde and delivered to the Diboll board of directors on June 12, 2017, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.
Market Approach — Comparable Transactions.
As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks in the Southern Region of the United States (consisting of the states of Alabama, Arkansas, Colorado, Florida, Georgia, Louisiana, Mississippi, North Carolina, New Mexico, Oklahoma, South Carolina, Tennessee, Texas, Utah, Virginia, and West Virginia) announced since January 1, 2015, in which the sellers’ total assets were between $500 million and $2.0 billion, last-twelve-months (“LTM”) return on average assets (“ROAA”) was more than 0.75%, and nonperforming assets were less than 2.0% of total assets. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2016, in which the sellers’ total assets were between $500 million and $2.0 billion, LTM ROAA was more than 0.75%, and nonperforming assets were less than 2.0% of total assets. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data, and income statement data, for the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (14 transactions for the Regional Group and 18 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
SmartFinancial, Inc. (TN)	Capstone Bancshares, Inc. (AL)
TowneBank (VA)	Paragon Commercial Corporation (NC)
Heartland Financial USA, Inc. (IA)	Citywide Banks of Colorado, Inc. (CO)
Collins Family Trust (TX)	Inter National Bank (TX)
CenterState Banks, Inc. (FL)	Platinum Bank Holding Company (FL)
South State Corporation (SC)	Southeastern Bank Financial Corporation (GA)
Simmons First National Corporation (AR)	Citizens National Bank (TN)
Guaranty Bancorp (CO)	Home State Bancorp (CO)
TowneBank (VA)	Monarch Financial Holdings, Inc. (VA)
Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)
BNC Bancorp (NC)	Southcoast Financial Corporation (SC)
Prosperity Bancshares, Inc. (TX)	Tradition Bancshares, Inc. (TX)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
Nationwide Group:
Buyer (State)	Target (State)
SmartFinancial, Inc. (TN)	Capstone Bancshares, Inc. (AL)
TowneBank (VA)	Paragon Commercial Corporation (NC)
First Busey Corporation (IL)	Mid Illinois Bancorp, Inc. (IL)
First Merchants Corporation (IN)	Independent Alliance Banks, Inc. (IN)

Nationwide Group:
Buyer (State)	Target (State)
Heartland Financial USA, Inc. (IA)	Citywide Banks of Colorado, Inc. (CO)
First Busey Corporation (IL)	First Community Financial Partners, Inc. (IL)
Bryn Mawr Bank Corporation (PA)	Royal Bancshares of Pennsylvania, Inc. (PA)
Pacific Premier Bancorp, Inc. (CA)	Heritage Oaks Bancorp (CA)
Collins Family Trust (TX)	Inter National Bank (TX)
CenterState Banks, Inc. (FL)	Platinum Bank Holding Company (FL)
Cathay General Bancorp (CA)	SinoPac Bancorp (CA)
South State Corporation (SC)	Southeastern Bank Financial Corporation (GA)
QCR Holdings, Inc. (IL)	Community State Bank (IA)
Simmons First National Corporation (AR)	Citizens National Bank (TN)
WesBanco, Inc. (WV)	Your Community Bankshares, Inc. (IN)
Guaranty Bancorp (CO)	Home State Bancorp (CO)
Horizon Bancorp (IN)	La Porte Bancorp, Inc. (IN)
OceanFirst Financial Corp. (NJ)	Cape Bancorp, Inc. (NJ)
For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of Diboll as follows:
•
the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•
the multiple of the purchase consideration to the acquired company’s adjusted tangible common book value based upon tangible common book value equivalent to 8% of tangible assets with the purchase consideration being adjusted for any amount of excess (shortfall) in tangible common book value (the “Price-to-Adjusted Tangible Common Book Value Multiple”);

•
the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•
the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated merger consideration of  $219,937,838 for Diboll and were based on March 31, 2017 financial results of Diboll.
Implied Value for Diboll Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-‘‘Adjusted’’ Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	232%	255%	18.9x	15.0%
Precedent Transactions Regional Group:
Median	176%	179%	18.3x	9.4%
Minimum	103%	106%	14.9x	1.0%
Maximum	237%	256%	23.4x	16.8%
Precedent Transactions Nationwide Group:
Median	170%	179%	18.7x	10.5%
Minimum	103%	106%	13.5x	1.0%
Maximum	265%	279%	32.6x	22.6%

Using publicly available information, Hovde compared the financial performance of Diboll with that of the median of the precedent transactions from both the Regional and Nationwide Groups. The performance highlights are based on March 31, 2017 financial results of Diboll.
	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA(1)	LTM ROAE(2)	Efficiency Ratio	NPAs/ Assets(3)	ALLL/ NPLs(4)
Diboll	9.42%	91.9%	1.20%	11.94%	58.9%	0.82%	120.2%
Precedent Transactions Regional Group:
Median	9.86%	81.4%	0.93%	8.96%	66.9%	0.73%	191.8%
Precedent Transactions Nationwide Group:
Median	9.51%	88.8%	0.94%	8.37%	66.4%	0.82%	142.6%

(1)
Last twelve months return on average assets.

(2)
Last twelve months return on average equity.

(3)
Non-performing assets as a percent of total assets.

(4)
Allowance for loan and lease losses as a percentage of non-performing loans.

No company or transaction used as a comparison in the above transaction analyses is identical to Diboll, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting median values of the Precedent Transactions Regional Group indicated an implied aggregate valuation ranging between $158.6 million and $212.8 million compared to the proposed merger consideration of  $219.9 million. The resulting median values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $158.6 million and $218.1 million compared to the proposed merger consideration of  $219.9 million.
Income Approach — Discounted Cash Flow Analysis.
Taking into account various factors including, but not limited to, Diboll’s recent performance, the current banking environment and the local economy in which Diboll operates, Hovde determined, in consultation with and based on information provided by management of Diboll, earnings estimates for Diboll over a forward looking five year period, and Diboll management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $12.4 million for 2017, $13.7 million for 2018, $14.5 million for 2019, $16.0 million for 2020, and $17.1 million for 2021.
To determine present values of Diboll based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Diboll’s common stock was calculated based on the present value of Diboll’s after-tax net income based on Diboll management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a range of price-to-earnings multiples of 16.3x to 20.3x, with a midpoint of 18.3x, which is based around the median price-to-earnings multiple derived from transactions in the Regional Group. The present value of Diboll’s projected dividends, plus the terminal value was then calculated assuming a range of discount rates between 12.25% and 14.25%, with a midpoint of 13.25%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Diboll’s common stock. The resulting aggregate values of Diboll’s common stock of the DCF Terminal P/E Multiple ranged between $180.4 million and $234.9 million, with a midpoint of  $206.7 million.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a range of price-to-tangible book value multiples of 1.56x to 1.96x with the midpoint being 1.76x, which is based around the median price-to-tangible book value multiple derived from transactions in the Regional Group. The present value of projected dividends, plus the terminal value, was then calculated assuming a range of discount rates between 12.25% and 14.25%, with a midpoint of 13.25%. The resulting aggregate values of Diboll’s common stock of the DCF Terminal P/TBV Multiple ranged between $134.0 million and $173.4 million, with a midpoint of  $153.0 million.
These analyses and their underlying assumptions yielded a range of values for Diboll, which are outlined in the table below:
Implied Value for Diboll Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	232%	18.9x	15.0%
DCF Analysis – Terminal P/E Multiple
Midpoint	218%	17.8x	13.4%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	162%	13.1x	7.0%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Diboll’s common stock.
Southside Comparable Companies Analysis
Hovde used publicly available information to compare selected financial and trading information for Southside and a group of 10 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks in the Southwest United States with total assets between $2.0 billion and $15.0 billion and LTM ROAA greater than 0.75%:
Allegiance Bancshares, Inc.	Hilltop Holdings Inc.
BancFirst Corporation	Independent Bank Group, Inc.
CoBiz Financial Inc.	LegacyTexas Financial Group, Inc.
First Financial Bankshares, Inc.	Southwest Bancorp, Inc.
Guaranty Bancorp	Triumph Bancorp, Inc.
The analysis compared publicly available financial and market trading information for Southside and the data for the 10 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Southside and the median data for the 10 financial institutions identified above, with pricing data as of June 9, 2017.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2017E EPS	Dividend Yield	YTD/ Price Change	Two Year Total Return
Southside	$1,044	239.6%	19.5x	15.7x	3.07%	(3.0)%	46.3%
Comparable Companies:
Median	$1,164	236.3%	20.8x	18.5x	1.36%	(4.7)%	46.5%

Southside fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to Southside. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Diboll Comparable Companies Analysis
Hovde compared selected financial information and the merger consideration of Diboll to selected publicly available financial and trading information for a group of 9 publicly-traded financial institutions selected by Hovde which was based on publicly-traded banks in the Southwest United States with total assets of less than and $5.0 billion and LTM ROAA greater than 0.75%:
Allegiance Bancshares, Inc.	People’s Utah Bancorp
CoBiz Financial Inc.	Southwest Bancorp, Inc.
First Guaranty Bancshares, Inc.	Triumph Bancorp, Inc.
Guaranty Bancorp	Veritex Holdings, Inc.
Home Bancorp, Inc.
The analysis compared the merger consideration for Diboll to publicly available financial and market trading information for the 9 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for Diboll and the median data for the 9 financial institutions identified above, with pricing data as of June 9, 2017.
	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2017E EPS	Dividend Yield	YTD/ Price Change	Two Year Total Return
Merger Consideration	$219.9	232.0%	18.9x	17.7x	NA	NA	NA
Comparable Companies:
Median	$486.8	191.9%	20.6x	19.0x	1.34%	1.1%	72.2%

Diboll fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to Diboll. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Accretion/Dilution Analysis
Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of Diboll and Southside. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the mergers would have on certain projected financial results of Southside. In the course of this analysis, Hovde used the median S&P CapIQ consensus estimates for earnings estimates for Southside for the years ending December 31, 2017 and December 31, 2018 and used earnings estimates provided by Diboll’s management for Diboll for the years ending December 31, 2017 and December 31, 2018. This analysis indicated that the mergers are expected to be accretive by 13 cents per share to Southside’s consensus estimated earnings per share of $2.20 in 2018. The analysis also indicated that the mergers are expected to be dilutive to tangible book value per share for Southside by 59 cents per share in 2018 and that Southside would maintain capital ratios in excess of those required for Southside to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Diboll and Southside prior to and following the mergers will vary from the projected results, and the variations may be material.
Other Factors and Analyses.
Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.
Conclusion.
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be paid in connection with the first merger is fair from a financial point of view to Diboll’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this proxy statement/prospectus.

Board Composition and Management of Southside after the Mergers
Immediately following the closing, the Southside board of directors will be increased by two, and Southside will select two individuals who are currently directors of Diboll to serve on the Southside board of directors, at least one whom must be an “independent” director of Southside. The two designees will be appointed to serve a term that expires at the Annual Meeting of Shareholders of Southside in 2018, and the Nominating Committee of the Southside board of directors shall consider in good faith the nomination for re-election of each such director one of which will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2020 and the other director will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2019.
Each of the officers of Southside immediately prior to the effective time of the second merger will be the officers of the surviving company from and after the effective time of the second merger. Additionally, immediately following the effective time of the second merger, Diboll executives will assume the following titles: Jay Shands — Regional President, East Texas; Trey Denman — Executive Vice President; Jim Denman — Executive Vice President.
Interests of Diboll’s Directors and Executive Officers in the Mergers
In considering the recommendation of Diboll’s board of directors to vote for the proposal to approve the merger agreement and the first merger, Diboll shareholders should be aware that certain directors and officers of Diboll have interests in the first merger that are in addition to, or different from, their interests as shareholders of Diboll. The Diboll board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement, including the first merger, and the decision to recommend that the Diboll shareholders approve the merger agreement and the first merger. These interests are described below.
Stock Options
As of the Diboll record date, the Diboll executive officers owned, in the aggregate, options to purchase 6.864 shares of Diboll common stock granted under the Diboll State Bancshares, Inc. Incentive Stock Option 2014 — Plan or a predecessor plan, with exercise prices ranging between $107.00 to $150.00 per share. At the effective time of the first merger, each outstanding option to purchase shares of Diboll common stock will automatically expire and will thereafter be null and void. Holders of Diboll stock options will have the opportunity to exercise their options prior the effective time of the first merger and receive the merger consideration in exchange for the shares of Diboll common stock they receive upon such exercise. Alternatively, such option holders may elect to settle their Diboll stock options in cash prior to the effective time of the first merger. The amount of cash to be paid in exchange for each share of Diboll common stock in the first merger and, thus, the aggregate cash consideration received by the Diboll shareholders in the first merger, will be reduced by the after-tax amount of any payments made to the holders of Diboll stock options who elect to settle their options in cash.
The following tables sets forth, for each of the Diboll executive officers, the number and value of outstanding stock options held as of September 6, 2017. The value of the outstanding stock options has been calculated, on a pre-tax basis, by multiplying (a) the number of shares of Diboll common stock subject to the options by (b) the excess of an assumed aggregate merger consideration per share of Diboll common stock of  $237.50 over the weighted average exercise price of the stock options. The aggregate merger consideration per share of Diboll common stock of  $237.50 was calculated assuming that (1) all holders of options to purchase shares Diboll common stock utilize the cashless exercise feature of such options immediately prior to closing and receive a cash payment therefor and the fair market value of the shares of Diboll common stock subject to such option is deemed to be equal to the merger consideration per share of Diboll common stock; for this example 16,131 stock options are estimated to utilize the cashless exercise feature with an estimated average exercise price of  $134.92 (resulting in a payment to option holders of $1,654,718, which on an after-tax basis to Diboll is $1,092,114), (2) Diboll’s closing net book value is at least equal to the target book value, (3) the price per share of the Southside common stock received in the merger is equal to $32.10, the closing price on September 6, 2017, and (4) the Diboll outstanding share number is 848,776. Under such assumptions, each share of Diboll common stock would be converted into the right to receive $28.17 in cash and 6.5212 shares of Southside common stock with a value of  $209.33, or an aggregate merger consideration per share of Diboll common stock of  $237.50.

Executive Officer	Number of Stock Options	Value of Stock Options
James (“Jim”) Denman	3,084	$332,062
Joe C. (“Trey”) Denman, III	1,770	$166,425
H. J. (“Jay”) Shands, III	2,010	$179,625
Indemnification of Directors and Officers
Southside has agreed to indemnify Diboll’s directors and officers following the effective time of the first merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of Diboll. Southside has also agreed to maintain in effect a directors’ and officers’ liability insurance and fiduciary insurance policy for a period of six years after the effective time of the first merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the first merger and covering persons who are currently covered by such insurance. The obligation of Southside to maintain such insurance policy is subject to a cap of 250% of the annual premium amount that Diboll paid for insurance in effect on the date of the merger agreement.
Service on Southside’s Board of Directors
Upon completion of the mergers, Southside will increase the size of its board of directors and appoint two of the then-current directors of Diboll to serve as directors of Southside. At least one of the Diboll directors designated by Southside must be “independent” as determined in accordance with the rules and regulations of NASDAQ, applicable regulations promulgated by the SEC and the standards established by Southside. Such new directors will be appointed to serve a term that expires at Southside’s 2018 annual shareholders’ meeting. At the expiration of the initial term, Southside’s nominating committee will consider in good faith the nomination for re-election of both directors, with one of the directors to be considered for re-election for a term that expires at Southside’s 2019 annual shareholders’ meeting and the other to be considered for re-election for a term that expires at Southside’s 2020 annual shareholders’ meeting.
Key Employee Retention Agreements
Concurrently with the execution of the merger agreement, Southside Bank entered into Key Employee Retention Agreements with each of Jay Shands, Diboll’s current Chairman of the Board, President and Chief Executive Officer, Trey Denman, Diboll’s current Director and Executive Vice President, and Jim Denman, Diboll’s current Vice President and Treasurer, and certain other officers and employees of Diboll. Pursuant to the Key Employee Retention Agreements, Messrs. Shands, T. Denman and J. Denman will serve as Regional President, East Texas, Executive Vice President and Executive Vice President, respectively, of Southside Bank, effective upon completion of the mergers.
Under the terms of the Key Employee Retention Agreements, within 60 days after the effective time of the second merger, Southside will grant to each of Messrs. Shands, T. Denman and J. Denman equity incentive awards consisting of  (i) non-qualified stock options to purchase shares of Southside common stock having a value equal to 12.5% of the employee’s base salary in effect as of the effective date of the mergers (based on Black-Scholes option modeling), which stock options will have an exercise price equal to the closing price of Southside common stock on the date of grant, will vest in four equal installments on the first four anniversaries of the grant date, and will have a ten-year term, and (ii) restricted stock units having a value equal to 12.5% of the employee’s base salary in effect as of the effective date of the mergers (based on the closing price of the Southside common stock on the effective date of the mergers), each representing the right to receive a share of Southside common stock, which will vest in four equal installments on the first four anniversaries of the grant date. Under the terms of the Key Employee Retention Agreements, each of Messrs. Shands, T. Denman and J. Denman is also entitled to receive a cash bonus payment following the employee’s continuous, good standing employment with Southside Bank through each of the 90th day following the effective date of the mergers and the first and second anniversaries of the effective date of the mergers. The aggregate amount of such cash bonus payments payable to Messrs. Shands, T. Denman and J. Denman are $280,500, $193,000 and $185,000, respectively. For more information regarding the Key Employee Retention Agreements, please see the section entitled “Ancillary Agreements — Key Employee Retention Agreements” beginning on page 84.

Voting and Support Agreements
Concurrently with the execution of the merger agreement, Southside entered into a voting and support agreement with the directors, executive officers and significant shareholders of Diboll, solely in their capacity as shareholders of Diboll, pursuant to which such shareholders agreed, among other things, to vote their shares of Diboll common stock in favor of the approval of the merger agreement and the first merger and against the approval or adoption of any proposal made in opposition to the first merger. Pursuant to the voting and support agreements, such Diboll directors, executive officers and shareholders also agreed not to sell or otherwise dispose of any Diboll common stock, subject to limited exceptions, until the earlier of  (i) the termination of the merger agreement and (ii) the effective date of the first merger. As of the Diboll record date, the Diboll shareholders who signed voting and support agreements collectively owned 382,158 shares of Diboll common stock, or approximately 45.0% of the outstanding shares of Diboll common stock entitled to vote at the Diboll special meeting. The voting and support agreements also provide that the Diboll directors, executive officers and shareholders who are parties thereto will not, for a period of two years following the effective time of the first merger, compete with Southside, solicit or induce certain employees to terminate employment with Southside or solicit, divert or take away certain customers of Southside for the purpose of selling any product provided by Southside. The voting and support agreements will terminate automatically upon the earlier of  (i) the termination of the merger agreement and (ii) the effective date of the first merger. A copy of the form of the voting and support agreement is attached to this proxy statement/prospectus as Annex C and incorporated by reference. For more information regarding the voting and support agreements, please see the section entitled “Ancillary Agreements — Voting and Support Agreements” beginning on page 83.
Beneficial Ownership of Diboll Common Stock by Management and Principal Shareholders of Diboll
The following table sets forth certain information regarding the beneficial ownership of Diboll common stock as of September 6, 2017, by (1) each director and executive officer of Diboll, (2) each person who is known by Diboll to own beneficially 5% or more of the Diboll common stock, and (3) all directors and executive officers of Diboll as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Diboll believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.
Name of Beneficial Owner	Number of Shares of Diboll Common Stock	Percentage Beneficially Owned(1)
Principal Shareholders:
Charlotte A. Temple	139,796(2)	16.5%
Mary K. Grum	48,639(3)	5.7%
Directors and Executive Officers:
James (“Jim”) Denman	5,310(4)	*
Joe C. (“Trey”) Denman, III	36,894(5)	4.3%
H. J. (“Jay”) Shands, III	45,035(6)	5.3%
Ellen C. Temple	102,972(7)	12.1%
M. Richard Warner	6,726	*
All Directors and Executive Officers as a Group (5 persons)	196,937	23.2%

*
Indicates ownership that does not exceed 1.00%.

(1)
Ownership percentage is based on 848,776 shares of Diboll common stock outstanding as of September 6, 2017, plus shares of Diboll common stock which may be acquired by the beneficial owner within 60 days of September 6, 2017, through the exercise of options, which are identified in the footnotes to this table. Ownership percentage reflects the ownership percentage assuming that such person, but no other person, exercises all options to acquire shares of Diboll common stock held by such person that are currently exercisable. The ownership percentage of all directors and executive officers, as a group, assumes that all five persons, but no other persons, exercise all options to acquire shares of Diboll common stock held by such persons that are currently exercisable.

(2)
Includes 8,352 shares held individually by Ms. Temple, 49,020 shares held by the Charlotte Ann Temple Generation Skipping Trust UTA 12-8-90, for which Ms. Temple serves as co-trustee, 33,243 shares held by the Mary Temple Denman Trust U/A DTD 05/23/1963, for which Ms. Temple serves as co-trustee, 32,560 shares held by The Charlotte Temple Family Trust, for which Ms. Temple serves as trustee, and 16,621 shares held by the Charlotte Temple & Arthur Temple Family Trust LTD Partnership, for which Ms. Temple serves as general partner.

(3)
Includes 48,639 shares held by the Mary K. and Clifford Grum Foundation, for which Ms. Grum serves as trustee.

(4)
Includes options to purchase 2,134 shares of Diboll common stock, which are exercisable within 60 days of September 6, 2017.

(5)
Includes 24,084 shares held individually by Mr. Denman, 11,990 shares held jointly with Mr. Denman’s spouse, and options to purchase 820 shares of Diboll common stock, which are exercisable within 60 days of September 6, 2017.

(6)
Includes options to purchase 260 shares of Diboll common stock, which are exercisable within 60 days of September 6, 2017.

(7)
Includes 10,471 shares held by the Ellen C. Temple Marital Trust for Ellen Clarke Temple TTEE, for which Ms. Temple serves as co-trustee, 38,287 shares held by the Arthur Temple, III Family Trust, for which Ms. Temple serves as co-trustee, 49,020 shares held by the Arthur Temple, III Appointment Trust for Ellen Temple, for which Ms. Temple serves as trustee, and 5,194 shares held by the John Clark Hurst, Jr. Living Trust, for which Ms. Temple serves as trustee.

Regulatory Approvals Required for the Mergers
Completion of the mergers is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, Diboll and Southside have agreed to use their commercially reasonable efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Federal Reserve Board, the FDIC and the Texas Department of Banking. Southside and Diboll have filed applications and notifications to obtain the required regulatory approvals.
Federal Reserve Board
The merger of Diboll with Southside must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the financial holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. By letter dated August 23, 2017, the Federal Reserve Board notified Southside that it removed delegated authority from the Federal Reserve Bank of Dallas, and assumed decision-making authority itself on Southside’s Form Y-3 application; the Federal Reserve Board is expected to make its decision with regard to the mergers on or prior to October 23, 2017.
Federal Deposit Insurance Corporation
The merger of First Bank & Trust with and into Southside Bank must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on July 12, 2017. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. On August 25, 2017, the FDIC issued its conditional approval of the bank merger.
Texas Department of Banking
The bank merger must be approved by the Texas Department of Banking. In determining whether to approve the transaction, the Texas Department of Banking will consider factors similar to those considered by the FDIC in its review of the application submitted pursuant to the Bank Merger Act. Among other things, this will include a review of financial, managerial and supervisory considerations, as well as the likely competitive impacts and public benefits of the proposed transaction. As of September 6, 2017, the Texas Department of Banking had completed its initial review of the merger application, and had accepted it for filing.
Southside and Diboll believe that the mergers do not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither Southside nor Diboll can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that Southside will not be required, and Diboll and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on Southside and its subsidiaries or Diboll and its subsidiaries as of and following the completion of the mergers.
The parties’ obligation to complete the mergers is conditioned upon the receipt of all required regulatory approvals. Southside and Diboll will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the mergers or the other transactions contemplated by the merger agreement.
Neither Southside nor Diboll is aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
U.S. Federal Income Tax Considerations
The following is a general discussion of material U.S. federal income tax consequences to U.S. holders (as defined below) of Diboll common stock that exchange their shares of Diboll common stock for shares of Southside common stock and cash in the first merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the U.S. Federal Income Tax Regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus, and all of which are subject to change, potentially retroactively, which could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those U.S. holders of Diboll common stock that hold their shares of Diboll common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•
a financial institution;

•
a tax-exempt organization;

•
a regulated investment company;

•
a real estate investment trust;

•
an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•
an insurance company;

•
a mutual fund;

•
a controlled foreign corporation or passive foreign investment company;

•
a dealer or broker in stocks and securities, or currencies;

•
a trader in securities that elects to use the mark-to-market method of accounting;

•
a holder of Diboll common stock subject to the alternative minimum tax provisions of the Code;

•
a holder of Diboll common stock that received Diboll common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a holder of Diboll common stock that has a functional currency other than the U.S. dollar;

•
a holder of Diboll common stock that holds Diboll common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•
a person that is not a U.S. holder; or

•
a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Diboll common stock that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia; (c) a trust if  (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Diboll common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Diboll common stock, and any partners in such partnership, should consult their own independent tax advisors.
Determining the actual tax consequences of the mergers to a U.S. holder is complex and can depend, in part, on the U.S. holder’s specific situation. Each U.S. holder should consult its own independent tax advisor as to the tax consequences of the mergers in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.
Tax Consequences of the Mergers Generally
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part, Alston & Bird LLP has rendered its tax opinion to Southside and Diboll addressing the U.S. federal income tax consequences of the first merger and the second merger as described below. A copy of this tax opinion is attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. In addition, the obligations of the parties to complete the first merger is conditioned on, among other things, the receipt by Southside and Diboll of an opinion from Alston & Bird

LLP, dated the closing date of the first merger, to the effect that for U.S. federal income tax purposes the first merger and the second merger will be treated as a single reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing opinion may be waived by both Southside and Diboll. Neither Southside nor Diboll currently intends to waive the conditions related to the receipt of the closing opinion. However, if these conditions were waived, Diboll would re-solicit the approval of its shareholders prior to completing the first merger. In addition, the obligation of Alston & Bird LLP to deliver such closing opinion is conditioned on the mergers satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Southside common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the first merger and the second merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of these mergers.
These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the mergers strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering its legal opinion, Alston & Bird LLP relied and will rely upon representations and covenants, including those contained in certificates of officers of Southside and Diboll, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, this opinion could be adversely affected. The opinion represents counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, neither Diboll nor Southside have requested nor do they intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the mergers. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.
Except as otherwise indicated, the following discussion assumes that the first merger and the second merger qualify as a single “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Receive a Combination of Southside Common Stock and Cash
If a U.S. holder’s adjusted tax basis in the Diboll common stock surrendered is less than the sum of the fair market value of the shares of Southside common stock and the amount of cash (other than cash received in lieu of a fractional share of Southside common stock) received by the U.S. holder pursuant to the first merger, then the U.S. holder will recognize gain in an amount equal to the lesser of  (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Southside common stock) and the fair market value of the Southside common stock received, minus the U.S. holder’s adjusted tax basis of the shares of Diboll common stock surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Southside common stock). However, if a U.S. holder’s adjusted tax basis in the shares of Diboll common stock surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Southside common stock) and the fair market value of the Southside common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of shares of Diboll common stock acquired different blocks of shares of Diboll common stock at different times or different prices, the U.S. holder should consult the U.S. holder’s independent tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Diboll shares. Any recognized gain generally will be long-term capital gain if, as of the effective date of the first merger, the U.S. holder’s holding period with respect to the Shares of Diboll common stock surrendered exceeds one year.
The aggregate tax basis of the Southside common stock received (including any fractional share interests deemed received and redeemed for cash as described below under “Cash In Lieu of a Fractional Share”) by a U.S. holder that exchanges its shares of Diboll common stock for a combination of Southside common stock and cash as a result of the first merger will be the same as the aggregate tax basis of the shares of Diboll common stock surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of Southside common stock) plus the amount of any gain recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Southside common stock). The holding period of the Southside common stock received (including any fractional share deemed received and redeemed) will include the holding period of the shares of Diboll common stock surrendered. A U.S. holder receiving a combination of Southside common stock and cash should consult its own independent tax advisor regarding the manner in which cash and Southside common stock should be allocated among the U.S. holder’s shares of Diboll common stock and the manner in which the above rules would apply in the holder’s particular circumstance.
Cash In Lieu of a Fractional Share
If a U.S. holder receives cash in lieu of a fractional share of Southside common stock, the U.S. holder will be treated as having received a fractional share of Southside common stock pursuant to the first merger and then as having exchanged the fractional share of Southside common stock for cash in a redemption by Southside. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder’s aggregate tax basis (calculated in the manner as set forth above under “U.S. Holders that Receive a Combination of Southside Common Stock and Cash”) allocable to the fractional share of Southside common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the first merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Diboll common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.
Dissenters
Upon its exercise of dissenters’ rights, a U.S. holder of Diboll common stock will exchange all of its Diboll common stock for cash. Such a dissenting U.S. holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s aggregate tax basis in its Diboll common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Diboll common stock surrendered therefor exceeds one year. The deductibility of capital losses is subject to limitations. If a U.S. holder of Diboll shares acquired different blocks of Diboll shares at different times or different prices, the U.S. holder should consult the U.S. holder’s independent tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of Diboll shares.
Material U.S. Federal Income Tax Consequences if the Diboll Mergers Fail to Qualify as Reorganizations
If the first merger and the second merger do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Diboll common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Southside common stock, as of the effective date of the first merger, received by such U.S. holder pursuant to the first merger and the amount of any cash received by such U.S. holder pursuant to the first merger and (b) its adjusted tax basis in the shares of Diboll common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Diboll common stock exchanged in the first merger.
Backup Withholding
If a U.S. holder is a non-corporate holder of Diboll common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:
•
furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.
Certain Reporting Requirements
If a U.S. holder that receives Southside common stock in the first merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the mergers, including such U.S. holder’s tax basis in, and the fair market value of, the Diboll common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the mergers. A “significant holder” is any Diboll shareholder that, immediately before the first merger, (y) owned at least 5% (by vote or value) of the outstanding stock of Diboll or (z) owned Diboll securities with a tax basis of  $1.0 million or more.
This discussion of certain material U.S. federal income tax consequences is for general information only and is not intended to be tax advice. Holders of Diboll common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Accounting Treatment
The mergers will be accounted for under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America. Under this method, Diboll’s assets and liabilities as of the date of the mergers will be recorded at their respective fair values. Any difference between the purchase price for Diboll and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the mergers will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Southside in connection with the mergers will be amortized to expense in accordance with such rules. The consolidated financial statements of Southside issued after the mergers will reflect the results attributable to the acquired operations of Diboll beginning on the date of completion of the mergers.
Dissenters’ Rights
General
If you hold one or more shares of Diboll common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Diboll common stock paid to you in cash. The appraised fair value may be more or less than the value of the consideration you would receive under the merger agreement. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (§§ 10.351-10.368), which are attached to this proxy statement/prospectus as Annex D, and to consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.
How to Exercise and Perfect Your Right to Dissent
To be eligible to exercise your right to dissent to the merger:
•
you must, prior to the Diboll special meeting, provide Diboll with a written objection to the first merger that states that your right to dissent will be exercised if the first merger is completed and that provides an address to which a notice of effectiveness of the first merger should be delivered or mailed to you if the first merger is completed;

•
you must vote your shares of Diboll common stock against approval of the first merger at the Diboll special meeting in person or by proxy;

•
you must, not later than the 20th day after Southside (which will be the ultimate successor to Diboll) sends you notice that the first merger was completed, deliver to Southside a written demand for payment of the fair value of your shares of Diboll common stock and the number of shares of Diboll common stock that you own, your estimate of the fair value of such shares of Diboll common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•
you must, not later than the 20th day after you make your demand for payment to Southside as described above, submit your certificate representing your shares of Diboll common stock to Southside.

If you intend to exercise your right to dissent from the first merger, prior to the special meeting, you must send the notice of objection to Diboll, addressed to:
Diboll State Bancshares, Inc.
104 North Temple Drive
Diboll, Texas 75941
Attention: President and Secretary
If you fail (i) to send your written objection to the first merger in the proper form prior to the Diboll special meeting, (ii) to vote your shares of Diboll common stock at the Diboll special meeting against the approval of the first merger or (iii) to submit your demand for payment in the proper form on a timely basis, you will lose your rights to dissent from the first merger. If you fail to submit the certificates representing your shares of Diboll common stock to Southside on a timely basis after you have submitted the demand for payment as described above, Southside will have the option to terminate your right to dissent. In any instance of a termination or loss of your right of dissent, you will instead receive the merger consideration. If you comply with items (i) and (ii) above and the first merger is completed, Southside will send you a written notice advising you that the first merger has been completed. Southside must deliver this notice to you within ten days after the first merger is completed.
Your written demand must include a demand for payment for your shares of Diboll common stock for which rights of dissent and appraisal are sought and must state the number of shares of Diboll common stock that you own and your estimate of the fair value of your shares of Diboll common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Southside within 20 days of the date on which Southside sends to you the notice of the effectiveness of the first merger. If your written demand for payment in proper form is not received by Southside within that 20-day period, you will be bound by the first merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Diboll common stock.
Delivery of Stock Certificates
If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Southside as described above, you must, not later than the 20th day after you make your written demand for payment to Southside, submit to Southside your certificate or certificates representing the shares of Diboll common stock that you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Southside will note on each such certificate that you have demanded payment of the fair value of the shares of Diboll common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Southside will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Diboll common stock for which you have exercised the right of dissent in a timely fashion, Southside will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Diboll common stock unless a court, for good cause shown, directs Southside not to terminate those rights.

Southside’s Actions Upon Receipt of Your Demand for Payment
Within 20 days after Southside receives your demand for payment and your estimate of the fair value of your shares of Diboll common stock, Southside must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.
If Southside accepts your estimate, Southside will notify you that it will pay the amount of your estimated fair value within 90 days of the first merger being completed. Southside will make this payment to you if and only if you have surrendered the certificates representing your shares of Diboll common stock, duly endorsed for transfer to Southside.
If Southside does not accept your estimate, Southside will notify you of this fact and will make an offer of an alternate estimate of the fair value of your shares that it is willing to pay you. You will have 90 days from the date of the completion of the first merger to accept or decline Southside’s offer. If you accept the offer, Southside must pay the agreed amount within 120 days of the first merger being completed, but only if you have surrendered the certificates representing your shares of Diboll common stock, duly endorsed for transfer to Southside.
Payment of the Fair Value of Your Shares of Diboll Common Stock Upon Agreement of an Estimate
If you and Southside have reached an agreement on the fair value of your shares of Diboll common stock within 90 days of the effective date of the first merger, Southside must pay you the agreed amount within 120 days after the effective date of the first merger, provided that you have surrendered the stock certificates representing your shares of Diboll common stock duly endorsed for transfer to Southside.
Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled
If you and Southside have not reached an agreement as to the fair market value of your shares of Diboll common stock within 90 days after the effective date of the merger, you or Diboll may, within 60 days after the expiration of the 90-day period, commence proceedings in Smith County, Texas, asking the court to determine the fair value of your shares of Diboll common stock. The court will determine if you have complied with the provisions of the TBOC regarding your right of dissent and if you have become entitled to receive payment for your shares of Diboll common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Diboll objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Diboll common stock. Both you and Southside may address the court about the report. The court will determine the fair value of your shares and direct Southside to pay that amount, plus interest, which will begin to accrue 91 days after the first merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.
Rights as a Shareholder
If you have made a written demand on Southside for payment of the fair value of your shares of Diboll common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Diboll, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the first merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Diboll common stock or money damages with respect to the mergers.
Withdrawal of Demand
If you have made a written demand on Southside for payment of the fair value of your Diboll common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand and are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the first merger and you will have the same rights to receive the merger consideration with respect to your shares of Diboll common stock as you would have had if you had not made a demand for payment as to those shares, as well as the right to participate to the appropriate extent in any dividends or distributions on the shares of Diboll common stock that may have been paid to Southside shareholders after the effective date of the mergers. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date of your demand for payment.
Beneficial Owners
Persons who beneficially own shares of Diboll common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who wish to have the right of dissent exercised as to those shares, must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenters’ rights with respect to those shares. Only the persons in whose names shares of Diboll common stock are registered on the share transfer records of Diboll may exercise the right of dissent and appraisal discussed above.
U.S. Federal Income Tax Consequences
See “U.S. Federal Income Tax Considerations — Dissenters” beginning on page 63 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the first merger.
You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Diboll common stock are to be voted, you will be considered to have voted in favor of the merger and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the special meeting in favor of the first merger, you will not be able to assert dissenters’ rights.
Exchange of Shares in the First Merger
The conversion of Diboll common stock into the right to receive the merger consideration will occur automatically at the effective time of the first merger. After completion of the first merger, the exchange and paying agent will exchange certificates representing shares of Diboll common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As soon as reasonably practicable after the effective time of the first merger, but no later than five business days after the effective time, the exchange and paying agent will mail appropriate transmittal materials and instructions to those persons who were holders of Diboll common stock immediately prior to the completion of the first merger. These materials will contain instructions on how to surrender shares of Diboll common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for Diboll common stock has been lost, stolen or destroyed, the exchange and paying agent will issue the merger consideration upon receipt of  (1) an affidavit of that fact by the claimant and (2) if reasonably required, such bond as Southside or the exchange and paying agent may determine is necessary as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate.
After completion of the first merger, there will be no further transfers on the stock transfer books of Diboll other than to settle transfers of Diboll common stock that occurred prior to the effective time of the first merger.
Withholding
Southside and the exchange and paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any Diboll shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Other Distributions
Whenever a dividend or other distribution is declared by Southside on Southside common stock, the record date for which is after the effective time of the first merger, the declaration will include dividends or other distributions on all shares of Southside common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered his, her or its Diboll stock certificates.
Listing of Southside Common Stock
It is a condition to the completion of the first merger that the shares of Southside common stock issuable in connection with the first merger be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

THE MERGER AGREEMENT
The following describes certain aspects of the mergers, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.
Structure of the Mergers, Effective Time and Closing
Each of Southside’s board of directors and Diboll’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the acquisition of Diboll by Southside pursuant to the merger of Merger Sub with and into Diboll, which we refer to as the first merger. Immediately after the first merger, Diboll will merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, First Bank & Trust, a wholly owned subsidiary of Diboll, will merge with and into Southside’s wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger. We refer to the first merger, the second merger and the bank merger collectively as the mergers.
The first merger will be completed only if all conditions to the first merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See “— Conditions to Completion of the Mergers.”
The first merger will become effective upon the date and time specified in the certificate of merger for the first merger filed with the Secretary of State of the State of Texas in accordance with the Texas Business Organizations Code. The second merger will become effective upon the date and time specified in the certificate of merger filed with the Secretary of State of the State of Texas. The closing of the transactions contemplated by the merger agreement will occur at 10:00 a.m., Central time on a date no later than three business days after the satisfaction or waiver of the conditions specified in the merger agreement, or such other date as mutually agreed to by the parties. It currently is anticipated that the completion of the mergers will occur in the fourth quarter of 2017, subject to the receipt of regulatory approvals and other customary closing conditions, but neither Southside nor Diboll can guarantee when or if the mergers will be completed.
Organizational Documents of the Surviving Company
At the effective time of the second merger, the restated certificate of formation and amended and restated bylaws of Southside in effect immediately prior to the effective time of the second merger will be the certificate of formation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable law.
Officers of the Surviving Company
Each of the officers of Southside immediately prior to the effective time of the second merger will be the officers of the surviving company from and after the effective time of the second merger. Additionally, immediately following the closing of the mergers, the following Diboll executives will assume the following titles at Southside Bank: Jay Shands — Regional President, East Texas; Trey Denman — Executive Vice President; Jim Denman — Executive Vice President.
Board of Directors of the Surviving Company
Immediately following the closing of the mergers, the Southside board of directors will be increased by two, and Southside will select two individuals who are currently directors of Diboll to serve on the Southside board of directors, at least one of whom must be an “independent” director of Southside. The two designees will be appointed to serve a term that expires at the Annual Meeting of Shareholders of Southside in 2018, and the Nominating Committee of the Board shall consider in good faith the nomination for re-election of each such director one of which will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2020 and the other director will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2019.
Merger Consideration; Effects of the First Merger
If the first merger is completed, at the effective time of the first merger, each share of Diboll common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time of the first merger, except for specified shares of Diboll common stock held by Southside or Diboll, will be converted into the right to receive:
(1)
cash consideration equal to the quotient of  (a) up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the first merger and subject to adjustment based on Diboll’s closing net book value, divided by (b) the number of shares of Diboll common stock issued and outstanding immediately prior to the effective time of the first merger (after giving effect to any valid exercises of outstanding Diboll equity awards prior to the effective time of the first merger), which we refer to as the Diboll outstanding share number; and

(2)
a number of shares of Southside common stock equal to the quotient of  (a) 5,535,000, divided by (b) the Diboll outstanding share number, which we refer to as the stock consideration, without interest.

The aggregate amount of the cash consideration will be decreased by the after-tax amount paid by Diboll to holders of options to purchase Diboll common stock who utilize the “cashless exercise” feature of such options and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of exercise of the shares of Diboll common stock subject to such options over the aggregate purchase price for such shares.
In addition, the aggregate amount of the cash consideration will be decreased on a dollar-for-dollar basis if Diboll’s closing net book value as of a date that is 15 business days prior to the closing date, which we refer to as the determination date, is less than the target book value of  $100,298,570.
Diboll’s closing net book value will be calculated as the unaudited consolidated net shareholders’ equity of Diboll, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by the merger agreement. For purposes of calculating the closing net book value, Diboll shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement, on an after-tax basis; (b) any legal and accounting fees incurred in connection with the merger agreement, the mergers and the other transactions contemplated by the merger agreement and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Diboll’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the aggregate cash consideration has been adjusted for the cashless exercise of Diboll stock options as discussed above, the costs, expenses, payments or other amounts paid or payable pursuant to vesting of any Diboll stock options and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Diboll or any of its subsidiaries and any other person, on an after-tax basis; (e) the termination costs associated with certain designated contracts, on an after-tax basis; and (f) the amount of any and all dividends permitted to be paid by Diboll pursuant to the merger agreement, to the extent paid, declared or expected to be paid or declared, prior to the effective time of the first merger. Additionally, the closing net book value shall reflect the closing mark-to-market valuation of the securities in Diboll’s investment portfolio. The closing net book value may be further adjusted upon the mutual agreement of the parties.
For example, and for illustration purposes only, assuming that (1) all holders of options to purchase shares Diboll common stock utilize the cashless exercise feature of such options immediately prior to closing and receive a cash payment therefor and the fair market value of the shares of Diboll common stock subject to such option is deemed to be equal to the merger consideration per share of Diboll common stock; for this example 16,131 stock options are estimated to utilize the cashless exercise feature with an estimated average exercise price of  $134.92 (resulting in a payment to option holders of  $1,654,718, which on an after-tax basis to Diboll is $1,092,114), (2) Diboll’s closing net book value is at least equal to the target book value, (3) the price per share of the Southside common stock received in the merger is equal to $32.10, the closing price on September 6, 2017, and (4) the Diboll outstanding share number is 848,776 each share of Diboll common stock would be converted into the right to receive $28.17 in cash and 6.5212 shares of Southside common stock with a value of  $209.33, or aggregate merger consideration per share of Diboll common stock of  $237.50.
If the number of shares of common stock of Southside or Diboll changes before the first merger is completed as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, then the merger consideration will be proportionately adjusted.
Fractional Shares
Southside will not issue any fractional shares of Southside common stock in the first merger. Diboll shareholders who would otherwise be entitled to a fractional share of Southside common stock upon the completion of the first merger will instead receive an amount in cash based on the volume weighted average price per share of Southside common stock for the last full trading day immediately preceding the day on which the first merger is completed, which we refer to as the Southside closing share value.
Treatment of Diboll Stock Options
Holders of Diboll stock options must exercise such options prior to the effective time of the first merger to receive any consideration for such options. Pursuant to the Diboll State Bancshares, Inc. Incentive Stock Option 2014 — Plan, or a predecessor plan, and the award agreements for such options, holders have the right to execute a “cashless exercise” and receive the difference between the fair market value for the shares of Diboll common stock at the time of exercise less the purchase price for such shares, which is payable in cash, Diboll common stock or a combination thereof. Additionally pursuant to such plans and award agreements, all unvested options to purchase Diboll common stock become exercisable immediately prior to the effective time of any merger in which Diboll is not the surviving company. All outstanding options that have not been exercised will terminate at the effective time for no consideration. Holders of options to purchase shares of Diboll’s common stock will not be entitled to receive any merger consideration in exchange for their options.
Representations and Warranties
The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Southside and Diboll, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Southside and Diboll rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Southside, Diboll or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Southside or Diboll. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of Southside and Diboll relating to their respective businesses, including the following:
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the corporation organization, existence, qualification, and corporate power and authority of the companies;

•
the status of subsidiaries;

•
the capitalization of the companies;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•
the required governmental and other regulatory filings and consents and approvals in connection with the mergers;

•
absence of knowledge of any reasons why all required regulatory approvals should not be obtained on a timely basis;

•
the filing of reports to regulatory authorities;

•
the accuracy of financial statements and books and records, the effectiveness of internal controls and the absence of significant deficiencies, material weaknesses and “off-balance sheet arrangements;”

•
the absence of certain changes or events;

•
the absence of certain legal proceedings;

•
the filing of tax returns, payment of taxes and other tax matters by each party;

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compliance with applicable laws;

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employee benefit matters;

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intellectual property matters;

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environmental matters;

•
related party transactions;

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broker’s fees payable in connection with the mergers;

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents; and

•
access to information and absence of additional representations.

Diboll also has made additional representations and warranties to Southside with respect to (among other things):
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absence of undisclosed liabilities;

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labor matters;

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certain material contracts;

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agreements with regulatory authorities;

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investment securities;

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derivative instruments and transactions;

•
insurance matters;

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real and personal property;

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loan matters;

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inapplicability of takeover statutes;

•
receipt of a financial opinion from Diboll’s financial advisor; and

•
transaction expenses.

Southside has also made an additional representation to Diboll about the availability of funds to complete the mergers.
Definition of  “Material Adverse Effect”
Certain representations and warranties of Southside and Diboll are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Southside or Diboll, means any event, circumstance, development, change or effect that, individually or in the aggregate is, or is reasonably likely to be, material and adverse to (i) the business, financial condition, assets, liabilities or results of operations of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of  “material adverse effect” excludes the following:
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changes in GAAP or regulatory accounting requirements;

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changes in laws of general applicability to companies in the financial services industry;

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changes in global or national (or any state or territory thereof) political, general economic or market conditions generally affecting other companies in the financial services industry, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events or changes in prevailing interest rates, currency exchange rates, or price levels or trading volumes in the United States and including changes to any previously correctly applied asset marks resulting therefrom;

•
any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

•
actions or omissions taken with the prior written consent of the other party;

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any failure, in and of itself, to meet internal or other estimates, projections, or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a material adverse effect, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect pursuant to any other clause of this definition); or

•
the execution or public disclosure of the merger agreement or the transactions contemplated thereby or the consummation of the transactions, including the impacts thereof on relationship with customers and employees;

except, with respect to the first four bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the First Merger
Diboll has agreed that, prior to the effective time of the first merger, it will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice, use commercially reasonable efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by governmental entities and its current relationships. In addition, each of Southside and Diboll has agreed that, prior to the effective time of the first merger, it will, and will cause each of its respective subsidiaries to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Southside or Diboll to obtain any required regulatory approvals or to perform their respective obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Additionally, Diboll has agreed that prior to the effective time of the first merger, except as expressly required by the merger agreement or with the prior written consent of Southside, Diboll will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:
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create or incur any indebtedness for borrowed money (other than (i) acceptance of deposits, (ii) purchases of Federal funds, (iii) Federal Home Loan Bank borrowings of no more than $25,000,000 in the aggregate and with maturity dates of no more than five (5) years, which are used solely to fund new loans, (iv) sales of certificates of deposit, (v) issuances of commercial paper, (vi) entering into repurchase agreements, and (vii) indebtedness with maturities of less than 3 months to replace expiring indebtedness, each in the ordinary course of business consistent with past practice);

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assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, except in connection with (i) issuances of letters of credit or similar facilities in the ordinary course of business and (ii) presentation of items for collection in the ordinary course of business consistent with past practice or in connection with indebtedness incurred pursuant to the prior bullet point; provided that Diboll shall consult with Southside in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

•
adjust, split, combine or reclassify any capital stock or other equity interests;

•
set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interest or make, declare or pay any dividend or other distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly-owned subsidiary of Diboll) or make any other distribution on shares of its capital stock or other equity interest (other than regular quarterly dividends on its common stock in an amount not in excess of  $1.50 per share per quarter) or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest; provided that if the closing of the first merger is on or after December 9, 2017, Diboll may, but shall not be obligated to, declare and pay a special one-time cash dividend on the shares of Diboll common stock in an amount that, together with any other dividend permitted by the merger agreement, would not cause Diboll’s tier 1 leverage ratio to drop below 8.75%;

•
grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Diboll’s capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock;

•
issue or commit to issue any additional shares of capital stock of Diboll or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any subsidiary of Diboll other than in connection with the issuance of shares of Diboll common stock upon the exercise of stock options outstanding as of the date of the merger agreement;

•
enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except with respect to the mergers or the other transactions contemplated by the merger agreement;

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sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its property or assets to any person other than a wholly-owned subsidiary, except (i) sales of loans, loan participations and investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of Diboll and (ii) as expressly required by contracts or agreements in force at the date of the merger agreement and disclosed in the Diboll disclosure schedule;

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acquire direct or indirect control of any businesses or assets of any other entity, or make any investment or acquire any property or assets of any other person, other than foreclosures of collateral (or conveyance of such collateral in lieu of foreclosure) taken in connection with collection of a loan in the ordinary course of business consistent with past practices and with respect to loans made to third parties who are not affiliates of Diboll;

•
hire, transfer or promote any employee who has (or with respect to hiring, will have) target annual compensation of  $100,000 or more;

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terminate the employment of any employee who has target annual compensation of  $100,000 or more other than a termination for cause in the ordinary course of business consistent with past practices;

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enter into, adopt, amend or terminate any employment, bonus, severance, change-of-control or retirement contract or plan;

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enter into, adopt, amend or terminate or commence participation in, or agree to enter into, adopt or terminate or commence participation in any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Diboll or its subsidiaries;

•
amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Diboll or its subsidiaries in a manner that would result in any increase in cost to Southside, Company or any of their respective subsidiaries, other than as required by law and de minimis amendments in the ordinary course of business consistent with past practice;

•
increase or agree to increase the compensation or benefits to any current or former employee, officer, director or consultant of Diboll or its subsidiaries;

•
enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Diboll or any of its subsidiaries;

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cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Diboll benefit plan;

•
grant any awards or, except as contemplated by the merger agreement, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Diboll benefit plans, except in the ordinary course of business consistent with past practice;

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settle any claim, action or proceeding other than in the ordinary course of business consistent with past practice involving solely money damages not in excess of  $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims;

•
agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

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pay, discharge or satisfy any claims, liabilities or obligations other than in in the ordinary course of business consistent with past practice (subject to the limitations above);

•
change any accounting methods or systems of internal accounting controls or the manner in which Diboll accrues for liabilities (except as required by regulatory agencies or GAAP, as concurred in by Briggs & Veselka Co.);

•
except as required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

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make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•
amend the organizational documents of Diboll or any subsidiary;

•
materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•
invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

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without previously notifying and consulting with Southside, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than 15 years for Diboll’s own account or any Diboll subsidiary’s own account;

•
enter into, modify, amend or terminate any material contract (other than in the ordinary course of business consistent with past practice);

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other than as determined to be necessary or advisable by Diboll in the good faith exercise of its discretion based on changes in market conditions, change in any material respect its credit policies and collateral eligibility requirements and standards;

•
fail to use commercially reasonable efforts to take any action that is required by a regulatory agreement, or take any action that violates a regulatory agreement;

•
except as required by applicable law, regulation or policies imposed by any governmental entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

•
permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office;

•
make, or commit to make, any material capital expenditures other than as disclosed in Diboll’s capital expenditure budget;

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without previously notifying and consulting with Southside (i) renew or extend an existing commitment for any loan relationship having total credit exposure to the applicable borrower in excess of  $2,000,000 (other than as set forth on the Diboll disclosure schedule), or (ii) make or acquire any loan or issue a commitment (or amend, renew, restructure or modify in any material respect any existing loan relationship), that would result in total credit exposure to the applicable borrower in excess of  $1,000,000;

•
take any action that is intended to, would or would be reasonably likely to result in any of the closing conditions set forth in the merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated in the merger agreement except as may be required by law;

•
knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the mergers from qualifying as a “reorganization” under the Internal Revenue Code; or

•
agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Diboll in support of, any of the actions prohibited above.

Southside has agreed to a more limited set of restrictions on its business prior to the completion of the first merger. Specifically, Southside has agreed that prior to the effective time of the first merger, except as expressly contemplated or permitted by the merger agreement or with the prior written consent of Diboll, Southside will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:
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amend the organizational documents of Southside, Merger Sub or Southside Bank in a manner that would materially and adversely affect the economic benefits of the first merger to the holders of Diboll common stock;

•
take any action that is intended to, would or would be reasonably likely to result in any of the conditions to closing of the mergers set forth in the merger agreement not being satisfied or prevent or materially delay the consummation of the transactions contemplated by the merger agreement, except, in every case, as may be required by applicable law;

•
knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the mergers from qualifying as a “reorganization” under the Internal Revenue Code;

•
acquire direct or indirect control of any businesses or assets of any other entity, or make any investment or acquire any property or assets of any other person, other than (i) foreclosures of collateral (or conveyance of such collateral in lieu of foreclosure) taken in connection with collection of a loan in the ordinary course of business consistent with past practices and with respect to loans made to third parties who are not affiliates of Southside, or (ii) if such transaction, together with all other such transactions, is not material to Southside and its subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the closing of the mergers will be materially delayed or that the required regulatory approvals will be more difficult to obtain;

•
adopt or enter into a plan of liquidation or dissolution with respect to Southside, Southside Bank or Merger Sub; or

•
agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Southside in support of, any of the actions prohibited above.

Regulatory Matters
Southside and Diboll have agreed to use their respective commercially reasonable efforts to take all actions that are necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated by the merger agreement and to obtain any action, non-action, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any regulatory authority required or advisable in connection with the mergers and the other transactions contemplated by the merger agreement. However, in no event will Southside be required, and will Diboll and its subsidiaries be permitted (without Southside’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction if such action, condition or restriction would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Southside and its subsidiaries, taken as a whole, or Diboll and its subsidiaries, taken as a whole (in each case measured on a scale relative to Diboll and its subsidiaries, taken as a whole) (including any determination by a regulatory authority that the bank merger may not be completed as contemplated in the merger agreement (and without material on-going conditions or restrictions)). Southside and Diboll have also agreed, to furnish each other, upon request, with all information reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Southside, Diboll or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Matters
The merger agreement requires Southside to provide to employees of Diboll and its subsidiaries from the closing of the mergers through December 31, 2017, so long as they continue to be employed by Southside, life insurance, accidental death and dismemberment, long-term disability, and medical benefit plans that provide benefits that are no less favorable in the aggregate than the life insurance, accidental death and dismemberment, long-term disability, and medical benefits that are generally made available to similarly situated employees of Diboll and its subsidiaries. If the closing occurs after November 1, 2017, or such later date as may be administratively feasible, Southside will also continue to provide Diboll employees with substantially similar life insurance, accidental death and dismemberment, long-term disability, and medical benefit plans in 2018 as they had with Diboll, but such employees will otherwise be on the same plans as similarly situated employees of Southside.
The merger agreement further provides that until the one year anniversary of the closing of the mergers, each Diboll employee that continues to be employed by Southside will be eligible to receive benefits upon qualifying terminations of employment that are consistent with First Bank & Trust’s severance plan in effect immediately prior to the closing of the mergers.

Diboll is required to terminate the First Bank & Trust East Texas 401(k) Profit Sharing Plan effective immediately prior to the effective time of the first merger. In addition, as soon as feasible after the closing of the first merger, Diboll employees will be eligible to participate in the Southside 401(k) Plan on the same terms and conditions applicable to employees of Southside or its subsidiaries and will be permitted to roll their accounts from the First Bank & Trust East Texas 401(k) Profit Sharing Plan into Southside’s 401(k) Plan, assuming receipt of a favorable determination letter from the Internal Revenue Service. Southside must also give Diboll employees credit for purposes of eligibility, vesting and benefit accrual under benefits plans applicable to such employees following closing.
Director and Officer Indemnification and Insurance
The merger agreement provides that after the completion of the mergers, Southside will indemnify and hold harmless all present and former directors and officers of Diboll against all judgments, penalties, fines or settlements (and reasonable expenses incurred in connection therewith) in connection with any claim arising out of acts or omissions occurring at or prior to the closing, to the fullest extent permitted by Diboll’s charter and bylaws and any existing indemnification contract.
In addition, for a period of six years after the closing of the mergers, Southside must maintain in effect, or substitute policies comparable to, Diboll’s current directors’ and officers’ liability insurance covering each person currently covered by Diboll’s directors’ and officers’ liability insurance policy for claims arising from facts, events or actions occurring prior to the closing of the mergers. However, Southside is not obligated to provide such coverage to the extent that the premiums associated with such coverage exceed 250% of the current annual premium.
Certain Additional Covenants
The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, the listing of the shares of Southside common stock to be issued in the first merger, access to information of the other company, notification of certain matters, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.
Agreement Not to Solicit Other Offers (“No Shop”)
The merger agreement restricts Diboll’s ability to solicit other potential acquisition proposals. Specifically, the merger agreement provides that Diboll will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly:
•
solicit, initiate, assist or knowingly take any other action to facilitate or encourage a competing acquisition proposal (including furnishing non-public information);

•
enter into, continue or otherwise participate in any discussions or negotiations regarding a competing acquisition proposal; or

•
approve, recommend, declare advisable or enter into any agreement providing for a competing acquisition proposal or requiring Diboll to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the mergers.

However, prior to obtaining Diboll’s required shareholder approval, Diboll may participate in negotiations or discussions with any third party making a bona fine, unsolicited acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement), if  (i) Diboll’s board of directors determines in good faith, after consultation with outside legal counsel and Diboll’s financial advisor, that the acquisition proposal is reasonably likely to result in a superior proposal (defined below), (ii) Diboll’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause Diboll’s board of directors to be in breach of its fiduciary duties and (iii) Diboll has notified Southside of the receipt of such acquisition proposal.

Further, the merger agreement provides that, at any time prior to obtaining Diboll’s required shareholder approval, Diboll’s board may, if it determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, (i) make an adverse recommendation change in response to (a) a bona fide, unsolicited acquisition proposal made after the date hereof that it determines in good faith (after consultation with outside counsel and its financial advisor) is a superior proposal or (b) an intervening event or (ii) cause or permit Diboll to terminate the merger agreement and promptly thereafter enter into an acquisition agreement with respect to a superior proposal. However, Diboll cannot take any of those actions in response to a competing acquisition proposal or an intervening event, unless (1) it has given Southside at least three business days’ prior written notice of its intention to take such action, (2) prior to taking such action, it has negotiated in good faith with Southside during that three-business day period to enable Southside to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal or to cause the adverse recommendation change in response to the intervening event to no longer be necessary and (3) at the end of the three-business-day period, Diboll’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that such superior proposal has not been withdrawn and continues to constitute a superior proposal or that the intervening event continues to necessitate an adverse recommendation change, as applicable.
The merger agreement defines an “acquisition proposal” as a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Southside or its subsidiaries), relating to, or that is reasonably likely to lead to, any (i) direct or indirect acquisition of assets of Diboll or its subsidiaries (including any voting equity interests of subsidiaries) equal to 20% or more of the fair market value of Diboll’s consolidated assets or to which 20% or more of Diboll’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of 20% or more of the voting equity interests of Diboll, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting equity interests of Diboll, (iv) merger, consolidation, other business combination or similar transaction involving Diboll pursuant to which such person would own 20% or more of the consolidated assets, net revenues or net income of Diboll, taken as a whole, or (v) liquidation or dissolution of Diboll or the declaration or payment of an extraordinary dividend by Diboll.
The merger agreement defines a “superior proposal” as a bona fide written “acquisition proposal” (with 20% as used in that definition increased to a majority) that Diboll’s board of directors reasonably determines in good faith (after consultation with outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal is more favorable from a financial point of view to the holders of Diboll common stock than the transactions contemplated by the merger agreement (taking into account any adjustment to the terms and conditions proposed in writing by Southside in response to such proposal).
The merger agreement defines a “intervening event” as a fact, change, development, event or circumstance that was not known to the Diboll board of directors on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Diboll board as of such date), which event or circumstance, or any material consequences thereof, becomes known to the Diboll board prior to the time that Diboll’s required shareholder approval is received and does not relate to any (i) any acquisition proposal or (ii) any events or circumstances relating to the mergers or the other transactions contemplated hereby.
Conditions to Completion of the Mergers
Southside and Diboll’s respective obligations to complete the first merger are subject to the fulfillment or waiver of the following conditions:
•
approval of the first merger by shareholders holding two-thirds of the outstanding shares of Diboll common stock;

•
the receipt of all required regulatory approvals for the mergers, without the imposition of any material on-going conditions or restrictions and any applicable waiting periods shall have expired;

•
the absence of any legal restraint (such as an injunction or restraining order) that would prevent the consummation of the mergers;

•
the authorization for listing the shares of Southside common stock to be issued as part of the merger consideration on the Nasdaq Global Select Market;

•
the effectiveness of the registration statement of which this proxy statement/prospectus forms a part required in connection with the issuance of the Southside common stock in the first merger;

•
each party’s receipt of a tax opinion from Alston & Bird LLP confirming the tax-free treatment of the mergers for U.S. federal income tax purposes; and

•
the absence of the occurrence of a material adverse effect on Diboll or Southside.

In addition, Southside’s obligation to close is subject to the receipt of a FIRPTA certificate from Diboll and the absence of more than five percent of the outstanding shares of Diboll common stock exercising (or being entitled to exercise) their dissenters’ rights.
Each party’s obligation to close is subject to the accuracy of the other party’s representations and warranties and the other party’s compliance with its covenants and agreements set forth in the merger agreement. In order to avoid “hair-trigger” breaches, the inaccuracy of a representation or warranty usually will not be considered a breach of the merger agreement unless the inaccuracy relates to matters that, individually or in the aggregate, have a material adverse effect on the relevant party.
Neither Southside nor Diboll can provide assurance as to when or if all of the conditions to the first merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Southside nor Diboll has reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the first merger by mutual consent, or by either party in the following circumstances:
•
if the closing of the first merger is not completed within nine months of the date of the merger agreement, or March 12, 2018, which we refer to as the end date;

•
if any court or other governmental entity has issued a final and nonappealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement;

•
if either party receives written notice from or is otherwise advised by a governmental entity that it will not grant any required regulatory approval without imposing a materially burdensome regulatory condition on either party;

•
in the event that approval by the shareholders of Diboll is not obtained at a meeting at which a vote was taken; or

•
if the other party has breached or is in breach of any representation, warranty, covenant or agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by such party, prevent any closing condition from being satisfied and such breach is not cured by the earlier of  (1) the end date and (2) the 30th business day after written notice of such breach.

In addition, Southside may terminate the merger agreement in the following circumstances:
•
if Diboll fails to make its required recommendation to shareholders in favor of the first merger, or withdraws, amends, modifies or materially qualifies, in a manner adverse to Southside or Merger Sub, its recommendation, or adopts, approves or publicly recommends any competing acquisition proposal, or makes any public statement inconsistent with its recommendation, which we refer to as an adverse recommendation change;

•
if Diboll fails to properly call, give notice of, and convene a meeting of shareholders to vote on the first merger;

•
if there has not been an adverse recommendation change and Diboll fails to use its commercially reasonable efforts to obtain the required shareholder approval; or

•
if Diboll fails to comply in all material respects with its obligations pursuant to the no-shop covenant.

In addition, Diboll may terminate the merger agreement if Diboll’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if Diboll pays to Southside a $9.0 million termination fee and promptly enters into such definitive agreement.
Effect of Termination
If the merger agreement is terminated, it will become void, except that (1) both Southside and Diboll will remain liable for any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.
Termination Fee
Pursuant to the merger agreement, Diboll will be obligated to pay Southside a $9.0 million termination fee if Diboll or Southside terminate the merger agreement as a result of:
•
(1) the closing not occurring on or before the end date and (2) after the date of the merger agreement, a competing acquisition proposal has been made known to Diboll’s board of directors, and (3) prior to a date that is 12 months after the termination of the merger agreement, Diboll either consummates an acquisition proposal or approves, recommend or enters into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet or other similar agreement with respect to an acquisition proposal, which we collectively refer to as an acquisition agreement; or

•
(1) the failure to obtain the requisite approval at the meeting of the Diboll shareholders or at any adjournment or postponement thereof and (2) prior to the Diboll shareholder meeting, a competing acquisition proposal has been publicly announced, publicly disclosed or otherwise made known generally to Diboll’s shareholders or any person has publicly announced an intention (whether or not conditional) to make a competing acquisition proposal and (3) prior to a date that is 12 months after the termination of the merger agreement, Diboll either consummates an acquisition proposal or enters into an acquisition agreement.

Diboll will also be obligated to pay Southside a $9.0 million termination fee if Southside terminates the merger agreement as a result of or because:
•
(1) a breach of any of Diboll’s representations, warranties, covenants or agreements, which breach would, individually or together with all such other then-uncured breaches by Diboll, prevent any closing condition from being satisfied and such breach is not cured by the earlier of  (a) the end date and (b) the 30th business day after written notice of such breach, and (2) after the date of the merger agreement and prior to the breach giving rise to such right of termination, a competing acquisition proposal has been made known to Diboll’s board of directors, and (3) prior to a date that is 12 months after the termination of the merger agreement, Diboll either consummates an acquisition proposal or enters into an acquisition agreement; or

•
Diboll fails to make its required recommendation to shareholders in favor of the first merger, or makes an adverse recommendation change; or

•
Diboll fails to comply in all material respects with its obligations under the merger agreement by failing to call, give notice of, and convene a shareholders meeting to vote on the approval of the first merger; or

•
There has not been an adverse recommendation change and Diboll fails to use its commercially reasonable efforts to obtain the required shareholder approval; or

•
Diboll fails to comply in all material respects with its obligations pursuant to the no-shop covenant.

Finally, Diboll will be obligated to pay Southside a $9.0 million termination fee if the merger agreement is terminated by Diboll because Diboll’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement.
Miscellaneous Provisions
Expenses and Costs
Except as set forth above, each of Southside and Diboll will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, Southside and Diboll may amend the merger agreement by written agreement. However, after any approval of the first merger by the shareholders of Diboll, there may not be, without further approval of Diboll shareholders, any amendment to the merger agreement that requires further approval under applicable law.
At any time prior to the effective time of the first merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement.

ANCILLARY AGREEMENTS
Voting and Support Agreements
In connection with, and as a condition to, entering into the merger agreement, Southside entered into a voting and support agreement with each of the directors, executive officers and significant shareholders of Diboll. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the form of voting and support agreement attached to this proxy statement/prospectus as Annex C.
Pursuant to the voting and support agreements, each party to a voting and support agreement agreed to vote his or her shares of Diboll common stock:
•
in favor of adoption of the merger agreement and the approval of the first merger and the other transactions contemplated by the merger agreement, which is referred to in the voting and support agreements as the proposed transaction;

•
against the approval or adoption of any proposal made in opposition to, or in competition with, the proposed transaction; and

•
against any of the following (to the extent unrelated to the proposed transaction with Southside): (1) any merger, consolidation or business combination involving Diboll or any of its subsidiaries, (2) any sale, lease or transfer or all or substantially all of the assets of Diboll or its subsidiaries, (3) any reorganization, recapitalization, dissolution, liquidation or winding up of Diboll or any of its subsidiaries, or (4) any other action that is intended to, or could reasonably be expected to result in a breach of any covenant representation or warranty or any other obligation or agreement of Diboll under the merger agreement or of the shareholder under the support agreement.

The voting and support agreements provide that each shareholder party to a voting and support agreement will not, other than pursuant to the mergers, directly or indirectly:
•
assign, sell, transfer, tender, exchange, pledge, hypothecate, grant, create, encumber or otherwise dispose of  (including by gift) any of such shareholder’s shares of Diboll common stock; or

•
enter into any agreement, arrangement or understanding providing for any action described in the preceding bullet.

The voting and support agreements provide that each director, executive officer and significant shareholder that is a party thereto shall not, for a period of two years following the closing of the first merger, engage in certain competitive activities with Southside, solicit or induce certain employees to terminate their employees with Southside, solicit, divert or take away certain customers of Southside for the purpose of selling any product provided by Southside, or serve as a director or management official of another financial institution in the counties in Texas in which Diboll has branches.
The voting and support agreements further provide that each non-employee director will not, in his or her capacity as shareholder of Diboll, take any action that is intended, or could be reasonably expected, to impede, interfere with, delay, postpone, discourage or adversely affect the completion of the proposed transaction.
The voting requirements of the voting and support agreements will automatically terminate upon the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the first merger, but the restrictions on competitive activities described above will survive for two years following the effective time of the first merger.
As of the record date, shareholders who are party to the voting and support agreements beneficially owned and were entitled to vote an aggregate of approximately 382,158 shares of Diboll common stock, which represented approximately 45.0% of the shares of Diboll common stock outstanding on that date.

Key Employee Retention Agreements
As a condition to Southside entering into the merger agreement, various key employees of Diboll, including (but not limited to) each of Jay Shands, Diboll’s current Chairman of the Board, President and Chief Executive Officer, Trey Denman, Diboll’s current Director and Executive Vice President, and Jim Denman, Diboll’s current Vice President and Treasurer, entered into Key Employee Retention Agreements with Southside Bank. Pursuant to the Key Employee Retention Agreements, Messrs. Shands, T. Denman and J. Denman will serve as Regional President, East Texas, Executive Vice President and Executive Vice President, respectively, of Southside Bank, effective upon completion of the mergers.
Under the terms of the Key Employee Retention Agreements, within 60 days after the effective time of the second merger, Southside will grant to each of Messrs. Shands, T. Denman and J. Denman equity incentive awards consisting of  (i) non-qualified stock options to purchase shares of Southside common stock having a value equal to 12.5% of the employee’s base salary in effect as of the effective date of the mergers (based on Black-Scholes option modeling), which stock options will have an exercise price equal to the closing price of Southside common stock on the date of grant, will vest in four equal installments on the first four anniversaries of the grant date, and will have a ten-year term, and (ii) restricted stock units having a value equal to 12.5% of the employee’s base salary in effect as of the effective date of the mergers (based on the closing price of the Southside common stock on the effective date of the mergers), each representing the right to receive a share of Southside common stock, which will vest in four equal installments on the first four anniversaries of the grant date. Under the terms of the Key Employee Retention Agreements, each of Messrs. Shands, T. Denman and J. Denman is also entitled to receive a cash bonus payment following the employee’s continuous, good standing employment with Southside Bank through each of the 90th day following the effective date of the mergers and the first and second anniversaries of the effective date of the mergers. The aggregate amounts of such cash bonus payments payable to Messrs. Shands, T. Denman and J. Denman are $280,500, $193,000 and $185,000, respectively. For more information on the key employee agreements, please see the section entitled “The Mergers — Interests of Diboll’s Directors and Executive Officers in the Mergers — Key Employee Retention Agreements” beginning on page 57.

THE COMPANIES
Southside Bancshares, Inc.
Southside was incorporated in Texas in 1982 and serves as the bank holding company for Southside Bank, a Texas state bank headquartered in Tyler, Texas. Southside Bank has the largest deposit base in the Tyler metropolitan area and is the largest bank, based on asset size, headquartered in East Texas. At June 30, 2017, Southside had total assets of  $5.58 billion, total loans of  $2.61 billion, deposits of  $3.62 billion, and total equity of  $547.1 million. Southside has paid a cash dividend every year since 1970 (including dividends paid by Southside Bank prior to the incorporation of Southside Bancshares). On May 4, 2017 Southside’s board of directors declared a 2.5% stock dividend to holders of record of common stock as of May 30, 2017, which was paid on June 27, 2017.
Southside is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.
Southside and its subsidiaries are subject to comprehensive regulation, examination and supervision by the Federal Reserve Board, the Texas Department of Banking, and the FDIC, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.
Southside’s headquarters are located at 1201 South Beckham Avenue, Tyler, Texas 75701, and its telephone number is (903) 531-7111. Southside’s website can be found at www.southside.com. The contents of Southside’s website are not incorporated into this proxy statement/prospectus.
For more information about Southside’s business, see “Where You Can Find More Information,” below.
Diboll State Bancshares, Inc.
General
Diboll is a Texas corporation and bank holding company headquartered in Diboll, Texas. Diboll was incorporated in January 1980 for the purpose of acquiring and serving as a bank holding company for the predecessor to First Bank & Trust East Texas (referred to herein as First Bank & Trust). Diboll does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for its wholly-owned banking subsidiary, First Bank & Trust. Diboll’s primary activities are to provide assistance in the management and coordination of First Bank & Trust’s financial resources. Diboll has no significant assets other than all of the outstanding common stock of First Bank & Trust. Diboll derives its revenues primarily from the operations of First Bank & Trust in the form of dividends received from First Bank & Trust.
First Bank & Trust is a Texas banking association that was chartered on June 18, 1953 under the name Diboll State Bank. Since its inception, First Bank & Trust has generally grown organically and through strategic business combinations as summarized below:
•
In September 1985, Diboll acquired Peoples National Bank, headquartered in Lufkin, Texas, and operated it as a stand-alone bank until April 1990, at which time it was merged with and into First Bank & Trust, with First Bank & Trust surviving;

•
In January 1997, Diboll acquired The First State Bank, headquartered in Jasper, Texas, and operated it as a stand-alone bank until February 2001, at which time it was merged with and into First Bank & Trust, with First Bank & Trust surviving;

•
In March 1998, Diboll acquired Pineland State Bank, headquartered in Pineland, Texas, and operated it as a stand-alone bank until July 2001, at which time it was merged with and into First Bank & Trust, with First Bank & Trust surviving; and

•
In January 1999, Diboll acquired First Bank and Trust, headquartered in Cleveland, Texas, which was immediately thereafter merged with and into First Bank & Trust, with First Bank & Trust surviving.

As a bank holding company, Diboll is subject to supervision and regulation by the Federal Reserve Board in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve Board.
As of June 30, 2017, Diboll had, on a consolidated basis, total assets of approximately $993.8 million, total deposits of approximately $883.6 million, total loans (net of allowance for loan losses) of approximately $653.4 million, and total shareholders’ equity of approximately $104.6 million. Diboll does not file reports with the SEC. Diboll does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders at its annual meeting.
Products and Services
First Bank & Trust is a community-oriented, full service financial institution, which emphasizes personal service and contact. First Bank & Trust meets its commercial and retail customers’ banking needs with a diversified range of financial services. First Bank & Trust is engaged in substantially all of the business operations, including trust services, customarily conducted by independent financial institutions located in East Texas and the surrounding communities, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, individual retirement accounts, real estate loans, and other installment and term loans. First Bank & Trust does a substantial amount of business with individuals, as well as with customers in commercial, industrial and professional businesses.
For the convenience of its customers, First Bank & Trust offers drive-through banking facilities, automated teller machines, debit cards, night depository, personalized checks, safe deposit boxes, remote deposit capture and mobile banking. First Bank & Trust’s services include cashier’s checks, domestic and foreign wire transfers, account research, stop payments and telephone transfers between accounts.
The business of First Bank & Trust is not seasonal in any material respect, and neither the loans nor the deposits of First Bank & Trust are concentrated in any individual or group that, if lost, would have a material adverse effect on the business of First Bank & Trust.
Properties
Diboll’s principal executive offices are located at 104 North Temple Drive, Diboll, Texas 75941. First Bank & Trust currently conducts business operations at its principal executive office and 16 banking offices located in the East Texas cities of Cleveland, Hemphill, Jasper, Longview, Lufkin, Nacogdoches, Palestine, Pineland, San Augustine, Splendora and Tyler, Texas and surrounding communities. A description of the properties is presented below.
Location	Type	Leased/Owned
200 East Crockett Street, Cleveland, Texas 77327	Full-service branch	Owned
104 North Temple Drive, Diboll, Texas, 75941	Full-service home office	Owned
725 Sabine Street, Hemphill, Texas 75948	Full-service branch	Owned
204 East Lamar Street, Jasper, Texas 75951	Full-service branch	Owned
275 West Gibson, Jasper, Texas 75951	Full-service branch	Owned
2395 H.G. Mosley Pkwy, Longview, Texas 75604	Full-service branch	Owned
1302 Tom Temple, Lufkin, Texas 75901	Limited-service office	N/A
111 Champion Drive, Lufkin, Texas 75901	Full-service branch	Owned
541 South Timberland Drive, Lufkin, Texas 75901	Full-service branch	Owned
2510 West Frank Avenue, Lufkin, Texas 75904	Full-service branch	Owned
321 N. Brentwood Drive, Lufkin, Texas 75904	Full-service branch	Owned
1009 North University Dr., Nacogdoches, Texas 75961	Full-service branch	Owned

Location	Type	Leased/Owned
3310 S. Loop 256, Palestine, Texas 75801	Full-service branch	Owned
102 Timberland Highway, Pineland, Texas 75968	Full-service branch	Owned
421 South El Camino, San Augustine, Texas 75972	Full-service branch	Owned
14500 Old Us Highway 59, Splendora, Texas 77372	Full-service branch	Owned
2211 Three Lakes Parkway, Tyler, Texas 75703	Full-service branch	Owned
Competition
The table below lists First Bank & Trust’s deposit market share as of June 30, 2017 for the significant market Metropolitan Statistical Areas, or MSAs, in which First Bank & Trust provides services:
Market Area	Market Rank	Branch Count	Deposits in Market (in thousands)	Market Share (%)
Houston-The Woodlands-Sugar Land, Texas MSA	64 of 99	2	$143,338	0.07%
Longview, Texas MSA	21 of 28	1	28,075	0.60%
Tyler, Texas MSA	18 of 25	1	24,454	0.41%
Diboll experiences competition in its market from many other financial institutions, including when attracting and retaining savings deposits and in lending funds. The primary factors Diboll encounters in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial banks, thrift institutions, credit unions, money market mutual funds and issuers of corporate and government securities which may offer more attractive rates than insured depository institutions are willing to pay. The primary factors Diboll encounters in competing for loans include, among others, interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Banks and other financial institutions with which Diboll competes may have capital resources and legal loan limits substantially higher than those maintained by Diboll.
Employees
As of June 30, 2017, First Bank & Trust had 260 full-time employees and six part-time employees, none of whom is covered by a collective bargaining agreement.
Legal Proceedings
Diboll and First Bank & Trust are from time to time subject to various pending and threatened legal actions which arise out of the normal course of its business. As of the date of this proxy statement/prospectus, there are no pending material proceedings adverse to Diboll or First Bank & Trust. While legal proceedings are subject to uncertainties and the outcome of any such matter is not predictable, Diboll and First Bank & Trust are not aware of any legal proceedings pending or threatened against them that would be expected to have a material adverse effect on their financial condition, results of operations or liquidity.
Corporate Information
The principal executive offices of Diboll are located at 104 North Temple Drive, Diboll, Texas 75941, and its telephone number is (936) 829-4721. Diboll’s website is www.fbtet.com. The information contained on or accessible from Diboll’s website does not constitute a part of this proxy statement/prospectus and is not incorporated by reference herein.

DIBOLL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Diboll for the Six Months ended June 30, 2017 and 2016, and the years ended December 31, 2016 and 2015. This discussion and analysis should be read in conjunction the section entitled “Cautionary Note Regarding Forward-Looking Statements,” “Selected Financial Information of Diboll,” and the consolidated financial statements and the notes thereto, included elsewhere in this proxy statement/prospectus. As used in this section, references to “Diboll” refer to Diboll and First Bank & Trust on a consolidated basis unless the context requires otherwise.
For the Six Months Ended June 30, 2017 and 2016
Overview
First Bank & Trust commenced business June 1953. In January 1980, Diboll was formed and became the holding company for First Bank & Trust. Other than as specifically provided herein, the financial information as of and for the six months ended June 30, 2017 and 2016, and for the years ended December 31, 2016 and 2015, is consolidated financial data for Diboll.
At June 30, 2017, Diboll had total assets of  $993.8 million, total loans of  $660.9 million, total deposits of  $883.6 million and stockholders’ equity of  $104.6 million compared with total assets of  $983.9 million, total loans of  $642.3 million, total deposits of  $879.1 million and stockholders’ equity of  $100.3 million at December 31, 2016.
The increase in stockholders’ equity of  $4.3 million, or 4.2%, from December 31, 2016, to June 30, 2017, was primarily a result of earnings of First Bank & Trust retained by Diboll and an increase in accumulated other comprehensive income, partially offset by dividends paid.
For the six months ended June 30, 2017, Diboll posted net income of  $5.4 million or $6.39 and $6.23 per common share, basic and diluted, respectively, and had a return on average assets of 1.10% and a return on average equity of 10.67%. For the same period, net interest income was $18.4 million, noninterest income was $5.5 million and noninterest expense was $14.5 million. For the six months ended June 30, 2016, Diboll posted net income of  $6.0 million, or $7.16 and $7.01 per common share, basic and diluted, respectively, and had a return on average assets of 1.25% and a return on average equity of 12.31%. For the same period, net interest income was $18.1 million, noninterest income was $5.5 million and noninterest expense was $14.2 million. The decrease in net income for the six months ended June 30, 2017, as compared to the same period in 2016 was primarily due to higher provision for loan losses.
Results of Operations
The earnings of Diboll depend primarily on net interest income, which is the difference between the income earned on Diboll’s loans and investments and the interest paid on its deposits and other borrowings. Among the factors affecting net interest income are the type, volume and quality of Diboll’s assets, the type and volume of its deposits and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.
In addition, Diboll’s income is affected by the fees it receives from other banking services, by gains and losses on its investment portfolio, by its required provision for possible credit losses and by the level of its operating expenses. All aspects of Diboll’s operations are affected by general market, economic and competitive conditions.

Net Interest Income
Net interest income is the primary source of income for Diboll and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to Diboll’s depositors on interest-bearing accounts. The differential or spread between interest income earned and interest expense incurred is affected both by the local and national economies and by competition from other depository and nondepository financial institutions. Diboll closely scrutinizes competitors’ rates and attempts to remain competitive in the market while maintaining the highest possible interest spread.
For the six months ended June 30, 2017, net interest income totaled $18.4 million and Diboll posted a net interest margin of 3.97% and a net interest spread of 3.90%. For the six months ended June 30, 2016, net interest income totaled $18.1 million and Diboll posted a net interest margin of 3.96% and a net interest spread of 3.89%. The increase in net interest income was primarily attributable to increased volume in the loan portfolio.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. At June 30, 2017 and December 31 2016, Diboll had extended $377,000 and $474,000 respectively, in loans for which the interest thereon was exempt from taxation. For the same periods Diboll held $74.4 million in tax exempt investment securities in 2017 compared to $79.5 million in 2016. No tax equivalent adjustments were made and all average balances are daily average balances.

	For The Six Months Ended June 30,
	2017			2016
	Average Outstanding Balance(3)	Interest Earned/ Paid	Average Yield/ Rate(1)	Average Outstanding Balance(3)	Interest Earned/ Paid	Average Yield/ Rate(1)
	(Dollars in thousands) (Unaudited)
Assets
Interest-earning assets:
Loans	$654,718	$16,451	5.07%	$631,825	$16,004	5.09%
Investment securities(2)	258,934	2,373	1.85%	255,150	2,513	1.98%
FRB, FHLB and TIB Stock	394	—	—	378	—	—
Federal funds sold	21,021	90	0.86%	31,916	88	0.55%
Total interest-earning assets	935,067	18,914	4.08%	919,269	18,605	4.07%
Noninterest-earning assets:
Cash due from banks	29,899			33,153
Personal property and equipment, net	16,075			15,839
Less allowance for possible credit losses	(7,491)			(7,483)
Other assets	12,214			12,261
Total noninterest-earning assets	50,697			53,770
Total assets	$985,764			$973,039
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
NOW accounts	$254,961	90	0.07%	$247,631	88	0.07%
Money market checking	101,965	47	0.09%	108,168	50	0.09%
Savings	91,532	27	0.06%	88,328	26	0.06%
Time deposits/IRA Deposits	133,589	359	0.54%	139,521	359	0.52%
Other borrowings	25	—	—	—	—	—
Total interest-bearing liabilities	582,072	523	0.18%	583,648	523	0.18%
Noninterest-bearing liabilities:
Demand deposits	298,838			286,945
Other liabilities	2,845			3,956
Total noninterest-bearing liabilities	301,683			290,901
Stockholders’ equity	102,009			98,490
Total liabilities and stockholders’ equity	$985,764			$973,039
Net interest income		$18,391			$18,082
Net interest rate spread			3.90%			3.89%
Net interest margin(4)			3.97%			3.96%

(1)
Annualized.

(2)
The average outstanding balance on investment securities includes the net unrealized gain on investment securities.

(3)
The average balances of assets, liabilities and stockholders’ equity presented are for First Bank & Trust only. Management estimated the difference between the average balances of First Bank & Trust and Diboll as immaterial.

(4)
The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates.
	Six Months Ended June 30, 2017 Compared with 2016
	Increase (Decrease) due to
	Volume	Rate	Time	Mix	Total
	(Dollars in thousands) (Unaudited)
Interest-earning assets:
Loans, including fees	$553	$(61)	$(43)	$(2)	$447
Investment securities	41	(181)	—	—	(140)
Federal funds sold and other investments	(27)	48	(1)	(18)	2
Total increase (decrease) in interest income	$567	$(194)	$(44)	$(20)	$309
Interest-bearing liabilities:
Interest Bearing Transaction accounts	$1	$—	$(1)	$—	$—
Time deposits	(5)	6	(1)	—	—
Total increase (decrease) in interest expense	(4)	6	(2)	—	—
Increase in net interest income	$571	$(200)	$(42)	$(20)	$309

Provision for Possible Credit Losses
The provision for possible credit losses is a charge against earnings in order to bring Diboll’s allowance for possible credit losses to a level deemed appropriate by management based on such factors as Diboll’s historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the loan portfolio through the loan review process and other relevant factors. Management has adopted a methodology for assessing the adequacy of the allowance. Although no assurance can be given, management believes that the allowance for possible credit losses is adequate to cover probable losses inherent in the loan portfolio at June 30, 2017.
For the six months ended June 30, 2017, the allowance for possible credit losses was $7.5 million compared with $7.6 million for December 31, 2016. The decreased allowance was primarily due to a decrease in nonperforming assets.
Noninterest Income
The primary source of recurring noninterest income for Diboll is service charges on deposit accounts. Other sources of income include trust income, interchange income, mortgage loan income and other banking service-related fees. Also included in this category are net gains or losses realized on the sale of investment securities and other real estate.
For the six months ended June 30, 2017, Diboll earned $2.2 million in service charge income, essentially unchanged, compared with income from service charges of approximately $2.1 million for the comparable period in 2016. Total noninterest income for the six months ended June 30, 2017, decreased by $3,000 compared with the same period in 2016. A majority of the decrease in noninterest income for the six months ended June 30, 2017 is attributable to a gain on sale of securities of  $167,000 and a gain on the sale of the credit card portfolio of  $108,000, included in the other income category. Partially offsetting these decreases was the increased mortgage loan income and exchange income during 2017 as compared to the same period in 2016.

The following table presents, for the periods indicated, the major categories of noninterest income:
	Six Months Ended June 30, 2017 Compared with 2016
	2017	2016	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Income from fiduciary activities	$1,164	$1,110	$54
Service fees on deposits	2,173	2,133	40
Net realized gain (loss) on sale of securities available for sale	2	167	(165)
Other Income	2,189	2,121	68
Total noninterest income	$5,528	$5,531	$(3)

Noninterest Expense
Generally, noninterest expense is composed of all costs associated with operating Diboll’s business facilities, obtaining and retaining banking customer relationships and providing bank services. The major component of noninterest expense is employee compensation and benefits. Noninterest expenses also include expenses which Diboll incurs in the course of day-to-day operations, such as occupancy expenses, depreciation and amortization of furniture and equipment, professional fees, regulatory fees including FDIC assessments, data processing, advertising and supplies.
Noninterest expense for the six months ended June 30, 2017, increased $261,000, or 1.8%, to $14.5 million compared with noninterest expense of  $14.2 million for the comparable period in 2016. The most significant components of the increase in other operating expense related to increased legal and professional fees partially offset by lower FDIC assessments.
The following table presents, for the periods indicated, the major categories of noninterest expense:
	For The Six Months Ended June 30, 2017 Compared with 2016
	2017	2016	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Salaries and employee benefits	$8,420	$8,357	$63
Occupancy and equipment	1,081	1,051	30
Other operating	4,952	4,784	168
Total noninterest expense	$14,453	$14,192	$261

Income Taxes
Provisions for federal income taxes and the tax effects of the transactions reported in the financial statements consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for possible credit losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
For the six months ended June 30, 2017, income tax expense totaled $2.5 million, a decrease of $306,000, or approximately 10.9%, compared with $2.8 million for the same period in 2016. The decrease was primarily attributable to lower operating income. The effective tax rate for each of the six months ended June 30, 2017 and 2016, was 31.5% and 31.7% respectively.
Financial Condition
At June 30, 2017, total assets were $993.8 million, an increase of  $9.8 million, or 1.0%, from total assets of  $983.9 million at December 31, 2016. Total loans were $660.9 million and total deposits were

$883.6 million at June 30, 2017, an increase of  $18.6 million, or 2.9%, and an increase of  $4.5 million, or 0.5% respectively from their respective balances at December 31, 2016. Investment securities and cash and cash equivalents accounted for the majority of the remaining assets.
Loan Portfolio
Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan. The debt service coverage ratio is ordinarily at 1.20 to 1.00. These loans are generally underwritten with a maturity not greater than 10 years or the remaining useful life of the property, whichever is lower. The preferred repricing is between 5 to 7 years, with amortization to a maximum of 25 years.
Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to 5 years fixed, then variable with amortization to a maximum of 30 years.
The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing. This category represents about 14.26% of the loan portfolio at June 30, 2017. Loans in this category generally carry a variable interest rate or a fixed rate generally no more than 5 years. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.
The following table summarizes Diboll’s loan portfolio by type of loan at the dates indicated:
	June 30, 2017		December 31, 2016
	Amount	Percent	Amount	Percent
	(Unaudited)
	(Dollars in thousands)
Commercial real estate	$210,714	31.88%	$201,733	31.41%
Commercial and industrial	94,245	14.26%	98,309	15.31%
Residential real estate	204,569	30.95%	189,340	29.48%
Consumer	88,808	13.44%	92,330	14.37%
Other real estate	59,468	9.00%	59,456	9.26%
Late charges and clearing account	3,128	0.47%	1,125	0.17%
Total loans	$660,932	100.00%	$642,293	100.0%

At June 30, 2017, total loans net of unearned fees had increased $18.6 million, or 2.9%, to $660.9 million compared with $642.3 million at December 31, 2016, primarily a result of continued organic growth.
Loan origination and commitment fees are recognized as income when received. Direct loan origination costs are expensed when paid. Professional accounting standards require the net effect of loan origination and commitment fees and certain direct loan origination costs to be deferred and recognized over the life of the related loan as an adjustment of yield. The application of these standards would not have a material effect on the consolidated financial position or results of operations.
Included in the loans category are loans, which have been categorized by management as nonaccrual because collection of interest is doubtful. After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt. Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.
Interest on loans is accrued by using the simple interest method on daily balances of the principal amount outstanding.

Loan Maturities and Sensitivity to Changes in Interest Rates
The following table represents loan maturities and sensitivity to changes in interest rates for our real estate construction and commercial loans (in thousands). The amounts of these loans outstanding at June 30, 2017 which, based on remaining scheduled repayments of principal, are due in (1) one year or less, (2) more than one year but less than five years, and (3) more than five years, are shown in the following table. The amounts due after one year are classified according to the sensitivity to changes in interest rates.
	Within One Year or Less	After One but Within Five Years	After Five Years
Real Estate Loans – Construction	$12,759	$20,421	$42,805
Commercial Loans	52,800	38,463	2,981
Total	$65,559	$58,884	$45,786

Loans with Maturities After One Year for Which:	Interest Rates are Fixed or Predetermined	$56,499
	Interest Rates are Floating or Adjustable	$48,171
Scheduled contractual principal repayments do not reflect the actual maturities of loans. The maturity of loans may be substantially less than their contractual term because of prepayments.
Nonperforming Assets
Diboll has several procedures in place to assist in maintaining the overall quality of its loan portfolio. Diboll has established underwriting guidelines to be followed by its officers, and, when applicable, will monitor delinquency levels for any negative or adverse trends. Diboll’s loan review procedures include approval of lending policies and underwriting guidelines by the Diboll Board of Directors, a semi-annual independent third party loan review, approval of large credit relationships by Diboll’s loan committee and loan quality documentation procedures. There can be no assurance, however, that Diboll’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.
Loans are placed into a nonaccruing status and classified as nonperforming when the principal or interest has been in default for a period of 90 days or more unless the obligation is well secured and in the process of collection. A debt is “well secured” if it is secured by (i) pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt, (including accrued interest), in full, or (ii) the guarantee of a financially responsible party. A debt is “in the process of collection” if collection on the debt is proceeding in due course either through legal action, including judgment enforcement procedure, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.
Placing a loan on nonaccrual status has a two-fold impact on net interest earnings. First, it may cause a charge against earnings for the interest which had been accrued in the current year but not yet collected on the loan. Second, it eliminates future interest earnings with respect to that particular loan from Diboll’s revenues. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status. There were 67 loans totaling $3.2 million on nonaccrual status and considered to be nonperforming at June 30, 2017.
Diboll may renegotiate the terms of a loan because of deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. There were four loans in such status as of June 30, 2017.

The following table presents information regarding nonperforming assets as of the dates indicated:
	June 30, 2017 (Unaudited)	December 31, 2016
	(Dollars in thousands)
Nonaccrual loans	$3,240	$4,980
Accruing loans 90 or more days past due	458	1,310
Restructured loans	1,718	1,799
Total nonperforming loans	5,416	8,089
Other real estate	1,987	263
Repossessed assets	114	76
Total nonperforming assets	$7,517	$8,428
Nonperforming assets to total loans and other real estate	1.13%	1.31%
Nonperforming assets to average earning assets	0.80%	0.91%
Diboll obtains appraisals on loans secured by real estate, as required by applicable regulatory guidelines, and may update such appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where undated appraisals reflect reduced collateral values, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write downs or appropriate additions to the allowance for possible credit losses. Diboll records other real estate at fair value at the time of acquisition, less estimated costs to sell.
Allowance for Possible Credit Losses
The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. The Bank uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to: (i) the real estate portfolio; (ii) the consumer portfolio, and (iii) the commercial portfolio. The classes within the commercial portfolio segments are commercial loans that are unsecured and secured by personal property. The classes within the real estate portfolio segment are residential mortgage, home equity, home improvement, and commercial real estate. The classes within the consumer portfolio segment include direct/indirect consumer and other consumer loans. Under this accounting guidance, the allowance is presented by portfolio segment.
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is based on two basic principles of accounting: (i) FASB ASC 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC 310, Receivables, which requires that losses on impaired loans be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Bank has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Bank’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.
The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Bank’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately evaluate individual consumer and residential loans for impairment.
The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Bank’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as specifically identified impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial, commercial real estate, commercial construction, residential real estate, residential construction or installment). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.
The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans. These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).
Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.
Loans are placed into a nonaccruing status and classified as nonperforming when the principal or interest has been in default for a period of 90 days or more unless the obligation is well secured and in the process of collection. A debt is “well secured” if it is secured by (i) pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt, (including accrued interest), in full, or (ii) the guarantee of a financially responsible party. A debt is “in the process of collection” if collection on the debt is proceeding in due course either through legal action, including judgment enforcement procedure, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.
Loans classified as substandard or worse are considered for impairment testing. A substandard loan shows signs of continuing negative financial trends and unprofitability and therefore, is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. The borrower on such loans typically exhibits one or more of the following characteristics: financial ratios and profitability margins are well below industry average; a negative cash flow position exists; debt service capacity is insufficient to the service debt and an improvement in the cash flow position is unlikely within the next twelve months; secondary and tertiary means of debt repayment are weak. Loans classified as substandard are characterized by the probability that the Bank will not collect amounts due according to the contractual terms or sustain some loss if the deficiencies are not corrected.

Loss potential, while existing with respect to the aggregate amount of substandard (or worse) loans, does not have to exist in any individual assets classified as substandard. Such credits are also evaluated for nonaccrual status.
Impaired loans include loans that have been classified as substandard or worse. However, certain loans have been paying as agreed and have remained current, with some financial issues related to cash flow that have caused some concern as to the ability of the borrower to perform in accordance with the current loan terms but not to such an extent as to require the loan be put into a nonaccrual status. Cash receipts on impaired loans are recorded as interest income as received, unless the loan is in a nonaccrual status.
The allowance for possible credit losses at June 30, 2017, was $7.5 million, which constitutes approximately 1.14% of total loans outstanding at such date. The allowance for possible credit losses at June 30, 2017, represents a decrease of  $109,000, or 1.4%, from $7.6 million at December 31, 2016 and a decrease of  $59,000, or 0.78%, from the allowance of  $7.6 million at June 30, 2016. Although additional losses may occur, management believes the allowance for possible credit losses to be adequate to absorb probable losses inherent in the loan portfolio at June 30, 2017.
The following tables present, for the periods indicated, an analysis of the allowance for possible credit losses and other related data:
	June 30, 2017
	Commercial	Real Estate	Consumer	Total Allowance
	(Dollars in thousands) (Unaudited)
Allowance for loan and lease losses January 1	$1,499	$4,783	$1,349	$7,631
Loans and leases charged off	(313)	(836)	(623)	(1,772)
Recoveries of loans and leases previously charged off	3	13	66	82
Net charge offs	(310)	(823)	(557)	(1,690)
Provision for loan and lease losses	283	708	590	1,581
Allowance for loan and lease losses June 30	$1,472	$4,668	$1,382	$7,522

	June 30, 2016
	Commercial	Real Estate	Consumer	Total Allowance
	(Dollars in thousands) (Unaudited)
Allowance for loan and lease losses January 1	$1,483	$4,435	$1,454	$7,372
Loans and leases charged off	(14)	(57)	(366)	(437)
Recoveries of loans and leases previously charged off	4	—	42	46
Net charge offs	(10)	(57)	(324)	(391)
Provision for loan and lease losses	(34)	345	289	600
Allowance for loan and lease losses June 30	$1,439	$4,723	$1,419	$7,581

	As of and for the Six Months Ended June 30, 2017	As of and for the Six Months Ended June 30, 2016
Ratios:
Net charge-offs to average loans	0.52%	0.12%
Net charge-offs to end of period loans	0.52%	0.12%
Allowance to average loans	1.15%	1.20%
Allowance to end of period loans	1.14%	1.20%
The following table describes the allocation of the allowance for possible credit losses among various categories of loans at the indicated dates. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any category of loans. All impaired loans have a valuation allowance at June 30, 2017 and December 31, 2016 and these reserves are included in the table below.
	June 30, 2017		December 31, 2016
	(Unaudited)
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Balance of allowance for possible credit losses applicable to:
Commercial	$1,472	14.33%	$1,499	15.33%
Real estate	4,668	72.17%	4,783	70.27%
Consumer	1,382	13.50%	1,349	14.40%
Total allowance for possible credit losses	$7,522	100.0%	$7,631	100.0%

The allocation in the table above is based on the dollar amount of loans in each category rather than an analysis of specific loans. When management is able to identify specific loans or categories of loans where specific amounts of allowance are required, allocations will be assigned to those loans. There can be no assurance, however, that Diboll will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at June 30, 2017.
Investment Securities
Diboll uses its securities portfolio to provide liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to provide collateral for municipal pledging requirements and to manage asset quality. Investment securities totaled $251.6 million at June 30, 2017, compared with $265.8 million at December 31, 2016.
Professional standards require the Bank to recognize all financial derivatives on the balance sheet at fair value. At June 30, 2017 and December 31, 2016, the Bank had no derivative instruments.
Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives. At June 30, 2017 and December 31, 2016, the Bank had no investment securities categorized as held-to-maturity.
Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of stockholders’ equity, net of the related deferred tax effect.

Securities held as trading assets are carried at fair value. At June 30, 2017 and December 31, 2016, the Bank had no investment securities categorized as trading.
Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.
Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.
The following tables summarize the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown:
	June 30, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands) (Unaudited)
Securities available for sale:
Obligations of U.S. government agencies	$158,152	$—	$(646)	$157,506
Obligations of states and political subdivisions	81,385	1,711	—	83,096
Mortgage-backed and other securities	10,625	181	—	10,806
Limited partnership	170	—	—	170
Total securities available for sale	$250,332	$1,892	$(646)	$251,578

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Securities available for sale:
Obligations of U.S. government agencies	$167,460	$348	$(1,561)	$166,247
Obligations of states and political subdivisions	86,745	1,501	(1,015)	87,231
Mortgage-backed and other securities	12,007	246	(69)	12,184
Limited partnership	166	—	—	166
Total securities available for sale	$266,378	$2,095	$(2,645)	$265,828

The following table summarizes the contractual maturity of investment securities based on amortized cost and their weighted average yields at the date indicated:
	June 30, 2017
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Treasury	$—	—	$249	1.23%	$—	—	$—	—	$249	1.23%
Agency	18,505	1.15%	129,614	1.56%	8,781	1.64%	—	—	156,900	1.52%
Agency Callable	1,003	0.84%	—	—	—	—	—	—	1,003	0.84%
Municipal securities	7,319	2.91%	27,381	2.82%	31,923	3.35%	7,803	3.36%	74,426	3.11%
Other:
CMO	—	—	—	—	177	4.00%	—	—	177	4.00%
Mortgage-backed securities	—	—	1,932	2.41%	4,821	2.87%	3,695	3.09%	10,448	2.87%
Taxable Muni	—	—	—	—	6,959	6.16%	—	—	6,959	6.16%
Limited partnership	—	—	70	—	100	—	—	—	170	—
Total securities	$26,827	1.62%	$159,246	1.79%	$52,761	3.39%	$11,498	3.28%	$250,332	2.18%

Deposits
Diboll relies primarily on its deposit base to fund its lending and investment activities. Diboll follows a policy of paying interest rates on interest-bearing accounts, which are competitive with other commercial banks in its market area.
Total deposits were $883.6 million at June 30, 2017, compared with $879.1 million at December 31, 2016, an increase of  $4.5 million. At June 30, 2017, NOW, money market and savings deposits accounted for approximately 50.8% of total deposits, while certificates of deposit made up 14.4% of total deposits. Noninterest-bearing demand deposits totaled $307.9 million, or 34.8%, of total deposits at June 30, 2017, compared with $303.0 million, or 34.5%, of total deposits at December 31, 2016, an increase of  $4.9 million, or 1.6%. The average cost of deposits, including noninterest-bearing demand deposits, was 0.12% for the six months ended June 30, 2017, compared with 0.12% for the year ended December 31, 2016.
The following table presents for the periods indicated the average balances and weighted average rates paid on total deposits:
	June 30, 2017 (Unaudited)		December 31, 2016
	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing deposits	$298,838	—	$300,061	—
Interest-bearing NOW deposits	254,961	0.07%	243,781	0.07%
Interest-bearing Money market checking	101,965	0.09%	106,326	0.09%
Interest-bearing Savings	91,532	0.06%	90,000	0.06%
Time Deposits/IRA Deposits	133,589	0.54%	139,691	.52%
Total deposits	$880,885	0.12%	$879,859	0.12%

The following table sets forth the amount of Diboll’s certificates of deposit by the time remaining until maturity as of the date indicated:
As of June 30, 2017
(Dollars in thousands) (Unaudited)
Remaining maturity:
3 months or less	$26,220
Over 3 through 6 months	21,652
Over 6 through 9 months	22,992
Over 9 through 12 months	23,345
Over 12 months	32,608
Total	$126,817

Liquidity
Diboll’s asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. Diboll accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. To the extent practicable, Diboll attempts to match the maturities of its rate sensitive assets and liabilities. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar “gap” data. Diboll believes its present position to be adequate to meet its current and future liquidity needs.
The liquidity of Diboll is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, the FRB, the FHLB of Dallas, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Diboll’s management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan and lease portfolios and deposits.
In addition to the liquidity provided by the foregoing, Diboll has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. Diboll has established lines of credit totaling $15.0 million with various correspondent financial institutions, which are renewable annually and are unsecured. Diboll also had total available borrowings through the FHLB, secured by investment securities and a blanket lien on certain real estate and commercial loans of approximately $289 million and $273 million at June 30, 2017 and December 31, 2016, respectively. There were no FHLB advances outstanding at June 30, 2017 or December 31, 2016.
In the ordinary course of its operations, Diboll maintains correspondent bank accounts and interest-bearing deposits with various financial institutions, which aggregated approximately $49.4 million as of June 30, 2017 and $41.9 million as of December 31, 2016. The largest of these interest-bearing deposit accounts is with the Federal Reserve Bank. Each of the correspondent accounts is a demand account or money market account and Diboll receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing, sales and purchases of participations in loans and sales and purchases of federal funds.

Off-Balance Sheet Risk
Diboll is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement Diboll has in particular classes of financial instruments. Diboll’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Diboll uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.
The following is a summary, as of the dates indicated, of the various financial instruments whose contract amounts represent credit risk. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.
June 30, 2017
(Dollars in thousands) (Unaudited)
Commitments to extend credit	$86,948
Standby letters of credit	6,413
December 31, 2016
(Dollars in thousands)
Commitments to extend credit	$77,266
Standby letters of credit	9,300
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Diboll evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Diboll upon extension of credit, is based on management’s credit evaluation of the customer.
Standby letters of credit are conditional commitments issued by Diboll to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.
Borrowings
Diboll had $15.0 million in unsecured lines of credit with correspondent financial institutions as of June 30, 2017 and December 31, 2016. Diboll had no borrowings on these lines of credit at June 30, 2017 or December 31, 2016.
Diboll had total available borrowings through the FHLB, secured by investment securities and a blanket lien on certain real estate and commercial loans of approximately $289 million and $273 million as of June 30, 2017 and December 31, 2016, respectively. There were no FHLB advances outstanding at June 30, 2017 or December 31, 2016.
Capital Resources
Stockholders’ equity for Diboll was $104.6 million as of June 30, 2017, compared with $100.3 million at December 31, 2016, an increase of  $4.3 million, or 4.2%. The increase was primarily due to earnings of First Bank & Trust retained by Diboll.

Both the Federal Reserve with respect to Diboll, and the FDIC with respect to First Bank & Trust, have established certain minimum risk-based capital standards that apply to bank holding companies and federally insured banks. As of June 30, 2017, First Bank & Trust’s risk-based capital ratios were above the levels required for First Bank & Trust to be designated as “well capitalized” by the FDIC. The following table sets forth Diboll’s and First Bank & Trust’s Total risk-based capital, Tier 1 capital, Common equity tier 1 and Leverage ratios as of the date indicated:
	June 30, 2017
	Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Actual Ratio
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands) (Unaudited)
Diboll State Bancshares, Inc.
Total risk based capital (to risk-weighted assets)	$57,175	≥8.0%	$71,469	≥10.0%	$104,156	14.57%
Tier 1 capital(to risk-weighted assets)	42,882	≥6.0%	57,175	≥8.0%	96,402	13.49%
Common equity tier 1 (to risk-weighted assets)	32,161	≥4.5%	46,455	≥6.5%	96,402	13.49%
Leverage (Tier 1 capital to average assets)	39,207	≥4.0%	49,009	≥5.0%	96,402	9.84%
First Bank & Trust East Texas
Total risk based capital (to risk-weighted assets)	$57,173	≥8.0%	$71,467	≥10.0%	$102,236	14.31%
Tier 1 capital (to risk-weighted assets)	42,880	≥6.0%	57,173	≥8.0%	94,482	13.22%
Common equity tier 1 (to risk-weighted assets)	32,160	≥4.5%	46,453	≥6.5%	94,482	13.22%
Leverage (Tier 1 capital to average assets)	39,206	≥4.0%	49,008	≥5.0%	94,482	9.64%
	December 31, 2016
	Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Actual Ratio
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Diboll State Bancshares, Inc.
Total risk based capital (to risk-weighted assets)	$56,257	≥8.0%	$70,321	≥10.0%	$101,182	14.39%
Tier 1 capital(to risk-weighted assets)	42,193	≥6.0%	56,257	≥8.0%	93,328	13.27%
Common equity tier 1 (to risk-weighted assets)	31,645	≥4.5%	45,709	≥6.5%	93,328	13.27%
Leverage (Tier 1 capital to average assets)	39,916	≥4.0%	49,895	≥5.0%	93,328	9.35%
First Bank & Trust East Texas
Total risk based capital (to risk-weighted assets)	$56,255	≥8.0%	$70,319	≥10.0%	$99,348	14.13%
Tier 1 capital (to risk-weighted assets)	42,191	≥6.0%	56,255	≥8.0%	91,494	13.01%
Common equity tier 1 (to risk-weighted assets)	31,643	≥4.5%	45,707	≥6.5%	91,494	13.01%
Leverage (Tier 1 capital to average assets)	39,915	≥4.0%	49,894	≥5.0%	91,494	9.17%

For the Years Ended December 31, 2016, 2015 and 2014
Overview
At December 31, 2016, Diboll had total assets of  $983.9 million, total loans of  $642.3 million, total deposits of  $879.1 million and stockholders’ equity of  $100.3 million compared to total assets of  $981.7 million, total loans of  $622.5 million, total deposits of  $881.0 million and stockholders’ equity of  $94.8 million at December 31, 2015, and compared to total assets of  $920.5 million, total loans of  $603.6 million, total deposits of  $826.0 million and stockholders’ equity of  $90.5 million at December 31, 2014.
The increases in stockholders’ equity of  $5.5 million, or 5.8% from December 31, 2015 to December 31, 2016, and $4.3 million, or 4.8%, from December 31, 2014 to December 31, 2015, were primarily a result of the retention of consolidated net income, offset by dividends paid on common stock.
For the year ended December 31, 2016, Diboll posted net income of  $12.1 million, or $14.34 and $13.99 per common share, basic and diluted, respectively, and had a return on average assets of 1.23% and a return on average equity of 11.96%. For the year ended December 31, 2015, Diboll posted net income of $11.6 million, or $13.82 and $13.47 per common share, basic and diluted, respectively, and had a return on average assets of 1.24% and a return on average equity of 12.27%. For the year ended December 31, 2014, Diboll posted net income of  $10.7 million, or $12.76 and $12.43 per common share, basic and diluted, respectively, and had a return on average assets of 1.18% and a return on average equity of 12.37%.
Results of Operations
The earnings of Diboll depend primarily on net interest income, which is the difference between the income earned on Diboll’s loans and investments and the interest paid on its deposits and other borrowings. Among the factors affecting net interest income are the type, volume and quality of Diboll’s assets, the type and volume of its deposits and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.
In addition, Diboll’s income is affected by the fees it receives from other banking services, by gains and losses on its investment portfolio, by its required provision for possible credit losses and by the level of its operating expenses. All aspects of Diboll’s operations are affected by general market, economic and competitive conditions.
Net Interest Income
For the year ended December 31, 2016, net interest income totaled $36.1 million and Diboll posted a net interest margin of 3.89% and a net interest spread of 3.82%. For the year ended December 31, 2015, net interest income totaled $34.8 million with a net interest margin of 3.98% and a net interest spread of 3.91%. For the year ended December 31, 2014, net interest income totaled $33.6 million with a net interest margin of 3.96% and a net interest spread of 3.88%. The increases in interest income from period to period were primarily attributable to increases in loan volume over the periods, partially offset by a decline in average rates on these interest-earning assets.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts for Diboll. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. At December 31, 2016, 2015 and 2014, Diboll had extended $474,000, $566,000 and $281,000, respectively, in loans for which the interest thereon was exempt from taxation and held $79.5 million, $80.8 million and $85.1 million, respectively, in tax-exempt investment securities. No tax-equivalent adjustments were made and all average balances are annual average balances.

	Years Ended December 31,
	2016			2015			2014
	Average Outstanding Balance(3)	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance(3)	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance(3)	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Loans	$635,723	$32,349	5.09%	$611,604	$31,550	5.16%	$582,458	$30,600	5.25%
Investment securities(1)	257,831	4,627	1.79%	228,999	4,207	1.84%	228,398	3,991	1.75%
FRB, FHLB and TIB Stock	386	—	—	362	—	—	344	—	—
Federal funds sold	35,830	203	0.57%	33,757	100	0.30%	36,514	107	0.29%
Total interest-earning assets	929,770	37,179	4.00%	874,722	35,857	4.10%	847,714	34,698	4.09%
Noninterest-earning assets:
Cash due from banks	35,129			38,457			33,565
Personal property and equipment, net	15,742			16,211			16,926
Less allowance for possible credit losses	(7,631)			(7,373)			(6,701)
Other assets	12,327			12,705			11,944
Total noninterest- earning assets	55,567			60,000			55,734
Total assets	$985,337			$934,722			$903,448
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
NOW accounts	$243,781	175	0.07%	$223,229	159	0.07%	$188,659	134	0.07%
Money market checking	106,326	98	0.09%	104,418	96	0.09%	118,889	110	0.09%
Savings	90,000	54	0.06%	84,815	50	0.06%	77,465	45	0.06%
Time deposits/IRA deposits	139,691	723	0.52%	145,222	759	0.52%	147,916	807	0.55%
Total interest-bearing liabilities	579,798	1,050	0.18%	557,684	1,064	0.19%	532,929	1,096	0.21%
Noninterest-bearing liabilities:
Demand deposits	300,061			278,752			280,441
Other liabilities	4,849			4,025			3,930
Total noninterest-bearing liabilities	304,910			282,777			284,371
Stockholders’ equity(2)	100,629			94,261			86,148
Total liabilities and stockholders’ equity	$985,337			$934,722			$903,448
Net interest income		$36,129			$34,793			$33,602
Net interest rate spread			3.82%			3.91%			3.88%
Net interest margin			3.89%			3.98%			3.96%

(1)
The average outstanding balance on investment securities includes the net unrealized gain on investment securities.

(2)
The average balances of assets, liabilities and stockholders’ equity presented are for First Bank & Trust only. Management estimated the difference between the average balances of First Bank & Trust and Diboll as immaterial.

(3)
The net interest margin is equal to net interest income divided by average interest-earning assets.

The following tables compare the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguish between the increase (decrease) related to higher outstanding balances, the volatility of interest rates and change in composition of interest-earning assets and interest-bearing liabilities.
	Year Ended December 31, 2016 Compared with 2015
	Increase (Decrease) due to
	Volume	Rate	Mix	Total
	(Dollars in thousands)
Interest-earning assets:
Loans, including fees	$1,244	$(428)	$(17)	$799
Investment securities	530	(97)	(13)	420
Federal funds sold and other investments	6	91	6	103
Total increase (decrease) in interest income	$1,780	$(434)	$(24)	$1,322
Interest-bearing liabilities:
Interest Bearing accounts	$21	$1	$—	$22
Time deposits	(29)	(7)	—	(36)
Total increase (decrease) in interest expense	(8)	(6)	—	(14)
Increase in net interest income	$1,788	$(428)	$(24)	$1,336

	Year Ended December 31, 2015 Compared with 2014
	Increase (Decrease) due to
	Volume	Rate	Mix	Total
	(Dollars in thousands)
Interest-earning assets:
Loans, including fees	$1,531	$(554)	$(27)	$950
Investment securities	11	205	—	216
Federal funds sold and other investments	(8)	1	—	(7)
Total increase (decrease) in interest income	$1,534	$(348)	$(27)	$1,159
Interest-bearing liabilities:
Interest Bearing Transaction accounts	$20	$(4)	$—	$16
Time deposits	(15)	(34)	1	(48)
Total increase (decrease) in interest expense	5	(38)	1	(32)
Increase in net interest income	$1,529	$(310)	$(28)	$1,191

Noninterest Income
The following tables present, for the periods indicated, the major categories of noninterest income:
	Year Ended December 31, 2016 Compared with 2015
	2016	2015	Increase (Decrease)
	(Dollars in thousands)
Income from fiduciary activities	$2,470	$2,340	$130
Service fees on deposits	3,930	4,005	(75)
Net realized gain (loss) on sale of securities available for sale	167	(1)	168
Gain on sale of equipment	—	115	(115)
Other Income	4,658	4,022	636
Total noninterest income	$11,225	$10,481	$744

	Year Ended December 31, 2015 Compared with 2014
	2015	2014	Increase (Decrease)
	(Dollars in thousands)
Income from fiduciary activities	$2,340	$2,190	$150
Service fees on deposits	4,005	4,224	(219)
Net realized gain (loss) on sale of securities available for sale	(1)	115	(116)
Gain on sale of equipment	115	116	(1)
Other Income	4,022	3,821	201
Total noninterest income	$10,481	$10,466	$15

For the year ended December 31, 2016, Diboll earned $3.9 million in service charge income, a decrease of  $75,000, or 1.9%, compared with income from service charges of  $4.0 million for the year ended December 31, 2015. Total noninterest income for the year ended December 31, 2016 increased by $744,000, or 7.1%, compared with the year ended December 31, 2015. Other income increased to $4.7 million for the year ended December 31, 2016, from $4.0 million for the same period in 2015, an increase of  $636,000, or 15.8%. A majority of the $636,000 increase in other income during 2016 is related to mortgage loan income and gain from an SBIC investment.
For the year ended December 31, 2015, Diboll earned $4.0 million in service charge income, a decrease of  $219,000, or 5.2%, compared with income from service charges of  $4.2 million for the year ended December 31, 2014. A majority of the decrease in service fees on deposits is related to a decrease in NSF service charges. Total noninterest income for the year ended December 31, 2015 increased by $15,000, or 0.1%, compared with the year ended December 31, 2014. For the year ended December 31, 2015, other income increased $201,000, or 5.3%, to $4.0 million, compared to $3.8 million for the comparable period of 2014. A majority of the $201,000 increase in other income during 2015 is related to mortgage loan income and check printing income.
Substantially all the increase in income from fiduciary activities was a result of increases in estate fees where the Bank served as executor or co-executor.
Noninterest Expense
Noninterest expense for the year ended December 31, 2016 increased $839,000, or 3.0%, to $28.4 million compared with noninterest expense of  $27.6 million for the year ended December 31, 2015. The most significant components of the increase were expenses related to occupancy and equipment.
Noninterest expense for the year ended December 31, 2015 increased $331,000, or 1.2%, to $27.6 million compared with noninterest expense of  $27.2 million for the year ended December 31, 2014. A majority of the increase in noninterest expense was related to salaries and employee benefits.

The following tables present for the periods indicated, the major categories of noninterest expense:
	Year Ended December 31, 2016 Compared with 2015
	2016	2015	Increase (Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$16,664	$16,533	$131
Occupancy and equipment	5,255	4,800	455
Advertising	179	176	3
ATM processing	969	867	102
Directors’ fees	228	231	(3)
Donations	197	212	(15)
Legal and professional	267	257	10
Postage and freight	528	526	2
Communication	487	526	(39)
Correspondent bank charges	145	125	20
Stationery and supplies	419	487	(68)
EDP Software	248	197	51
FDIC insurance assessment	411	481	(70)
Other operating	2,410	2,150	260
Total noninterest expense	$28,407	$27,568	$839

	Year Ended December 31, 2015 Compared with 2014
	2015	2014	Increase (Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$16,533	$16,303	$230
Occupancy and equipment	4,800	4,712	88
Advertising	176	119	57
ATM processing	867	831	36
Directors’ fees	231	240	(9)
Donations	212	203	9
Legal and professional	257	231	26
Postage and freight	526	524	2
Communication	526	577	(51)
Correspondent bank charges	125	151	(26)
Stationery and supplies	487	534	(47)
EDP Software	197	151	46
FDIC insurance assessment	481	461	20
Other operating	2,150	2,200	(50)
Total noninterest expense	$27,568	$27,237	$331

Income Taxes
The amount of federal income tax expense is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of nondeductible interest expense and the amount of other nondeductible expenses. For the year ended December 31, 2016, income tax expense was $5.4 million compared with $5.3 million for the year ended December 31, 2015. The changes were directly attributable to increases in net income for financial reporting. The effective tax rate for financial reporting for the years ended December 31, 2016 and 2015 was 31.1% and 31.4%, respectively. The effective income tax rates differed from the U.S. statutory rate of 34% during the comparable periods primarily due to tax exempt interest income on investment securities.
Financial Condition
At December 31, 2016, total assets were $983.9 million, an increase of  $2.3 million, or 0.2%, from total assets of  $981.7 million at December 31, 2015. Total loans were $642.3 million and total deposits were $879.1 million at December 31, 2016, an increase of  $19.8 million, or 3.2%, and a decrease of  $2.0 million, or 0.2%, respectively, from their balances at December 31, 2015. Investment securities and cash and cash equivalents accounted for the majority of the remaining assets. Cash and cash equivalents were $52.4 million at December 31, 2016, a decrease of  $22.1 million from December 31, 2015. The decrease in cash and cash equivalents is primarily a result of the growth in the loan portfolio.
Loan Portfolio
The following table summarizes Diboll’s loan portfolio by type of loan at the dates indicated:
	December 31, 2016		December 31, 2015		December 31, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$201,733	31.41%	$200,847	32.26%	$202,653	33.57%
Commercial and industrial	98,309	15.31%	95,635	15.36%	91,279	15.12%
Residential real estate	189,340	29.48%	170,151	27.33%	160,654	26.62%
Consumer	92,330	14.37%	96,730	15.54%	97,917	16.22%
Other real estate	59,456	9.26%	55,255	8.88%	49,372	8.18%
Late charges and clearing account	1,125	0.17%	3,899	0.63%	1,748	0.29%
Total loans	$642,293	100.0%	$622,517	100.0%	$603,623	100.0%

At December 31, 2016, total loans net of unearned fees increased $19.8 million or 3.2% to $642.3 million compared with $622.5 million at December 31, 2015, and increased $18.9 million or 3.13% from December 31, 2014 to December 31, 2015. A majority of the loan growth from period to period is primarily due to growth in the real estate portfolio.
The contractual maturity or next repricing dates in each maturity range of Diboll’s loan portfolio at December 31, 2016, are summarized in the following table:
	December 31, 2016
	Within One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Total loans	$183,120	$418,252	$40,921	$642,293

See “— For the Six Months Ended June 30, 2017 and 2016 — Financial Condition — Loan Portfolio” for additional information regarding the contractual maturity or repricing ranges of Diboll’s loan portfolio.

Nonperforming Assets
Diboll had $5.0 million loans on nonaccrual status at December 31, 2016. Diboll had $4.5 million in loans on nonaccrual status at December 31, 2015 and $4.0 million loan on nonaccrual status at December 31, 2014.
	December 31, 2016	December 31, 2015	December 31, 2014
	(Dollars in thousands)
Nonaccrual loans	$4,980	$4,531	$4,004
Accruing loans 90 or more days past due	1,310	1,094	501
Restructured loans	1,799	239	56
Total nonperforming loans	8,089	5,864	4,561
Other real estate	263	35	170
Repossessed assets	76	47	41
Total nonperforming assets	$8,428	$5,946	$4,772
Nonperforming assets to total loans and other real estate	1.31%	0.96%	0.79%
Nonperforming assets to average earning assets	0.91%	0.68%	0.56%
Diboll may renegotiate the terms of a loan because of deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. Diboll had 1 loan that was restructured due to deterioration of the borrower’s financial condition for the year ended December 31, 2016 and 17 in 2015.
Allowance for Possible Credit Losses
The allowance for possible credit losses at December 31, 2016, was $7.6 million, which was 1.19% of total loans outstanding, net of unearned fee income, at such date. The allowance for possible credit losses at December 31, 2016, represented an increase of  $258,000, or 3.5%, from the allowance of  $7.4 million at December 31, 2015. The allowance for possible credit losses at December 31, 2015, was $7.4 million, which was 1.18% of total loans outstanding, net of unearned fee income, at such date. The allowance for possible credit losses at December 31, 2015, represented an increase of  $279,000, or 3.9%, from the allowance of $7.1 million at December 31, 2014. Substantially all the increases in the allowance for possible credit losses was a result of an increase in outstanding loans.
The following table presents, for the periods indicated, an analysis of the allowance for possible credit losses and other related data:
	December 31, 2016
	Commercial	Real Estate	Consumer	Total Allowance
	(Dollars in thousands)
Allowance for loan and lease losses January 1	$1,483	$4,435	$1,454	$7,372
Loans and leases charged off	(240)	(104)	(929)	(1,273)
Recoveries of loans and leases previously charged off	5	20	83	108
Net charge offs	(235)	(84)	(846)	(1,165)
Provision for loan and lease losses	251	432	741	1,424
Allowance for loan and lease losses December 31	$1,499	$4,783	$1,349	$7,631

	December 31, 2015
	Commercial	Real Estate	Consumer and Credit Cards	Total Allowance
	(Dollars in thousands)
Allowance for loan and lease losses January 1	$1,558	$4,153	$1,382	$7,093
Loans and leases charged off	(12)	(29)	(667)	(708)
Recoveries of loans and leases previously charged off	19	45	80	144
Net charge offs	7	16	(587)	(564)
Provision for loan and lease losses	(82)	266	659	843
Allowance for loan and lease losses December 31	$1,483	$4,435	$1,454	$7,372

	As of and for the Year Ended December 31, 2016	As of and for the Year Ended December 31, 2015	As of and for the Year Ended December 31, 2014
Ratios:
Net charge-offs to average loans	0.18%	0.09%	0.10%
Net charge-offs to end of period loans	0.18%	0.09%	0.10%
Allowance to average loans	1.20%	1.21%	1.22%
Allowance to end of period loans	1.19%	1.18%	1.18%
The following table describes the allocation of the allowance for possible credit losses among various categories of loans at the indicated dates. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any category of loans, with the exception of reserves held for loans considered to be impaired. All impaired loans have a valuation allowance at December 31, 2016 and 2015.
	December 31, 2016		December 31, 2015
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Commercial	$1,499	15.33%	$1,483	15.46%
Real estate	4,783	70.27%	4,435	68.90%
Consumer	1,349	14.40%	1,454	15.64%
Total allowance for possible credit losses	$7,631	100.0%	$7,372	100.0%

The allocation in the table above is based on the dollar amount of loans in each category rather than an analysis of specific loans. When management identifies specific loans or categories of loans where specific amounts of allowance are required, allocations will be assigned to those loans. There can be no assurance, however, that Diboll will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2016.
A discussion of the factors which influenced management’s judgement in determining the amount of additions to the allowance charged to operating expense for the periods indicated is set forth above in this discussion and analysis under “— For the Six Months Ended June 30, 2017 and 2016 — Allowance for Possible Credit Losses.”

Investment Securities
Diboll uses its securities portfolio to provide liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to provide collateral for municipal pledging requirements and to manage asset quality. Securities available for sale totaled $265.8 million and $257.8 million at December 31, 2016 and 2015, respectively. There were no securities classified as held to maturity at December 31, 2016 or 2015.
The following tables summarize the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown:
	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Securities available for sale:
Obligations of U.S. government agencies	$167,460	$348	$(1,561)	$166,247
Obligations of states and political subdivisions	86,745	1,501	(1,015)	87,231
Mortgage-backed and other securities	12,007	246	(69)	12,184
Limited partnership	166	—	—	166
Total securities available for sale	$266,378	$2,095	$(2,645)	$265,828

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Securities available for sale:
Obligations of U.S. government agencies	$156,361	$396	$(560)	$156,197
Obligations of states and political subdivisions	88,058	1,968	(341)	89,685
Mortgage-backed and other securities	11,354	398	(33)	11,719
Limited partnership	201	—	—	201
Total securities available for sale	$255,974	$2,762	$(934)	$257,802

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Securities available for sale:
Obligations of U.S. government agencies	$116,625	$279	$(249)	$116,655
Obligations of states and political subdivisions	92,689	3,023	(543)	95,169
Mortgage-backed and other securities	9,373	474	(1)	9,846
Limited partnership	149	—	—	149
Total securities available for sale	$218,836	$3,776	$(793)	$221,819

The following table summarizes the contractual maturity of investment securities based on amortized cost and their weighted average yields as of the date indicated:
	December 31, 2016
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Securities available for sale:
U.S. Government and Agency:
Treasury	$—	—	$248	1.23%	$—	—	$—	—	$248	1.23%
Agency	21,616	0.89%	132,191	1.55%	12,393	1.66%	—	—	166,200	1.47%
Agency Callable	1,012	0.84%	—	—	—	—	—	—	1,012	0.84%
Municipal securities	6,831	2.55%	26,858	2.81%	35,833	3.36%	9,951	3.34%	79,473	3.10%
Other:
CMO	—	—	—	—	199	4.00%	—	—	199	4.00%
Mortgage-backed securities	17	4.81%	2,310	2.71%	5,346	3.03%	4,135	3.02%	11,808	2.97%
Taxable municipal securities	300	2.34%	—	—	6,972	6.16%	—	—	7,272	6.00%
Limited partnership	—	—	—	—	—	—	166	—	166	—
Total securities	$29,776	1.28%	$161,607	1.77%	$60,743	3.30%	$14,252	3.24%	$266,378	2.15%

Deposits
Total deposits were $879.1 million at December 31, 2016, compared with $881.0 million at December 31, 2015, a decrease of  $2.0 million, or 0.2%. At December 31, 2016, interest-bearing demand, NOW, money market and savings deposits accounted for approximately 49.7% of total deposits, while certificates of deposit (including IRAs) made up 15.8% of total deposits. Noninterest-bearing demand deposits totaled $303.0 million, or 34.5%, of total deposits at December 31, 2016 compared with $286.7 million, or 32.5%, of total deposits at December 31, 2015, an increase of  $16.3 million or 5.7%. The average cost of deposits, including noninterest-bearing demand deposits, was 0.12% for the year ended December 31, 2016, compared with 0.13% for the year ending December 31, 2015.
The following table presents for the periods indicated the average balances and weighted average rates paid on total deposits:
	Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended December 31, 2014
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits	$300,061	—	$278,752	—	$280,441	—
Interest-bearing NOW deposits	243,781	0.07%	223,229	0.07%	188,659	0.07%
Interest-bearing Money market checking	106,326	0.09%	104,418	0.09%	118,889	0.09%
Interest-bearing Savings	90,000	0.06%	84,815	0.06%	77,465	0.06%
Time deposits/IRA Deposits	139,691	0.52%	145,222	0.52%	147,916	0.55%
Total deposits	$879,859	0.12%	$836,436	0.13%	$813,370	0.13%

The following table sets forth the amount of Diboll’s certificates of deposit by the time remaining until maturity as of the date indicated:
As of December 31, 2016
(Dollars in thousands)
Remaining maturity:
3 months or less	$37,149
Over 3 through 6 months	27,405
Over 6 through 9 months	20,198
Over 9 through 12 months	18,926
Over 12 months	35,043
Total	$138,721

Time deposits of  $100,000 or more are generally solicited from markets served by Diboll. The aggregate amount of time deposits in amounts of  $100,000 or more at December 31, 2016 and 2015, was approximately $77.5 million and $76.9 million, respectively. Diboll had no brokered deposits as of December 31, 2016. Time deposits are a significant source of funds. The amount of deposits in CDs including IRA and public funds in amounts of  $100,000 or more was 8.8% and 8.7% of total deposits as of December 31, 2016 and 2015, respectively.
Liquidity
In the ordinary course of its operations, Diboll maintains correspondent bank accounts with various banks, which accounts aggregated approximately $41.9 million and $63.2 million as of December 31, 2016 and 2015, respectively. The largest of these accounts was with the Federal Reserve Bank. As of December 31, 2016, the balance in this account was approximately $28.5 million and $27.9 million at December 31, 2015. At December 31, 2016 and 2015, Diboll had no borrowings outstanding on its lines of credit. Each of the correspondent accounts is a demand account or interest bearing demand account and Diboll receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing of checks and sales and purchases of federal funds.
Off-Balance Sheet Risk
The following is a summary, at December 31, 2016 and 2015, of the various financial instruments whose contract amounts represent credit risk. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.
December 31, 2016
(Dollars in thousands)
Commitments to extend credit	$77,266
Standby letters of credit	9,300
Commitments to extend credit on credit card loans	—
December 31, 2015
(Dollars in thousands)
Commitments to extend credit	$72,568
Standby letters of credit	9,309
Commitments to extend credit on credit card loans	11,928

Borrowings
Diboll had $15.0 million in unsecured lines of credit with correspondent financial institutions as of December 31, 2016. Diboll had no borrowings on these lines of credit at December 31, 2016 or 2015.
Diboll had total available borrowings through the FHLB, secured by investment securities and a blanket lien on certain real estate and commercial loans of approximately $273 million and $233 million at December 31, 2016 and 2015, respectively. There were no FHLB advances outstanding at December 31, 2016 or 2015.
Capital Resources
Stockholders’ equity of Diboll was $100.3 million at December 31, 2016, and $94.8 million at December 31, 2015, an increase of  $5.5 million, or 5.8%, primarily due to earnings of First Bank & Trust retained by Diboll, partially offset by dividends paid.
Both the Federal Reserve with respect to Diboll, and the FDIC with respect to First Bank & Trust, has established certain minimum risk-based capital standards that apply to bank holding companies and federally insured banks. As of December 31, 2016, First Bank & Trust’s risk-based capital ratios were above the levels required for First Bank & Trust to be designated as “well capitalized” by the FDIC.
The following tables set forth Diboll’s and First Bank & Trust’s Total risk-based capital, Common equity tier 1 and Leverage ratios as of December 31, 2016 and 2015:
	December 31, 2016
	Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Actual Ratio
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands) (Unaudited)
Diboll State Bancshares, Inc.
Total risk based capital (to risk-weighted assets)	$56,257	≥8.0%	$70,321	≥10.0%	$101,182	14.39%
Tier 1 capital(to risk-weighted assets)	42,193	≥6.0%	56,257	≥8.0%	93,328	13.27%
Common equity tier 1 (to risk-weighted assets)	31,645	≥4.5%	45,709	≥6.5%	93,328	13.27%
Leverage (Tier 1 capital to average assets)	39,916	≥4.0%	49,895	≥5.0%	93,328	9.35%
First Bank & Trust East Texas
Total risk based capital (to risk-weighted assets)	$56,255	≥8.0%	$70,319	≥10.0%	$99,348	14.13%
Tier 1 capital (to risk-weighted assets)	42,191	≥6.0%	56,255	≥8.0%	91,494	13.01%
Common equity tier 1 (to risk-weighted assets)	31,643	≥4.5%	45,707	≥6.5%	91,494	13.01%
Leverage (Tier 1 capital to average assets)	39,915	≥4.0%	49,894	≥5.0%	91,494	9.17%

	December 31, 2015
	Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Actual Ratio
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands) (Unaudited)
Diboll State Bancshares, Inc.
Total risk based capital (to Risk-Weighted Assets)	$54,811	≥8.0%	$68,514	≥10.0%	$93,846	13.70%
Tier 1 capital(to Risk-Weighted Assets)	41,108	≥6.0%	54,811	≥8.0%	86,277	12.59%
Common equity tier 1 (to Risk-Weighted Assets)	30,831	≥4.5%	44,534	≥6.5%	86,277	12.59%
Leverage (Tier 1 capital to average assets)	38,274	≥4.0%	47,843	≥5.0%	86,277	9.02%
First Bank & Trust East Texas
Total risk based capital (to risk-weighted assets)	$54,809	≥8.0%	$68,512	≥10.0%	$92,361	13.48%
Tier 1 capital (to risk-weighted assets)	41,107	≥6.0%	54,809	≥8.0%	84,792	12.38%
Common equity tier 1 (to risk-weighted assets)	30,830	≥4.5%	44,533	≥6.5%	84,792	12.38%
Leverage (Tier 1 capital to average assets)	38,273	≥4.0%	47,842	≥5.0%	84,792	8.86%
The table below summarizes our key equity ratios:
	Years Ended December 31,
	2016	2015	2014
Return on Average Assets	1.23%	1.24%	1.18%
Return on Average Shareholders’ Equity	12.00%	12.27%	12.37%
Dividend Payout Ratio – Basic	57.53%	43.42%	39.18%
Dividend Payout Ratio – Diluted	58.97%	44.54%	40.23%
Shareholders’ Equity to Total Assets	10.19%	9.66%	9.83%

DESCRIPTION OF CAPITAL STOCK
As a result of the first merger, Diboll shareholders who receive shares of Southside common stock in the first merger will become shareholders of Southside. Your rights as shareholders of Southside will be governed by Texas law and the restated certificate of formation and the amended and restated bylaws of Southside. The following briefly summarizes the material terms of Southside common stock. We urge you to read the applicable provisions of the Texas Business Organizations Code, or the TBOC, Southside’s restated certificate of formation and amended and restated bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Southside’s governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.”
Authorized Capital Stock
Southside’s authorized capital stock consists of 40,000,000 shares of common stock, par value $1.25 per share. As of September 6, 2017, there were 29,423,438 shares of Southside common stock outstanding.
Voting Rights
Each holder of shares of Southside common stock is entitled to one vote for each share held on all questions submitted to a vote at a meeting of shareholders. Holders of shares of Southside common stock do not have cumulative voting rights in the election of directors.
Election of Southside directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present. Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or the restated certificate of formation) require approval by the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, or expressly abstained from voting with respect to, the matter at a shareholder meeting at which a quorum is present.
Southside’s restated certificate of formation provides for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in Southside’s amended and restated bylaws. This helps ensure the continuity of Southside’s board of directors and effectively makes it more difficult for potential acquirers of Southside to acquire control of Southside through control of its board of directors.
Preemptive Rights
Holders of shares of Southside common stock do not have preemptive rights. Preemptive rights are the priority right to buy additional shares if Southside issues more shares in the future. Therefore, if additional shares are issued by Southside without the opportunity for existing shareholders to purchase more shares, a shareholder’s ownership interest in Southside may be subject to dilution.
Dividend Rights
Southside’s board of directors may declare, at its discretion, dividends payable in cash, property or shares of Southside, subject to Southside’s restated certificate of formation and to the extent permitted by applicable law.
For more information regarding the rights of holders of Southside common stock, see “Comparison of Rights of Southside Shareholders and Diboll Shareholders” on page 118.

COMPARISON OF RIGHTS OF
SOUTHSIDE SHAREHOLDERS AND DIBOLL SHAREHOLDERS
If the first merger is completed, shareholders of Diboll will become shareholders of Southside. The rights of Diboll shareholders are currently governed by and subject to the provisions of the Texas Business Organizations Code, as amended, or the TBOC, and the charter and bylaws of Diboll. Upon completion of the first merger, the rights of the former Diboll shareholders who receive shares of Southside common stock will be governed by the TBOC and the Southside restated certificate of formation and Southside amended and restated bylaws, rather than the charter and bylaws of Diboll.
The following is a summary of the material differences between the rights of holders of Southside common stock and holders of Diboll common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the Southside common stock subject to issuance in connection with the first merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Texas law; (2) the Southside restated certificate of formation; (3) the Diboll charter; (4) the Southside amended and restated bylaws; and (5) the Diboll bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Texas law, as well as the governing corporate instruments of each of Southside and Diboll, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
Corporate Governance	Southside is a Texas corporation. The rights of Southside shareholders are governed by the TBOC, the Southside charter and the Southside bylaws.	Diboll is a Texas corporation. The rights of the Diboll shareholders are governed by the TBOC and the Diboll charter and bylaws.
Authorized Capital Stock
Southside is authorized to issue 40,000,000 shares of common stock, par value $1.25 per share.
As of September 6, 2017, there were 29,423,438 shares of Southside common stock issued and outstanding and 2,833,339 shares held in treasury. Southside has reserved 1,021,183 shares of common stock for issuance under Southside’s dividend reinvestment plan and 2,460,000 shares of common stock for issuance pursuant to awards granted under Southside’s 2017 Incentive Plan.

Diboll is authorized to issue up to 2,000,000 shares of capital stock, which are divided into 1,000,000 shares of cumulative preferred stock, par value $5.00 per share, and 1,000,000 shares of common stock, par value $1.00 per share.
The Diboll board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations and preferences related thereto, subject to the terms of the certificate of formation.
As of the Diboll record date, there were 848,776 shares of Diboll common stock outstanding. No shares of preferred stock are outstanding.

Preemptive Rights	Southside’s restated certificate of formation provides that shareholders shall not have preemptive rights.	Diboll’s certificate of formation provides that shareholders shall not have statutory preemptive rights.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
Voting Rights
Each holder of shares of Southside common stock is entitled to one vote for each share held on all questions submitted to holders of shares of Southside common stock.
Election of Southside directors requires the approval by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or the restated certificate of formation) require approval by the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, or expressly abstained from voting with respect to, the matter at a shareholder meeting at which a quorum is present.

Each share of Diboll Common Stock has one vote for each matter properly brought before the shareholders.
Diboll directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present.
Other matters (other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or the certificate of formation) require approval by the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for or against, or expressly abstained from voting with respect to, such matter at a shareholders’ meeting at which a quorum is present.
Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting). Diboll’s certificate of formation does not permit shareholder action to be taken without a meeting by written consent of holders of less than all shares entitled to vote.

Cumulative Voting	Holders of shares of Southside common stock do not have cumulative voting rights at elections of directors.	Holders of shares of Diboll common stock do not have cumulative voting rights at elections of directors.
Size of the Board of Directors	The Southside board of directors consists of 15 directors. Prior to, and subject to the occurrence of, the effective time of the first merger, the Southside board of directors will be increased by two, and Southside will select two individuals who are currently directors of Diboll to serve on the Southside board of directors.	The Diboll Board consists of five directors. The Diboll bylaws provide that the number of directors may be determined by the Diboll Board from time to time, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
Independent Directors	A majority of the Southside board of directors must be comprised of independent directors as defined in the listing rules of NASDAQ.
Term of Directors and Classified Board	Southside’s restated certificate of formation provides for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms. Directors elected to each class shall hold office until the expiration of the three-year term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in Southside’s amended and restated bylaws.	The bylaws of Diboll provide that, with the exception of board vacancies, directors shall be elected at the annual meeting of the shareholders and shall serve until the next succeeding annual meeting and until a successor is elected and qualified.
Election of Directors	Southside directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.	Diboll directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a shareholder meeting at which a quorum is present.
Removal of Directors	Any Southside director or the entire Southside board of directors may be removed, for cause only, at any shareholder meeting called expressly for the purpose of removing a director, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.	The Diboll bylaws provide that any director may be removed, with or without cause, at any annual or special meeting of the shareholders, by the affirmative vote of the holders of a majority of the shares entitled to vote for the election of directors.
Filling Vacancies of Directors	Vacancies resulting from the death, resignation or removal of a director or other cause may be filled by election at a shareholder meeting called for that purpose or by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum. Newly created directorships resulting from an increase in the number of directorships may be filled by election at an annual or special meeting of shareholders called for that purpose or by the Southside board of directors. The number of newly created	Vacancies resulting from the death, resignation or removal of a director or other cause may be filled by election at a shareholder meeting called for that purpose or by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum. Newly created directorships resulting from an increase in the number of directorships may be filled by election at an annual or special meeting of shareholders called for that purpose or by the Diboll board of directors. The number of newly created directorships filled by the Diboll

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
	directorships filled by the Southside board of directors may not exceed two directorships between two successive annual meetings of shareholders.	board of directors may not exceed two directorships between two successive annual meetings of shareholders.
Amendments to Certificates of Formation	Amendment of the Southside restated certificate of formation requires the approval of Southside’s board of directors and the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote.	Amendment of the Diboll certificate of formation requires the approval of Diboll’s board of directors and the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote on the amendment.
Bylaw Amendments	The Southside board of directors may amend its bylaws unless (1) such power is reserved exclusively to Southside’s shareholders by Southside’s restated certificate of formation or Texas law or (2) Southside’s shareholders, in amending, repealing, or adopting a particular bylaw, have expressly provided that the Southside board of directors may not amend such bylaw. Unless Southside’s restated certificate of formation or a bylaw adopted by Southside’s shareholders provides otherwise, Southside’s shareholders may amend (but only by the affirmative vote of the holders of not less than a majority of the then outstanding shares entitled to vote with respect thereto) Southside’s bylaws even though the bylaws may also be amended by the Southside board of directors.	The Diboll board of directors may amend its bylaws unless (1) such power is reserved exclusively to Diboll’s shareholders by Diboll’s certificate of formation or Texas law or (2) Diboll’s shareholders, in amending, repealing, or adopting a particular bylaw, have expressly provided that the Diboll board of directors may not amend such bylaw. Unless Diboll’s certificate of formation or a bylaw adopted by Diboll’s shareholders provides otherwise, Diboll’s shareholders may amend (by the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for or against, or expressly abstained from voting with respect to, such matter) Diboll’s bylaws even though the bylaws may also be amended by the Diboll board of directors.
Merger, Consolidations or Sales of Substantially All Assets	Under the TBOC, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, except as otherwise provided by the TBOC or the corporation’s certificate of formation. Southside’s restated certificate of formation does not alter the default voting standard under Texas law for fundamental business transactions.	Under the TBOC, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation. The certificate of formation of Diboll does not provide for a lower vote standard to approve a fundamental business transaction.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
Annual Meetings of the Shareholders	The annual meeting of shareholders for the election of Southside directors and such other business as may properly be brought before the meeting shall be held at a date and time designated by the Southside board of directors and stated in the notice of the meeting.	The Diboll bylaws provide that the annual meeting of shareholders for the election of Diboll directors and such other business as may properly be brought before the meeting shall be held at such time and place as designated by the Diboll Board.
Special Meetings of the Shareholders	Special meetings of the shareholders may be called by Southside’s President and shall be called by Southside’s President or Secretary at the request in writing of a majority of Southside’s board of directors, or at the request in writing of Southside shareholders owning not less than 10% of all the shares entitled to vote at the meeting. A request for a special meeting must state the purpose of the proposed meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of such meeting.	Special meetings of the shareholders may be called by Diboll’s President or Diboll’s board of directors, and shall be called by Diboll’s President at the request of the holders of not less than 10% of all of the shares entitled to vote at the meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of such meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	For nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Southside’s Secretary and such other business must be a proper matter for shareholder action. To be timely, a shareholder’s notice must set forth all of the information required by Southside’s amended and restated bylaws and shall be delivered to the Secretary at Southside’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual	There are no such advance notice provisions in the Diboll certificate of formation or bylaws.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The advance notice requirements in Southside’s bylaws are deemed satisfied by a shareholder if the shareholder has notified Southside of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by Southside to solicit proxies for such annual meeting.
Notice of Shareholder Meetings	Written notice stating the place, day and hour of a shareholders’ meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting, except as permitted by Texas law.	The Diboll bylaws provide that written notice stating the place, day and hour of a shareholders’ meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered not less than 10 nor more than 50 days before the date of the meeting, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting, except as permitted by Texas law.
Liability and Indemnification of Directors and Officers	Generally, Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, did not have reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful, on the merits or	Generally, Chapter 8 of the TBOC permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, did not have reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful, on the merits or

Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
otherwise, in the defense of the proceeding.	otherwise, in the defense of the proceeding.
Southside’s amended and restated bylaws provide for indemnification rights to Southside’s officers and directors to the fullest extent allowed by Texas law. Pursuant to the TBOC and Southside’s amended and restated bylaws, Southside will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of Southside’s directors or officers or because that person served at Southside’s request as a present or former partner, director, officer, venturer, proprietor, trustee, employee, administrator or agent of another corporation, limited liability company, partnership, joint venture, trust or other organization or employee benefit plan. Southside may also pay or reimburse expenses incurred by any director or officer in connection with that person’s appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.	The certificate of formation of Diboll provides for permissive indemnification of directors and officers of Diboll and any person who may have served at the request of Diboll as a director or officer of another corporation in which Diboll owns shares or of which Diboll is a creditor. Such indemnification may include expenses incurred in defending any a proceeding in advance of its final disposition.
Southside’s charter provides that Southside shall indemnify (1) its current and former directors and officers, whether serving Southside or at its request any other entity, to the fullest extent required or permitted by the TBOC, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Southside board of directors and permitted by law; provided, however, that, except with respect to proceedings to enforce rights to indemnification, Southside shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Southside board of directors.

	Rights of Southside Shareholders (which will be the rights of shareholders of the combined company following the first merger)	Rights of Diboll Shareholders
Limitation of Director Liability	Southside’s restated certificate of formation limits the liability of Southside’s directors to the fullest extent permitted by Texas statutory or decisional law. The TBOC currently prohibits the elimination of personal liability for (1) a breach of the director’s duty of loyalty, (2) acts or omissions not in good faith that (a) constitute a breach of the director’s duty to the corporation or (b) involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit, or (4) acts or omissions for which the liability of a director is expressly provided by an applicable statute.	Under Texas law, the certificate of formation of a corporation may provide that directors and officers of the corporation are not liable to the corporation or its owners for monetary damages for an act or omission by such persons in their capacities as directors and officers. The certificate of formation of Diboll provides that a person who performs his duties shall have no liability to Diboll (whether asserted directly or derivatively) by reason of being or having been a director of Diboll.
Dividends	Southside’s board of directors may declare, at its discretion, dividends payable in cash, property or shares of Southside, subject to Southside’s restated certificate of formation and to the extent permitted by applicable law and regulatory requirements.	Diboll’s board of directors may declare, at its discretion, dividends payable in cash, property or shares of Diboll, subject to Diboll’s certificate of formation and to the extent permitted by applicable law and regulatory requirements.
Dissenters’ Rights	Under the TBOC, a shareholder of a corporation is entitled to (1) dissent from a plan of merger, conversion or exchange or a sale of all or substantially all of the assets of the corporation and (2) subject to compliance with the procedures set forth in the TBOC, obtain the fair value of the shareholder’s ownership interest through an appraisal. The TBOC further provides that there is no right of dissent in favor of the holders of shares listed on a national securities exchange under certain circumstances depending on the consideration to be received pursuant to the terms of the plan of merger, conversion or exchange.	Under the TBOC, a shareholder of a corporation is entitled to (1) dissent from a plan of merger, conversion or exchange or a sale of all or substantially all of the assets of the corporation and (2) subject to compliance with the procedures set forth in the TBOC, obtain the fair value of the shareholder’s ownership interest through an appraisal. The TBOC further provides that there is no right of dissent in favor of the holders of shares listed on a national securities exchange under certain circumstances depending on the consideration to be received pursuant to the terms of the plan of merger, conversion or exchange.

LEGAL MATTERS
The validity of the Southside common stock to be issued in connection with the first merger will be passed upon for Southside by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the mergers will also be passed upon for Southside and Diboll by Alston & Bird LLP (Atlanta, Georgia).
EXPERTS
The consolidated financial statements of Southside Bancshares, Inc. appearing in Southside Bancshares, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Southside Bancshares Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Southside Bancshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Diboll State Bancshares, Inc. as of December 31, 2016 and for the year then ended have been included in this proxy statement/prospectus in reliance upon the report of Briggs & Veselka Co., independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.
The annual consolidated financial statements of Diboll State Bancshares, Inc. as of December 31, 2015 and 2014 included in this proxy statement/prospectus have been audited by Axley & Rode, LLP, independent auditors, as stated in their report included herein. Such annual consolidated financial statements have been so included herein in reliance upon the reports of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
Southside has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Southside common stock to be issued to shareholders of Diboll in the first merger. This proxy statement/prospectus constitutes the prospectus of Southside filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.
In addition, Southside (File No. 000-12247) files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that Southside files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, Southside files reports and other business and financial information with the SEC electronically, and the SEC maintains a website that contains Southside’s SEC filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov. You will also be able to obtain these documents, free of charge, from Southside’s website at www.southside.com under the “Investor Relations” link and then under the “Documents” heading. The website addresses for the SEC and Southside are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
The SEC allows Southside to “incorporate by reference” information in this proxy statement/prospectus. This means that Southside can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Southside incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Southside files with the SEC will automatically update and supersede the information Southside included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Southside has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.
•
Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•
Definitive Proxy Statement on Schedule 14A for the 2017 Annual Meeting, filed on March 22, 2017;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed on April 28, 2017 and July 28, 2017, respectively;

•
Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on January 3, 2017, January 23, 2017, March 7, 2017, May 12, 2017, June 12, 2017 and June 21, 2017; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report filed for purposes of updating such description.

Southside also incorporates by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and the date of the Diboll special meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Southside without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Southside at the following address:
Southside Bancshares, Inc.
1201 South Beckham Avenue
Tyler, Texas 75701
Attention: Secretary
Telephone: (877) 639-3511
To obtain timely delivery, you must make a written or oral request for a copy of such information by October 10, 2017. You will not be charged for any of these documents that you request. If you request any incorporated documents from Southside, Southside will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
You should rely only on the information contained in this proxy statement/prospectus. Neither Southside nor Diboll has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Diboll has supplied all of the information about Diboll and its subsidiaries contained in this proxy statement/prospectus and Southside has supplied all of the information contained in this proxy statement/prospectus about Southside and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX TO FINANCIAL STATEMENTS
Consolidated Financial Statements of Diboll State Bancshares, Inc. for the Six Months Ended June 30, 2017
Consolidated Financial Statements of Diboll State Bancshares, Inc. for the Years Ended December 31, 2016 and 2015
Consolidated Financial Statements of Diboll State Bancshares, Inc. for the Years Ended December 31, 2015 and 2014
Unaudited Pro Forma Consolidated Financial Statements of Southside Bancshares, Inc.
Introduction	F-102
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2017	F-104
Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months Ended June 30, 2017	F-105
Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2016	F-106
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-107

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2017 (Unaudited) and December 31, 2016
	June 30,2017	December 31, 2016
ASSETS
Cash and cash equivalents:
Non-interest bearing	$20,192,463	$23,666,373
Interest bearing	37,881,100	28,699,876
TOTAL CASH AND CASH EQUIVALENTS	58,073,563	52,366,249
Investment Securities:
Available-for-sale	251,577,840	265,828,008
Federal Home Loan Bank (FHLB) stock, at cost	394,000	393,500
Loans, less allowance for loan losses	653,409,393	634,662,062
Accrued interest receivable	3,335,507	3,440,659
Bank premises and equipment, net	14,438,369	14,752,132
Other real estate	1,986,800	263,400
Goodwill	7,334,165	7,334,165
Other assets	3,211,261	4,899,398
TOTAL ASSETS	$993,760,898	$983,939,573
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$307,877,851	$302,996,959
Interest-bearing demand	356,697,173	346,000,253
Savings	92,184,062	91,341,079
Time	126,816,596	138,721,437
TOTAL DEPOSITS	883,575,682	879,059,728
Accrued interest payable	109,345	107,558
Other liabilities	5,518,128	4,473,711
TOTAL LIABILITIES	889,203,155	883,640,997
Stockholders’ Equity:
Common stock; par value $1; 1,000,000 shares authorized; 903,139 and 900,980 shares issued, respectively	903,139	900,980
Surplus	12,825,080	12,504,604
Retained earnings	95,376,192	92,510,085
Treasury stock; 58,052 and 57,313 shares at cost, respectively	(5,368,635)	(5,254,090)
Accumulated other comprehensive income (loss), net of tax	821,967	(363,003)
TOTAL STOCKHOLDERS’ EQUITY	104,557,743	100,298,576
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$993,760,898	$983,939,573

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the Six Months Ended June 30, 2017 and 2016
	2017	2016
Interest Income:
Interest and fees on loans	$16,451,221	$16,004,237
Interest on investment securities	2,373,194	2,513,087
Interest on federal funds sold and deposits in banks	89,796	87,898
TOTAL INTEREST INCOME	18,914,211	18,605,222
Interest Expense:
Interest on interest-bearing demand and savings accounts	164,441	164,141
Interest on time deposits	358,604	358,479
Other interest	156	—
TOTAL INTEREST EXPENSE	523,201	522,620
NET INTEREST INCOME	18,391,010	18,082,602
Provision for loan losses	1,581,000	600,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,810,010	17,482,602
Other Income:
Income from fiduciary activities	1,163,849	1,110,000
Service fees on deposits	2,172,499	2,133,148
Net realized gain on sale of available-for-sale securities	2,472	166,631
Other income	2,188,925	2,120,798
TOTAL OTHER INCOME	5,527,745	5,530,577
Other Expenses:
Salaries and employee benefits	8,419,817	8,356,970
Occupancy and equipment	1,080,838	1,051,008
Other operating expenses	4,952,355	4,783,631
TOTAL OTHER EXPENSES	14,453,010	14,191,609
INCOME BEFORE FEDERAL INCOME TAXES	7,884,745	8,821,570
Federal income taxes	2,486,700	2,792,300
NET INCOME	$5,398,045	$6,029,270
Net income per common share – basic	$6.39	$7.16
Net income per common share – diluted	$6.23	$7.01
Weighted average shares outstanding – basic	844,190	841,375
Weighted average shares outstanding – diluted	866,555	859,720

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
For the Six Months Ended June 30, 2017 and 2016
	2017	2016
NET INCOME	$5,398,045	$6,029,270
Other Comprehensive Income, Net of Tax:
Unrealized Gains (Losses) on Securities:
Change in net unrealized gains on securities available for sale, net of in 2017 and $1,434,139 in 2016 income taxes of $611,280	1,186,602	2,783,916
Reclassification adjustment for gains realized net of income taxes of ($840) in 2017 and ($56,655) in 2016	(1,632)	(109,976)
OTHER COMPREHENSIVE INCOME (LOSS)	1,184,970	2,673,940
COMPREHENSIVE INCOME	$6,583,015	$8,703,210

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Six Months Ended June 30, 2017 and 2016
	2017	2016
Cash Flows from Operating Activities:
Net income	$5,398,045	$6,029,270
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Amortization on investment securities, net	436,873	455,471
Provision for loan losses	1,581,000	600,000
FHLB stock dividends	—	—
Depreciation of bank premises and equipment	669,554	657,562
Amortization of software	98,735	134,548
Gain from sale of other real estate	(51,234)	(80,730)
Increase in deferred taxes excluding effect of accumulated comprehensive income	5,295	8,918
Net gain from sales of investment securities	(2,472)	(166,631)
Stock-based compensation	77,962	64,339
Change in Assets/Liabilities:
Decrease in accrued interest receivable	105,152	5,600
Increase in prepaid federal income tax	(47,595)	(264,378)
Decrease in other operating assets	940,437	405,055
Increase in accrued interest payable	1,787	2,322
Increase in other liabilities	2,609,975	2,015,113
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,823,514	9,866,459
Cash Flows from Investing Activities:
Decrease in Federal funds sold	—	(1,500,000)
Proceeds from sales, maturities, and calls of investment securities available-for-sale	170,484,732	220,268,184
Purchases of investments available-for-sale	(155,034,958)	(211,160,135)
Proceeds from return of capital – Limited partnership	—	77,349
Purchases of investments – Limited partnership	(4,372)	—
Purchases of FHLB stock	(500)	(23,900)
Proceeds from sales of mortgage loans	12,206,097	10,284,288
Increase in loans, net of noncash transactions	(34,484,005)	(21,136,481)
Capital expenditures, net	(409,258)	(377,238)
Proceeds from sale of other real estate	277,411	98,519
NET CASH USED BY INVESTING ACTIVITIES	(6,964,853)	(3,469,414)
Cash Flows from Financing Activities:
Increase in noninterest-bearing demand accounts	4,880,892	11,694,570
Increase (decrease) in interest-bearing demand accounts	10,153,232	(30,438,988)
Increase in savings accounts	1,386,671	3,971,122
Decrease in time deposits	(11,904,841)	(2,913,138)
Proceeds from stock options exercised	244,676	148,879
Purchase of treasury stock	(114,545)	—
Payment of dividends	(3,797,432)	(4,836,152)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	848,653	(22,373,707)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	5,707,314	(15,976,662)
Cash and cash equivalents at beginning of year	52,366,249	74,490,424
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$58,073,563	$58,513,762

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED
For the Six Months Ended June 30, 2017 and 2016
	2017	2016
Supplemental Information:
Cash Paid During the Period For:
Interest	$521,414	$520,298
Income taxes	2,534,295	3,056,678
Noncash Investing and Financing Activities:
Increase in unrealized holding gains and losses on securities available for sale	1,795,410	4,051,424
Increase in deferred income tax on unrealized holding gains and losses on securities available for sale	610,440	1,377,484
Net decrease in loans from other real estate foreclosures and financing	1,995,371	1,059,683
Loan charge-offs	1,771,249	436,723
Decrease in dividends payable	(1,265,501)	(2,732,304)
The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Diboll State Bancshares, Inc. (“Diboll” or “the Company”), is a bank holding company headquartered in Diboll, Texas and owns all the outstanding capital stock of First Bank & Trust East Texas (“FB&T” or “the Bank”). The accounting and reporting policies of Diboll and the Bank conform to practices within the banking industry. The following is a description of the more significant of those policies.
Nature of Operations:
Diboll, as a bank holding company, exists for the purpose of investing in banks. It is subject to regulation by the Federal Reserve System.
The Bank operates under a state bank charter, provides full banking services, and is subject to regulation by the Texas State Department of Banking and the Federal Deposit Insurance Corporation. The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in the eastern region of Texas with seventeen branch locations: Lufkin (5), Diboll (1), Nacogdoches (1), Cleveland (1), Splendora (1), Jasper (2), San Augustine (1), Pineland (1), Hemphill (1), Tyler (1), Palestine (1) and Longview (1).
Additionally, the Bank maintains correspondent banking relationships and transacts daily federal fund sales on an unsecured basis with regional correspondent banks. Note 2 discusses the types of securities in which the Bank invests. Note 3 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer.
Basis of Presentation:
Diboll and the Bank maintain its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).
In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations at the dates and for the periods presented. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results of operations for the full fiscal year or for any other period. This information should be read in conjunction with the Company’s Annual Report for the year ended December 31, 2016.
Principles of Consolidation:
The consolidated financial statements and related notes include the accounts of Diboll and FB&T. In consolidation, all material intercompany transactions and balances have been eliminated.
Use of Estimates:
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management may obtain independent appraisals for significant problem loans or properties.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the loan portfolio is diversified, its debtors’ ability to honor their contracts is heavily dependent upon economic conditions in the service area. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in the economic conditions in the service area. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
Cash and Cash Equivalents:
Cash and cash equivalents include cash sold and due from banks. Generally, the Bank considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents. In monitoring credit risk associated with these uninsured deposits, the Bank periodically evaluates the stability of the correspondent financial institutions.
Investment Securities:
Professional standards require the Bank to recognize all financial derivatives on the balance sheet at fair value. At June 30, 2017 and December 31, 2016, the Bank had no derivative instruments.
Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives. At June 30, 2017 and December 31, 2016, the Bank had no investment securities categorized as held-to-maturity.
Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of stockholders’ equity, net of the related deferred tax effect.
Securities held as trading assets are carried at fair value. At June 30, 2017 and December 31, 2016, the Bank had no investment securities categorized as trading.
Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.
Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income. Factors affecting the

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.
Restricted Equity Securities:
Restricted stock is stock from the Federal Home Loan Bank of Dallas, which is restricted as to its marketability. Because no ready market exists for this stock and it has no quoted market value, it is carried at cost in the financial statements.
Loans:
The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout the eastern region of Texas. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area.
Loans, with the exception of mortgage loans held for sale, are stated at the amount of unpaid principal and reduced by an allowance for loan losses.
Mortgage loans held for sale are recorded at the lower of cost or market. Gains and losses on sales are computed on the basis of specific identification.
Interest on loans is accrued by using the simple interest method on daily balances of the principal amount outstanding.
Loan origination and commitment fees are recognized as income when received. Direct loan origination costs are expensed when paid.
Included in the loans category are loans, which have been categorized by management as nonaccrual because collection of interest is doubtful. After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt. Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.
Allowance for Loan Losses:
The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. The Bank uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to: (i) the real estate portfolio; (ii) the consumer and credit card portfolio, and (iii) the commercial portfolio. The classes within the commercial portfolio segments are commercial loans that are unsecured and secured by personal property. The classes within the real estate portfolio segment are residential mortgage, home equity, home improvement, and commercial real estate. The classes within the consumer and credit card portfolio segment include credit card, direct/indirect consumer and other consumer loans. Under this accounting guidance, the allowance is presented by portfolio segment.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is based on two basic principles of accounting: (i) FASB ASC 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC 310, Receivables, which requires that losses on impaired loans be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Bank has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Bank’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.
The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Bank’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately evaluate individual consumer and residential loans for impairment.
The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Bank’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as specifically identified impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial, commercial real estate, commercial construction, residential real estate, residential construction or installment). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.
The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans. These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).
Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor. In

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.
Loans are placed into a nonaccruing status and classified as nonperforming when the principal or interest has been in default for a period of 90 days or more unless the obligation is well secured and in the process of collection. A debt is “well secured” if it is secured by (i) pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt, (including accrued interest), in full, or (ii) the guarantee of a financially responsible party. A debt is “in the process of collection” if collection on the debt is proceeding in due course either through legal action, including judgment enforcement procedure, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.
Loans classified as substandard or worse are considered for impairment testing. A substandard loan shows signs of continuing negative financial trends and unprofitability and therefore, is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. The borrower on such loans typically exhibits one or more of the following characteristics: financial ratios and profitability margins are well below industry average; a negative cash flow position exists; debt service capacity is insufficient to the service debt and an improvement in the cash flow position is unlikely within the next twelve months; secondary and tertiary means of debt repayment are weak. Loans classified as substandard are characterized by the probability that the Bank will not collect amounts due according to the contractual terms or sustain some loss if the deficiencies are not corrected.
Loss potential, while existing with respect to the aggregate amount of substandard (or worse) loans, does not have to exist in any individual assets classified as substandard. Such credits are also evaluated for nonaccrual status.
Impaired loans include loans that have been classified as substandard or worse. However, certain loans have been paying as agreed and have remained current, with some financial issues related to cash flow that have caused some concern as to the ability of the borrower to perform in accordance with the current loan terms but not to such an extent as to require the loan be put into a nonaccrual status. Cash receipts on impaired loans are recorded as interest income as received, unless the loan is in a nonaccrual status.
Loan Charge-Offs:
The Bank’s charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Bank’s established allowance for loan losses.
For consumer loans, the Bank generally fully or partially charges down to the fair value of collateral securing the asset when:
•
management judges the asset to be uncollectible;

•
repayment is deemed to be protracted beyond reasonable time frames;

•
the asset has been classified as a loss by either the Bank’s internal loan review process or external examiners;

•
the customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•
the loan is 180 days past due unless both well secured and in the process of collection.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Bank’s charge-off policies by segment of the loan portfolio are as follows:
•
Real Estate — The Bank generally writes down to the net realizable value at foreclosure. Foreclosure proceedings commonly begin when the loan is 120 – 180 days past due.

•
Auto Loans — The Bank generally charges down to the net realizable value when the collateral is repossessed. Collateral repossession attempts typically begin when the loan is 120 days past due. The Bank fully charges the loan off when recovery of the collateral appears doubtful.

•
Unsecured Loans — The Bank generally charges off when the loan is 90 days past due.

•
Other Secured Loans — The Bank generally charges down to the net realizable value when the collateral is repossessed. Collateral repossession attempts typically begin when the loan is 120 days past due. The Bank fully charges the loan off when recovery of the collateral appears doubtful.

Troubled Debt Restructurings:
In situations where, for economic or legal reasons related to a customer’s financial difficulties, the Bank grants a concession for other than an insignificant period of time to the customer that the Bank would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). The Bank strives to identify customers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where the Bank grants the customer new terms that provide for a reduction of either interest or principal, the Bank measures any impairment on the restructuring as previously noted for impaired loans.
Bank Premises and Equipment:
Land is stated at cost. Other premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that do not extend the life of bank premises and equipment are charged to expense.
Off-Balance Sheet Financial Instruments:
In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.
Goodwill and Other Intangibles:
The Bank conducts annual impairment test for goodwill if there is an event that would cause, or could cause impairment. If the reporting unit’s fair value is greater than its carrying amount, goodwill is not impaired and no loss is recognized. If the implied fair value of the reporting unit’s goodwill is less than the recorded amount, goodwill is considered impaired and the Bank must recognize a loss. Management concluded that there was no impairment for the six months ended June 30, 2017 or the year ended December 31, 2016.
Other Real Estate:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as an increase to an allowance account and a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
Income Taxes:
Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Uncertain Tax Positions:
FASB Codification Section 740 requires recognition, measurement and disclosure of uncertain tax positions. The Company does not have any uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits. The Company’s policy is to recognize interest and penalties on income taxes in other noninterest expense.
Transfers of Financial Assets:
The Bank accounts for transfers of financial assets in accordance with FASB ASC 860, Transfers and Servicing. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Income from Fiduciary Activities:
Trust fees are recorded on the accrual basis.
Stock-Based Compensation:
Diboll has stock-based employee compensation plans, which are described more fully in Note 12, which provides for grants of incentive stock options. Professional standards require that all equity-based compensation, including grants of stock options, to employees be expensed based on the grant date fair value of the award. For awards with graded vesting schedules, Diboll uses the straight-line method of attributing the value of stock-based compensation expense based on the applicable vesting schedule.
Net Income Per Share of Common Stock:
Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Federal Deposit Insurance Corporation Improvement Act (FDICIA):
The Bank’s total assets exceeded $500 million at June 30, 2017 and December 31, 2016, which require it to be under the reporting provisions of FDICIA. FDICIA requires the submission of an annual report on financial statements prepared in conformity with generally accepted accounting principles. The annual report and the independent auditor’s report are required to be made available to the public.
Comprehensive Income:
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Segment Reporting:
FASB ASC 280, Segment Reporting, encourages nonpublic entities to report selected information about operating segments in its financial statements issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.
Pending Acquisition:
On June,12 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southside Bancshares, Inc., a Texas corporation and the holding company for Southside Bank, a Texas bank.
NOTE 2 — INVESTMENT SECURITIES
The amortized cost and fair values of investment securities available-for-sale at June 30, 2017 were:
	AMORTIZED COST	GROSS UNREALIZED GAIN	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U. S. government agencies	$158,152,105	$—	$(646,220)	$157,505,885
Obligations of states and political subdivisions	81,385,448	1,711,133	—	83,096,581
Mortgage-backed and other securities	10,624,737	180,491	—	10,805,228
Limited partnership	170,146	—	—	170,146
	$250,332,436	$1,891,624	$(646,220)	$251,577,840

The net of the above gross unrealized gains of  $1,891,624 and gross unrealized losses of  $(646,220) for available-for-sale securities, net of federal income taxes, is included in accumulated other comprehensive income at June 30, 2017.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 2 — INVESTMENT SECURITIES (continued)

The amortized cost and fair values of investment securities available for sale at December 31, 2016 were:
	AMORTIZED COST	GROSS UNREALIZED GAIN	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U. S. government agencies	$167,460,234	$347,539	$(1,561,002)	$166,246,771
Obligations of states and political subdivisions	86,745,151	1,501,019	(1,015,061)	87,231,109
Mortgage-backed and other securities	12,006,855	246,088	(68,589)	12,184,354
Limited partnership	165,774	—	—	165,774
	$266,378,014	$2,094,646	$(2,644,652)	$265,828,008

The net of the above gross unrealized gains of  $2,094,646 and gross unrealized losses of  $(2,644,652) for available for sale securities, net of federal income taxes, is included in accumulated other comprehensive income at December 31, 2016.
The amortized cost and fair values of investment securities available-for-sale at June 30, 2017, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	SECURITIES AVAILABLE FOR SALE
	AMORTIZED COST	FAIR VALUE
Due in one year or less	$26,827,161	$26,844,311
Due after one year but less than five years	157,243,905	157,101,073
Due after five years but less than ten years	47,663,337	48,792,952
Due after ten years	7,803,150	7,864,130
	239,537,553	240,602,466
Mortgage-backed and other securities	10,794,883	10,975,374
	$250,332,436	$251,577,840

Proceeds from sales of investment securities available-for-sale were $393,621 and $4,148,482 during 2017 and 2016, respectively. Gross realized gains amounted to $4,162 and $169,014 and gross realized (losses) amounted to $(1,690) and $(2,383) on available-for-sale securities for the six months ended June 30, 2017 and 2016, respectively.
Investment securities with an amortized cost of approximately $136,350,000 and $142,780,000 and a fair value of approximately $136,710,000 and $142,830,000 at June 30, 2017 and December 31, 2016, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 2 — INVESTMENT SECURITIES (continued)

Professional standards require the assessment of  “Other-than-temporary Impairment” regarding debt and equity securities classified as available-for-sale or held to maturity and equity investments accounted for using the cost method. Information pertaining to securities with gross unrealized losses at June 30, 2017 and December 31, 2016 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:
	LESS THAN 12 MONTHS		12 MONTHS OR GREATER		TOTAL
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Description of Securities: June 30, 2017
Obligations of U. S. government agencies	$19,498,899	$9,576	$138,006,986	$636,644	$157,505,885	$646,220
Total temporarily impaired securities	$19,498,899	$9,576	$138,006,986	$636,644	$157,505,885	$646,220
Description of Securities: December 31, 2016
Obligations of U. S. government agencies	$101,459,625	$1,561,002	$—	$—	$101,459,625	$1,561,002
Obligations of states and political subdivisions	38,445,976	802,330	8,984,550	212,731	47,430,526	1,015,061
Mortgage-backed and other securities	6,074,995	67,471	197,830	1,118	6,272,825	68,589
Total temporarily impaired securities	$145,980,596	$2,430,803	$9,182,380	$213,849	$155,162,976	$2,644,652

Management evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Debt securities with unrealized losses have depreciated 0.41% and 1.70% from the Bank’s amortized cost basis at June 30, 2017 and December 31, 2016, respectively. These securities are guaranteed by either the U.S. Government agencies thereof or municipalities. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES
Outstanding Loans:
The table below presents total outstanding loans and an aging analysis at June 30, 2017 and December 31, 2016:
	JUNE 30, 2017
	30 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PAST DUE 30 DAYS OR MORE	CURRENT	TOTAL OUT- STANDING
Real Estate:
Residential construction	$—	$—	$—	$10,017,851	$10,017,851
Commercial construction	—	—	—	25,819,305	25,819,305
Farm real estate	—	—	—	7,523,167	7,523,167
1 – 4 family residential	3,289,044	522,551	3,811,595	164,920,014	168,731,609
Unimproved property	61,620	—	61,620	40,086,101	40,147,721
5 plus family residential	—	—	—	1,406,395	1,406,395
Commercial real estate	310,031	75,062	385,093	210,329,129	210,714,222
Nonprofit real estate	—	—	—	5,221,628	5,221,628
Home improvement	29,626	—	29,626	5,140,260	5,169,886
TOTAL REAL ESTATE	3,690,321	597,613	4,287,934	470,463,850	474,751,784
Consumer
Automobile	376,976	78,592	455,568	13,263,063	13,718,631
Consumer goods	—	—	—	12,773	12,773
Dealer	3,218	—	3,218	634,712	637,930
Farm – Personal	1,827	—	1,827	262,475	264,302
Home equity	548,671	158,128	706,799	33,730,382	34,437,181
Home improvement	4,409	—	4,409	171,323	175,732
Home equity line of credit	—	—	—	126,762	126,762
Line of credit	—	—	—	920,087	920,087
Mobile home	8,840	23,074	31,914	731,462	763,376
Recreational vehicle	152,738	62,704	215,442	7,639,617	7,855,059
Secured	682,487	180,867	863,354	16,535,822	17,399,176
Stocks/bonds	—	—	—	83,574	83,574
Savings/CD	232,216	—	232,216	6,650,729	6,882,945
Unsecured	90,581	14,793	105,374	5,424,691	5,530,065
TOTAL CONSUMER	2,101,963	518,158	2,620,121	86,187,472	88,807,593
Commercial:
Automobile	55,907	—	55,907	3,514,592	3,570,499
Farm – Livestock	—	1,950	1,950	4,402,633	4,404,583
Line of credit	385,075	—	385,075	31,161,112	31,546,187
Nonprofit loans – Non R/E	—	—	—	473,881	473,881
Nontaxable	—	—	—	376,560	376,560
Unsecured	7,862	3,345	11,207	1,398,574	1,409,781
Secured	994,899	224,228	1,219,127	50,282,550	51,501,677
Stocks/bonds	—	—	—	935,260	935,260
Dealer	—	—	—	26,172	26,172
TOTAL COMMERCIAL	1,443,743	229,523	1,673,266	92,571,334	94,244,600
Late charges, overdrafts, and clearing account	—	—	—	3,127,774	3,127,774
TOTAL LOANS	$7,236,027	$1,345,294	$8,581,321	$652,350,430	660,931,751
Allowance for credit losses					(7,522,358)
NET LOANS					$653,409,393

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

	DECEMBER 31, 2016
	30 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PAST DUE 30 DAYS OR MORE	TOTAL CURRENT OR LESS THAN 30 DAYS PAST DUE	TOTAL OUT- STANDING
Real Estate:
Residential construction	$306,900	$—	$306,900	$12,744,122	$13,051,022
Commercial construction	—	—	—	18,378,569	18,378,569
Farm real estate	272,572	—	272,572	8,501,557	8,774,129
1 – 4 family residential	3,317,981	1,481,138	4,799,119	153,111,371	157,910,490
Unimproved property	63,188	245,558	308,746	40,348,338	40,657,084
5 plus family residential	—	—	—	651,324	651,324
Commercial real estate	623,030	2,117,511	2,740,541	198,992,471	201,733,012
Nonprofit real estate	—	86,171	86,171	5,236,887	5,323,058
Home improvement	51,636	34,838	86,474	3,964,201	4,050,675
TOTAL REAL ESTATE	4,635,307	3,965,216	8,600,523	441,928,840	450,529,363
Consumer
Automobile	434,095	114,012	548,107	14,022,338	14,570,445
Consumer goods	—	—	—	18,782	18,782
Dealer	12,228	—	12,228	452,008	464,236
Farm – Personal	—	—	—	320,792	320,792
Home equity	634,085	255,366	889,451	33,663,237	34,552,688
Home improvement	5,173	—	5,173	190,545	195,718
Home equity line of credit	—	—	—	105,885	105,885
Line of credit	—	—	—	939,032	939,032
Mobile home	43,436	24,159	67,595	784,003	851,598
Recreational vehicle	150,857	95,265	246,122	7,344,767	7,590,889
Secured	757,887	284,773	1,042,660	16,957,077	17,999,737
Stocks/bonds	27,048	—	27,048	121,334	148,382
Savings/CD	7,745	—	7,745	7,946,139	7,953,884
Unsecured	114,438	23,403	137,841	6,156,489	6,294,330
Other consumer (overdrafts)	—	—	—	323,660	323,660
TOTAL CONSUMER	2,186,992	796,978	2,983,970	89,346,088	92,330,058
Commercial:
Automobile	19,654	3,006	22,660	2,934,458	2,957,118
Farm – Livestock	14,796	—	14,796	4,209,800	4,224,596
Line of credit	7,264	—	7,264	35,816,348	35,823,612
Nonprofit loans – Non R/E	—	—	—	529,164	529,164
Nontaxable	—	—	—	473,852	473,852
Unsecured	—	55,918	55,918	1,414,915	1,470,833
Secured	276,033	142,790	418,823	51,332,484	51,751,307
Stocks/bonds	—	—	—	1,024,747	1,024,747
Dealer	—	—	—	53,512	53,512
TOTAL COMMERCIAL	317,747	201,714	519,461	97,789,280	98,308,741
Late charges and clearing account				1,124,640	1,124,640
TOTAL LOANS	$7,140,046	$4,963,908	$12,103,954	$630,188,848	642,292,802
Allowance for credit losses					(7,630,740)
NET LOANS					$634,662,062

The Bank’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower’s business plan through the life of the loan, identifying and monitoring primary and alternative sources of

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.
As of June 30, 2017, the real estate loan portfolio constituted 70% of the total loan portfolio. This can be broken down further into the following categories: 4% construction and land development, 34% commercial real estate and 24% residential real estate loans, as a percent of total loans.
The Bank’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties. Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.
Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan. The debt service coverage ratio is ordinarily at 1.20 to 1.00. These loans are generally underwritten with a maturity not greater than 10 years or the remaining useful life of the property, whichever is lower. The preferred repricing is between 5 to 7 years, with amortization to a maximum of 25 years.
Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to 5 years fixed, then variable with amortization to a maximum of 30 years.
The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing. This category represents about 15% of the loan portfolio at June 30, 2017. Loans in this category generally carry a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Nonaccrual Loans:
The table below includes the Company’s nonaccrual loans, including nonperforming troubled debt restructures, and loans past due 90 days or more at June 30, 2017 and December 31, 2016:
	NONACCRUAL LOANS AND LEASES		ACCRUING PAST DUE 90 DAYS OR MORE
	June 30, 2017	December 31, 2016	June 30, 2017	December 31, 2016
Real Estate:
Farm real estate	$10,239	$—	$—	$—
1 – 4 family residential	803,929	1,076,474	143,924	445,535
Unimproved property	33,126	196,330	—	49,228
Commercial real estate	1,047,891	2,583,997	—	245,606
Nonprofit real estate	—	86,171	—	—
Home improvement	—	34,837	—	—
TOTAL REAL ESTATE	1,895,185	3,977,809	143,924	740,369
Consumer:
Automobile	95,280	48,423	8,322	68,076
Dealer	—	6,781	—	—
Home equity	209,448	110,655	38,154	236,908
Mobile home	23,074	24,159	—	—
Recreational vehicle	41,030	5,958	44,610	89,307
Secured	97,092	227,237	115,037	78,122
Unsecured	61,861	53,287	13,913	21,149
TOTAL CONSUMER	527,785	476,500	220,036	493,562
Commercial:
Automobile	—	3,006	—	—
Farm – Livestock	—	—	1,950	—
Line of credit	328,245	—	—	—
Unsecured	326,802	349,441	3,345	55,918
Secured	162,644	173,390	88,575	19,684
TOTAL COMMERCIAL	817,691	525,837	93,870	75,602
TOTAL	$3,240,661	$4,980,146	$457,830	$1,309,533

Credit Quality Indicators:
The Company monitors credit quality within its three segments based on primary credit quality indicators. The Company’s loans are evaluated using the pass rated or reservable criticized as the primary credit quality indicator. The term reservable criticized refers to those loans that are internally classified or listed by the Company as substandard, doubtful, or loss. These assets pose an elevated risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized.
Internally assigned grade:
Listed in the following table as Pass:
Pass — loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Special mention — loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.
Listed in the following table as Reservable Criticized:
Substandard — loans in this category show signs of continuing negative financial trends and unprofitability at various times, and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.
Doubtful — loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing trend serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.
Loss — loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be affected in the future. Such credits should be recommended for charge-off.
The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table indicates the risk rating of loans by category:
	RISK RATING
	June 30, 2017		December 31, 2016
	PASS	RESERVABLE CRITICIZED	PASS	RESERVABLE CRITICIZED
Real Estate:
Residential construction	$10,017,851	$—	$13,051,022	$—
Commercial construction	25,819,305	—	18,378,569	—
Farm real estate	7,512,928	10,239	8,762,933	11,196
1 – 4 family residential	164,947,700	3,783,909	153,252,675	4,657,815
Unimproved property	40,040,662	107,059	40,297,295	359,789
5 plus family residential	1,406,395	—	651,324	—
Commercial real estate	206,278,537	4,435,685	192,994,912	8,738,100
Nonprofit real estate	5,221,628	—	5,236,887	86,171
Home improvement	5,169,886	—	4,015,837	34,838
TOTAL REAL ESTATE	466,414,892	8,336,892	436,641,454	13,887,909
Consumer:
Automobile	13,365,433	353,198	14,104,137	466,308
Consumer goods	12,773	—	18,782	—
Dealer	627,555	10,375	444,170	20,066
Farm – Personal	264,302	—	320,792	—
Home equity	33,740,936	696,245	33,811,737	740,951
Home improvement	175,732	—	195,718	—
Home equity line of credit	126,762	—	105,885	—
Line of credit	920,087	—	939,032	—
Mobile home	708,871	54,505	767,874	83,724
Recreational vehicle	7,642,403	212,656	7,305,779	285,110
Secured	16,658,248	740,928	17,221,229	778,508
Stocks/bonds	83,574	—	148,382	—
Savings/CD	6,882,945	—	7,953,884	—
Unsecured	5,391,350	138,715	6,159,318	135,012
Other consumer (overdrafts)	—	—	323,660	—
TOTAL CONSUMER	86,600,971	2,206,622	89,820,379	2,509,679
Commercial:
Automobile	3,540,794	29,705	2,954,112	3,006
Farm – Livestock	4,402,633	1,950	4,222,646	1,950
Line of credit	31,217,942	328,245	34,892,510	931,102
Nonprofit loans – Non R/E	473,881	—	529,164	—
Nontaxable	376,560	—	473,852	—
Unsecured	1,061,979	347,802	1,038,892	431,941
Secured	50,790,489	711,188	50,861,559	889,748
Stocks/bonds	935,260	—	1,024,747	—
Dealer	26,172	—	53,512	—
TOTAL COMMERCIAL	92,825,710	1,418,890	96,050,994	2,257,747
Late charges, overdrafts, and clearing accounts	3,127,774	—	1,124,640	—
TOTAL	$648,969,347	$11,962,404	$623,637,467	$18,655,335

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Impaired Loans and Troubled Debt Restructurings:
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.
Impaired loans were as follows:
	June 30, 2017
	UNPAID PRINCIPAL BALANCE	CARRYING VALUE	RELATED ALLOWANCE
With an Allowance Recorded:
Real estate	$868,000	$798,000	$70,000
Commercial	673,000	192,000	481,000
Consumer	224,000	102,000	122,000
Total	$1,765,000	$1,092,000	$673,000

	December 31, 2016
	UNPAID PRINCIPAL BALANCE	CARRYING VALUE	RELATED ALLOWANCE
With an Allowance Recorded:
Real estate	$3,615,000	$3,270,000	$345,000
Commercial	502,000	33,000	469,000
Consumer	182,000	55,000	127,000
Total	$4,299,000	$3,358,000	$941,000

Information on troubled debt restructurings for the six months ended June 30, 2017 is as follows:
	June 30, 2017
	NUMBER OF CONTRACTS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT	POST-MODIFICATION OUTSTANDING RECORDED INVESTMENT
Trouble Debt Restructuring:
Commercial	1	$1,799,281	$1,664,359
		$1,799,281	$1,664,359

The troubled debt restructured loan shown above was modified during 2016 with the following terms:
The loan originally had an adjustable interest rate that has been modified to a fixed rate due to the borrower filing bankruptcy.
There were no loans as of June 30, 2017 that had been modified as troubled debt restructuring during the year and subsequently re-defaulted.
At June 30, 2017, there is no commitment to lend additional funds to a borrower whose loan terms have been modified in a trouble debt restructuring.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Credit Losses:
The table below summarizes the changes in the allowance for credit losses for the six months ended June 30, 2017 and 2016:
	June 30, 2017
	COMMERCIAL	REAL ESTATE	CONSUMER	TOTAL ALLOWANCE
Allowance for loan and lease losses January 1	$1,498,857	$4,782,582	$1,349,301	$7,630,740
Loans and leases charged off	(312,535)	(835,164)	(623,550)	(1,771,249)
Recoveries of loans and leases previously charged off	3,151	13,064	65,652	81,867
NET CHARGE OFFS	(309,384)	(822,100)	(557,898)	(1,689,382)
Provision for loan and lease losses	282,755	708,141	590,104	1,581,000
ALLOWANCE FOR LOAN AND LEASE LOSSES June 30	$1,472,228	$4,668,623	$1,381,507	$7,522,358

	June 30, 2016
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	TOTAL ALLOWANCE
Allowance for loan and lease losses January 1	$1,483,465	$4,434,601	$1,454,528	$7,372,594
Loans and leases charged off	(13,838)	(57,244)	(365,641)	(436,723)
Recoveries of loans and leases previously charged off	3,540	—	41,768	45,308
NET CHARGE OFFS	(10,298)	(57,244)	(323,873)	(391,415)
Provision for loan and lease losses	(33,635)	344,741	288,894	600,000
ALLOWANCE FOR LOAN AND LEASE LOSSES June 30	$1,439,532	$4,722,098	$1,419,549	$7,581,179

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The table below represents the allowance and the carrying value of outstanding loans and leases by portfolio segment at June 30, 2017 and December 31, 2016.
	June 30, 2017
	COMMERCIAL	REAL ESTATE	CONSUMER	TOTAL
Impaired Loans and Troubled Debt Restructurings:
Allowance for loans and lease losses	$481,464	$70,000	$121,879	$673,343
Unpaid principal	$672,288	$867,887	$224,391	$1,764,566
Allowance as a percentage of unpaid principal	71.62%	8.07%	54.32%	38.16%
Collectively Evaluated for Impairment:
Allowance for loans and lease losses	$990,764	$4,598,623	$1,259,628	$6,849,015
Unpaid principal	$93,572,312	$473,883,897	$88,583,202	$656,039,411
Allowance as a percentage of unpaid principal	1.06%	0.97%	1.42%	1.04%
Total:
Allowance for loans and lease losses	$1,472,228	$4,668,623	$1,381,507	$7,522,358
Unpaid principal	$94,244,600	$474,751,784	$88,807,593	$657,803,977
Allowance as a percentage of unpaid principal	1.56%	0.98%	1.56%	1.14%

	December 31, 2016
	COMMERCIAL	REAL ESTATE	CONSUMER	TOTAL
Impaired Loans and Troubled Debt Restructurings:
Allowance for loans and lease losses	$469,000	$345,000	$127,000	$941,000
Unpaid principal	$502,000	$3,615,000	$182,000	$4,299,000
Allowance as a percentage of unpaid principal	93.43%	9.54%	69.78%	21.89%
Collectively Evaluated for Impairment:
Allowance for loans and lease losses	$1,029,857	$4,437,582	$1,222,301	$6,689,740
Unpaid principal	$97,806,740	$446,914,364	$92,148,057	$636,869,161
Allowance as a percentage of unpaid principal	1.05%	0.99%	1.33%	1.05%
Total:
Allowance for loans and lease losses	$1,498,857	$4,782,582	$1,349,301	$7,630,740
Unpaid principal	$98,308,740	$450,529,364	$92,330,057	$641,168,161
Allowance as a percentage of unpaid principal	1.52%	1.06%	1.46%	1.19%

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Approximate loan maturities and repricing of the loan portfolio are as follows:
	June 30, 2017	December 31, 2016
Within one year	$174,436,000	$183,120,000
After one through five years	455,619,000	418,252,000
After five years	30,877,000	40,921,000
TOTAL	$660,932,000	$642,293,000

NOTE 4 — TIME DEPOSITS
The aggregate amount of time deposits issued in denominations that meet or exceed the FDIC insurance limit of  $250,000 totaled approximately $29,866,000 and $34,544,000 at June 30, 2017 and December 31, 2016, respectively.
Total time deposits and their approximate remaining maturities are as follows:
	June 30, 2017	December 31, 2016
Three months or less	$26,220,000	$37,149,000
Over three months through twelve months	67,989,000	67,214,000
Over one year through three years	20,600,000	21,833,000
Over three years	12,008,000	12,525,000
	$126,817,000	$138,721,000

NOTE 5 — COMMITMENTS AND CONTINGENT LIABILITIES
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.
At June 30, 2017 and December 31, 2016, the Bank had the following financial instruments whose approximate contract amounts represent credit risk:
	June 30, 2017	December 31, 2016
Commitments to extend credit	$86,948,000	$77,266,000
Standby letters of credit	6,413,000	9,300,000
	$93,361,000	$86,566,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 5 — COMMITMENTS AND CONTINGENT LIABILITIES (continued)

credit, is based on management’s credit evaluation of the customer. Collateral held varies but largely consists of real estate, deposits and inventory. Credit card loan commitments are unsecured.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for the standby letters of credit primarily consists of deposits; however, some letters of credit are unsecured.
NOTE 6 — SURPLUS RESTRICTIONS AND REGULATORY MATTERS
Diboll is subject to the dividend restrictions set forth by the Federal Reserve System. Under such restrictions, Diboll may not, without prior approval of the Federal Reserve System, declare dividends in excess of the sum of current year’s retained earnings (as defined) plus the retained earnings (as defined) from the prior two years. This amount is also limited based on the regulatory capital requirement. The dividends, as of June 30, 2017, that Diboll could declare, without the approval of the Federal Reserve System, amounted to approximately $19,379,000.
Diboll (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on Diboll’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Diboll and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2017, the Bank meets all capital adequacy requirements to which it is subject.
As of June 30, 2017 and December 31, 2016, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the table must be maintained. There are no conditions or events since that notification that management believes have changed the Bank’s categories.
Actual capital amounts and ratios are presented in the table for the Bank (in thousands). Bank only amounts and percentages are presented as they do not differ materially from bank holding company amounts and percentages.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 6 — SURPLUS RESTRICTIONS AND REGULATORY MATTERS (continued)

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
As of June 30, 2017:
Total Risk-Based Capital (to Risk Weighted Assets)	$102,236,000	14.31%	$57,173,000	≥8.0%	$71,467,000	≥10.0%
Tier I Capital (to Risk Weighted Assets)	$94,482,000	13.22%	$42,880,000	≥6.0%	$57,173,000	≥8.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$94,482,000	13.22%	$32,160,000	≥4.5%	$46,453,000	≥6.5%
Tier I Capital (to Average Assets)	$94,482,000	9.64%	$39,206,000	≥4.0%	$49,008,000	≥5.0%
As of December 31, 2016:
Total Risk-Based Capital (to Risk Weighted Assets)	$99,348,000	14.13%	$56,255,000	≥8.0%	$70,319,000	≥10.0%
Tier I Capital (to Risk Weighted Assets)	$91,494,000	13.01%	$42,191,000	≥6.0%	$56,255,000	≥8.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$91,494,000	13.01%	$31,643,000	≥4.5%	$45,707,000	≥6.5%
Tier I Capital (to Average Assets)	$91,494,000	9.17%	$39,915,000	≥4.0%	$49,894,000	≥5.0%
NOTE 7 — TRUST ASSETS
Trust assets and other property (except cash deposits), held by the Bank in agency or other fiduciary capacities for its customers are not included in the financial statements since they are not assets of the Bank. Market value of the trust assets at June 30, 2017 and December 31, 2016, respectively, was approximately $890,724,000 and $883,850,000.
NOTE 8 — FINANCIAL INSTRUMENTS
Professional accounting standards require disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition.
FASB ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below:
Level 1
Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 8 — FINANCIAL INSTRUMENTS (continued)

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Professional accounting standards exclude all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying consolidated value of Diboll and the Bank.
The following methods and assumptions were used in estimating fair value disclosures for those financial instruments for which it was practical to estimate that value:
Cash and Due From Banks, and Federal Funds Sold
For these financial instruments, the carrying amount is a reasonable estimate of fair value (Level 1).
Investment Securities
For securities held as investments, fair value is based on quoted market prices, where available (Level 1). If a quoted market price is not available, fair value is estimated based on discounted cash flow analysis using observable inputs (Level 2).
Federal Home Loan Bank Stock
No ready market exists for Federal Home Loan Bank (“FHLB”) stock. Investment is required to be a member of the Federal Home Loan Bank system. This stock can be redeemed at cost should the requirements be reduced; therefore, cost is used as fair value for this purpose.
Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality (Level 2). Loan fair value estimates include judgment regarding future expected loss experience and risk characteristics.
Deposits
The fair values disclosed for noninterest-bearing demand deposits, savings, and interest-bearing demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits (Level 2).
Accrued Interest Receivable and Accrued Interest Payable
For these financial instruments, the carrying amount is a reasonable estimate of fair value.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 8 — FINANCIAL INSTRUMENTS (continued)

Off-Balance-Sheet Financial Instruments
Fair values for commitments to extend credit and letters of credit are estimated based upon rates currently in effect at the balance sheet date.
The estimated fair values of the consolidated financial instruments at June 30, 2017 are as follows:
	APPROXIMATE CARRYING AMOUNT	APPROXIMATE FAIR VALUE
Financial Assets:
Cash, due from banks, and Federal funds sold	$58,074,000	$58,074,000
Investment securities	251,578,000	251,578,000
FHLB stock	394,000	394,000
Loans, less allowance for loan losses	653,409,000	651,842,000
Accrued interest receivable	3,336,000	3,336,000
	$966,791,000	$965,224,000
Financial Liabilities:
Deposits	$883,576,000	$883,954,000
Accrued interest payable	109,000	109,000
	$883,685,000	$884,063,000
Off-Balance-Sheet:
Commitments to extend credit	$93,361,000	$93,361,000

The estimated fair values of the consolidated financial instruments at December 31, 2016 are as follows:
	APPROXIMATE CARRYING AMOUNT	APPROXIMATE FAIR VALUE
Financial Assets:
Cash, due from banks, and federal funds sold	$52,366,000	$52,366,000
Investment securities	265,828,000	265,828,000
FHLB stock	394,000	394,000
Loans, less allowance for loan losses	634,662,000	636,280,000
Accrued interest receivable	3,441,000	3,441,000
	$956,691,000	$958,309,000
Financial Liabilities:
Deposits	$879,060,000	$879,502,000
Accrued interest payable	108,000	108,000
	$879,168,000	$879,610,000
Off-Balance-Sheet:
Commitments to extend credit	$86,566,000	$86,566,000

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 8 — FINANCIAL INSTRUMENTS (continued)

Fair values of assets and liabilities presented on the consolidated balance sheets measured on a recurring basis at June 30, 2017 and December 31, 2016 are as follows:
		FAIR VALUE MEASUREMENTS AT REPORTING DATE USING
	FAIR VALUE	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS/ LIABILITIES (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
June 30, 2017:
Obligations of U.S. government agencies	$157,505,885	$—	$157,505,885	$—
Obligations of states and political subdivisions	83,096,581	—	83,096,581	—
Mortgage-backed and other securities	10,975,374	—	10,975,374	—
Available-for-sale securities	$251,577,840	$—	$251,577,840	$—
December 31, 2016:
Obligations of U.S. government agencies	$166,246,771	$—	$166,246,771	$—
Obligations of states and political subdivisions	87,231,109	—	87,231,109	—
Mortgage-backed and other securities	12,350,128	—	12,350,128	—
Available-for-sale securities	$265,828,008	$—	$265,828,008	$—

For each major category of assets and liabilities presented on the consolidated balance sheets measured at fair value on a nonrecurring basis during the period are presented as follows:
		FAIR VALUE MEASUREMENTS USING
DESCRIPTION	PERIOD END VALUE	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL GAINS (LOSSES)
June 30, 2017:
Other real estate owned	$1,986,800	$—	$1,986,800	$—	$—
Goodwill	$7,334,165	$—	$7,334,165	$—	$—
Impaired Loans	$1,764,566	$—	$1.764.566	$—	$—
December 31, 2016:
Other real estate owned	$263,400	$—	$263,400	$—	$—
Goodwill	$7,334,165	$—	$7,334,165	$—	$—
Impaired Loans	$4,299,000	$—	$4,299,000	$—	$—

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — CONTINUED

NOTE 8 — FINANCIAL INSTRUMENTS (continued)

Fair market values of goodwill and other real estate owned are determined on a nonrecurring basis in order to determine if any impairment exists at June 30, 2017 and December 31, 2016. In order to estimate the fair values of these assets the bank uses observable inputs such as values of similar entities (goodwill) and tax appraisal values and estimated selling prices for other real estate owned.
NOTE 9 — RESTRICTION ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at June 30, 2017, was approximately $2,572,000.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
Diboll State Bancshares, Inc.
Diboll, Texas
We have audited the accompanying consolidated financial statements of Diboll State Bancshares, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diboll State Bancshares, Inc. and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matter
Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplementary information included in the consolidating schedules is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Prior Period Financial Statements
The consolidated financial statements of Diboll State Bancshares, Inc. and subsidiaries as of December 31, 2015, were audited by other auditors whose report dated February 22, 2016, expressed an unmodified opinion on those statements.
Briggs & Veselka Co.
Houston, Texas
February 24, 2017

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
	2016	2015
ASSETS
Cash and cash equivalents:
Non-interest bearing	$23 666 373	$21 242 364
Interest bearing	28 699 876	53 248 060
TOTAL CASH AND CASH EQUIVALENTS	52 366 249	74 490 424
Federal funds sold	—	3 500 000
Investment Securities:
Available for sale	265 828 008	257 801 688
Federal Home Loan Bank stock, at cost	393 500	368 700
Loans, less allowance for loan losses	634 662 062	615 144 893
Accrued interest receivable	3 440 659	3 324 762
Bank premises and equipment, net	14 752 132	15 568 653
Other real estate	263 400	35 000
Goodwill	7 334 165	7 334 165
Prepaid federal income tax	353 613	217 882
Deferred federal income tax	2 559 908	1 620 520
Other assets	1 985 877	2 243 700
TOTAL ASSETS	$983 939 573	$981 650 387
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$302 996 959	$286 731 856
Interest-bearing demand	346 000 253	367 955 093
Savings	91 341 079	85 723 868
Time	138 721 437	140 602 598
TOTAL DEPOSITS	879 059 728	881 013 415
Accrued interest payable	107 558	106 508
Other liabilities	4 473 711	5 708 818
TOTAL LIABILITIES	883 640 997	886 828 741
Stockholders’ Equity:
Common stock; par value $1.00; 1,000,000 shares authorized; 900,980 and 897,722 shares issued, respectively	900 980	897 722
Surplus	12 504 604	12 015 576
Retained earnings	92 510 085	85 906 535
Treasury stock; 57,313 and 57,013 shares at cost, respectively	(5 254 090)	(5 209 090)
Accumulated other comprehensive income (loss), net of tax	(363 003)	1 210 903
TOTAL STOCKHOLDERS’ EQUITY	100 298 576	94 821 646
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$983 939 573	$981 650 387

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2016 and 2015
	2016	2015
Interest Income:
Interest and fees on loans	$32 349 062	$31 549 917
Interest on investment securities	4 626 742	4 207 457
Interest on Federal funds sold and deposits in banks	203 223	99 922
TOTAL INTEREST INCOME	37 179 027	35 857 296
Interest Expense:
Interest on interest-bearing demand and savings accounts	326 799	305 191
Interest on time deposits	722 848	759 373
TOTAL INTEREST EXPENSE	1 049 647	1 064 564
NET INTEREST INCOME	36 129 380	34 792 732
Provision for loan losses	1 424 350	842 650
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	34 705 030	33 950 082
Other Income:
Income from fiduciary activities	2 470 000	2 340 000
Service fees on deposits	3 930 492	4 004 534
Net realized gain (loss) on sale of securities available for sale	166 631	(502)
Gain on sale of equipment	—	115 365
Other income	4 658 353	4 021 906
TOTAL OTHER INCOME	11 225 476	10 481 303
Other Expenses:
Salaries and employee benefits	16 663 890	16 532 984
Occupancy and equipment	5 254 437	4 800 012
Advertising	179 301	176 008
ATM processing	968 610	866 772
Directors’ fees	228 325	230 909
Donations	197 008	211 835
Legal and professional	267 310	257 365
Postage and freight	527 772	526 036
Communication	487 262	525 866
Correspondent bank charges	144 991	124 845
Stationery and supplies	418 798	487 326
EDP software	248 220	197 270
FDIC insurance assessment	410 585	481 385
Other operating	2 410 194	2 149 687
TOTAL OTHER EXPENSES	28 406 703	27 568 300
INCOME BEFORE FEDERAL INCOME TAXES	17 523 803	16 863 085
Federal income taxes	5 443 599	5 297 800
NET INCOME	$12 080 204	$11 565 285
Net income per weighted average share of common stock	$14.34	$13.82
Weighted average shares outstanding	842 216	836 956

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2016 and 2015
	2016	2015
NET INCOME	$12 080 204	$11 565 285
Other Comprehensive Income, Net of Tax:
Unrealized Gains (Losses) on Securities:
Change in net unrealized gains on securities available for sale, net of income taxes of $754,154 in 2016 and $(397,212) in 2015	(1 463 930)	(758 093)
Reclassification adjustment for gains realized net of income taxes of $56,655 in 2016 and $(170) in 2015	(109 976)	332
OTHER COMPREHENSIVE INCOME (LOSS)	(1 573 906)	(757 761)
COMPREHENSIVE INCOME	$10 506 298	$10 807 524

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2016 and 2015
	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance, December 31, 2014	894 498	$894 498	$11 564 518	$81 058 732	$(4 989 290)	$1 968 664	$90 497 122
Net income	—	—	—	11 565 285	—	—	11 565 285
Other comprehensive income (loss)	—	—	—	—	—	(757 761)	(757 761)
Stock options exercised	3 224	3 224	349 628	—	—	—	352 852
Purchase of treasury stock	—	—	—	—	(219 800)	—	(219 800)
Stock-based compensation	—	—	101 430	—	—	—	101 430
Cash dividends declared	—	—	—	(6 717 482)	—	—	(6 717 482)
Balance, December 31, 2015	897 722	897 722	12 015 576	85 906 535	(5 209 090)	1 210 903	94 821 646
Net income	—	—	—	12 080 204	—	—	12 080 204
Other comprehensive income (loss)	—	—	—	—	—	(1 573 906)	(1 573 906)
Stock options exercised	3 258	3 258	360 350	—	—	—	363 608
Purchase of treasury stock	—	—	—	—	(45 000)	—	(45 000)
Stock-based compensation	—	—	128 678	—	—	—	128 678
Cash dividends declared	—	—	—	(5 476 654)	—	—	(5 476 654)
Balance, December 31, 2016	900 980	$900 980	$12 504 604	$92 510 085	$(5 254 090)	$(363 003)	$100 298 576

The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2016 and 2015
	2016	2015
Cash Flows from Operating Activities:
Net income	$12 080 204	$11 565 285
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Amortization on investment securities, net	931 465	955 952
Provision for loan losses	1 424 350	842 650
Provision for ORE losses	—	14 066
FHLB stock dividends	(1 800)	(1 200)
Depreciation of bank premises and equipment	1 310 981	1 376 465
Amortization of software	267 577	267 892
(Gain) Loss from sale of other real estate	(35 189)	3 997
Increase in deferred taxes excluding effect of accumulated comprehensive income	(144 036)	(44 646)
Net (gain) loss from sales of investment securities	(166 631)	502
Net gain from sales of premises and equipment	—	(115 365)
Stock-based compensation	128 678	101 430
Change in Assets/Liabilities:
Increase in accrued interest receivable	(115 897)	(88 319)
Increase in prepaid federal income tax	(135 731)	(186 909)
Decrease in other operating assets	67 953	227 557
Increase (decrease) in accrued interest payable	1 050	(11 584)
Increase in other liabilities	231 696	125 421
NET CASH PROVIDED BY OPERATING ACTIVITIES	15 844 670	15 033 194
Cash Flows from Investing Activities:
Decrease in Federal funds sold	3 500 000	1 500 000
Proceeds from sales, maturities, and calls of investment securities available for sale	240 905 457	211 777 861
Purchases of investments available for sale	(252 065 869)	(249 819 839)
Purchases of investments – Limited partnership	—	(52 613)
Purchases of Federal Home Loan Bank stock	(23 000)	(22 200)
Proceeds from sales of mortgage loans	25 054 461	20 250 485
(Increase) decrease in loans, net of noncash transactions	(46 753 350)	(39 811 092)
Capital expenditures, net	(572 167)	(796 383)
Proceeds from sales of premises and equipment	—	150 001
Proceeds from sale of other real estate	564 159	219 502
NET CASH USED BY INVESTING ACTIVITIES	(29 390 309)	(56 604 278)
Cash Flows from Financing Activities:
Increase in noninterest-bearing demand accounts	16 265 103	13 040 236
Increase (decrease) in interest-bearing demand accounts	(21 954 840)	46 407 214
Increase in savings accounts	5 617 211	3 131 928
Decrease in time deposits	(1 881 161)	(7 583 703)
Proceeds from stock options exercised	363 608	352 852
Purchase of treasury stock	(45 000)	(219 800)
Payment of dividends	(6 943 457)	(5 033 996)
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(8 578 536)	50 094 731
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(22 124 175)	8 523 647
Cash and cash equivalents at beginning of year	74 490 424	65 966 777
CASH AND CASH EQUIVALENTS AT END OF YEAR	$52 366 249	$74 490 424
Supplemental Information:
Cash Paid During the Year For:
Interest	$1 048 597	$1 076 148
Income taxes	5 375 000	5 175 000
Noncash Investing and Financing Activities:
Decrease in unrealized holding gains and losses on securities available for sale	(2 377 856)	(1 154 973)
Decrease in deferred income tax on unrealized holding gains and losses on securities available for sale	803 950	397 212
Net decrease in loans from other real estate foreclosures and financing	757 370	103 046
Loan charge-offs	1 274 115	708 628
Increase (decrease) in dividends payable	(1 466 803)	1 683 486
The accompanying notes are an integral part of these consolidated financial statements.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Diboll State Bancshares, Inc. (“Diboll” or “the Company”), is a bank holding company headquartered in Diboll, Texas and owns all the outstanding capital stock of First Bank & Trust East Texas (“FB&T” or “the Bank”). The accounting and reporting policies of Diboll and the Bank conform to practices within the banking industry. The following is a description of the more significant of those policies.
Basis of Presentation:
Diboll and the Bank maintain its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).
Nature of Operations:
Diboll, as a bank holding company, exists for the purpose of investing in banks. It is subject to regulation by the Federal Reserve System.
The Bank operates under a state bank charter, provides full banking services, and is subject to regulation by the Texas State Department of Banking and the Federal Deposit Insurance Corporation. The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in the eastern region of Texas with seventeen branch locations: Lufkin (5), Diboll (1), Nacogdoches (1), Cleveland (1), Splendora (1), Jasper (2), San Augustine (1), Pineland (1), Hemphill (1), Tyler (1), Palestine (1) and Longview (1).
Additionally, the Bank maintains correspondent banking relationships and transacts daily federal fund sales on an unsecured basis with regional correspondent banks. Note 2 discusses the types of securities in which the Bank invests. Note 3 discusses the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one industry or customer.
Principles of Consolidation:
The consolidated financial statements and related notes include the accounts of Diboll and FB&T. In consolidation, all material intercompany transactions and balances have been eliminated.
Use of Estimates:
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management may obtain independent appraisals for significant problem loans or properties.
The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the loan portfolio is diversified, its debtors’ ability to honor their contracts is heavily dependent upon economic conditions in the service area. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in the economic conditions in the service area. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
Cash and Cash Equivalents:
Cash and cash equivalents include cash sold and due from banks. Generally, the Bank considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents. In monitoring credit risk associated with these uninsured deposits, the Bank periodically evaluates the stability of the correspondent financial institutions.
Investment Securities:
Professional standards require the Bank to recognize all financial derivatives on the balance sheet at fair value. At December 31, 2016 and 2015, the Bank had no derivative instruments.
Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives. At December 31, 2016 and 2015, the Bank had no investment securities categorized as held-to-maturity.
Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of stockholders’ equity, net of the related deferred tax effect.
Securities held as trading assets are carried at fair value. At December 31, 2016 and 2015, the Bank had no investment securities categorized as trading.
Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.
Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.
Restricted Equity Securities:
Restricted stock is stock from the Federal Home Loan Bank of Dallas, which is restricted as to its marketability. Because no ready market exists for this stock and it has no quoted market value, it is carried at cost in the financial statements.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans:
The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout the eastern region of Texas. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area.
Loans, with the exception of mortgage loans held for sale, are stated at the amount of unpaid principal and reduced by an allowance for loan losses.
Mortgage loans held for sale are recorded at the lower of cost or market. Gains and losses on sales are computed on the basis of specific identification.
Interest on loans is accrued by using the simple interest method on daily balances of the principal amount outstanding.
Loan origination and commitment fees are recognized as income when received. Direct loan origination costs are expensed when paid. Professional accounting standards require the net effect of loan origination and commitment fees and certain direct loan origination costs to be deferred and recognized over the life of the related loan as an adjustment of yield. The application of these standards would not have a material effect on the consolidated financial position or results of operations.
Included in the loans category are loans, which have been categorized by management as nonaccrual because collection of interest is doubtful. After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt. Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.
Allowance for Loan Losses:
The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. The Bank uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to: (i) the real estate portfolio; (ii) the consumer and credit card portfolio, and (iii) the commercial portfolio. The classes within the commercial portfolio segments are commercial loans that are unsecured and secured by personal property. The classes within the real estate portfolio segment are residential mortgage, home equity, home improvement, and commercial real estate. The classes within the consumer and credit card portfolio segment include credit card, direct/indirect consumer and other consumer loans. Under this accounting guidance, the allowance is presented by portfolio segment.
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is based on two basic principles of accounting: (i) FASB ASC 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC 310, Receivables, which requires that losses on impaired loans be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Bank has concerns about the ability to collect the scheduled payments of

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Bank’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.
The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Bank’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately evaluate individual consumer and residential loans for impairment.
The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Bank’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as specifically identified impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial, commercial real estate, commercial construction, residential real estate, residential construction or installment). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.
The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans. These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).
Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.
Loans are placed into a nonaccruing status and classified as nonperforming when the principal or interest has been in default for a period of 90 days or more unless the obligation is well secured and in the process of collection. A debt is “well secured” if it is secured by (i) pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt, (including accrued interest), in full, or (ii) the guarantee of a financially responsible party. A debt is “in the process of collection” if

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

collection on the debt is proceeding in due course either through legal action, including judgment enforcement procedure, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.
Loans classified as substandard or worse are considered for impairment testing. A substandard loan shows signs of continuing negative financial trends and unprofitability and therefore, is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. The borrower on such loans typically exhibits one or more of the following characteristics: financial ratios and profitability margins are well below industry average; a negative cash flow position exists; debt service capacity is insufficient to the service debt and an improvement in the cash flow position is unlikely within the next twelve months; secondary and tertiary means of debt repayment are weak. Loans classified as substandard are characterized by the probability that the Bank will not collect amounts due according to the contractual terms or sustain some loss if the deficiencies are not corrected.
Loss potential, while existing with respect to the aggregate amount of substandard (or worse) loans, does not have to exist in any individual assets classified as substandard. Such credits are also evaluated for nonaccrual status.
Impaired loans include loans that have been classified as substandard or worse. However, certain loans have been paying as agreed and have remained current, with some financial issues related to cash flow that have caused some concern as to the ability of the borrower to perform in accordance with the current loan terms but not to such an extent as to require the loan be put into a nonaccrual status. Cash receipts on impaired loans are recorded as interest income as received, unless the loan is in a nonaccrual status.
Loan Charge-Offs:
The Bank’s charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Bank’s established allowance for loan losses.
For consumer loans, the Bank generally fully or partially charges down to the fair value of collateral securing the asset when:
•
management judges the asset to be uncollectible;

•
repayment is deemed to be protracted beyond reasonable time frames;

•
the asset has been classified as a loss by either the Bank’s internal loan review process or external examiners;

•
the customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•
the loan is 180 days past due unless both well secured and in the process of collection.

The Bank’s charge-off policies by segment of the loan portfolio are as follows:
•
Real Estate — The Bank generally writes down to the net realizable value at foreclosure. Foreclosure proceedings commonly begin when the loan is 120 – 180 days past due.

•
Auto Loans — The Bank generally charges down to the net realizable value when the collateral is repossessed. Collateral repossession attempts typically begin when the loan is 120 days past due. The Bank fully charges the loan off when recovery of the collateral appears doubtful.

•
Unsecured Loans — The Bank generally charges off when the loan is 90 days past due.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

•
Other Secured Loans — The Bank generally charges down to the net realizable value when the collateral is repossessed. Collateral repossession attempts typically begin when the loan is 120 days past due. The Bank fully charges the loan off when recovery of the collateral appears doubtful.

Troubled Debt Restructurings:
In situations where, for economic or legal reasons related to a customer’s financial difficulties, the Bank grants a concession for other than an insignificant period of time to the customer that the Bank would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). The Bank strives to identify customers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where the Bank grants the customer new terms that provide for a reduction of either interest or principal, the Bank measures any impairment on the restructuring as previously noted for impaired loans.
Bank Premises and Equipment:
Land is stated at cost. Other premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that do not extend the life of bank premises and equipment are charged to expense.
Off-Balance Sheet Financial Instruments:
In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.
Goodwill and Other Intangibles:
The Bank conducts annual impairment test for goodwill if there is an event that would cause, or could cause impairment. If the reporting unit’s fair value is greater than its carrying amount, goodwill is not impaired and no loss is recognized. If the implied fair value of the reporting unit’s goodwill is less than the recorded amount, goodwill is considered impaired and the Bank must recognize a loss. Management concluded that there was no impairment for the years ended December 31, 2016 and 2015.
Other Real Estate:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as an increase to an allowance account and a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
Income Taxes:
Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Uncertain Tax Positions:
FASB Codification Section 740 requires recognition, measurement and disclosure of uncertain tax positions. The Company does not have any uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits. The Company’s policy is to recognize interest and penalties on income taxes in other noninterest expense.
Transfers of Financial Assets:
The Bank accounts for transfers of financial assets in accordance with FASB ASC 860, Transfers and Servicing. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Advertising:
Advertising costs are expensed when incurred.
Income from Fiduciary Activities:
Trust fees are recorded on the accrual basis.
Stock-Based Compensation:
Diboll has stock-based employee compensation plans, which are described more fully in Note 12, which provides for grants of incentive stock options. Professional standards require that all equity-based compensation, including grants of stock options, to employees be expensed based on the grant date fair value of the award. For awards with graded vesting schedules, Diboll uses the straight-line method of attributing the value of stock-based compensation expense based on the applicable vesting schedule.
Net Income Per Share of Common Stock:
Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.
Federal Deposit Insurance Corporation Improvement Act (FDICIA):
The Bank’s total assets exceeded $500 million at December 31, 2016 and 2015, which require it to be under the reporting provisions of FDICIA. FDICIA requires the submission of an annual report on financial statements prepared in conformity with generally accepted accounting principles. The annual report and the independent auditor’s report are required to be made available to the public.
Comprehensive Income:
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Segment Reporting:
FASB ASC 280, Segment Reporting, encourages nonpublic entities to report selected information about operating segments in its financial statements issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.
Reclassifications:
Certain reclassifications have been made to the prior period’s financial statements in order to conform to the classifications used for the current year.
NOTE 2 — INVESTMENT SECURITIES
The amortized cost and fair values of investment securities available for sale at December 31, 2016 were:
	AMORTIZED COST	GROSS UNREALIZED GAIN	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. government agencies	$167 460 234	$347 539	$(1 561 002)	$166 246 771
Obligations of states and political subdivisions	86 745 151	1 501 019	(1 015 061)	87 231 109
Mortgage-backed and other securities	12 006 855	246 088	(68 589)	12 184 354
Limited partnership	165 774	—	—	165 774
	$266 378 014	$2 094 646	$(2 644 652)	$265 828 008

The net of the above gross unrealized gains of  $2,094,646 and gross unrealized losses of  $(2,644,652) for available for sale securities, net of federal income taxes, is included in accumulated other comprehensive income at December 31, 2016.
The amortized cost and fair values of investment securities available for sale at December 31, 2015 were:
	AMORTIZED COST	GROSS UNREALIZED GAIN	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. government agencies	$156 360 781	$396 552	$(560 290)	$156 197 043
Obligations of states and political subdivisions	88 057 863	1 968 040	(341 263)	89 684 640
Mortgage-backed and other securities	11 354 081	397 481	(32 670)	11 718 892
Limited partnership	201 113	—	—	201 113
	$255 973 838	$2 762 073	$(934 223)	$257 801 688

The net of the above gross unrealized gains of  $2,762,073 and gross unrealized losses of  $(934,223) for available for sale securities, net of federal income taxes, is included in accumulated other comprehensive income at December 31, 2015.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 2 — INVESTMENT SECURITIES (continued)

The amortized cost and fair values of investment securities available for sale at December 31, 2016, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
SECURITIES AVAILABLE FOR SALE
	AMORTIZED COST	FAIR VALUE
Due in one year or less	$29 759 331	$29 775 675
Due after one year but less than five years	159 297 308	158 639 659
Due after five years but less than ten years	55 197 572	55 281 927
Due after ten years	9 951 174	9 780 619
	254 205 385	253 477 880
Mortgage-backed and other securities	12 172 629	12 350 128
	$266 378 014	$265 828 008

Proceeds from sales of investment securities available for sale were $4,148,482 and $4,628,400 during 2016 and 2015, respectively. Gross realized gains amounted to $169,014 and $1,403 and gross realized (losses) amounted to $(2,383) and $(1,905) on available for sale securities in 2016 and 2015, respectively.
Investment securities with an amortized cost of approximately $142,780,000 and $157,749,000 and a fair value of approximately $142,830,000 and $158,593,000 at December 31, 2016 and 2015, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Professional standards require the assessment of  “Other-than-Temporary Impairment” regarding debt and equity securities classified as available for sale or held to maturity and equity investments accounted for using the cost method. Information pertaining to securities with gross unrealized losses at December 31, 2016 and 2015 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:
	LESS THAN 12 MONTHS		12 MONTHS OR GREATER		TOTAL
Description of Securities:	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
December 31, 2016
Obligations of U. S. government agencies	$101 459 625	$1 561 002	$—	$—	$101 459 625	$1 561 002
Obligations of states and political subdivisions	38 445 976	802 330	8 984 550	212 731	47 430 526	1 015 061
Mortgage-backed and other securities	6 074 995	67 471	197 830	1 118	6 272 825	68 589
Total temporarily impaired securities	$145 980 596	$2 430 803	$9 182 380	$213 849	$155 162 976	$2 644 652

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 2 — INVESTMENT SECURITIES (continued)

	LESS THAN 12 MONTHS		12 MONTHS OR GREATER		TOTAL
Description of Securities:	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
December 31, 2015
Obligations of U. S. government agencies	$75 374 115	$556 239	$497 145	$4 051	$75 871 260	$560 290
Obligations of states and political subdivisions	11 298 807	134 530	11 144 477	206 733	22 443 284	341 263
Mortgage-backed and other securities	1 893 239	32 445	267 656	225	2 160 895	32 670
Total temporarily impaired securities	$88 566 161	$723 214	$11 909 278	$211 009	$100 475 439	$934 223

Management evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Debt securities with unrealized losses have depreciated 1.70% and 0.92% from the Bank’s amortized cost basis at December 31, 2016 and 2015, respectively. These securities are guaranteed by either the U.S. Government agencies thereof or municipalities. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES
Outstanding Loans:
The table below presents total outstanding loans at December 31, 2016 and 2015 and an aging analysis at December 31, 2016:
DECEMBER 31, 2016
	30 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PAST DUE 30 DAYS OR MORE	TOTAL CURRENT OR LESS THAN 30 DAYS PAST DUE	TOTAL OUT- STANDING
Real Estate:
Residential construction	$306 900	$—	$306 900	$12 744 122	$13 051 022
Commercial construction	—	—	—	18 378 569	18 378 569
Farm real estate	272 572	—	272 572	8 501 557	8 774 129
1 – 4 family residential	3 317 981	1 481 138	4 799 119	153 111 371	157 910 490
Unimproved property	63 188	245 558	308 746	40 348 338	40 657 084
5 plus family residential	—	—	—	651 324	651 324
Commercial real estate	623 030	2 117 511	2 740 541	198 992 471	201 733 012
Nonprofit real estate	—	86 171	86 171	5 236 887	5 323 058
Home improvement	51 636	34 838	86 474	3 964 201	4 050 675
TOTAL REAL ESTATE	4 635 307	3 965 216	8 600 523	441 928 840	450 529 363
Consumer
Automobile	434 095	114 012	548 107	14 022 338	14 570 445
Consumer goods	—	—	—	18 782	18 782
Dealer	12 228	—	12 228	452 008	464 236
Farm – Personal	—	—	—	320 792	320 792
Home equity	634 085	255 366	889 451	33 663 237	34 552 688
Home improvement	5 173	—	5 173	190 545	195 718
Home equity line of credit	—	—	—	105 885	105 885
Line of credit	—	—	—	939 032	939 032
Mobile home	43 436	24 159	67 595	784 003	851 598
Recreational vehicle	150 857	95 265	246 122	7 344 767	7 590 889
Secured	757 887	284 773	1 042 660	16 957 077	17 999 737
Stocks/bonds	27 048	—	27 048	121 334	148 382
Savings/CD	7 745	—	7 745	7 946 139	7 953 884
Unsecured	114 438	23 403	137 841	6 156 489	6 294 330
Other consumer (overdrafts)	—	—	—	323 660	323 660
TOTAL CONSUMER	2 186 992	796 978	2 983 970	89 346 088	92 330 058
Commercial:
Automobile	19 654	3 006	22 660	2 934 458	2 957 118
Farm – Livestock	14 796	—	14 796	4 209 800	4 224 596
Line of credit	7 264	—	7 264	35 816 348	35 823 612
Nonprofit loans – Non R/E	—	—	—	529 164	529 164
Nontaxable	—	—	—	473 852	473 852
Unsecured	—	55 918	55 918	1 414 915	1 470 833
Secured	276 033	142 790	418 823	51 332 484	51 751 307
Stocks/bonds	—	—	—	1 024 747	1 024 747
Dealer	—	—	—	53 512	53 512
TOTAL COMMERCIAL	317 747	201 714	519 461	97 789 280	98 308 741
Late charges and clearing account				1 124 640	1 124 640
TOTAL LOANS	$7 140 046	$4 963 908	$12 103 954	$630 188 848	642 292 802
Allowance for credit losses					(7 630 740)
NET LOANS					$634 662 062

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

DECEMBER 31, 2015
	30 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PAST DUE 30 DAYS OR MORE	TOTAL CURRENT OR LESS THAN 30 DAYS PAST DUE	TOTAL OUT- STANDING
Real Estate:
Residential construction	$—	$—	$—	$11 372 234	$11 372 234
Commercial construction	—	—	—	14 337 477	14 337 477
Farm real estate	246 245	—	246 245	10 246 609	10 492 854
1 – 4 family residential	3 262 856	953 640	4 216 496	140 225 974	144 442 470
Unimproved property	4 300	54 178	58 478	35 319 731	35 378 209
5 plus family residential	—	—	—	717 569	717 569
Commercial real estate	2 601 797	1 901 506	4 503 303	196 343 540	200 846 843
Nonprofit real estate	86 171	—	86 171	5 286 714	5 372 885
Home improvement	34 255	5 656	39 911	3 253 128	3 293 039
TOTAL REAL ESTATE	6 235 624	2 914 980	9 150 604	417 102 976	426 253 580
Consumer and Credit Card:
Credit card	24 971	6 468	31 439	1 644 127	1 675 566
Automobile	456 221	50 066	506 287	16 819 505	17 325 792
Consumer goods	8 744	—	8 744	58 551	67 295
Dealer	15 379	—	15 379	706 839	722 218
Farm – Personal	—	—	—	351 060	351 060
Home equity	617 067	402 098	1 019 165	32 066 254	33 085 419
Home improvement	6 594	10 992	17 586	246 125	263 711
Home equity line of credit	—	—	—	194 943	194 943
Line of credit	—	—	—	538 800	538 800
Mobile home	15 426	33 788	49 214	978 436	1 027 650
Recreational vehicle	191 993	—	191 993	7 327 675	7 519 668
Secured	655 922	326 050	981 972	18 057 335	19 039 307
Stocks/bonds	—	—	—	54 025	54 025
Savings/CD	213 179	—	213 179	8 628 538	8 841 717
Unsecured	74 917	30 602	105 519	5 602 787	5 708 306
Credit card charge off	—	—	—	—	—
Other consumer (overdrafts)	—	—	—	314 631	314 631
TOTAL CONSUMER	2 280 413	860 064	3 140 477	93 859 631	96 730 108
Commercial:
Automobile	21 267	—	21 267	2 957 319	2 978 586
Farm – Livestock	169 860	4 465	174 325	4 449 946	4 624 271
Line of credit	27 600	57 100	84 700	30 750 832	30 835 532
Nonprofit loans – Non R/E	—	—	—	690 316	690 316
Nontaxable	—	—	—	565 912	565 912
Unsecured	97 455	—	97 455	1 866 524	1 963 979
Secured	462 173	200 781	662 954	51 994 863	52 657 817
Stocks/bonds	—	—	—	1 181 144	1 181 144
Dealer	—	—	—	137 829	137 829
TOTAL COMMERCIAL	778 355	262 346	1 040 701	94 594 685	95 635 386
Late charges, participations sold and clearing account				3 898 413	3 898 413
TOTAL LOANS	$9 294 392	$4 037 390	$13 331 782	$609 455 705	622 517 487
Allowance for credit losses					(7 372 594)
NET LOANS					$615 144 893

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The Bank’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences. Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower’s business plan through the life of the loan, identifying and monitoring primary and alternative sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation. Specific reserves are established based upon credit and/or collateral risks on an individual loan basis. A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.
As of December 31, 2016, the real estate loan portfolio constituted 70% of the total loan portfolio. This can be broken down further into the following categories: 5% construction and land development, 32% commercial real estate and 25% residential real estate loans, as a percent of total loans.
The Bank’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner occupied commercial properties. Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.
Commercial real estate loans are secured by improved real property which is generating income in the normal course of business. Debt service coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan. The debt service coverage ratio is ordinarily at 1.20 to 1.00. These loans are generally underwritten with a maturity not greater than 10 years or the remaining useful life of the property, whichever is lower. The preferred repricing is between 5 to 7 years, with amortization to a maximum of 25 years.
Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to 5 years fixed, then variable with amortization to a maximum of 30 years.
The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing. This category represents about 15% of the loan portfolio at December 31, 2016. Loans in this category generally carry a variable interest rate. Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service. Personal guarantees are generally required, but may be limited.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Nonaccrual Loans:
The table below includes the Company’s nonaccrual loans, including nonperforming troubled debt restructures, and loans past due 90 days or more at December 31, 2016 and 2015:
	NONACCRUAL LOANS AND LEASES		ACCRUING PAST DUE 90 DAYS OR MORE
	DECEMBER 31,		DECEMBER 31,
	2016	2015	2016	2015
Real Estate:
Residential construction	$—	$—	$—	$—
Commercial construction	—	—	—	—
Farm real estate	—	—	—	—
1 – 4 family residential	1 076 474	688 403	445 535	556 932
Unimproved property	196 330	54 178	49 228	—
5 plus family residential	—	—	—	—
Commercial real estate	2 583 997	2 522 829	245 606	101 865
Nonprofit real estate	86 171	5 656	—	—
Home improvement	34 837	—	—	—
TOTAL REAL ESTATE	3 977 809	3 271 066	740 369	658 797
Consumer and Credit Card:
Credit card	—	—	—	6 468
Automobile	48 423	60 453	68 076	19 408
Consumer goods	—	—	—	—
Dealer	6 781	—	—	—
Farm – Personal	—	—	—	—
Home equity	110 655	287 057	236 908	142 787
Home equity line of credit	—	—	—	—
Line of credit	—	—	—	—
Mobile home	24 159	—	—	33 788
Home improvement	—	10 992	—	—
Recreational vehicle	5 958	—	89 307	—
Secured	227 237	266 022	78 122	68 862
Stocks/bonds	—	—	—	—
Savings/CD	—	—	—	—
Unsecured	53 287	58 964	21 149	28 521
Other consumer (overdrafts)	—	—	—	—
TOTAL CONSUMER	476 500	683 488	493 562	299 834
Commercial:
Automobile	3 006	—	—	—
Farm – Livestock	—	4 465	—	—
Line of credit	—	—	—	57 100
Nonprofit loans – Non R/E	—	—	—	—
Non taxable	—	—	—	—
Unsecured	349 441	389 778	55 918	—
Secured	173 390	182 316	19 684	78 277
Stocks/bonds	—	—	—	—
Letter of credit	—	—	—	—
Dealer	—	—	—	—
TOTAL COMMERCIAL	525 837	576 559	75 602	135 377
TOTAL	$4 980 146	$4 531 113	$1 309 533	$1 094 008

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Credit Quality Indicators:
The Company monitors credit quality within its three segments based on primary credit quality indicators. The Company’s loans are evaluated using the pass rated or reservable criticized as the primary credit quality indicator. The term reservable criticized refers to those loans that are internally classified or listed by the Company as substandard, doubtful, or loss. These assets pose an elevated risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized.
Internally assigned grade:
Listed in the following table as Pass:
Pass — loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.
Special mention — loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.
Listed in the following table as Reservable Criticized:
Substandard — loans in this category show signs of continuing negative financial trends and unprofitability at various times, and therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.
Doubtful — loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and continuing trend serious losses. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.
Loss — loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted. This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be affected in the future. Such credits should be recommended for charge-off.
The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table indicates the risk rating of loans by category:
RISK RATING DECEMBER 31,
	2016		2015
	PASS	RESERVABLE CRITICIZED	PASS	RESERVABLE CRITICIZED
Real Estate:
Residential construction	$13 051 022	$—	$17 333 467	$57 002
Commercial construction	18 378 569	—	14 337 477	—
Farm real estate	8 762 933	11 196	10 492 854	—
1 – 4 family residential	153 252 675	4 657 815	134 752 972	3 671 263
Unimproved property	40 297 295	359 789	35 062 796	315 413
5 plus family residential	651 324	—	717 569	—
Commercial real estate	192 994 912	8 738 100	194 218 066	6 628 776
Nonprofit real estate	5 236 887	86 171	5 372 885	—
Home improvement	4 015 837	34 838	3 251 555	41 485
TOTAL REAL ESTATE	436 641 454	13 887 909	415 539 641	10 713 939
Consumer and Credit Card:
Credit card	—	—	1 675 566	—
Automobile	14 104 137	466 308	16 790 649	535 143
Consumer goods	18 782	—	58 551	8 744
Dealer	444 170	20 066	711 325	10 893
Farm – Personal	320 792	—	351 060	—
Home equity	33 811 737	740 951	32 296 474	788 945
Home improvement	195 718	—	252 719	10 992
Home equity line of credit	105 885	—	194 943	—
Line of credit	939 032	—	538 800	—
Mobile home	767 874	83 724	967 294	60 357
Recreational vehicle	7 305 779	285 110	7 434 082	85 585
Secured	17 221 229	778 508	18 358 522	680 785
Stocks/bonds	148 382	—	54 025	—
Savings/CD	7 953 884	—	8 841 717	—
Unsecured	6 159 318	135 012	5 549 413	158 892
Other consumer (overdrafts)	323 660	—	314 631	—
TOTAL CONSUMER	89 820 379	2 509 679	94 389 771	2 340 336
Commercial:
Automobile	2 954 112	3 006	2 960 700	17 886
Farm – Livestock	4 222 646	1 950	4 615 709	8 562
Line of credit	34 892 510	931 102	30 701 714	133 818
Nonprofit loans – Non R/E	529 164	—	690 316	—
Nontaxable	473 852	—	565 912	—
Unsecured	1 038 892	431 941	1 571 243	392 736
Secured	50 861 559	889 748	51 742 621	915 196
Stocks/bonds	1 024 747	—	1 181 144	—
Dealer	53 512	—	120 845	16 985
TOTAL COMMERCIAL	96 050 994	2 257 747	94 150 204	1 485 183
Late charges, participations sold and clearing account	1 124 640	—	3 898 413	—
TOTAL	$623 637 467	$18 655 335	$607 978 029	$14 539 458

Impaired Loans and Troubled Debt Restructurings:
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Impaired loans were as follows on December 31:
December 31, 2016
	UNPAID PRINCIPAL BALANCE	CARRYING VALUE	RELATED ALLOWANCE	AVERAGE CARRYING AMOUNT
With an Allowance Recorded:
Real estate	$3 615 000	$3 270 000	$345 000	$1 959 000
Commercial	502 000	33 000	469 000	25 000
Consumer	182 000	55 000	127 000	43 500
Total	$4 299 000	$3 358 000	$941 000	$2 027 500

December 31, 2015
	UNPAID PRINCIPAL BALANCE	CARRYING VALUE	RELATED ALLOWANCE	AVERAGE CARRYING AMOUNT
With an Allowance Recorded:
Real estate	$723 000	$648 000	$75 000	$324 000
Commercial	420 000	17 000	403 000	233 000
Consumer	137 000	32 000	105 000	49 000
Total	$1 280 000	$697 000	$583 000	$606 000

Information on troubled debt restructurings for the year ended December 31, 2016 is as follows:
	NUMBER OF CONTRACTS	PRE-MODIFICATION OUTSTANDING RECORDED INVESTMENT	POST-MODIFICATION OUTSTANDING RECORDED INVESTMENT
Trouble Debt Restructuring:
Commercial	1	$1 799 281	$1 799 281
		$1 799 281	$1 799 281

The troubled debt restructured loan shown above was modified during 2016 with the following terms:
The loan originally had an adjustable interest rate that has been modified to a fixed rate due to the borrower filing bankruptcy.
There were no loans as of December 31, 2016 that had been modified as troubled debt restructuring during the year and subsequently re-defaulted.
At December 31, 2016, there is no commitment to lend additional funds to a borrower whose loan terms have been modified in a trouble debt restructuring.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Credit Losses:
The table below summarizes the changes in the allowance for credit losses for 2016 and 2015:
DECEMBER 31, 2016
	COMMERCIAL	REAL ESTATE	CONSUMER	TOTAL ALLOWANCE
Allowance for loan and lease losses January 1	$1 483 465	$4 434 601	$1 454 528	$7 372 594
Loans and leases charged off	(240 363)	(104 508)	(929 244)	(1 274 115)
Recoveries of loans and leases previously charged off	4 682	20 463	82 766	107 911
NET CHARGE OFFS	(235 681)	(84 045)	(846 478)	(1 166 204)
Provision for loan and lease losses	251 073	432 026	741 252	1 424 350
ALLOWANCE FOR LOAN AND LEASE LOSSES DECEMBER 31	$1 498 857	$4 782 582	$1 349 301	$7 630 740

DECEMBER 31, 2015
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	TOTAL ALLOWANCE
Allowance for loan and lease losses January 1	$1 558 380	$4 152 566	$1 382 422	$7 093 367
Loans and leases charged off	(12 420)	(28 942)	(667 266)	(708 628)
Recoveries of loans and leases previously charged off	19 229	45 156	80 820	145 205
NET CHARGE OFFS	6 809	16 214	(586 446)	(563 423)
Provision for loan and lease losses	(81 723)	265 821	658 552	842 650
ALLOWANCE FOR LOAN AND LEASE LOSSES DECEMBER 31	$1 483 465	$4 434 601	$1 454 528	$7 372 594

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The table below represents the allowance and the carrying value of outstanding loans and leases by portfolio segment at December 31, 2016 and 2015.
DECEMBER 31, 2016
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	TOTAL
Impaired Loans and Troubled Debt Restructurings:
Allowance for loans and lease losses	$469 000	$345 000	$127 000	$941 000
Unpaid principal	$502 000	$3 615 000	$182 000	$4 299 000
Allowance as a percentage of unpaid principal	93.43%	9.54%	69.78%	21.89%
Collectively Evaluated for Impairment:
Allowance for loans and lease losses	$1 029 857	$4 437 582	$1 222 301	$6 689 740
Unpaid principal	$97 806 740	$446 914 364	$92 148 057	$636 869 161
Allowance as a percentage of unpaid principal	1.05%	0.99%	1.33%	1.05%
Total:
Allowance for loans and lease losses	$1 498 857	$4 782 582	$1 349 301	$7 630 740
Unpaid principal	$98 308 740	$450 529 364	$92 330 057	$641 168 161
Allowance as a percentage of unpaid principal	1.52%	1.06%	1.46%	1.19%

DECEMBER 31, 2015
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	TOTAL
Impaired Loans and Troubled Debt Restructurings:
Allowance for loans and lease losses	$403 000	$75 000	$105 000	$583 000
Unpaid principal	$420 000	$723 000	$137 000	$1 280 000
Allowance as a percentage of unpaid principal	95.95%	10.37%	76.64%	45.55%
Collectively Evaluated for Impairment:
Allowance for loans and lease losses	$1 080 465	$4 359 601	$1 349 528	$6 789 594
Unpaid principal	$95 215 385	$425 530 580	$96 593 107	$617 339 072
Allowance as a percentage of unpaid principal	1.13%	1.02%	1.40%	1.10%
Total:
Allowance for loans and lease losses	$1 483 465	$4 434 601	$1 454 528	$7 372 594
Unpaid principal	$95 635 385	$426 253 580	$96 730 107	$618 619 072
Allowance as a percentage of unpaid principal	1.55%	1.04%	1.50%	1.19%

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

During 2016 and 2015, the Bank originated mortgage loans that were designated for sale. The principal amount of sold loans approximated $25,054,000 and $20,250,000, respectively, resulting in origination income of approximately $761,000 and $677,000 for the years presented, respectively. All loans were sold “without recourse”. At December 31, 2016 and 2015, the Bank had loans held for sale of approximately $624,000 and $1,816,000 respectively; loans held for sale are carried at fair value, which approximates their carrying value.
Approximate loan maturities of the loan portfolio are as follows:
	2016	2015
Within one year	$183 120 000	$161 345 000
After one through five years	418 252 000	412 037 000
After five years	40 921 000	49 135 000
TOTAL	$642 293 000	$622 517 000

NOTE 4 — OTHER REAL ESTATE
Other real estate consisted of the properties acquired in settlement of loans:
	2016	2015
Non-residential	$55 200	$35 000
Residential	208 200	—
TOTAL	$263 400	$35 000

During the years presented, there were no significant investments in mortgage loans secured by residential real estate properties where formal foreclosure procedures were in process at year end.
NOTE 5 — BANK PREMISES AND EQUIPMENT
Major classifications of these assets are summarized as follows:
	2016	2015	USEFUL LIVES IN YEARS
Land	$3 613 104	$3 613 105	N/A
Building	19 967 451	19 623 086	5 – 40
Furniture and equipment	15 104 618	14 804 627	3 – 10
Automobiles	49 993	49 993	3
Work in process	—	149 895	N/A
	38 735 166	38 240 706
Accumulated depreciation	(23 983 034)	(22 672 053)
	$14 752 132	$15 568 653

Depreciation expense amounted to $1,310,981 in 2016 and $1,376,465 in 2015.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 6 — TIME DEPOSITS
The aggregate amount of time deposits issued in denominations that meet or exceed the FDIC insurance limit of  $250,000 totaled approximately $34,544,000 and $34,708,000 at December 31, 2016 and 2015, respectively.
Total time deposits and their approximate remaining maturities are as follows:
DECEMBER 31,
	2016	2015
Three months or less	$37 149 000	$39 635 000
Over three months through twelve months	67 214 000	65 528 000
Over one year through three years	21 833 000	22 476 000
Over three years	12 525 000	12 964 000
	$138 721 000	$140 603 000

NOTE 7 — OTHER BORROWINGS AND LINES OF CREDIT
The Bank has lines of credit with certain correspondent banks for the purchase of federal funds. Under these agreements, the Bank may purchase up to $15,000,000 on an unsecured basis. These lines may be cancelled at any time at the discretion of the respective correspondent and are payable in full the following business day. There were no purchases of federal funds against these lines as of December 31, 2016 and 2015.
The Bank became a member of the Federal Home Loan Bank (FHLB) through stock purchase during 2000. As a member, the Bank has a line of credit through the FHLB. Under this line of credit the Bank may borrow up to approximately $273,000,000 on a secured basis. The Bank had no funds drawn against this line as of December 31, 2016 and 2015, respectively.
NOTE 8 — FEDERAL INCOME TAXES
The provision for Federal income taxes from operations for the year ended consists of the following:
	2016	2015
Current tax expense	$5 587 928	$5 342 446
Deferred tax expense	(144 329)	(44 646)
	$5 443 599	$5 297 800

The following reconciliation provides an analysis of the reasons for the variation between income tax expense allocated to operations and the expected provision on pretax income for the year ended:
	2016	2015
Expected tax provision on pretax income	$5 958 093	$5 790 985
Effect of Permanent Differences:
Tax-exempt interest income	(577 203)	(594 523)
Nondeductible expenses	59 530	56 806
Other, net	3 179	44 532
	$5 443 599	$5 297 800

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 8 — FEDERAL INCOME TAXES (continued)

The tax effects of the application of a 34% statutory rate on the following temporary differences which gave rise to the approximate net deferred tax asset (liability) are as follows at December 31, 2016 and 2015:
	2016	2015
Financial basis of securities in excess of tax basis	$(146 000)	$(154 000)
Tax basis of loans in excess of financial basis	2 982 000	2 913 000
Financial basis of fixed assets in excess of tax basis	(632 000)	(717 000)
Financial basis of other assets in excess of tax basis	69 000	37 000
Financial basis of accrued expenses in excess of financial basis	64 000	87 000
Unrealized net holding (gain) loss on securities available for sale	187 000	(617 000)
Other miscellaneous	36 000	72 000
	$2 560 000	$1 621 000

NOTE 9 — EMPLOYEE BENEFIT PLANS
Retirement Plans
The Bank has a defined-contribution plan for its employees. The plan allows for participation upon the employee’s completion of one (1) year of service and having attained the age of twenty-one (21). Under this plan, the Bank must match 100% of the respective participating employee’s deferred compensation up to the first 3% and 50% of the next 3%. Nondiscretionary Safe-Harbor contributions of 3.5% of participant’s salary must be made to the plan on behalf of the participant, exclusive of the compensation matching. The Bank’s retirement plan expenses approximated $762,000 and $795,000 for 2016 and 2015, respectively.
Deferred Compensation Plan
The Bank has deferred compensation agreements with certain directors of the former subsidiary First State Bank of Jasper. The deferred compensation is distributable in cash after retirement over a period of ten (10) years certain. In the event of death before retirement, the participant’s beneficiary will receive an income benefit for ten (10) years certain. These agreements are not “qualified plans” under the Internal Revenue Code of 1986 and, therefore, tax deductions are allowed only when benefits are paid.
At December 31, 2016 and 2015, respectively, a deferred compensation liability of approximately $15,000 and $32,000 was included in other liabilities in the accompanying consolidated balance sheet. Since the directors covered by the plan have retired, the plan is in full payout mode, and no deferred compensation expense was required to be recorded for the years presented.
NOTE 10 — RELATED PARTIES
At December 31, 2016 and 2015, the aggregate amount of loans owed to the Bank by directors and executive officers of the Bank and by directors, executive officers, and principal stockholders of Diboll, and their related entities totaled approximately $4,298,000 and $3,987,000, respectively. At December 31, 2016 and 2015, the amount of deposits held by the Bank for these parties totaled approximately $24,614,000 and $28,348,000, respectively. All of the transactions entered into between the Bank and these parties were made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other parties.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.
At December 31, 2016 and 2015, the Bank had the following financial instruments whose approximate contract amounts represent credit risk:
	2016	2015
Commitments to extend credit	$77 266 000	$72 568 000
Standby letters of credit	9 300 000	9 309 000
Commitments to extend credit on credit card loans	—	11 928 000
	$86 566 000	$93 805 000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but largely consists of real estate, deposits and inventory. Credit card loan commitments are unsecured.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for the standby letters of credit primarily consists of deposits; however, some letters of credit are unsecured.
NOTE 12 — STOCK BASED COMPENSATION
The stockholders of Diboll have approved employee stock option plans which provide for the granting of qualified incentive stock options to key employees of Diboll and the Bank. The period of time over which options may be exercised is ten years from the date of grant for each option agreement. The purchase price of each option is determined at the date of grant, but cannot be less than 100% of fair market value. In the case of incentive stock options granted to an existing holder of 10% or more of common stock, the option price cannot be less than 110% of fair market value. Options vest on a graduated scale and are fully vested in the fourth year.
As mentioned in the accounting policies in Note 1, Diboll utilizes the fair value recognition provisions of professional accounting standards to account for compensation cost associated with option awards.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Volatility is based on changes observed in the price of the stock as it has been internally-traded as well as changes observed in price/earnings ratios and multiples of regional banks that have been sold in recent years. The expected term of options granted is based on historical data regarding time frames that options have been outstanding. Expected dividends are based on historical data of dividends declared in recent years. The risk-free rate is based on the yield of 10-year Treasury notes as of the date of grant.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 12 — STOCK BASED COMPENSATION (continued)

Volatility	30%
Expected dividends	$5.00
Expected term (in years)	7 – 10
Risk-free rate	1.75% – 5.14%
A summary of option activity under the plans as of December 31, 2016, and changes during the year then ended is presented below:
OPTIONS	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM	AGGREGATE INTRINSIC VALUE
Outstanding at January 1, 2016	19 212	$116.97
Granted	8 550	$150.00
Exercised	(3 258)	$111.60
Forfeited or expired	(1 375)	$105.18
Outstanding at December 31, 2016	23 129	$130.64	6 years	$494 000
Exercisable at December 31, 2016	13 498	$119.28	6 years	$442 000

The total intrinsic value of options exercised during the year ended December 31, 2016 was approximately $132,000.
As of December 31, 2016, there were 9,631 non-vested shares under option with a weighted-average grant-date fair value of  $41.03 per option, and there was approximately $395,000 of unrecognized compensation cost related to non-vested shares. That cost is expected to be recognized over the next 2 years.
Total compensation cost related to the stock option plans for the years ended December 31, 2016 and 2015 was approximately $176,000 and $119,000, with approximately $62,000 and $40,000 of deferred Federal income tax benefit recognized, respectively.
During 2016 and 2015, total cash received from options exercised approximated $364,000 and $353,000.
NOTE 13 — SURPLUS RESTRICTIONS AND REGULATORY MATTERS
Diboll is subject to the dividend restrictions set forth by the Federal Reserve System. Under such restrictions, Diboll may not, without prior approval of the Federal Reserve System, declare dividends in excess of the sum of current year’s retained earnings (as defined) plus the retained earnings (as defined) from the prior two years. This amount is also limited based on the regulatory capital requirement. The dividends, as of December 31, 2016, that Diboll could declare, without the approval of the Federal Reserve System, amounted to approximately $17,919,000.
Diboll (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on Diboll’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Diboll and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 13 — SURPLUS RESTRICTIONS AND REGULATORY MATTERS (continued)

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2016, the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2016 and 2015, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the table must be maintained. There are no conditions or events since that notification that management believes have changed the Bank’s categories.
Actual capital amounts and ratios are presented in the table for the Bank (in thousands). Bank only amounts and percentages are presented as they do not differ materially from bank holding company amounts and percentages.
	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
As of December 31, 2016:
Total Risk-Based Capital (to risk weighted assets)	$99 348 000	14.13%	$56 255 000	>8.0%	$70 319 000	>10.0%
Tier I Capital (to Risk Weighted Assets)	$91 494 000	13.01%	$42 191 000	>6.0%	$56 255 000	>8.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$91 494 000	13.01%	31 643 000	>4.5%	45 707 000	>6.5%
Tier I Capital (to Average Assets)	$91 494 000	9.17%	$39 915 000	>4.0%	$49 894 000	>5.0%
As of December 31, 2015:
Total Risk-Based Capital (to risk weighted assets)	$92 361 000	13.48%	$54 809 000	>8.0%	$68 512 000	>10.0%
Tier I Capital (to Risk Weighted Assets)	$84 792 000	12.38%	$41 107 000	>6.0%	$54 809 000	>8.0%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	$84 792 000	12.38%	30 830 000	>4.5%	44 533 000	>6.5%
Tier I Capital (to Average Assets)	$84 792 000	8.86%	$38 273 000	>4.0%	$47 842 000	>5.0%
NOTE 14 — TRUST ASSETS
Trust assets and other property (except cash deposits), held by the Bank in agency or other fiduciary capacities for its customers are not included in the financial statements since they are not assets of the Bank. Market value of the trust assets at December 31, 2016 and 2015, respectively, was approximately $883,850,000 and $773,278,000.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 15 — CONCENTRATION OF CREDIT RISK
The Bank grants agribusiness, commercial, consumer and residential loans to customers located in the eastern region of Texas. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the economy of this region.
NOTE 16 — FINANCIAL INSTRUMENTS
Professional accounting standards require disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition.
FASB ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below:
Level 1
Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Professional accounting standards exclude all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying consolidated value of Diboll and the Bank.
The following methods and assumptions were used in estimating fair value disclosures for those financial instruments for which it was practical to estimate that value:
Cash and Due From Banks, and Federal Funds Sold
For these financial instruments, the carrying amount is a reasonable estimate of fair value (Level 1).
Investment Securities
For securities held as investments, fair value is based on quoted market prices, where available (Level 1). If a quoted market price is not available, fair value is estimated based on discounted cash flow analysis using observable inputs (Level 2).
Federal Home Loan Bank Stock
No ready market exists for Federal Home Loan Bank (“FHLB”) stock. Investment is required to be a member of the Federal Home Loan Bank system. This stock can be redeemed at cost should the requirements be reduced; therefore, cost is used as fair value for this purpose.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 16 — FINANCIAL INSTRUMENTS (continued)

Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality (Level 2). Loan fair value estimates include judgment regarding future expected loss experience and risk characteristics.
Deposits
The fair values disclosed for noninterest-bearing demand deposits, savings, and interest-bearing demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits (Level 2).
Accrued Interest Receivable and Accrued Interest Payable
For these financial instruments, the carrying amount is a reasonable estimate of fair value.
Off-Balance-Sheet Financial Instruments
Fair values for commitments to extend credit and letters of credit are estimated based upon rates currently in effect at the balance sheet date.
The estimated fair values of the consolidated financial instruments at December 31, 2016 are as follows:
	APPROXIMATE CARRYING AMOUNT	APPROXIMATE FAIR VALUE
Financial Assets:
Cash, due from banks, and Federal funds sold	$52 366 000	$52 366 000
Investment securities	265 828 000	265 828 000
FHLB	394 000	394 000
Loans less allowance for loan losses	634 662 000	636 280 000
Accrued interest receivable	3 441 000	3 441 000
	$956 691 000	$958 309 000
Financial Liabilities:
Deposits	$879 060 000	$879 502 000
Accrued interest payable	108 000	108 000
	$879 168 000	$879 610 000
Off-Balance-Sheet:
Commitments to extend credit	$86 566 000	$86 566 000

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 16 — FINANCIAL INSTRUMENTS (continued)

The estimated fair values of the consolidated financial instruments at December 31, 2015 are as follows:
	APPROXIMATE CARRYING AMOUNT	APPROXIMATE FAIR VALUE
Financial Assets:
Cash, due from banks, and Federal funds sold	$77 990 000	$77 990 000
Investment securities	257 802 000	257 802 000
FHLB	369 000	369 000
Loans less allowance for loan losses	615 145 000	633 263 000
Accrued interest receivable	3 325 000	3 325 000
	$954 631 000	$972 749 000
Financial Liabilities:
Deposits	$881 013 000	$881 443 000
Accrued interest payable	107 000	107 000
	$881 120 000	$881 550 000
Off-Balance-Sheet:
Commitments to extend credit	$93 805 000	$93 805 000

Fair values of assets and liabilities presented on the consolidated balance sheets measured on a recurring basis at December 31, 2016 and 2015 are as follows:
FAIR VALUE MEASUREMENTS AT REPORTING DATE USING
	FAIR VALUE	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS/ LIABILITIES (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
December 31, 2016:
Obligations of U.S. government agencies	$166 246 771	$—	$166 246 771	$—
Obligations of states and political subdivisions	87 231 109	—	87 231 109	—
Mortgage-backed and other securities	12 350 128	—	12 350 128	—
Available-for-sale securities	$265 828 008	$—	$265 828 008	$—
December 31, 2015:
Obligations of U.S. government agencies	$156 197 043	$—	$156 197 043	$—
Obligations of states and political subdivisions	89 684 640	—	89 684 640	—
Mortgage-backed and other securities	11 920 005	—	11 920 005	—
Available-for-sale securities	$257 801 688	$—	$257 801 688	$—

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 16 — FINANCIAL INSTRUMENTS (continued)

For each major category of assets and liabilities presented on the consolidated balance sheets measured at fair value on a nonrecurring basis during the period are presented as follows:
FAIR VALUE MEASUREMENTS USING
DESCRIPTION	YEAR END VALUE	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL GAINS (LOSSES)
December 31, 2016:
Other real estate owned	$263 400	$—	$263 400	$—	$—
Goodwill	$7 334 165	$—	$7 334 165	$—	$—
Impaired Loans	$4 299 000	$—	$4 299 000	$—	$—
December 31, 2015:
Other real estate owned	$35 000	$—	$35 000	$—	$—
Goodwill	$7 334 165	$—	$7 334 165	$—	$—
Impaired Loans	$1 280 000	$—	$1 280 000	$—	$—
Fair market values of goodwill and other real estate owned are determined on a nonrecurring basis in order to determine if any impairment exists at December 31, 2016 and 2015. In order to estimate the fair values of these assets the bank uses observable inputs such as values of similar entities (goodwill) and tax appraisal values and estimated selling prices for other real estate owned.
NOTE 17 — RESTRICTION ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2016, was approximately $2,632,000.
NOTE 18 — SUBSEQUENT EVENTS
Management has evaluated subsequent events through February 24, 2017, the date the financial statements were available to be issued, and there have been no material events that would require recognition in the 2016 consolidated financial statements or disclosure in the notes to the consolidated financial statements.

INDEPENDENT AUDITORS’ REPORT
Board of Directors
Diboll State Bancshares, Inc.
Diboll, Texas
We have audited the accompanying consolidated financial statements of Diboll State Bancshares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion the consolidated financial statements referred to above presents fairly in all material respects, the consolidated financial position of Diboll State Bancshares, Inc. and Subsidiary as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Axley & Rode, LLP Axley & Rode, LLP CERTIFIED PUBLIC ACCOUNTANTS
Lufkin, Texas
February 22, 2016

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
	2015	2014
ASSETS
Cash and Due from Banks:
Non-interest bearing	$21 242 364	$33 011 731
Interest bearing	53 248 060	32 955 046
TOTAL CASH AND DUE FROM BANKS	74 490 424	65 966 777
Federal funds sold	3 500 000	5 000 000
Investment Securities:
Available for sale	257 801 688	221 818 524
Federal Home Loan Bank stock, at cost	368 700	345 300
Loans, less allowance for loan losses	615 144 893	596 529 982
Accrued interest receivable	3 324 762	3 236 443
Bank premises and equipment, net	15 568 653	16 330 274
Other real estate	35 000	169 519
Goodwill	7 334 165	7 334 165
Prepaid federal income tax	217 882	30 973
Deferred federal income tax	1 620 520	1 178 662
Other assets	2 243 700	2 592 246
TOTAL ASSETS	$981 650 387	$920 532 865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits: Noninterest-bearing demand	$286 731 856	$273 691 620
Interest-bearing demand	367 955 093	321 547 879
Savings	85 723 868	82 591 940
Time, $100,000 and over	52 044 213	53 682 280
Time under $100,000	88 558 385	94 504 021
TOTAL DEPOSITS	881 013 415	826 017 740
Accrued interest payable	106 508	118 092
Other liabilities	5 708 818	3 899 911
TOTAL LIABILITIES	886 828 741	830 035 743
Stockholders’ Equity:
Common stock; par value $1.00; 1,000,000 shares authorized; 897,722 and 894,498 shares issued, respectively	897 722	894 498
Surplus	12 015 576	11 564 518
Retained earnings	85 906 535	81 058 732
Treasury stock; 57,013 and 55,443 shares at cost, respectively	(5 209 090)	(4 989 290)
Accumulated other comprehensive income, net of tax	1 210 903	1 968 664
TOTAL STOCKHOLDERS’ EQUITY	94 821 646	90 497 122
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$981 650 387	$920 532 865

The accompanying notes are an integral part of these financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2015 and 2014
	2015	2014
Interest Income:
Interest and fees on loans	$31 549 917	$30 600 284
Interest on investment securities	4 207 457	3 990 523
Interest on Federal funds sold and deposits in banks	99 922	107 117
TOTAL INTEREST INCOME	35 857 296	34 697 924
Interest Expense:
Interest on interest-bearing demand and savings accounts	305 191	288 917
Interest on time deposits	759 372	806 688
Other interest	1	11
TOTAL INTEREST EXPENSE	1 064 564	1 095 616
NET INTEREST INCOME	34 792 732	33 602 308
Provision for loan losses	842 650	1 430 000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	33 950 082	32 172 308
Other Income:
Income from fiduciary activities	2 340 000	2 190 000
Service fees on deposits	4 004 534	4 224 243
Net realized gain (loss) on sale of securities available for sale	(502)	114 382
Gain on sale of equipment	115 365	116 251
Other income	4 021 906	3 820 933
TOTAL OTHER INCOME	10 481 303	10 465 809
Other Expenses:
Salaries and employee benefits	16 532 984	16 302 724
Occupancy and equipment	4 800 012	4 711 889
Advertising	176 008	119 327
ATM processing	866 772	830 641
Directors’ fees	230 909	239 678
Donations	211 835	202 765
Legal and professional	257 365	230 967
Postage and freight	526 036	523 939
Communication	525 866	577 175
Correspondent bank charges	124 845	150 879
Stationery and supplies	487 326	533 985
EDP software	197 270	151 428
FDIC insurance assessment	481 385	461 647
Other operating	2 149 687	2 199 699
TOTAL OTHER EXPENSES	27 568 300	27 236 743
INCOME BEFORE FEDERAL INCOME TAXES	16 863 085	15 401 374
Federal income taxes	5 297 800	4 745 000
NET INCOME	$11 565 285	$10 656 374
Net income per weighted average share of common stock	$13.82	$12.76
Weighted average shares outstanding	836 956	834 968

The accompanying notes are an integral part of these financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2015 and 2014
	2015	2014
NET INCOME	$11 565 285	$10 656 374
Other Comprehensive Income, Net of Tax:
Unrealized Gains (Losses) on Securities:
Change in net of unrealized gains on securities available for sale, net income taxes of $(397,212) in 2015 and $325,276 in 2014	(758 093)	631 420
Reclassification adjustment for gains realized net of income taxes of $(170) in 2015 and $38,890 in 2014	332	(75 492)
OTHER COMPREHENSIVE INCOME (LOSS)	(757 761)	555 928
COMPREHENSIVE INCOME	$10 807 524	$11 212 302

The accompanying notes are an integral part of these financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2015 and 2014
	Common Stock		Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance, December 31, 2013	891 494	$891 494	$11 174 768	$74 590 806	$(4 989 155)	$1 412 736	$83 080 649
Net income	—	—	—	10 656 374	—	—	10 656 374
Other comprehensive income	—	—	—	—	—	555 928	555 928
Stock options exercised	3 004	3 004	291 750	—	—	—	294 754
Purchase of treasury stock	—	—	—	—	(135)	—	(135)
Stock-based compensation	—	—	98 000	—	—	—	98 000
Cash dividends declared	—	—	—	(4 188 448)	—	—	(4 188 448)
Balance, December 31, 2014	894 498	894 498	11 564 518	81 058 732	(4 989 290)	1 968 664	90 497 122
Net income	—	—	—	11 565 285	—	—	11 565 285
Other comprehensive income (loss)	—	—	—	—	—	(757 761)	(757 761)
Stock options exercised	3 224	3 224	349 628	—	—	—	352 852
Purchase of treasury stock	—	—	—	—	(219 800)	—	(219 800)
Stock-based compensation	—	—	101 430	—	—	—	101 430
Cash dividends declared	—	—	—	(6 717 482)	—	—	(6 717 482)
Balance, December 31, 2015	897 722	$897 722	$12 015 576	$85 906 535	$(5 209 090)	$1 210 903	$94 821 646

The accompanying notes are an integral part of these financial statements.

DIBOLL STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2015 and 2014
	2015	2014
Cash Flows from Operating Activities:
Net income	$11 565 285	$10 656 374
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Amortization on investment securities, net	955 952	1 421 914
Provision for loan losses	842 650	1 430 000
Provision for ORE losses	14 066	—
FHLB stock dividends	(1 200)	(1 200)
Depreciation of bank premises and equipment	1 376 465	1 359 524
Amortization of software	267 892	298 593
Loss from sale of other real estate	3 997	70 672
Net (gain) loss from sales of investment securities	502	(114 382)
Net gain from sales of premises and equipment	(115 365)	(116 251)
Change in Assets/Liabilities:
(Increase) decrease in accrued interest receivable	(88 319)	(13 097)
(Increase) decrease in prepaid federal income tax	(186 909)	—
(Increase) decrease in deferred taxes excluding effect of accumulated comprehensive income	(44 646)	(374 399)
(Increase) decrease in other operating assets	227 557	(578 374)
Increase (decrease) in accrued interest payable	(11 584)	(1 571)
Increase (decrease) in other liabilities	125 421	(65 404)
NET CASH PROVIDED BY OPERATING ACTIVITIES	14 931 764	13 972 399
Cash Flows from Investing Activities:
(Increase) decrease in federal funds sold	1 500 000	(5 000 000)
Proceeds from sales, maturities, and calls of investment securities available for sale	211 777 861	204 918 425
Purchases of investments available for sale	(249 819 839)	(197 999 427)
Purchases of investments - Limited partnership	(52 613)	—
Purchases of Federal Home Loan Bank stock	(22 200)	(2 300)
Proceeds from sales of mortgage loans	20 250 485	20 758 452
(Increase) decrease in loans, net of noncash transactions	(39 811 092)	(70 438 332)
Capital expenditures, net	(796 383)	(999 523)
Proceeds from sales of premises and equipment	150 001	183 195
Proceeds from sale of other real estate	219 502	198 878
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(56 604 278)	(48 380 632)
Cash Flows from Financing Activities:
Increase (decrease) in noninterest-bearing demand accounts	13 040 236	14 886 784
Increase (decrease) in interest-bearing demand accounts	46 407 214	27 677 129
Increase (decrease) in savings accounts	3 131 928	9 878 038
Increase (decrease) in time deposits	(7 583 703)	(1 812 114)
Stock-based compensation	101 430	98 000
Proceeds from stock options exercised	352 852	294 754
Purchase of treasury stock	(219 800)	(135)
Payment of dividends	(5 033 996)	(4 184 065)
NET CASH PROVIDED BY FINANCING ACTIVITIES	50 196 161	46 838 391
NET INCREASE IN CASH AND CASH EQUIVALENTS	8 523 647	12 430 158
Cash and cash equivalents at beginning of year	65 966 777	53 536 619
CASH AND CASH EQUIVALENTS AT END OF YEAR	$74 490 424	$65 966 777
Supplemental Information:
Cash Paid During the Year For:
Interest	$1 076 148	$1 097 187
Income taxes	5 175 000	4 910 000
Noncash Investing and Financing Activities:
Increase (decrease) in unrealized holding gains and losses on securities available for sale	(1 154 973)	842 316
(Increase) decrease in deferred income tax on unrealized holding gains and losses on securities available for sale	397 212	(286 388)
Net (increase) decrease in loans from other real estate foreclosures and financing	103 046	(397 227)
Loan charge-offs	708 628	701 633
Increase (decrease) in dividends payable	1 683 486	4 386
The accompanying notes are an integral part of these financial statements.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Diboll State Bancshares, Inc. (“Diboll” or “the Company”), is a bank holding company headquartered in Diboll, Texas and owns all the outstanding capital stock of First Bank & Trust East Texas (“FB&T” or “the Bank”). The accounting and reporting policies of Diboll and the Bank conform to accounting principles generally accepted in the United States of America and practices within the banking industry. The following is a description of the more significant of those policies.
Nature of Operations:
Diboll, as a bank holding company, exists for the purpose of investing in banks. It is subject to regulation by the Federal Reserve System.
The Bank operates under a state bank charter, provides full banking services, and is subject to regulation by the Texas State Department of Banking and the Federal Deposit Insurance Corporation. The Bank generates commercial (including agricultural), mortgage and consumer loans and receives deposits from customers located primarily in the eastern region of Texas with seventeen branch locations: Lufkin (5), Diboll (1), Nacogdoches (1), Cleveland (1), Splendora (1), Jasper (2), San Augustine (1), Pineland (1), Hemphill (1), Tyler (1), Palestine (1) and Longview (1).
Principles of Consolidation:
The consolidated financial statements and related notes include the accounts of Diboll and FB&T, after elimination of all material intercompany transactions and balances.
Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management may obtain independent appraisals for significant problem loans or properties.
The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the loan portfolio is diversified, its debtors’ ability to honor their contracts is heavily dependent upon economic conditions in the service area. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.
While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in the economic conditions in the service area. In addition, the regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
Cash and Cash Equivalents:
For the purpose of presentation in the Consolidated Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “Cash and due from banks”.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities:
Professional standards require the Bank to recognize all financial derivatives on the balance sheet at fair value. At December 31, 2015 and 2014, the Bank had no derivative instruments.
Securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives.
Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of stockholders’ equity, net of the related deferred tax effect.
Securities held as trading assets are carried at fair value. At December 31, 2015 and 2014, the Bank had no investment securities categorized as trading.
Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.
Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income. Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or that management would not have the intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.
Restricted Equity Securities:
The Bank invests in stock of the Federal Home Loan Bank. No ready market exists for this stock and it has no quoted market value. It is therefore carried at cost in the financial statements.
Loans:
The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate loans throughout the eastern region of Texas. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area.
Loans, with the exception of mortgage loans held for sale, are stated at the amount of unpaid principal and reduced by an allowance for loan losses.
Mortgage loans held for sale are recorded at the lower of cost or market. Gains and losses on sales are computed on the basis of specific identification.
Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loan origination and commitment fees are recognized as income when received. Direct loan origination costs are expensed when paid. Professional accounting standards require the net effect of loan origination and commitment fees and certain direct loan origination costs to be deferred and recognized over the life of the related loan as an adjustment of yield. The application of these standards would not have a material effect on the consolidated financial position or results of operations.
Included in the loans category are loans, which have been categorized by management as nonaccrual because collection of interest is doubtful. After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt. Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.
Allowance for Loan Losses:
The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. The Bank uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to: (i) the real estate portfolio; (ii) the consumer and credit card portfolio, and (iii) the commercial portfolio. The classes within the commercial portfolio segments are commercial loans that are unsecured and secured by personal property. The classes within the real estate portfolio segment are residential mortgage, home equity, home improvement, and commercial real estate. The classes within the consumer and credit card portfolio segment include credit card, direct/indirect consumer and other consumer loans. Under this accounting guidance, the allowance is presented by portfolio segment.
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is based on two basic principles of accounting: (i) FASB ASC 450, Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) FASB ASC 310, Receivables, which requires that losses on impaired loans be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market. A loan is considered impaired when, based on current information and events, the Bank has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
The Bank’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Bank’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately evaluate individual consumer and residential loans for impairment.
The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Bank’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as specifically identified impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial, commercial real estate, commercial construction, residential real estate, residential construction or installment). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.
The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans. These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).
Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.
Loans are placed into a nonaccruing status and classified as nonperforming when the principal or interest has been in default for a period of 90 days or more unless the obligation is well secured and in the process of collection. A debt is “well secured” if it is secured by (i) pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt, (including accrued interest), in full, or (ii) the guarantee of a financially responsible party. A debt is “in the process of collection” if collection on the debt is proceeding in due course either through legal action, including judgment enforcement procedure, or, in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status.
Loans classified as substandard or worse are considered for impairment testing. A substandard loan shows signs of continuing negative financial trends and unprofitability and therefore, is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. The borrower on such loans typically exhibits one or more of the following characteristics: financial ratios and profitability margins are well below industry average; a negative cash flow position exists; debt service capacity is insufficient to the service debt and an improvement in the cash flow position is unlikely within the next twelve months; secondary and tertiary means of debt repayment are weak. Loans classified as substandard are characterized by the probability that the Bank will not collect amounts due according to the contractual terms or sustain some loss if the deficiencies are not corrected.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss potential, while existing with respect to the aggregate amount of substandard (or worse) loans, does not have to exist in any individual assets classified as substandard. Such credits are also evaluated for nonaccrual status.
Impaired loans include loans that have been classified as substandard or worse. However, certain loans have been paying as agreed and have remained current, with some financial issues related to cash flow that have caused some concern as to the ability of the borrower to perform in accordance with the current loan terms but not to such an extent as to require the loan be put into a nonaccuring status. Cash receipts on impaired loans are recorded as interest income as received, unless the loan is in a nonaccrual status.
Loan Charge-Offs:
The Bank’s charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Bank’s established allowance for loan losses.
For consumer loans, the Bank generally fully or partially charges down to the fair value of collateral securing the asset when:
•
management judges the asset to be uncollectible;

•
repayment is deemed to be protracted beyond reasonable time frames;

•
the asset has been classified as a loss by either the Bank’s internal loan review process or external examiners;

•
the customer has filed bankruptcy and the loss becomes evident owing to a lack of assets; or

•
the loan is 180 days past due unless both well secured and in the process of collection.

The Bank’s charge-off policies by segment of the loan portfolio are as follows:
•
Real Estate — The Bank generally writes down to the net realizable value at foreclosure. Foreclosure proceedings commonly begin when the loan is 120 – 180 days past due.

•
Auto Loans — The Bank generally charges down to the net realizable value when the collateral is repossessed. Collateral repossession attempts typically begin when the loan is 120 days past due. The Bank fully charges the loan off when recovery of the collateral appears doubtful.

•
Unsecured Loans — The Bank generally charges off when the loan is 90 days past due.

•
Credit Cards — The Bank generally fully charges off when the loan is 90 days past due.

•
Other Secured Loans — The Bank generally charges down to the net realizable value when the collateral is repossessed. Collateral repossession attempts typically begin when the loan is 120 days past due. The Bank fully charges the loan off when recovery of the collateral appears doubtful.

Troubled Debt Restructurings:
In situations where, for economic or legal reasons related to a customer’s financial difficulties, the Bank grants a concession for other than an insignificant period of time to the customer that the Bank would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). The Bank strives to identify customers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principle forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where the Bank grants the customer new terms that provide for a reduction of either interest or principal, the Bank measures any impairment on the restructuring as previously noted for impaired loans.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In addition to the allowance for the pooled portfolios, the Bank develops a separate allowance for loans that are identified as impaired through TDR. After a period of time, usually 6 months, if the loan is performing under the restructured payment amount, and after review, the Bank believes the status will continue, the loan is moved back into the respective segment or class and the allowance is calculated using the pooling method for the respective pool.
As of December 31, 2015, the loans that the Bank considered to be Troubled Debt Restructures were not significant to the financial statements.
Bank Premises and Equipment:
Land is stated at cost. Other premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that do not extend the life of bank premises and equipment are charged to expense.
Off-Balance Sheet Financial Instruments:
In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.
Goodwill and Other Intangibles:
The Bank conducts an annual impairment test for goodwill based on the fair value of the applicable reporting unit. If the reporting unit’s fair value is greater than its carrying amount, goodwill is not impaired and no loss is recognized. If the implied fair value of the reporting unit’s goodwill is less than the recorded amount, goodwill is considered impaired and the Bank must recognize a loss. Management conducted assessments in January 2015 and 2016 for the respective years ended December 31, 2015 and 2014 and concluded that there was no impairment as of those dates.
Other Real Estate:
Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as an increase to an allowance account and a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.
Income Taxes:
Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Uncertain Tax Positions:
FASB Codification Section 740 requires recognition, measurement and disclosure of uncertain tax positions. The Company currently accounts for uncertain tax positions based on the estimated likelihood of assessment and has not determined that any tax positions require an accrual based on current standards of accounting. The Company is generally no longer subject to Federal tax examinations for years before 2012.
Transfers of Financial Assets:
The Bank accounts for transfers of financial assets in accordance with FASB ASC 860, Transfers and Servicing. Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Advertising:
Advertising costs are expensed when incurred.
Income from Fiduciary Activities:
Trust fees are recorded on the accrual basis.
Stock-Based Compensation:
Diboll has stock-based employee compensation plans, which are described more fully in Note 11. Professional standards require that all equity-based compensation, including grants of stock options, to employees be expensed based on the grant date fair value of the award. For awards with graded vesting schedules, Diboll uses the straight-line method of attributing the value of stock-based compensation expense based on the applicable vesting schedule.
Net Income Per Share of Common Stock:
Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.
Federal Deposit Insurance Corporation Improvement Act (FDICIA):
The Bank’s total assets exceeded $500 million at December 31, 2015 and 2014, which require it to be under the reporting provisions of FDICIA. FDICIA requires the submission of an annual report on financial statements prepared in conformity with generally accepted accounting principles. The annual report and the independent auditor’s report are required to be made available to the public.
Comprehensive Income:
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
Reclassifications:
Certain reclassifications have been made to the prior period’s financial statements in order to conform to the classifications used for the current year.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Subsequent Events:
Management has evaluated subsequent events through February 22, 2016, the date the financial statements were available to be issued, and there have been no material events that would require recognition in the 2015 consolidated financial statements or disclosure in the notes to the consolidated financial statements.
NOTE 2 — INVESTMENT SECURITIES
The amortized cost and fair values of investment securities available for sale at December 31, 2015 were:
	AMORTIZED COST	GROSS UNREALIZED GAIN	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. government agencies	$156 360 781	$396 552	$(560 290)	$156 197 043
Obligations of states and political subdivisions	88 057 863	1 968 040	(341 263)	89 684 640
Mortgage-backed and other securities	11 354 081	397 481	(32 670)	11 718 892
Limited partnership	201 113	—	—	201 113
	$255 973 838	$2 762 073	$(934 223)	$257 801 688

The net of the above gross unrealized gains of  $2,762,074 and gross unrealized losses of  $(934,223) for available for sale securities, net of federal income taxes, is included in accumulated other comprehensive income at December 31, 2015.
At December 31, 2015, the Bank did not have any securities classified as held to maturity.
The amortized cost and fair values of investment securities available for sale at December 31, 2014 were:
	AMORTIZED COST	GROSS UNREALIZED GAIN	GROSS UNREALIZED LOSSES	FAIR VALUE
Obligations of U.S. government agencies	$116 625 260	$278 856	$(249 225)	$116 654 891
Obligations of states and political subdivisions	92 689 156	3 023 153	(542 773)	95 169 536
Mortgage-backed and other securities	9 372 785	473 571	(758)	9 845 598
Limited partnership	148 499	—	—	148 499
	$218 835 700	$3 775 580	$(792 756)	$221 818 524

The net of the above gross unrealized gains of  $3,775,580 and gross unrealized losses of  $(792,756) for available for sale securities, net of federal income taxes, is included in accumulated other comprehensive income at December 31, 2014.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 2 — INVESTMENT SECURITIES (continued)

The amortized cost and fair values of investment securities available for sale at December 31, 2015, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
SECURITIES AVAILABLE FOR SALE
	AMORTIZED COST	FAIR VALUE
Due in one year or less	$32 483 925	$32 522 271
Due after one year but less than five years	144 202 112	144 521 844
Due after five years but less than ten years	49 766 381	50 252 881
Due after ten years	17 966 226	18 584 687
	244 418 644	245 881 683
Mortgage-backed and other securities	11 555 194	11 920 005
	$255 973 838	$257 801 688

Proceeds from sales of investment securities available for sale were $4,628,400 and $8,089,367 during 2015 and 2014, respectively. Gross realized gains amounted to $1,403 and $114,382 and gross realized (losses) amounted to $(1,905) and $-0- on available for sale securities in 2015 and 2014, respectively.
Investment securities with an amortized cost of  $157,749,000 and $108,001,000 and a fair value of approximately $158,593,000 and $109,035,000 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Professional standards requires the assessment of  “Other-than-Temporary Impairment” regarding debt and equity securities classified as available for sale or held to maturity and equity investments accounted for using the cost method. Information pertaining to securities with gross unrealized losses at December 31, 2015 and 2014 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:
	LESS THAN 12 MONTHS		12 MONTHS OR GREATER		TOTAL
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
Description of Securities:
December 31, 2015
Obligations of U.S. government agencies	$75 374 115	$556 239	$497 145	$4 051	$75 871 260	$560 290
Obligations of states and political subdivisions	$11 298 807	$134 530	$11 144 477	$206 733	$22 443 284	$341 263
Mortgage-backed and other securities	$1 893 239	$32 445	$267 656	$225	$2 160 895	$32 670
December 31, 2014
Obligations of U.S. government agencies	$38 397 640	$126 283	$12 854 903	$122 942	$51 252 543	$249 225
Obligations of states and political subdivisions	$11 773 019	$84 880	$13 012 442	$457 893	$24 785 461	$542 773
Mortgage-backed and other securities	$—	$—	$337 686	$758	$337 686	$758

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 2 — INVESTMENT SECURITIES (continued)

Management evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Debt securities with unrealized losses have depreciated 0.92% and 1.03% from the Bank’s amortized cost basis at December 31, 2015 and 2014, respectively. These securities are guaranteed by either the U.S. Government agencies thereof or municipalities. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY
Outstanding Loans:
The table below presents total outstanding loans at December 31, 2015 and 2014 and an aging analysis at December 31, 2015:
DECEMBER 31, 2015
	30 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PAST DUE 30 DAYS OR MORE	TOTAL CURRENT OR LESS THAN 30 DAYS PAST DUE	TOTAL OUT- STANDING
Real Estate:
Residential construction	$—	$—	$—	$11 372 234	$11 372 234
Commercial construction	—	—	—	14 337 477	14 337 477
Farm real estate	246 245	—	246 245	10 246 609	10 492 854
1 – 4 family residential	3 262 856	953 640	4 216 496	140 225 974	144 442 470
Unimproved property	4 300	54 178	58 478	35 319 731	35 378 209
5 plus family residential	—	—	—	717 569	717 569
Commercial real estate	2 601 797	1 901 506	4 503 303	196 343 540	200 846 843
Nonprofit real estate	86 171	—	86 171	5 286 714	5 372 885
Home improvement	34 255	5 656	39 911	3 253 128	3 293 039
TOTAL REAL ESTATE	6 235 624	2 914 980	9 150 604	417 102 976	426 253 580
Consumer and Credit Card:
Credit card	24 971	6 468	31 439	1 644 127	1 675 566
Automobile	456 221	50 066	506 287	16 819 505	17 325 792
Consumer goods	8 744	—	8 744	58 551	67 295
Dealer	15 379	—	15 379	706 839	722 218
Farm – Personal	—	—	—	351 060	351 060
Home equity	617 067	402 098	1 019 165	32 066 254	33 085 419
Home improvement	6 594	10 992	17 586	246 125	263 711
Home equity line of credit	—	—	—	194 943	194 943
Lineof credit	—	—	—	538 800	538 800
Mobile home	15 426	33 788	49 214	978 436	1 027 650
Recreational vehicle	191 993	—	191 993	7 327 675	7 519 668
Secured	655 922	326 050	981 972	18 057 335	19 039 307
Stocks/bonds	—	—	—	54 025	54 025
Savings/CD	213 179	—	213 179	8 628 538	8 841 717
Unsecured	74 917	30 601	105 519	5 602 787	5 708 306
Credit card charge off	—	—	—	—	—
Other consumer (overdrafts)	—	—	—	314 631	314 631
TOTAL CONSUMER	2 280 413	860 063	3 140 477	93 859 631	96 730 108
Commercial:
Automobile	21 267	—	21 267	2 957 319	2 978 586
Farm – Livestock	169 860	4 465	174 325	4 449 946	4 624 271
Line of credit	27 600	57 100	84 700	30 750 832	30 835 532
Nonprofit loans – Non R/E	—	—	—	690 316	690 316
Nontaxable	—	—	—	565 912	565 912
Unsecured	97 455	—	97 455	1 866 524	1 963 979
Secured	462 173	200 781	662 954	51 994 863	52 657 817
Stocks/bonds	—	—	—	1 181 144	1 181 144
Dealer	—	—	—	137 829	137 829
TOTAL COMMERCIAL	778 355	262 346	1 040 701	94 594 685	95 635 386
Late charges, participations sold and clearing account	—	—	—	3 898 413	3 898 413
TOTAL LOANS	$9 294 392	$4 037 390	$13 331 782	$609 455 705	622 517 487
Allowance for credit losses					(7 372 594)
NET LOANS					$615 144 893

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY (continued)

DECEMBER 31, 2014
	30 – 89 DAYS PAST DUE	90 DAYS OR MORE PAST DUE	TOTAL PAST DUE 30 DAYS OR MORE	TOTAL CURRENT OR LESS THAN 30 DAYS PAST DUE	TOTAL OUT- STANDING
Real Estate:
Residential construction	$326 540	$—	$326 540	$9 700 676	$10 027 216
Commercial construction	—	—	—	14 226 731	14 226 731
Farm real estate	470 923	17 662	488 585	7 785 947	8 274 532
1 – 4 family residential	1 780 935	724 423	2 505 358	133 894 165	136 399 523
Unimproved property	80 315	99 941	180 256	32 246 364	32 426 620
5 plus family residential	—	—	—	873 044	873 044
Commercial real estate	2 794 728	38 951	2 833 679	199 819 801	202 653 480
Nonprofit real estate	—	—	—	5 083 423	5 083 423
Home improvement	91 333	—	91 333	2 623 492	2 714 825
TOTAL REAL ESTATE	5 544 774	880 977	6 425 751	406 253 643	412 679 394
Consumer and Credit Card:
Credit card	25 400	3 823	29 223	1 619 703	1 648 926
Automobile	466 477	75 220	541 697	20 579 609	21 121 306
Consumer goods	16 508	—	16 508	123 641	140 149
Dealer	72 377	3 958	76 335	1 335 889	1 412 224
Farm – Personal	5 329	—	5 329	455 543	460 872
Home equity	779 152	387 391	1 166 543	28 931 337	30 097 880
Home improvement	12 594	—	12 594	309 559	322 153
Home equity line of credit	—	—	—	125 000	125 000
Line of credit	—	—	—	439 191	439 191
Mobile home	34 109	—	34 109	963 610	997 719
Recreational vehicle	110 158	—	110 158	7 721 607	7 831 765
Secured	390 064	158 448	548 512	17 797 310	18 345 822
Stocks/bonds	—	—	—	50 662	50 662
Savings/CD	94 688	1 025	95 713	8 436 816	8 532 529
Unsecured	90 777	6 611	97 388	5 948 511	6 045 899
Credit card charge off	—	—	—	1 828	1 828
Other consumer (overdrafts)	—	—	—	343 046	343 046
TOTAL CONSUMER	2 097 633	636 476	2 734 109	95 182 862	97 916 971
Commercial:
Automobile	—	2 770	2 770	3 189 069	3 191 839
Farm – Livestock	—	—	—	3 633 584	3 633 584
Line of credit	18 874	—	18 874	32 259 902	32 278 776
Nonprofit loans – Non R/E	—	—	—	407 900	407 900
Nontaxable	—	—	—	280 611	280 611
Unsecured	10 291	—	10 291	1 222 832	1 233 123
Secured	156 823	—	156 823	49 052 499	49 209 322
Stocks/bonds	—	—	—	798 534	798 534
Dealer	—	—	—	245 168	245 168
TOTAL COMMERCIAL	185 988	2 770	188 758	91 090 099	91 278 857
Late charges, participations sold and clearing account	—	—	—	—	1 748 127
TOTAL LOANS	$7 828 395	$1 520 223	$9 348 618	$592 526 604	603 623 349
Allowance for credit losses					(7 093 367)
NET LOANS					$596 529 982

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY (continued)

Nonaccrual Loans:
The table below includes the Company’s nonaccrual loans, including nonperforming troubled debt restructures, and loans past due 90 days or more at December 31, 2015 and 2014:
	NONACCRUAL LOANS AND LEASES		ACCRUING PAST DUE 90 DAYS OR MORE
	DECEMBER 31,		DECEMBER 31,
	2015	2014	2015	2014
Real Estate:
Residential construction	$—	$—	$—	$—
Commercial construction	—	—	—	—
Farm real estate	—	—	—	17 662
1 – 4 family residential	688 403	513 202	556 932	255 670
Unimproved property	54 178	99 882	—	53 585
5 plus family residential	—	—	—	—
Commercial real estate	2 522 829	1 708 000	101 865	—
Nonprofit real estate	5 656	—	—	—
Home improvement	—	—	—	—
TOTAL REAL ESTATE	3 271 066	2 321 084	658 797	326 917
Consumer and Credit Card:
Credit card	—	—	6 468	3 823
Automobile	60 453	145 906	19 408	34 847
Consumer goods	—	—	—	—
Dealer	—	—	—	3 958
Farm – Personal	—	—	—	—
Home equity	287 057	384 002	142 787	73 996
Home equity line of credit	—	—	—	—
Line of credit	—	—	—	—
Mobile home	—	—	33 788	—
Home improvement	10 992	—	—	—
Recreational vehicle	—	475	—	—
Secured	266 022	170 147	68 862	49 876
Stocks/bonds	—	—	—	—
Savings/CD	—	—	—	1 025
Unsecured	58 964	46 284	28 521	6 611
Other consumer (overdrafts)	—	—	—	—
TOTAL CONSUMER	683 488	746 814	299 834	174 136
Commercial:
Automobile	—	2 770	—	—
Farm – Livestock	4 465	—	—	—
Line of credit	—	399 822	57 100	—
Nonprofit loans – Non R/E	—	—	—	—
Non taxable	—	—	—	—
Unsecured	389 778	8 738	—	—
Secured	182 316	524 604	78 277	—
Stocks/bonds	—	—	—	—
Letter of credit	—	—	—	—
Dealer	—	—	—	—
TOTAL COMMERCIAL	576 559	935 934	135 377	—
TOTAL	$4 531 113	$4 003 832	$1 094 008	$501 053

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY (continued)

Credit Quality Indicators:
The Company monitors credit quality within its four segments based on primary credit quality indicators. The Company’s loans are evaluated using the pass rated or reservable criticized as the primary credit quality indicator. The term reservable criticized refers to those loans that are internally classified or listed by the Company as substandard, doubtful, or loss. These assets pose an elevated risk and may have a high probability of default or total loss. Pass rated refers to all loans not considered reservable criticized.
RISK RATING DECEMBER 31,
	2015		2014
	PASS	RESERVABLE CRITICIZED	PASS	RESERVABLE CRITICIZED
Real Estate:
Residential construction	$17 333 467	$57 002	$10 027 216	$—
Commercial construction	14 337 477	—	14 226 731	—
Farm real estate	10 492 854	—	8 219 274	55 258
1 – 4 family residential	134 752 972	3 671 263	134 765 848	1 633 675
Unimproved property	35 062 796	315 413	32 018 241	408 379
5 plus family residential	717 569	—	873 044	—
Commercial real estate	194 218 066	6 628 776	196 390 338	6 263 142
Nonprofit real estate	5 372 885	—	5 083 423	—
Home improvement	3 251 555	41 485	2 669 200	45 625
TOTAL REAL ESTATE	415 539 641	10 713 939	404 273 315	8 406 079
Consumer and Credit Card:
Credit card	1 675 566	—	1 648 926	—
Automobile	16 790 649	535 143	20 563 446	557 860
Consumer goods	58 551	8 744	125 458	14 691
Credit card charge off	—	—	—	1 828
Dealer	711 325	10 893	1 388 666	23 558
Farm – Personal	351 060	—	460 872	—
Home equity	32 296 474	788 945	29 180 996	916 884
Home improvement	252 719	10 992	322 153	—
Home equity line of credit	194 943	—	125 000	—
Line of credit	538 800	—	439 191	—
Mobile home	967 294	60 357	935 826	61 893
Recreational vehicle	7 434 082	85 585	7 754 898	76 867
Secured	18 358 522	680 785	17 743 279	602 543
Stocks/bonds	54 025	—	50 662	—
Savings/CD	8 841 717	—	8 532 529	—
Unsecured	5 549 413	158 892	5 909 615	136 284
Other consumer (overdrafts)	314 631	—	343 046	—
TOTAL CONSUMER	94 389 771	2 340 336	95 524 563	2 392 408
Commercial:
Automobile	2 960 700	17 886	3 178 812	13 027
Farm – Livestock	4 615 709	8 562	3 633 584	—
Line of credit	30 701 714	133 818	31 720 844	557 932
Nonprofit loans – Non R/E	690 316	—	407 900	—
Nontaxable	565 912	—	280 611	—
Unsecured	1 571 243	392 736	1 222 832	10 291
Secured	51 742 621	915 196	48 025 700	1 183 622
Stocks/bonds	1 181 144	—	798 534	—
Dealer	120 845	16 985	189 274	55 894
TOTAL COMMERCIAL	94 150 204	1 485 183	89 458 091	1 820 766
Late charges, participations sold and clearing account	3 898 413	—	1 748 127	—
TOTAL	$607 978 029	$14 539 458	$591 004 096	$12 619 253

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY (continued)

Impaired Loans and Troubled Debt Restructurings:
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.
DECEMBER 31, 2015
	UNPAID PRINCIPAL BALANCE	CARRYING VALUE	RELATED ALLOWANCE	AVERAGE CARRYING AMOUNT
With an Allowance Recorded:
Real estate	$723 000	$648 000	$75 000	$324 000
Commercial	$420 000	$17 000	$403 000	$233 000
Consumer	$137 000	$32 000	$105 000	$49 000
DECEMBER 31, 2014
	UNPAID PRINCIPAL BALANCE	CARRYING VALUE	RELATED ALLOWANCE	AVERAGE CARRYING AMOUNT
With an Allowance Recorded:
Real estate	$—	$—	$—	$—
Commercial	$768 000	$449 000	$319 000	$255 500
Consumer	$151 000	$66 000	$85 000	$57 500
Allowance for Credit Losses:
The table below summarizes the changes in the allowance for credit losses for 2015 and 2014:
DECEMBER 31, 2015
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	UNALLOCATED	TOTAL ALLOWANCE
Allowance for loan and lease losses January 1	$664 000	$109 000	$423 000	$5 897 367	$7 093 367
Loans and leases charged off	(12 420)	(28 942)	(667 266)		(708 628)
Recoveries of loans and leases previously charged off	19 229	45 156	80 820	—	145 205
NET CHARGE OFFS	6 809	16 214	(586 446)	—	(563 423)
Provision for loan and lease losses	(153 809)	1 786	640 446	354 227	842 650
ALLOWANCE FOR LOAN AND LEASE LOSSES DECEMBER 31	$517 000	$127 000	$477 000	$6 251 594	$7 372 594

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY (continued)

DECEMBER 31, 2014
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	UNALLOCATED	TOTAL ALLOWANCE
Allowance for loan and lease losses January 1	$543 000	$132 000	$454 000	$5 135 650	$6 264 650
Loans and leases charged off	(73 757)	(18 444)	(609 432)	—	(701 633)
Recoveries of loans and leases previously charged off	11 591	60	88 699	—	100 350
NET CHARGE OFFS	(62 166)	(18 384)	(520 733)	—	(601 283)
Provision for loan and lease losses	183 166	(4 616)	489 733	761 717	1 430 000
ALLOWANCE FOR LOAN AND LEASE LOSSES DECEMBER 31	$664 000	$109 000	$423 000	$5 897 367	$7 093 367

The table below represents the allowance and the carrying value of outstanding loans and leases by portfolio segment at December 31, 2015 and 2014.
DECEMBER 31, 2015
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	UNALLOCATED	TOTAL
Impaired Loans and Troubled Debt Restructurings:
Allowance for loans and lease losses	$403 000	$75 000	$105 000	$—	$583 000
Unpaid principal	$420 000	$723 000	$137 000	$—	$1 280 000
Allowance as a percentage of unpaid principal	95.95%	10.37%	76.64%	0.00%	45.55%
Collectively Evaluated for Impairment:
Allowance for loans and lease losses	$114 000	$52 000	$372 000	$6 251 594	$6 789 594
Unpaid principal	$95 215 385	$425 530 580	$96 593 107	$—	$617 339 072
Allowance as a percentage of unpaid principal	0.12%	.01%	0.39%	0.00%	1.10%
Total:
Allowance for loans and lease losses	$517 000	$127 000	$477 000	$6 251 594	$7 372 594
Unpaid principal	$95 635 385	$426 253 580	$96 730 107	$—	$618 619 072
Allowance as a percentage of unpaid principal	0.54%	0.03%	0.49%	0.00%	1.19%

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 3 — CREDIT QUALITY (continued)

DECEMBER 31, 2014
	COMMERCIAL	REAL ESTATE	CONSUMER AND CREDIT CARDS	UNALLOCATED	TOTAL
Impaired Loans and Troubled Debt Restructurings:
Allowance for loans and lease losses	$319 000	$—	$85 000	$—	$404 000
Unpaid principal	$768 000	$—	$151 000	$—	$919 000
Allowance as a percentage of unpaid principal	41.54%	—%	56.29%	—%	43.96%
Collectively Evaluated for Impairment:
Allowance for loans and lease losses	$345 000	$109 000	$338 000	$5 897 367	$6 689 367
Unpaid principal	$90 510 857	$412 679 395	$97 765 970	$—	$600 956 222
Allowance as a percentage of unpaid principal	0.38%	0.03%	0.35%	—%	1.11%
Total:
Allowance for loans and lease losses	$664 000	$109 000	$423 000	$5 897 367	$7 093 367
Unpaid principal	$91 278 857	$412 679 395	$97 916 970	$—	$601 875 222
Allowance as a percentage of unpaid principal	0.73%	0.03%	0.43%	—%	1.18%

During 2015 and 2014, the Bank originated mortgage loans that were designated for sale. The principal amount of sold loans approximated $20,250,000 and $20,758,000, respectively, resulting in origination income of approximately $677,000 and $577,000 for the years presented, respectively. All loans were sold “without recourse”. At December 31, 2015 and 2014, the Bank had loans held for sale of approximately $1,816,000 and $462,000 respectively; loans held for sale are carried at fair value, which at December 31, 2015 approximated their carrying value. Loans held for sale at December 31, 2015, consisted of mortgage and credit card loans with approximate balances of  $160,000 and $1,656,000, respectively.
Approximate loan maturities and rate sensitivity of the loan portfolio are as follows:
	2015	2014
Within one year	$161 345 000	$190 703 000
After one through five years	412 037 000	363 112 000
After five years	49 135 000	49 808 000
TOTAL	$622 517 000	$603 623 000

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 4 — BANK PREMISES AND EQUIPMENT
Major classifications of these assets are summarized as follows:
	2015	2014	USEFUL LIVES IN YEARS
Land	$3 613 105	$3 647 740	N/A
Building	19 623 086	19 381 840	5 – 40
Furniture and equipment	14 804 627	14 342 364	3 – 10
Automobiles	49 993	49 993	3
Work in process	149 895	203 924	N/A
	38 240 706	37 625 861
Accumulated depreciation	(22 672 053)	(21 295 587)
	$15 568 653	$16 330 274

Depreciation expense amounted to $1,376,466 in 2015 and $1,359,524 in 2014.
During the year ended December 2004 the Bank entered into an operating lease agreement for building space for its location in Porter, Texas. Annual lease payments were comprised of minimum monthly payments aggregating $56,825 for lease years one through five and $61,675 for lease years six and seven. Additional monthly payments for insurance, taxes, utilities, etc. aggregated approximately $9,000. The lease expired on January 31, 2015. Rent expense related to the Porter lease for 2015 and 2014 was approximately $7,400 and $70,000, respectively.
The Bank has other miscellaneous rent expense for operating leases related to storage facilities and small equipment such as printers, copiers, and other business equipment. The associated rent expenses for the years ended December 31, 2015 and 2014 was approximately $29,000 and $52,000 respectively.
NOTE 5 — TIME DEPOSITS
Time deposits and their approximate remaining maturities are as follows:
DECEMBER 31,
	2015	2014
Three months or less	$39 634 000	$37 099 000
Over three months through twelve months	65 528 000	75 888 000
Over one year through three years	22 476 000	25 205 000
Over three years	12 964 000	9 995 000
	$140 602 000	$148 187 000

NOTE 6 — OTHER BORROWINGS AND LINES OF CREDIT
The Bank has lines of credit with certain correspondent banks for the purchase of federal funds. Under these agreements, the Bank may purchase up to $15,000,000 on an unsecured basis. These lines may be cancelled at any time at the discretion of the respective correspondent and are payable in full the following business day. There were no purchases of federal funds against these lines as of December 31, 2015 and 2014.
The Bank became a member of the Federal Home Loan Bank (FHLB) through stock purchase during 2000. As a member, the Bank has a line of credit through the FHLB. Under this line of credit the Bank may borrow up to approximately $233,000,000 on a secured basis. The Bank had no funds drawn against this line as of December 31, 2015 and 2014, respectively.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 7 — FEDERAL INCOME TAXES
The provision for Federal income taxes from operations for the year ended consists of the following:
	2015	2014
Current tax expense	$5 342 446	$5 119 399
Deferred tax expense	(44 646)	(374 399)
	$5 297 800	$4 745 000

The following reconciliation provides an analysis of the reasons for the variation between income tax expense allocated to operations and the expected provision on pretax income for the year ended:
	2015	2014
Expected tax provision on pretax income	$5 790 985	$5 290 480
Effect of Permanent Differences:
Tax-exempt interest income	(594 523)	(626 414)
Nondeductible expenses	56 806	55 004
Other, net	44 532	25 930
	$5 297 800	$4 745 000

The tax effects of the application of a 34% statutory rate on the following temporary differences which gave rise to the approximate net deferred tax asset (liability) are as follows at December 31, 2015 and 2014:
	2015	2014
Financial basis of securities in excess of tax basis	$(154 000)	$(105 000)
Tax basis of loans in excess of financial basis	2 913 000	2 792 000
Financial basis of fixed assets in excess of tax basis	(717 000)	(827 000)
Financial basis of other assets in excess (less than) of tax basis	37 000	29 000
Financial basis of accrued expenses in excess of financial basis	87 000	100 000
Unrealized net holding (gain) loss on securities available for sale	(617 000)	(1 014 000)
Other miscellaneous	72 000	204 000
	$1 621 000	$1 179 000

NOTE 8 — EMPLOYEE BENEFIT PLANS
Retirement Plans
The Bank has a defined-contribution plan for its employees. The plan allows for participation upon the employee’s completion of one (1) year of service and having attained the age of twenty-one (21). Under this plan, the Bank must match 100% of the respective participating employee’s deferred compensation up to the first 3% and 50% of the next 3%. Nondiscretionary Safe-Harbor contributions of 3.5% of participant’s salary must be made to the plan on behalf of the participant, exclusive of the compensation matching. The Bank’s retirement plan expenses approximated $795,000 and $613,000 for 2015 and 2014, respectively.
Deferred Compensation Plan
The Bank has deferred compensation agreements with certain directors of the former subsidiary First State Bank of Jasper. The deferred compensation is distributable in cash after retirement over a period of ten (10) years certain. In the event of death before retirement, the participant’s beneficiary will receive an income benefit for ten (10) years certain. These agreements are not “qualified plans” under the Internal Revenue Code of 1986 and, therefore, tax deductions are allowed only when benefits are paid.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 8 — EMPLOYEE BENEFIT PLANS (continued)

At December 31, 2015 and 2014, respectively, a deferred compensation liability of approximately $32,000 and $51,000 was included in other liabilities in the accompanying consolidated balance sheet. Since the directors covered by the plan have retired, the plan is in full payout mode, and no deferred compensation expense was required to be recorded for the years presented.
NOTE 9 — RELATED PARTIES
At December 31, 2015 and 2014, the aggregate amount of loans owed to the Bank by directors and executive officers of the Bank and by directors, executive officers, and principal stockholders of Diboll, and their related entities totaled approximately $3,987,000 and $3,545,000, respectively. At December 31, 2015 and 2014, the amount of deposits held by the Bank for these parties totaled approximately $28,348,000 and $34,470,000, respectively. All of the transactions entered into between the Bank and these parties were made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other parties.
NOTE 10 — COMMITMENTS AND CONTINGENT LIABILITIES
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers and to reduce their own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.
At December 31, 2015 and 2014, the Bank had the following financial instruments whose approximate contract amounts represent credit risk:
	2015	2014
Commitments to extend credit	$72 568 000	$68 302 000
Standby letters of credit	9 309 000	8 638 000
Commitments to extend credit on credit card loans	11 928 000	8 195 000
	$93 805 000	$85 135 000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but largely consists of real estate, deposits and inventory. Credit card loan commitments are unsecured.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held for the standby letters of credit primarily consists of deposits; however, some letters of credit are unsecured.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 11 — STOCK BASED COMPENSATION
The stockholders of Diboll have approved employee stock option plans which provide for the granting of qualified incentive stock options to key employees of Diboll and the Bank. The period of time over which options may be exercised is ten years from the date of grant for each option agreement. The purchase price of each option is determined at the date of grant, but cannot be less than 100% of fair market value. In the case of incentive stock options granted to an existing holder of 10% or more of common stock, the option price cannot be less than 110% of fair market value. Options vest on a graduated scale and are fully vested in the fourth year.
As mentioned in the accounting policies in Note 1, Diboll utilizes the fair value recognition provisions of professional accounting standards to account for compensation cost associated with option awards.
The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Volatility is based on changes observed in the price of the stock as it has been internally-traded as well as changes observed in price/earnings ratios and multiples of regional banks that have been sold in recent years. The expected term of options granted is based on historical data regarding time frames that options have been outstanding. Expected dividends are based on historical data of dividends declared in recent years. The risk-free rate is based on the yield of 10-year Treasury notes as of the date of grant.
Volatility	30%
Expected dividends	$5.00
Expected term (in years)	7 – 10
Risk-free rate	1.75% – 5.14%
A summary of option activity under the plans as of December 31, 2015, and changes during the year then ended is presented below:
OPTIONS	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM	AGGREGATE INTRINSIC VALUE
Outstanding at January 1, 2015	23 586	$115.61
Granted	—	$—
Exercised	(3 224)	$109.44
Forfeited or expired	(1 150)	$110.22
Outstanding at December 31, 2015	19 212	$116.97	5 years	$346 000
Exercisable at December 31, 2015	14 722		5 years	$267 000

The total intrinsic value of options exercised during the year ended December 31, 2015 was approximately $82,000.
As of December 31, 2015, there were 4,491 non-vested shares under option with a weighted-average grant-date fair value of  $37.13 per option, and there was approximately $167,000 of unrecognized compensation cost related to non-vested shares. That cost is expected to be recognized over the next 2 years.
Total compensation cost related to the stock option plans for the years ended December 31, 2015 and 2014 was approximately $119,000 and $98,000, with approximately $40,000 and $33,000 of deferred Federal income tax benefit recognized, respectively.
During 2015 and 2014, total cash received from options exercised approximated $353,000 and $295,000.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 12 — SURPLUS RESTRICTIONS AND REGULATORY MATTERS
Diboll is subject to the dividend restrictions set forth by the Federal Reserve System. Under such restrictions, Diboll may not, without prior approval of the Federal Reserve System, declare dividends in excess of the sum of current year’s retained earnings (as defined) plus the retained earnings (as defined) from the prior two years. This amount is also limited based on the regulatory capital requirement. The dividends, as of December 31, 2015, that Diboll could declare, without the approval of the Federal Reserve System, amounted to approximately $18,592,000.
Diboll (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on Diboll’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Diboll and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2015, the Bank meets all capital adequacy requirements to which it is subject.
As of December 31, 2015 and 2014, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the table must be maintained. There are no conditions or events since that notification that management believes have changed the Bank’s categories.
Actual capital amounts and ratios are presented in the table for the Bank (in thousands). Bank only amounts and percentages are presented as they do not differ materially from bank holding company amounts and percentages.
	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES		TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
As of December 31, 2015:
Total Risk-Based Capital (to risk weighted assets)	$92 361 000	13.48%	$54 814 000	≥ 8%	$68 517 000	≥ 10%
Tier I Capital (to Risk Weighted Assets)	$84 792 000	12.38%	$27 396 000	≥ 4%	$41 095 000	≥ 6%
Tier I Capital (to Average Assets)	$84 792 000	8.86%	$38 281 000	≥ 4%	$47 851 000	≥ 5%
As of December 31, 2014:
Total Risk-Based Capital (to risk weighted assets)	$87 584 000	14.36%	$48 793 000	≥ 8%	$60 992 000	≥ 10%
Tier I Capital (to Risk Weighted Assets)	$80 296 000	13.17%	$24 388 000	≥ 4%	$36 581 000	≥ 6%
Tier I Capital (to Average Assets)	$80 296 000	8.73%	$36 791 000	≥ 4%	$45 989 000	≥ 5%
NOTE 13 — TRUST ASSETS
Trust assets and other property (except cash deposits), held by the Bank in agency or other fiduciary capacities for its customers are not included in the financial statements since they are not assets of the Bank. Market value of the trust assets at December 31, 2015 and 2014, respectively, was approximately $773,278,000 and $749,442,000.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 14 — CONCENTRATION OF CREDIT RISK
The Bank grants agribusiness, commercial, consumer and residential loans to customers located in the eastern region of Texas. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the economy of this region.
NOTE 15 — FINANCIAL INSTRUMENTS
Professional accounting standards require disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition.
FASB ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this guidance are described below:
Level 1
Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2
Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities which use observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Professional accounting standards exclude all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying consolidated value of Diboll and the Bank.
The following methods and assumptions were used in estimating fair value disclosures for those financial instruments for which it was practical to estimate that value:
Cash and Due From Banks, and Federal Funds Sold
For these financial instruments, the carrying amount is a reasonable estimate of fair value (Level 1).
Investment Securities
For securities held as investments, fair value is based on quoted market prices, where available (Level 1). If a quoted market price is not available, fair value is estimated based on discounted cash flow analysis using observable inputs (Level 2).
Federal Home Loan Bank Stock
No ready market exists for Federal Home Loan Bank (“FHLB”) stock. Investment is required to be a member of the Federal Home Loan Bank system. This stock can be redeemed at cost should the requirements be reduced; therefore, cost is used as fair value for this purpose.

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 15 — FINANCIAL INSTRUMENTS (continued)

Loans
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality (Level 2). Loan fair value estimates include judgment regarding future expected loss experience and risk characteristics.
Deposits
The fair values disclosed for noninterest-bearing demand deposits, savings, and interest-bearing demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits (Level 2).
Accrued Interest Receivable and Accrued Interest Payable
For these financial instruments, the carrying amount is a reasonable estimate of fair value.
Off-Balance-Sheet Financial Instruments
Fair values for commitments to extend credit and letters of credit are estimated based upon rates currently in effect at the balance sheet date.
The estimated fair values of the consolidated financial instruments at December 31, 2015 are as follows:
	APPROXIMATE CARRYING AMOUNT	APPROXIMATE FAIR VALUE
Financial Assets:
Cash, due from banks, and federal funds sold	$77 990 000	$77 990 000
Investment securities	257 802 000	257 802 000
FHLB	369 000	369 000
Loans less allowance for loan losses	615 145 000	633 263 000
Accrued interest receivable	3 325 000	3 325 000
	$954 631 000	$972 749 000
Financial Liabilities:
Deposits	$881 013 000	$881 443 000
Accrued interest payable	107 000	107 000
	$881 120 000	$881 550 000
Off-Balance-Sheet:
Commitments to extend credit	$93 805 000	$93 805 000

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 15 — FINANCIAL INSTRUMENTS (continued)

The estimated fair values of the consolidated financial instruments at December 31, 2014 are as follows:
	APPROXIMATE CARRYING AMOUNT	APPROXIMATE FAIR VALUE
Financial Assets:
Cash, due from banks, and federal funds sold	$70 967 000	$70 967 000
Investment securities	221 818 000	221 818 000
FHLB	345 000	345 000
Loans less allowance for loan losses	596 530 000	612 946 000
Accrued interest receivable	3 236 000	3 236 000
	$892 896 000	$909 312 000
Financial Liabilities:
Deposits	$826 018 000	$826 475 000
Accrued interest payable	118 000	118 000
	$826 136 000	$826 593 000
Off-Balance-Sheet:
Commitments to extend credit	$85 135 000	$85 135 000

Fair values of assets and liabilities presented on the consolidated balance sheets measured on a recurring basis at December 31, 2015 are as follows:
FAIR VALUE MEASUREMENTS AT REPORTING DATE USING
	FAIR VALUE	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS/ LIABILITIES (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
December 31, 2015:
Obligations of U.S. government agencies	$156 197 043	$—	$156 197 043	$—
Obligations of states and political subdivisions	89 684 640	—	89 684 640	—
Mortgage-backed and other securities	11 718 892	—	11 718 892	—
Available-for-sale securities	$257 600 575	$—	$257 600 575	$—
December 31, 2014:
Obligations of U.S. government agencies	$116 654 892	$—	$116 654 892	$—
Obligations of states and political subdivisions	95 169 536	—	95 169 536	—
Mortgage-backed and other securities	9 845 598	—	9 845 598	—
Available-for-sale securities	$221 670 026	$—	$221 670 026	$—

DIBOLL STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

NOTE 15 — FINANCIAL INSTRUMENTS (continued)

For each major category of assets and liabilities presented on the consolidated balance sheets measured at fair value on a nonrecurring basis during the period are presented as follows:
FAIR VALUE MEASUREMENTS USING
DESCRIPTION	YEAR END VALUE	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OTHER OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	TOTAL GAINS (LOSSES)
December 31, 2015:
Other real estate owned	$35 000	$—	$35 000	$—	$—
Goodwill	$7 334 165	$—	$7 334 165	$—	$—
December 31, 2014:
Other real estate owned	$169 519	$—	$169 519	$—	$—
Goodwill	$7 334 165	$—	$7 334 165	$—	$—
Fair market values of goodwill and other real estate owned are determined on a nonrecurring basis in order to determine if any impairment exists at December 31, 2015. In order to estimate the fair values of these assets the bank uses observable inputs such as values of similar entities (goodwill) and tax appraisal values and estimated selling prices for other real estate owned.
NOTE 16 — RESTRICTION ON CASH AND DUE FROM BANKS
The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2015, was approximately $2,315,000.

Unaudited Pro Forma Consolidated Financial Statements of Southside Bancshares, Inc.
Introduction
On June 12, 2017, Southside Bancshares, Inc. or Southside, Rocket Merger Sub, Inc., a wholly-owned subsidiary of Southside, or Merger Subsidiary, and Diboll entered into an Agreement and Plan of Merger, which is referred to as the merger agreement. Pursuant to the merger agreement, Merger Subsidiary will merge with and into Diboll, with Diboll continuing as the surviving company, which is referred to as the first merger. Immediately after the first merger, Diboll will merge with and into Southside, with Southside as the surviving company, which is referred to as the second merger. The surviving company is referred to as the combined company. Immediately after the second merger, First Bank & Trust, a wholly owned bank subsidiary of Diboll, will merge with and into Southside’s wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which is referred to as the bank merger. If the first merger is completed, each share of Diboll common stock will be converted into the right to receive: (1) a cash amount equal to the quotient of up to $25,000,000, less the after-tax amount paid by Diboll upon the cashless exercise of stock options for cash prior to the closing of the First Merger and subject to adjustment based on Diboll’s closing net book value, divided by the number of shares of Diboll Common Stock issued and outstanding immediately prior to the effective time of the first merger; and (2) a number of shares of common stock, par value $1.25 per share, of Southside, equal to the quotient of 5,535,000 divided by the Diboll Outstanding Share Number.
The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Southside and Diboll after giving effect to the mergers and the issuance of Southside common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the mergers had occurred on June 30, 2017. The unaudited pro forma condensed combined income statements for the year ended December 31, 2016 and the six months ended June 30, 2017 are presented as if the mergers had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the mergers and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. Southside is the acquirer for accounting purposes. Southside has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of Diboll. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.
A final determination of the acquisition consideration and fair values of Diboll’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Diboll that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.
In connection with the plan to integrate the operations of Southside and Diboll following the completion of the mergers, Southside anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. Southside is not able to determine the timing, nature, and amount of these charges as of the date of this proxy statement/prospectus. However, these charges could affect the results of operations of Southside and Diboll, as well as those of the combined company following the completion of the mergers, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. Transaction-related expenses estimated at approximately $17.6 million are not included in the unaudited pro forma condensed combined income statements.
The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:
•
changes in the trading price for Southside’s common stock;

•
net cash used or generated in Diboll’s operations between the signing of the merger agreement and completion of the mergers;

•
net cash used or generated in Diboll’s operations between the signing of the merger agreement and completion of the mergers;

•
the timing of the completion of the mergers;

•
other changes in Diboll’s net assets that occur prior to completion of the mergers, which could cause material differences in the information presented below; and

•
changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Southside’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in Southside’s Annual Report on Form 10-K for the year ended December 31, 2016;

•
Diboll’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in this proxy statement/prospectus beginning on page F-33;

•
Southside’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2017 included in Southside’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017;

•
Diboll’s separate unaudited historical consolidated financial statements as of and for the six months ended June 30, 2017, included in this proxy statement/prospectus beginning on page F-2; and

•
other information pertaining to Southside and Diboll contained in or, with respect to Southside, incorporated by reference into this proxy statement/prospectus. See “Selected Historical Financial Information of Southside” and “Selected Historical Financial Information of Diboll” included elsewhere in this proxy statement/prospectus.

SOUTHSIDE BANCSHARES INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2017
	Historical
	Southside	Diboll(1)	Pro Forma Adjustments	Pro Forma Combined	Notes
	(in thousands)
ASSETS
Cash and cash equivalents	$235,832	$58,074	$(42,734)	$251,172	A
Securities available for sale	1,397,811	251,408	—	1,649,219
Securities held to maturity	925,538	—	—	925,538
FHLB stock, at cost	61,561	394	—	61,955
Other Investments	5,424	170	—	5,594
Loans held for sale	3,036	1,131	—	4,167
Loans	2,610,198	659,801	(11,240)	3,258,759	B
Less: Allowance for loan losses	(19,241)	(7,522)	7,522	(19,241)	C
Net Loans	2,590,957	652,279	(3,718)	3,239,518
Premises and equipment, net	105,938	14,438	—	120,376
Goodwill	91,520	7,334	95,492	194,346	D
Other intangible assets, net	3,767	—	11,105	14,872	E
Interest receivable	23,220	3,336	—	26,556
Deferred tax asset	22,428	1,788	(2,736)	21,480	F
Bank owned life insurance	99,011	—	—	99,011
Other assets	12,439	3,409	6,064	21,912	G
TOTAL ASSETS	$5,578,482	$993,761	$63,473	$6,635,716
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$3,624,073	$883,576	$—	$4,507,649
Borrowings	1,344,915	—	—	1,344,915
Other liabilities	62,429	5,627	—	68,056
TOTAL LIABILITIES	5,031,417	889,203	—	5,920,620
Shareholders’ equity:
Common stock	40,306	903	6,016	47,225	H
Paid-in capital	561,728	12,825	157,929	732,482	I
Retained earnings	19,408	95,376	(105,018)	9,766	J
Treasury stock	(47,832)	(5,368)	5,368	(47,832)	K
Accumulated other comprehensive loss	(26,545)	822	(822)	(26,545)	L
TOTAL SHAREHOLDERS’ EQUITY	547,065	104,558	63,473	715,096
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,578,482	$993,761	$63,473	$6,635,716

(1)
Certain historical information reflected in the table has been adjusted from the presentation in the historical consolidated financial statements of Diboll to conform to Southside’s presentation and to more accurately portray estimated balances after consummation of the merger.

SOUTHSIDE BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2017
	Historical
	Southside	Diboll	Pro Forma Adjustments	Pro Forma Combined	Notes
	(in thousands, except for share data)
Interest income
Loans	$55,344	$16,451	$849	$72,644	M
Investment securities – taxable	644	1,431	—	2,075
Investment securities – tax-exempt	12,711	789	—	13,500
Mortgage-backed securities	20,863	153	—	21,016
FHLB stock and other investments	597	1	—	598
Other interest earning assets	738	89	—	827
Total interest income	90,897	18,914	849	110,660
Interest expense
Deposits	9,419	523	—	9,942
Short-term obligations	4,545	—	—	4,545
Long-term obligations	6,229	—	—	6,229
Total interest expense	20,193	523	—	20,716
Net interest income	70,704	18,391	849	89,944
Provision for loan losses	2,444	1,581	—	4,025
Net interest income after provision for loan losses	68,260	16,810	849	85,919
Noninterest income	18,966	5,528	—	24,494
Total noninterest expense	51,395	14,453	1,009	66,857	N
Income before income tax expense	35,831	7,885	(160)	43,556
Provision for income tax expense	6,361	2,487	(56)	8,792	O
Net income	$29,470	$5,398	$(104)	$34,764
Net income per common share:
Basic	$1.01	$6.39		$1.00
Diluted	$1.00	$6.23		$0.99
Weighted average common shares outstanding:
Basic	29,303	844	4,691	34,838
Diluted	29,511	867	4,668	35,046

SOUTHSIDE BANCSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2016
	Historical
	Southside	Diboll	Pro Forma Adjustments	Pro Forma Combined	Notes
	(in thousands, except for share data)
Interest income
Loans	$106,564	$32,349	$1,698	$140,611	M
Investment securities – taxable	1,057	2,646	—	3,703
Investment securities – tax-exempt	22,654	1,628	—	24,282
Mortgage-backed securities	37,450	353	—	37,803
FHLB stock and other investments	798	—	—	798
Other interest earning assets	390	203	—	593
Total interest income	168,913	37,179	1,698	207,790
Interest expense
Deposits	14,255	1,050	—	15,305
Short-term obligations	4,152	—	—	4,152
Long-term obligations	10,941	—	—	10,941
Total interest expense	29,348	1,050	—	30,398
Net interest income	139,565	36,129	1,698	177,392
Provision for loan losses	9,780	1,424	—	11,204
Net interest income after provision for loan losses	129,785	34,705	1,698	166,188
Noninterest income	39,411	11,225	—	50,636
Noninterest expense	109,522	28,407	2,018	139,947	N
Income before income tax expense	59,674	17,523	(320)	76,877
Provision for income tax expense	10,325	5,443	(112)	15,656	O
Net income	$49,349	$12,080	$(208)	$61,221
Net income per common share:
Basic	$1.82	$14.34		$1.87
Diluted	$1.81	$13.99		$1.87
Weighted average common shares outstanding:
Basic	27,118	842	4,693	32,653
Diluted	27,247	863	4,672	32,782

SOUTHSIDE BANCSHARES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined income statements for the six months ended June 30, 2017 and the year ended December 31, 2016 are based on the historical financial statements of Southside and Diboll after giving effect to the completion of the mergers and the assumptions and adjustments described in the accompanying notes. It does not reflect cost savings or operating synergies expected to result from the mergers, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.
The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.
Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the mergers, Southside and Diboll will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.
The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
2.
Preliminary Estimated Merger Consideration

On June 12, 2017, the boards of directors of Southside Bancshares, Inc., or Southside, and Diboll State Bancshares, Inc., or Diboll, each unanimously approved the acquisition of Diboll by Southside. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger by and among Southside, Rocket Merger Sub, Inc., a wholly owned subsidiary of Southside, or Merger Sub, and Diboll, dated as of June 12, 2017, which we refer to as the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Diboll, with Diboll as the surviving company, which we refer to as the first merger. Immediately after the first merger, Diboll will merge with and into Southside, with Southside as the surviving company, which we refer to as the second merger. Immediately after the second merger, First Bank & Trust East Texas, or First Bank & Trust, a wholly owned bank subsidiary of Diboll, will merge with and into Southside’s wholly owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank, which we refer to as the bank merger.
The purchase consideration to Diboll shareholders includes 5,535,000 shares of Southside common stock and a cash amount up to $25,000,000, subject to adjustment pursuant to the terms of the merger agreement.
Based on Diboll’s estimated shares of common stock and equity awards outstanding as of September 6, 2017 and assuming that all equity awards are vested and exercised in cashless transactions as of the closing of the mergers, the preliminary estimated merger consideration is as follows:

Preliminary Estimated Merger Consideration
Number of shares of Diboll common stock outstanding at September 6, 2017	848,776
Per share exchange ratio	6.5212
Number of shares of Southside common stock issued	5,535,000
Multiplied by Southside common stock price on September 6, 2017	$32.10
Total estimated stock consideration		$177,673,500
Total estimated stock consideration per share			$209.33
Cash distribution to Diboll common stockholders, before adjustments(1)	$25,000,000
Estimated cash reduction for stock options that are exercised with the cashless exercise feature, net of tax(2)	(1,092,114)
Total estimated cash consideration		23,907,886
Total estimated cash consideration per share			28.17
Total estimated Merger Consideration(3)		$201,581,386
Total estimated Merger Consideration per share(3)			$237.50

Total estimated Merger Consideration per share(2)	$237.50
Estimated average exercise price	134.92
Estimated excess of the aggregate fair market value immediately prior to merger over the exercise price for such shares of Diboll Stock	$102.58
Estimated stock options that will use the cashless exercise feature	16,131
Total estimated cash reduction for stock options exercised with the cashless exercise feature		$1,654,718
Less federal income tax expense (benefit) at 34%		(562,604)
Total estimated cash reduction for stock options exercised with the cashless exercise feature, net of tax		$1,092,114

(1)
The cash merger consideration of up to $25,000,000, which amount shall be (i) decreased by the after-tax amount paid by Diboll to holders of Diboll equity awards that utilize the “cashless exercise feature” of such Diboll equity awards and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of such exercise of the Diboll common stock subject to the Diboll equity awards over the aggregate purchase price for such shares of Diboll common stock, and (ii) subject to further adjustment as provided herein.

(2)
The estimated cash consideration of unvested stock options equals the excess (if any) of  (a) the sum of (x) the cash consideration payable with respect to one share of common stock and (y) the value of the stock consideration payable with respect to one share of common stock over (b) the exercise price of such stock option being cancelled. See calculation above.

(3)
This assumes the net book value of Diboll is equal or exceeds the target book value of  $100,298,570 on the date of the merger, subject to further adjustment upon the mutual agreement of the parties.

3.
Preliminary Estimated Merger Consideration Allocation

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Diboll based on their estimated fair values as of the closing of the mergers. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the estimated merger consideration is preliminary because the proposed mergers have not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until Southside management determines the final acquisition consideration and the fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the mergers and will be based on the value of the Southside share price at the closing of the transaction. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.
The total preliminary estimated merger consideration as shown in the table above is allocated to Diboll’s tangible and intangible assets and liabilities as of June 30, 2017 based on their preliminary estimated fair values as follows (in thousands):
Preliminary Estimated Merger Consideration Allocation
Cash, cash equivalents, and amounts due from banks	$53,758
Other investments	170
Securities available for sale	251,408
Loans held for sale	1,131
Loans, net of allowance	648,561
Property and equipment	14,438
Other assets	8,335
Deposits	(883,576)
Deferred tax liability	(948)
Other liabilities	(5,627)
Intangible assets	11,105
Goodwill	102,826
Preliminary Estimated Merger Consideration	$201,581

Approximately $11.1 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.
Identifiable intangible assets.   The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or “ASC 820.” ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is as follows (dollar amounts in thousands):
		Estimated Useful Life (Years)
Core deposit intangible	$11,105	10
Total intangible assets	$11,105

Goodwill.   Goodwill represents the excess of the preliminary estimated acquisition consideration over the preliminary fair value of the underlying net tangible and intangible assets. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets are the skill sets, operations, customer base and organizational cultures that can be leveraged to enable the combined company to build an enterprise greater than the sum of its parts. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.
Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments
The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the mergers been completed at the date indicated, and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions that may result from the mergers.
The following unaudited pro forma adjustments result from accounting for the mergers, including the determination of fair value of the assets, liabilities, and commitments which Southside, as the acquirer for accounting purposes, will acquire from Diboll. The descriptions related to these preliminary adjustments are as follows (in thousands):
Balance Sheet
June 30, 2017
A Adjustments to cash
To reflect Southside’s gross cash consideration (before adjustment)	$(25,000)
To reflect Southside’s cash adjustment for cashless exercise of vested Diboll stock options, net of tax	1,092
To reflect estimated transaction cost of Southside	(14,510)
To reflect Diboll’s estimated cash payout of cashless exercise of vested stock options	(1,655)
To reflect estimated transaction cost of Diboll	(2,661)
$(42,734)
B Adjustments to loans
To reflect estimated fair value at acquisition date	$(11,240)
C Adjustments to allowance for loan losses
To eliminate Diboll’s existing loan loss allowance	$7,522
D Adjustments to goodwill
To reflect the goodwill associated with the Diboll acquisition	$102,826
To eliminate Diboll’s existing goodwill	(7,334)
$95,492
E Adjustments to other intangible assets
To reflect the estimated core deposit intangible asset	$11,105

June 30, 2017
F Adjustments to deferred tax assets
To reflect the deferred tax asset changes resulting from pro forma adjustments	$(2,585)
To reflect the deferred tax asset on the vesting of the remaining Diboll stock options	134
To reverse the deferred tax asset on the cashless exercise of outstanding Diboll options	(285)
$(2,736)
G Adjustments to other assets
To reflect the current tax recoverable from estimated transaction costs for Southside	$4,868
To reflect the current tax recoverable from estimated transaction costs for Diboll	633
To reflect the current tax recoverable from cash payout of cashless exercise of vested Diboll stock options	563
$6,064
H Adjustments to common stock
To eliminate Diboll’s common stock	$(903)
To reflect the issuance of Southside common stock	6,919
$6,016
I Adjustments to additional paid in capital
To eliminate Diboll’s paid in capital	$(11,280)
To reflect the vesting of the remaining Diboll stock options	395
To reflect the cashless exercise of outstanding Diboll stock options	(1,940)
To reflect the issuance of Southside common stock	170,754
$157,929
J Adjustments to retained earnings
To reflect the estimated transaction cost of Southside, net of tax	$(9,642)
To eliminate Diboll’s retained earnings	(93,650)
To reflect vesting of remaining Diboll options, net of tax	(261)
To reflect estimated transaction cost of Diboll, net of tax	(2,028)
To reflect the tax benefit on cashless exercise of outstanding Diboll stock options	563
$(105,018)
K Adjustments to treasury stock
To eliminate Diboll’s treasury stock	$5,368
L Adjustments to accumulated other comprehensive income
To eliminate Diboll’s accumulated other comprehensive income	$(822)
Pursuant to the acquisition method of accounting, the final acquisition consideration will be based on the price of Southside’s common stock immediately prior to the effective time of the first merger. A 20% difference in per share price at the closing of the mergers compared to the amount used in these unaudited pro forma condensed combined financial statements would increase or decrease total acquisition consideration and goodwill by approximately $35 million.

Income Statements
	Six Months Ended June 30, 2017	Year Ended December 31, 2016
M Adjustments to loan interest income
To reflect accretion of loan discounts resulting from the loan fair value pro forma adjustment	$849	$1,698
N Adjustments to noninterest expenses
To reflect amortization of acquired intangible assets	$1,009	$2,018
O Adjustments to income tax expense
To reflect the income tax effect of pro forma adjustments of M-O at Southside Bancshares’s estimated combined statutory tax rate of 35%	$(56)	$(112)
5.
Earnings per Common Share

Unaudited pro forma earnings per common share for the six months ended June 30, 2017 and for the year ended December 31, 2016 have been calculated using Southside’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Diboll shareholders pursuant to the merger agreement.
The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the six months ended June 30, 2017 and the year ended December 31, 2016 (in thousands, except per share data).
	Six Months Ended June 30, 2017		Year Ended December 31, 2016
	Basic	Diluted	Basic	Diluted
Pro forma net income	$34,764	$34,764	$61,221	$61,221
Weighted average common shares outstanding:
Historic Southside(1)	29,303	29,511	27,118	27,247
Common shares issued to Diboll	5,535	5,535	5,535	5,535
Pro forma	34,838	35,046	32,653	32,782
Pro forma net income per common share	$1.00	$0.99	$1.87	$1.87

(1)
Weighted average shares for December 31, 2016 adjusted for 2.5% stock dividend declared in May 2017.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
SOUTHSIDE BANCSHARES, INC.,
ROCKET MERGER SUB, INC.
and
DIBOLL STATE BANCSHARES, INC.

Dated as of June 12, 2017

A-i

A-ii

Schedule A:
Stockholders Executing Voting and Support Agreements

Schedule B:
Individuals Executing Key Employee Agreements

Schedule C:
Individuals Entitled to Change in Control Payments

Schedule D:
Calculation of Company Tier 1 Leverage Ratio

Exhibit A:
Form of Voting and Support Agreement

Exhibit B:
Form of Subsidiary Bank Plan of Merger

A-iii

INDEX OF DEFINED TERMS
Section
ACA	3.11(n)
Acquisition Proposal	6.9(c)
AD&D	6.5(a)
Adverse Recommendation Change	6.9(b)
Affiliate	9.9
Agreement	Preamble
Balance Sheet	3.7
Balance Sheet Date	3.7
Bank Merger	1.8
Bank Merger Certificates	1.8
Business Day	9.9
Cancelled Shares	2.1(c)
Certificates	2.4(a)
Certificates of Merger	1.2
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Closing Mark-to-Market Valuation	9.9
Closing Net Book Value	9.9
Code	9.9
Collective Bargaining Agreement	3.12(e)
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Acquisition Agreement	6.9(a)
Company Bank Subsidiary	1.8
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(a)
Company Bylaws	3.1(a)
Company Certificate	3.1(a)
Company Common Stock	2.1(a)
Company Equity Awards	9.9
Company Financial Statements	3.6(a)
Company Health Benefit Plan	3.11(n)
Company Indemnified Party	6.7(a)
Company Intellectual Property	3.21(a)
Company Policies	3.19
Company Special Dividend	5.2(b)
Company Stock Plan	9.9
Company Stockholders Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Company Subsidiary	3.1(b)
Company Tier 1 Leverage Ratio	9.9
Section
Confidentiality Agreement	9.9
Continuation Period	6.5(a)
Controlled Group Liability	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	9.9
Designated Contracts	9.9
Designated Contracts Termination Costs	9.9
Determination Date	9.9
Disclosure Schedule	Article III
Dissenting Shares	2.1(e)
Dissenting Stockholder	2.1(e)
Effective Time	1.2
End Date	9.9
Enforceability Exceptions	3.3(a)
Environmental Law	9.9
ERISA	3.11(a)
ERISA Affiliate	9.9
Estimated Closing Net Book Value	9.9
Estimated Closing Statement	2.6(a)
Exchange and Paying Agent	2.3
Exchange and Paying Agent Agreement	2.3
Exchange and Payment Fund	2.3
FDIC	3.1(a)
Federal Reserve	3.4
First Certificate of Merger	1.2
First Merger	Recitals
Form S-4	6.3(c)
GAAP	3.6(a)
Governmental Entity	3.4
HCERA	3.11(n)
Healthcare Reform Laws	3.11(n)
HIPAA	3.11(c)
Holders	2.4(a)
Intellectual Property	9.9
Intervening Event	6.9(c)
IRS	3.10(j)
Key Employee Agreements	Recitals
Key Employees	Recitals

A-iv

Section
Knowledge	9.9
Law	9.9
Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.4(a)
Liability	9.9
Lien	3.1(b)
Loan Documentation	9.9
Loan Sale Agreement	3.22(g)
Loan Tape	3.22(b)
Loans	3.22(a)
Material Adverse Effect	9.9
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Amount	6.7(b)
Merger Consideration	9.9
Merger Sub	Preamble
Merger Sub Common Stock	4.2(b)
Mergers	Recitals
Multiemployer Plan	3.11(h)
Multiple Employer Plan	3.11(h)
NASDAQ	3.4
Notice Period	6.9(g)
Obligor	3.22(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent 401(k) Plan	6.5(d)
Parent Bank	1.8
Parent Benefit Plan	9.9
Parent Capitalization Date	4.2(a)
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.8(a)
Parent Health Benefit Plan	4.13(g)
Parent Intellectual Property	4.14(a)
Parent Options	4.2(a)
Parent Pension Plan	4.13(d)
Parent Qualified Plans	4.13(c)
Parent SEC Reports	4.7(b)
Parent Spring 2017 Dividend	9.9
parties	9.9
party	9.9
PDF	9.5
Section
Permitted Dividends	5.2(b)
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Proxy Statement	6.3(c)
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5
Regulatory Agreement	3.15
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.9(a)
Required Regulatory Approval	9.9
Requisite Stockholder Approval	3.3(a)
Sarbanes-Oxley Act	4.7(b)
SEC	3.2
Second Certificate of Merger	1.2
Second Effective Time	1.2
Second Merger	Recitals
Securities Act	3.2
Severance Plan	6.5(c)
Subsidiary	9.9
Subsidiary Plan of Merger	1.8
Superior Proposal	6.9(c)
Superior Proposal Termination	6.9(f)
Surviving Corporation	Recitals
Surviving Parent Company	Recitals
Takeover Provisions	3.24
Target Book Value	9.9
Tax	9.9
Tax Return	9.9
Taxes	9.9
TBOC	1.1
Tenant Leases	3.20(a)
Termination Fee	8.3
Time Off Policy	9.9
Trading Day	9.9
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
Voting Debt	3.2
WARN Act	3.12(g)

A-v

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 12, 2017, by and among SOUTHSIDE BANCSHARES, INC., a Texas corporation (“Parent”), ROCKET MERGER SUB, INC., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and DIBOLL STATE BANCSHARES, INC., a Texas corporation (“Company”). Certain capitalized terms have the meanings given to such terms in Section 9.9.
RECITALS
WHEREAS, the boards of directors of Company and Parent have determined that it is in the best interests of their respective companies to consummate a strategic business combination transaction pursuant to which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “First Merger”), with Company as the surviving corporation (the “Surviving Corporation”), and then immediately after the First Merger and as a part of an integrated plan, the Surviving Corporation will merge with and into Parent (the “Second Merger,” and together with the First Merger, the “Mergers”), with Parent as the surviving corporation (sometimes referred to in such capacity as the “Surviving Parent Company”);
WHEREAS, the board of directors of Company has (a) determined that this Agreement, the Mergers and the transactions contemplated by this Agreement are fair to, advisable and in the best interests of Company and its stockholders, (b) approved this Agreement, the Mergers and the transactions contemplated by this Agreement, (c) directed that the First Merger be submitted for consideration at a meeting of Company stockholders and (d) recommended the approval of the First Merger by Company stockholders at the Company Stockholders Meeting;
WHEREAS, the board of directors of Parent has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent, and (b) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;
WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement, the First Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub, (b) approved this Agreement, the First Merger and the other transactions contemplated by this Agreement, (c) directed that the First Merger be submitted for approval by Merger Sub’s sole stockholder and (d) recommended the approval of the First Merger by Merger Sub’s sole stockholder;
WHEREAS, Parent (i) in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, has approved this Agreement and approved the First Merger and (ii) upon consummation of the First Merger, shall take all actions required for the consummation of the Second Merger and the other transactions contemplated by this Agreement;
WHEREAS, the parties intend that the Mergers will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, that Company and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the directors of Company and each of the significant stockholders of the Company listed on Schedule A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the First Merger; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the individuals listed on Schedule B hereto (the “Key Employees”) is entering into an agreement with Parent and Parent Bank (the “Key Employee Agreements”), dated as of the date hereof, to be effective as of  (and subject to the occurrence of) the Effective Time.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
THE MERGERS
1.1 The Mergers.   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Texas Business Organizations Code, as amended (the “TBOC”), at the Effective Time, (i) Merger Sub shall merge with and into Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) Company shall be the Surviving Corporation of the First Merger and shall continue its corporate existence under the TBOC. Immediately following the Effective Time, upon the terms and subject to the satisfaction or waiver of conditions set forth in this Agreement, and in accordance with the TBOC, as part of an integrated plan, (i) the Surviving Corporation shall be merged with and into Parent, (ii) the separate corporate existence of the Surviving Corporation shall cease and (iii) Parent shall be the Surviving Parent Company of the Second Merger and shall continue its legal existence under the TBOC.
1.2 Effective Time.
(a) On the Closing Date, Parent, Merger Sub and Company shall (i) cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Texas in accordance with the TBOC and (ii) make any other filings, recordings or publications required to be made by Company or Merger Sub under the TBOC in connection with the First Merger. The First Merger shall become effective upon the date and at the time set forth in the First Certificate of Merger (such date and time, the “Effective Time”).
(b) Immediately following the Effective Time, Parent and Surviving Corporation shall (i) cause a certificate of merger with respect to the Second Merger (as set forth in Section 10.006 of the TBOC, the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Secretary of State of the State of Texas in accordance with the TBOC and (ii) make any other filings, recordings or publications required to be made by Parent or the Surviving Corporation under the TBOC in connection with the Second Merger. The Second Merger shall become effective upon the date and at the time set forth in the Second Certificate of Merger (such date and time, the “Second Effective Time”).
1.3 Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall be conducted remotely by delivery of the applicable deliveries contemplated by this Agreement to be delivered at Closing, commencing at 10:00 a.m., Central time, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), or such other date, time or place as mutually agreed to by the parties (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages) (the “Closing Date”).
1.4 Governing Documents.   At the Effective Time, the certificate of formation and bylaws of Company in effect immediately prior to the Effective Time shall be the certificate of formation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law. At the Second Effective Time, the certificate of formation and bylaws of Parent in effect immediately prior to the Second Effective Time shall be the certificate of formation and bylaws of the Surviving Parent Company until thereafter amended in accordance with applicable Law.
1.5 Directors and Officers.
(a) The First Certificate of Merger will provide that, at the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The First Certificate of Merger will provide that, at the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal, or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(b) At the Second Effective Time, the directors of Parent immediately prior to the Second Effective Time shall continue to serve as the directors of the Surviving Parent Company from and after the Second Effective Time in accordance with the certificate of formation and bylaws of the Surviving Parent Company. The officers of Parent immediately prior to the Second Effective Time shall be the officers of the Surviving Parent Company from and after the Second Effective Time, until the earlier of their resignation or removal, or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
(c) Immediately following the Closing, Parent shall (i) expand the size of its board of directors by two members, (ii) choose two current members of Company’s board of directors, at least one of whom will be an independent director, to serve as directors of Parent and (iii) upon receiving consent from such Persons to serve, appoint two current directors of Company, at least one of whom will be an independent director, to serve as directors of Parent, who will be appointed to serve a term that expires at the Annual Meeting of Shareholders in 2018, and the nominating committee of Parent’s board of directors shall consider in good faith the nomination for re-election of each such director, one of which will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2020 and the other director will be considered for re-election for a term that expires at the Annual Meeting of Shareholders in 2019.
1.6 Tax Consequences.   It is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
1.7 Effects of the Mergers.   At and after the Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the TBOC. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the TBOC.
1.8 Bank Merger.   Immediately following the Second Effective Time, First Bank and Trust East Texas, a Texas banking association and, prior to the Second Effective Time, wholly owned subsidiary of Company (the “Company Bank Subsidiary”), will merge (the “Bank Merger”) with and into Southside Bank, a Texas banking association and wholly owned subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Southside Bank”, and, following the Bank Merger, the separate corporate existence of the Company Bank Subsidiary shall cease. The parties agree that the Bank Merger shall become effective immediately after the Second Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in substantially the form set forth in Exhibit B hereto (the “Subsidiary Plan of Merger”). In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (a) Company shall cause the Company Bank Subsidiary to approve the Subsidiary Plan of Merger; Company, as the sole stockholder of the Company Bank Subsidiary, shall approve the Subsidiary Plan of Merger; and Company shall cause the Subsidiary Plan of Merger to be duly executed by the Company Bank Subsidiary and delivered to Parent; and (b) Parent shall cause Parent Bank to approve the Subsidiary Plan of Merger; Parent, as the sole stockholder of Parent Bank, shall approve the Subsidiary Plan of Merger; and Parent shall cause Parent Bank to duly execute and deliver the Subsidiary Plan of Merger to Company. Prior to the Second Effective Time, the Surviving Corporation and Parent shall cause the Company Bank Subsidiary and Parent Bank to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Second Effective Time.

Article II
MERGER CONSIDERATION
2.1 Conversion of Shares in the First Merger.   At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:
(a) Conversion of Shares of Merger Sub Stock.   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of Company (“Company Common Stock”).
(b) Conversion of Company Common Stock.   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration.
(i) “Aggregate Cash Consideration” means the amount of cash equal to $25,000,000, which amount shall be (i) decreased by the after-tax amount paid by Company to holders of Company Equity Awards that utilize the “cashless exercise feature” of such Company Equity Awards and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of such exercise of the Company Common Stock subject to the Company Equity Awards over the aggregate purchase price for such shares of Company Common Stock, and (ii) subject to further adjustment as provided herein.
(ii) “Aggregate Stock Consideration” means 5,535,000 validly issued, fully paid and nonassessable shares of Parent Common Stock, subject to adjustment as provided herein (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(f)).
(iii) “Company Outstanding Share Number” shall mean the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any valid exercises of outstanding Company Equity Awards prior to the Effective Time).
(iv) “Parent Common Stock” shall mean the common stock, par value $1.25 per share, of Parent.
(v) “Per Share Cash Consideration” means the amount of cash (rounded to the nearest whole cent) equal to the quotient of  (A) the Aggregate Cash Consideration (as it may be adjusted herein), divided by (B) the Company Outstanding Share Number.
(vi) “Per Share Merger Consideration” means the sum of  (A) the Per Share Cash Consideration plus (B) the Per Share Stock Consideration.
(vii) “Per Share Stock Consideration” means the number of shares of Parent Common Stock (rounded to the nearest ten-thousandth of a share) equal to the quotient of  (A) Aggregate Stock Consideration (as it may be adjusted herein), divided by (B) the Company Outstanding Share Number.
(c) Cancellation of Certain Shares of Company Common Stock.   All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or Company or a Subsidiary of Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(d) Adjustments to Prevent Dilution.   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (other than the Parent Spring 2017 Dividend), an appropriate and proportionate adjustment shall be made to the Aggregate Stock Consideration, the Per Share Stock Consideration and other dependent items, as applicable.
(e) Dissenters’ Rights. Any shares of Company Common Stock (“Dissenting Shares”) as to which the holder has perfected their rights as dissenting shareholders in accordance with the procedures set forth in the TBOC (a “Dissenting Stockholder”) shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC and shall not be converted into or represent the right to receive the Merger Consideration with respect to such Dissenting Shares unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Stockholder’s right to dissent from the Merger under the TBOC. Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the TBOC. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
(f) No Effect on Parent Common Stock.   Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time.
2.2 Cancellation of Shares in the Second Merger.   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Corporation or the holder of any of the following securities:
(a) Cancellation of Shares of Surviving Corporation Stock.   Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Second Merger.
(b) No Effect on Parent Common Stock.   Each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall not be affected by the Second Merger.
2.3 Deposit of Merger Consideration.   Promptly after the Effective Time, but no later than one (1) Business Day after the Effective Time, Parent shall deposit (or cause to be deposited) to Computershare Trust Company or another bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange and Paying Agent”) pursuant to an agreement, the terms of which shall be reasonably acceptable to Company, entered into prior to the Closing (the “Exchange and Paying Agent Agreement”), for exchange in accordance with this Article II: (a) the number of shares of Parent Common Stock sufficient to deliver the Aggregate Stock Consideration; (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.4(f); and (c) cash in an amount equal to the Aggregate Cash Consideration (as adjusted by the Closing Adjustment in accordance with Section 2.6) (with such deposits collectively referred to herein as the “Exchange and Payment Fund”), and Parent shall instruct the Exchange and Paying Agent to timely deliver the Merger Consideration in accordance with this Agreement.
2.4 Delivery of Merger Consideration.
(a) As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, the Exchange and Paying Agent shall mail to each holder of record immediately prior to the Effective Time (collectively, the “Holders”) of certificates representing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange and Paying Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange and Paying Agent and Parent), the terms of which shall be reasonably acceptable to Company (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.4(c).
(b) Upon surrender to the Exchange and Paying Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, the Exchange and Paying Agent shall mail to such Holder of Company Common Stock, promptly after the Effective Time, but no later than ten (10) Business Days after the Exchange and Paying Agent’s receipt of such Certificate(s) accompanied by a properly completed Letter of Transmittal, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration (and any dividends or other distributions to which such Holder is entitled pursuant to Section 2.4(c)) upon surrender of such Certificate in accordance with, this Article II.
(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange and Paying Agent or Company, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 2.1 and the procedures set forth in this Article II.
(e) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.
(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or other distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the volume weighted average price per share (calculated to the nearest one one-hundredth of a cent) of Parent Common Stock on the NASDAQ (based on “regular way” trading on the NASDAQ only) for the last full Trading Day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP,” by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 2.1. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(g) The Exchange and Paying Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange and Paying Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange and Paying Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange and Paying Agent or Parent, as the case may be.
(h) Any portion of the Exchange and Payment Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time shall be returned to Parent. Any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration and any unpaid dividends and other distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon, subject to the requirements of abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Parent, Company, the Exchange and Paying Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(i) The Exchange and Paying Agent shall invest any cash included in the Exchange and Payment Fund as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article II. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.
(j) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange and Paying Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary (not to exceed the amount of the Merger Consideration relating to such lost, stolen or destroyed Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(k) Subject to the terms of the Exchange and Paying Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company stockholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the First Merger and (iii) the method of payment of the cash in lieu of fractional shares of Parent Common Stock.
(l) In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Article II as are necessary or appropriate to implement the same purpose and effect that this Article II has with respect to shares of Company Common Stock that are represented by Certificates.

2.5 Company Equity Awards.
(a) Pursuant to the Company Stock Plan and the individual award agreements granted thereunder, all outstanding Company Equity Awards shall terminate as of the Effective Time, and shall thereafter be null and void.
(b) Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.5.
2.6 Closing Adjustment.
(a) As of a date that is not less than ten (10) Business Days prior to the Closing Date, Company shall deliver to Parent a statement setting forth the Estimated Closing Net Book Value (the “Estimated Closing Statement”). If the parties are unable to resolve any dispute related to the calculations set forth in the Estimated Closing Statement within five (5) Business Days after the date Company submits such calculation to Parent, Company and Parent shall submit the calculation of the Estimated Closing Net Book Value to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters which remain in dispute. The independent accounting firm shall reach a final resolution of all matters and shall furnish such resolution in writing to Company and Parent as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Company and Parent. The resolution reached by the parties or the independent accounting firm in accordance with this Section 2.6 will constitute the final calculation of the Closing Net Book Value. The costs for the independent accounting firm to reach such resolution shall be shared equally by Company and Parent.
(b) For purposes of this Agreement, the Closing Adjustment means, if the Closing Net Book Value is less than the Target Book Value, a downward dollar-for-dollar adjustment to the Aggregate Cash Consideration in an amount equal to the difference between the Closing Net Book Value and the Target Book Value; provided that the Closing Adjustment shall be Zero Dollars ($0.00) if the Closing Net Book Value equals or exceeds the Target Book Value.
Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Company delivered herewith (the “Disclosure Schedule”) (provided that each exception set forth in the Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure, without the need to examine underlying documentation referenced in, but not attached to, the Disclosure Schedule), Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Corporate Organization.
(a) Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of the Company Bank Subsidiary are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Company Bank Subsidiary when due. Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company. True and complete copies of Company’s certificate of formation, as amended (the

“Company Certificate”), and bylaws of Company, as amended (the “Company Bylaws”), and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent. Neither Company nor any of its Subsidiaries is (i) in violation of any of the provisions of the Company Certificate or the certificate of formation of such Subsidiary, as applicable, or (ii) in violation of any of the provisions of the Company Bylaws or the bylaws of such Subsidiary, as applicable.
(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”). Section 3.1(b) of the Disclosure Schedule also sets forth the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto. Except for its interests in Company Subsidiaries, its ownership of marketable securities and as set forth on Section 3.1(b) of the Disclosure Schedule, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest in any Person.
3.2 Capitalization.   The authorized capital stock of Company consists of 1,000,000 shares of Company Common Stock and 1,000,000 shares of cumulative preferred stock, par value $5.00 per share. As of the date of this Agreement, there are (a) 844,480 shares of Company Common Stock issued and outstanding, (b) 57,613 shares of Company Common Stock held in treasury, (c) 21,466 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Equity Awards and (d) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Company. No trust preferred or subordinated debt securities of Company are issued or outstanding. Other than as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder (the “Securities Act”), any such securities. Company is not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, and, to the Knowledge of Company, there are no such agreements to which any director, executive officer or holder of more than 5% of Company Common Stock is a party. Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Equity Award outstanding as of the date of this Agreement and the holder and exercise price, if applicable, for each such Company Equity Award. Other than as set forth in Section 3.2 of the Disclosure Schedule, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

3.3 Authority; No Violation.
(a) Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the First Merger, have been duly, validly and unanimously authorized by the board of directors of Company, the board of directors of Company has resolved to recommend to Company’s stockholders the approval of the First Merger and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) and the filing of the Certificates of Merger with and acceptance for record of the Certificates of Merger by the Secretary of State of the State of Texas. The Requisite Stockholder Approval is the only vote of the holders of securities of Company required to approve the First Merger. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).
(b) The Company Bank Subsidiary has full corporate power and authority and is duly authorized to consummate the applicable transactions contemplated by this Agreement. The consummation of the applicable transactions contemplated hereby, including the Bank Merger, have been duly and validly authorized by the board of directors of the Company Bank Subsidiary, and the board of directors of the Company Bank Subsidiary has authorized all necessary corporate action in respect thereof on the part of the Company Bank Subsidiary, including the filing of the Bank Merger Certificates.
(c) Neither the execution and delivery of this Agreement by Company nor the consummation by Company or any of its Subsidiaries of the transactions contemplated hereby, nor compliance by Company or any of its Subsidiaries with any of the terms or provisions hereof, will, subject to obtaining the Requisite Stockholder Approval, (i) violate any provision of the Company Certificate or Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or any of its Subsidiaries or approval or consummation of transactions contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, trust preferred or other subordinated debt security, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.
3.4 Consents and Approvals.   Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, and the Texas Department of Banking, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Securities Act, including the Proxy Statement and Form S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Texas pursuant to the TBOC, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such shares of Parent Common Stock on the NASDAQ Global Select Market (“NASDAQ”), and (g) such other notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations the failure of which to be obtained or made would not be reasonably likely to be, individually or in the aggregate, material to Company, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.
3.5 Reports.   Company and each of its Subsidiaries have filed (or furnished, as applicable) all material reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2014 with (a) the Federal Reserve, the FDIC and the Texas Department of Banking and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over Company and its Subsidiaries (together with such agencies having jurisdiction over Parent and its Subsidiaries, collectively, the “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, that would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole. Any such Report regarding Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries. There are no material unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries.
3.6 Financial Statements.
(a) Set forth in Section 3.6 of the Disclosure Schedule are copies of the consolidated financial statements (including, in each case, any related notes thereto) of Company and its consolidated Subsidiaries (i) as of December 31, 2015 and 2016, and for the years ended December 31, 2014, 2015 and 2016, together with the unqualified reports thereon of Axley & Rode, LLP, dated February 22, 2016, and Briggs & Veselka Co., dated February 24, 2017 and (ii) as of and for the three months ended March 31, 2016 and 2017 (the “Company Financial Statements”). Each of the Company Financial Statements: (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) except as set forth in Section 3.6 of the Disclosure Schedule, fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the absence of footnotes as permitted by GAAP. Since January 1, 2014, Company’s auditor has not delivered an adverse opinion or a disclaimer of opinion, and no opinion of Company’s auditor was qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years and any subsequent interim period preceding the resignation or dismissal of Axley & Rode, LLP, there were no disagreements with the former auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former auditor, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. To the Knowledge of Company, there are no facts or circumstances that would impair Company’s ability to obtain consent from each of Axley & Rode, LLP and Briggs & Veselka Co. to reference such firm under the caption “Experts” in the Form S-4 and related prospectus of Parent and to the inclusion therein of its reports on the Company Financial Statements.
(b) Company and each of its Subsidiaries has established and maintains a system of internal accounting controls that is sufficient to provide reasonable assurance (i) regarding accountability for assets and the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed, and receipts and expenditures of Company and its Subsidiaries are made, only in accordance with authorizations of management and the board of directors of Company, and (iii) regarding the detection of fraud and the prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on Company’s financial statements. The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that is not, and would not reasonably be expected to be, material to the system of internal account controls described in the preceding sentence.
(c) Since January 1, 2014, Company has not identified, and has not disclosed to Company’s auditors and the audit committee of the board of directors of Company, (i) any significant deficiencies and material weaknesses in the design or operation of internal accounting controls that could adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal accounting controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(d) Since January 1, 2012, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or other representative of Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(e) The books and records kept by Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.
(f) Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.
3.7 Undisclosed Liabilities.   The consolidated balance sheet of Company dated as of December 31, 2016 (the “Balance Sheet Date”), contained in the Company Financial Statements is hereinafter referred to as the “Balance Sheet.” Neither Company nor any of its Subsidiaries has any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities that (i) are reflected or reserved against on the Balance Sheet (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement or (iii) have not been, and are not reasonably likely to be, individually or in the aggregate, material to Company.

3.8 Absence of Certain Changes or Events.   From the Balance Sheet Date to the date of this Agreement, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practice, (b) Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2, and (c) there has not been any Material Adverse Effect on Company.
3.9 Legal Proceedings.   Except as set forth on Section 3.9 the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries. There is no material outstanding injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries. To the Knowledge of Company, there is no basis on which any litigation or other proceeding is currently pending, or on which any litigation or other proceeding could be brought, against Company or any of its Subsidiaries that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or that could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.
3.10 Taxes and Tax Returns.
(a) Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local income Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes shown as due on such Tax Returns and all other material Taxes due and required to be paid by it prior to the date hereof  (whether or not shown to be due on such Tax Returns). Through the Balance Sheet Date, Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on the Company Financial Statements. The unpaid Taxes of Company and its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability set forth on the face of the Balance Sheet (rather than in any notes thereto), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries.
(b) No jurisdiction where Company and its Subsidiaries do not file a Tax Return has ever made a claim in writing that any of Company or any of its Subsidiaries is required to file a Tax Return in such jurisdiction.
(c) No Tax Liens are currently in effect with respect to any of the assets of Company and its Subsidiaries, other than Permitted Encumbrances.
(d) There are no audits, examinations, disputes or proceedings pending or, to the Knowledge of Company, threatened with respect to Company or any of its Subsidiaries relating to Taxes, or claims or assessments for any Taxes of Company or any of its Subsidiaries.
(e) All material Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries, with respect to any employee, independent contractor, creditor, stockholder, or other party, have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.
(f) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).
(g) Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(h) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
(i) Neither Company nor any of its Subsidiaries has been, within the past two (2) years, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, or a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.
(j) Since January 1, 2012, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).
(k) Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.
(l) Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction, (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received, on or prior to the Effective Time.
(m) No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.
(n) Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(o) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p) Neither Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state Tax Law.
3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA

Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”). No Company Benefit Plan provides compensation or benefits exclusively or primarily to non-U.S. employees.
(b) Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter or opinion letter, as applicable, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all summaries of material modifications thereto, (vi) all material correspondence with the U.S. Department of Labor, the IRS, or any other Governmental Entity received by the Company Benefit Plan or any ERISA Affiliate in the last three years with respect to any Company Benefit Plan, (vii) all amendments, modifications or material supplements to any Company Benefit Plan, (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements that are currently in effect (or for which there is any Liability) relating to a Company Benefit Plan, and (ix) summary benefit coverage statement for any Company Benefit Plan that is a group health plan. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.
(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended) as well as the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). Each Company Benefit Plan that constitutes a group health plan subject to Code § 4980H is prepared to determine and offer affordable minimum coverage to full-time employees as required to avoid the excise taxes under Code § 4980H. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to the Knowledge of Company, there are no material plan defects that would qualify for correction under any such program.
(d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, as to current or prior plan years, have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company in accordance with GAAP.
(e) Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, in all material respects with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.
(f) Section 3.11(f) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter or, in the case of a prototype plan, an opinion letter, with respect to each Qualified Plan and the related trust that has not been revoked nor has revocation been threatened, and, to the Knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Each trust created under any Qualified Plan is exempt from Tax under Section 501(a) of the Code and neither Company nor any of its Subsidiaries is aware of any circumstances that could result in the revocation of the exemption. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(g) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither Company nor any ERISA Affiliates is or has ever been obligated to make contributions to an employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code on behalf of any of its employees or former employees.
(h) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Neither Company nor any ERISA Affiliate is or has ever been, within the last seven (7) years, obligated to make any contributions to, or has any liability under, any Multiemployer Plan or Multiple Employer Plan.
(i) Except those Company Benefit Plans listed on Section 3.11(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries or ERISA Affiliates sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries and ERISA Affiliates have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for health (including retiree health) or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s or ERISA Affiliate’s right to amend, terminate or modify any such benefits.
(j) Except as set forth in Section 3.11(j) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider (including early termination rights or penalties) of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits, including pursuant to Section 2.5) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.
(k) Except as set forth in Section 3.11(k) of the Disclosure Schedule, there are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Company, no threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations and no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material Liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

(l) With respect to any Company Benefit Plan, neither Company nor any of its ERISA Affiliates has engaged in any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code that would result in a Tax or penalty imposed by either Section 4975 of the Code or Section 502(c), (i), or (l) of ERSIA. Neither Company nor any administrator of fiduciary of a Company Benefit Plan (or any agent of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to such Company Benefit Plan, that could subject Company or any of its Subsidiaries or ERISA Affiliates to any direct or indirect Liability (by indemnity, directly or otherwise) for breach of any fiduciary, co-fiduciary or any other duty under ERISA.
(m) Except as set forth on Section 3.11(m) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of employment within a fixed period of time following such consummation) (A) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant.
(n) Company and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Benefit Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”) and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstances exist, that could reasonably be expected to subject Company or any of its Subsidiaries or any Company Health Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provisions of the Healthcare Reform Laws.
(o) No written or, to the Knowledge of Company, oral representation or communication with respect to any aspect of a Company Benefit Plan has been made to any employee that is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.
(p) Except as set forth in Section 3.11(p) of the Disclosure Schedule, any Company Benefit Plan can be terminated without resulting in any liability to Company or any of its Subsidiaries for any additional contributions, penalties, premiums, fees, fines, excise taxes, or any other charges or liabilities.
(q) There does not now exist, nor do any circumstances that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.
3.12 Labor Matters.
(a) Company and each of its Subsidiaries are and, since January 1, 2012, have been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including, without limitation, all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation; including, without limitation, the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964; 42 U.S.C. § 1981; the Civil Rights Act of 1991; ERISA; the Fair Labor Standards Act; the Americans with Disabilities Act; the Occupational Safety and Health Act; the Family Medical and Leave Act; the Genetic Information Nondiscrimination Act; the National Labor Relations Act; the Equal Pay Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; Executive Order 11246, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, and all other Laws governing affirmative action and other employment-related obligations on federal contractors and subcontractors; EEO and VETS 100/4212 reporting obligations;

the Immigration Reform and Control Act; and all similar applicable Laws to the extent such Laws apply to Company or any of its Subsidiaries.
(b) Company and each of its Subsidiaries: (i) have taken reasonable steps to properly classify and treat all of their employees and independent contractors; (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) have maintained legally adequate and suitable records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) are not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) have withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(c) There are no, and since January 1, 2012, there have been no, pending or, to the Knowledge of Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity or arbitration board or panel relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; or classification of employees, consultants and independent contractors.
(d) There are no, and since January 1, 2012, there have been no, pending or, to the Knowledge of Company, threatened investigations or audits by any Governmental Entity relating to the employment practices of Company or any of its Subsidiaries, including without limitation investigations or audits relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; or classification of employees, consultants and independent contractors.
(e) Neither Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). There are no Collective Bargaining Agreements that pertain to any of the employees of Company or any of its Subsidiaries, and no employees of Company or any of its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with Company or any of its Subsidiaries. To the Knowledge of Company, no labor union, trade union, labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Company has no knowledge of any organizing activities with respect to any employees of Company or any of its Subsidiaries. There has been no actual or, to the Knowledge of Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.
(f) Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

Neither Company nor any of its Subsidiaries has received within the past four years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to Company or any of its Subsidiaries and, to the Knowledge of Company, no such investigation is in progress.
(g) Since January 1, 2012, neither Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or any of its Subsidiaries; and neither Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No employee of Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the Closing Date.
(h) To the Knowledge of Company, (i) no Company Employee, nor any independent contractor with whom Company has contracted, is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to employment with, or provision of services to, Company or to confidential or proprietary information, Intellectual Property, competition or related matters; and (ii) the continued employment by Company of the Company Employees, and the performance of the contracts with Company by its independent contractors, will not result in any such violation. Company has not received any notice alleging that any such violation has occurred within the past five (5) years.
(i) Company has made available to Parent all material written personnel policies, rules and procedures applicable to employees that have been adopted by Company.
(j) To the Knowledge of Company, each employee working for Company or any of its Subsidiaries in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. Company or one of its Subsidiaries, as applicable, has in its files a Form I-9 that, to the Knowledge of Company, was completed in accordance with applicable Law for each employee for whom such form is required under applicable Law.
(k) Section 3.12(k)(i) of the Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each Person employed by Company or any of its Subsidiaries, together with such employee’s position or function, annual base salary or wage, status as “exempt” or “nonexempt” for employment classification purposes, accrued vacation and sick leave as of May 13, 2017 and any incentive, severance or bonus arrangements with respect to such employee and any severance payable to such employee upon termination of employment. Section 3.12(k)(ii) of the Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each Person engaged by Company or any of its Subsidiaries as an independent contractor, together with such Person’s compensation arrangement with Company or a Subsidiary, and whether such Person has entered into a written agreement with Company or a Subsidiary regarding his or her contractor engagement. The employment of each employee of Company or any of its Subsidiaries and the engagement of each independent contractor of Company or any of its Subsidiaries is terminable at will by Company or a Subsidiary, as applicable, without any penalty, liability, severance obligation or risk of re-characterization into an employment arrangement incurred by Company or any of its Subsidiaries.
3.13 Compliance with Applicable Law.
(a) Company and each of its Subsidiaries and each of their employees, in their capacities as such (i) hold all material licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties, and (ii) are and have been in compliance with all applicable Law, except for purposes of this clause (ii) only in each case where such noncompliance has not been and is not reasonably likely to be material to Company. Neither Company nor any of its Subsidiaries has Knowledge of, or has, to the Knowledge of Company, since January 1, 2014, received notice of any violation of any of the items under clauses (i) or (ii) above as so qualified.

(b) Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Company or any of its Subsidiaries or, to the Knowledge of Company, any director, officer or employee of Company or any of its Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(c) Company and the Company Bank Subsidiary are “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Company’s or such Subsidiary’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Company’s or such Subsidiary’s primary federal bank regulator), and the rating of the Company Bank Subsidiary under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither Company nor the Company Bank Subsidiary has been informed that its status as “well-capitalized,” “well managed” or, in the case of the Company Bank Subsidiary, for CRA purposes, “satisfactory,” will change within one (1) year.
3.14 Material Contracts.
(a) Except as set forth on Section 3.14 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral (and, for the avoidance of doubt, whether or not set forth in the Disclosure Schedule), is referred to as a “Material Contract”):
(i) any contract or agreement entered into since January 1, 2014 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) for the acquisition of the securities of, or any material portion of the assets of, any other Person or entity, other than (x) marketable securities and (y) such contracts or agreements entered into in the ordinary course of business consistent with past practice;
(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money and any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case (x) with an outstanding principal balance or notional amount in excess of  $500,000 and (y) where Company or any of its Subsidiaries is a borrower or guarantor in each case other than (A) agreements evidencing deposit liabilities, trade payables, federal funds purchased, and advances and loans from a Federal Home Loan Bank, (B) securities sold under repurchase agreements and (C) Loans and other contracts or agreements relating to borrowings entered into in the ordinary course of business;
(iii) any contract or agreement limiting in any material respect the freedom of Company or any of its Subsidiaries or other Affiliates (x) to engage in any line of business or to compete with any other Person or (y) prohibiting Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;
(iv) any contract or agreement with any director, officer or other Affiliate of Company or any of its Subsidiaries (except with respect to loans to, or deposits from, or ordinary banking services provided to, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);
(v) any agreement providing a guarantee, credit enhancement or assumption of indebtedness of any material amount by Company or any of its Subsidiaries, or any similar commitment by Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business and issuances of letters of credit in the ordinary course of business;

(vi) any agreement that by its terms calls for payments by or to Company and its Subsidiaries in excess of  $50,000 per annum and would give rise to a right of, or result in, the termination, cancellation, modification or acceleration of any obligation of Company or any of its Subsidiaries, in each case as a result of the announcement or the consummation of the transactions contemplated by this Agreement (with or without notice or lapse of time, or both);
(vii) any joint venture, stockholders, partnership or similar agreement involving a sharing of profits or losses of a third party relating to Company or any of its Subsidiaries;
(viii) any employment agreement with any employee or officer of Company or any of its Subsidiaries providing for annual compensation in excess of  $100,000;
(ix) any contract or agreement that by its terms calls for payments by or to Company and its Subsidiaries in excess of  $50,000 per annum and contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(x) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;
(xi) any material lease or other contract related to owned or leased property, whether real, personal or mixed, tangible or intangible, that by its terms calls for payments in excess of  $100,000 per annum;
(xii) any other contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets not of the type described in clauses (i) – (xi) above which involved the payments by Company or any of its Subsidiaries in the fiscal year ended December 31, 2016, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2017, of more than $500,000 (other than pursuant to Loans originated or purchased by Company or any of its Subsidiaries).
(b) Company and each of its Subsidiaries have performed, in all material respects, all of the obligations required to be performed by them and are entitled to all accrued benefits under, and, to the Knowledge of Company, are not alleged to be in material default in respect of, each Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound. Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.
3.15 Agreements with Regulatory Agencies.   Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or, to the Knowledge of Company, is a recipient of any supervisory letter from, or was required by any Regulatory Agency or other Governmental Entity to adopt any board resolutions that requires Company or its Subsidiaries to maintain capital adequacy, or restricts its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the

Disclosure Schedule, a “Regulatory Agreement”), nor is there any pending or, to the Knowledge of Company, threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Regulatory Agreement to Company or its Subsidiaries.
3.16 Investment Securities.
(a) Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with past practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries, taken as a whole. Such securities are valued on the books of Company and each of its Subsidiaries in accordance with GAAP.
(b) Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses.
3.17 Derivative Instruments.   Section 3.17 of the Disclosure Schedule lists all Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of the Company Bank Subsidiary with a notional amount in excess of  $1,000,000. All Derivative Transactions: (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Law and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of Company or its Subsidiaries and, to the Knowledge of Company, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by the Enforceability Exceptions). Neither Company and its Subsidiaries nor, to the Knowledge of Company, the counterparties to all such Derivative Transactions, is in material breach, violation or default of any of its obligations under any Derivative Transaction. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.
3.18 Environmental Liability.
(a) Each of Company and its Subsidiaries and, to the Knowledge of Company (except as set forth in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Company), any property in which Company or any of its Subsidiaries holds a security interest, is in material compliance with all Environmental Laws. Neither Company nor any of its Subsidiaries has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or real property securing a Loan.
(b) There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor to the Knowledge of Company are there governmental or third-party environmental investigations or remediation activities or governmental investigations pending or threatened against Company or any of its Subsidiaries, in each case that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any material liability or obligation arising under any Environmental Law. To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation on Company.
(c) To the Knowledge of Company, there has been no release or threatened release of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any property currently owned, managed, or operated by Company or any of its Subsidiaries or, during the time of ownership, management, or operation, any property formerly owned, managed, or operated by Company or its Subsidiaries.

(d) Company and each of its Subsidiaries are not subject to any, order, judgment or decree by or with any Governmental Entity, Regulatory Authority or third party imposing any material liability or obligation with respect to Environmental Law. There has been no written third-party environmental site assessment conducted since January 1, 2012, assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries that is within the possession or control of Company and its Subsidiaries as of the date of this Agreement that has not been made available to Parent prior to the date of this Agreement.
(e) The representations and warranties made pursuant to this Section 3.18 are the exclusive representations and warranties by Company regarding any environmental matter, including any matter related to Environmental Law.
3.19 Insurance.   Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries. Company has previously delivered to Parent a true and complete list of all insurance policies applicable and available to Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or any of its Subsidiaries (the “Company Policies”) and has provided true and complete copies of all such Company Policies to Parent. There is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights. Each Company Policy is in full force and effect and all premiums payable by Company or any of its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable. Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.
3.20 Title to Property.
(a) Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary and the owner and location of the property (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts pursuant to which Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) (and such Schedule identifies which entity is the party to each such agreement, and the location of the applicable property) and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”) (and such Schedule identifies which entity is the party to each such agreement and the location of the applicable property). All such documentation (including all material amendments, modifications, and supplements thereto) has been made available to Parent on or prior to the date hereof.
(b) Either Company or one of its Subsidiaries (in each instance identified on Schedule 3.20(a) of the Disclosure Schedule) (i) has good and indefeasible title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, restrictions, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that are filed of record in the county where the Owned Real Properties are located, (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (E) zoning, entitlement and other land use and environmental regulations by any Governmental Entity that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and that are of public record ((A) through (E) collectively, “Permitted Encumbrances”), and (ii) has a valid and binding leasehold interest in all parcels of real property leased to Company pursuant to the Real

Property Leases (the “Leased Premises”), free and clear of all Liens on the leasehold estate of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since December 31, 2014, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of Company, is the subject of a pending or contemplated taking which has not been consummated). The Owned Real Properties and Leased Premises constitute all interests in real property currently used, occupied or held for use in connection with the business of Company and the Subsidiaries, as the business is currently conducted.
(c) Subject to the Permitted Encumbrances and Tenant Leases, no Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. To the Knowledge of Company, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in material compliance with all zoning and other governmental requirements and are in good operating condition and not in current or imminent need of capital repairs in excess of  $25,000 and are sufficient for the purposes to which they are used in the conduct of Company’s and its Subsidiaries’ business. Company and its Subsidiaries do not use in their businesses any real property other than the Owned Real Property and the Leased Premises.
(d) Each of the Real Property Leases and each of the Tenant Leases is in full force and effect, without amendment and, to the Knowledge of Company, there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.
(e) To the Knowledge of Company, Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in Company’s and its Subsidiaries’ business will be, in accordance in all material respects with all applicable Laws. Prior to the date hereof, Company has provided to Parent a true, correct and complete copy of each Real Property Lease, Tenant Lease, title policy, survey, environmental report, and any other property condition report related to the Owned Real Property or Leased Premises, in each instance to the extent in the possession of Company or any Subsidiary.
(f) Except as would not be material to Company, (i) subject to any applicable lease under which Company and its Subsidiaries lease Personal Property, Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.
3.21 Intellectual Property.
(a) To the Knowledge of Company, Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and any of its Subsidiaries as of the date hereof  (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and any of its Subsidiaries.
(b) Except as set forth in Section 3.21 of the Disclosure Schedule, neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by Company. Neither Company nor any of its Subsidiaries has entered into any agreements with third parties relating to any Intellectual Property owned by Company, except in the ordinary course of business.
(c) Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement or misappropriation of any Company Intellectual Property.
3.22 Loans.
(a) Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees, interest-bearing assets, and participations in any of the foregoing) (collectively, “Loans”) payable to Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to the Enforceability Exceptions. Neither Company nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements relating to the Loans that are not reflected in its records.
(b) The information with respect to each Loan set forth in the data storage disk produced by Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof  (the “Loan Tape”), and, to the Knowledge of Company, any third-party information set forth in the Loan Tape is true, correct and accurate in all material respects as of the dates specified therein, or, if no such date is indicated therein, as of the date the information was entered into electronic media.
(c) (i) Section 3.22(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(d) Each Loan payable to Company or any of its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.
(e) Each outstanding Loan (including Loans held for resale to investors) payable to Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by Company or a Company Subsidiary) and the relevant Loan Documentation are being maintained, in all material respects in accordance with Company’s or its Subsidiary’s underwriting and servicing standards and with applicable Law.
(f) With respect to each Loan payable to Company or any of its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by the Enforceability Exceptions).
(g) None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans (each a “Loan Sale Agreement”) contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. There is no pending or, to the Knowledge of Company, threatened cancellation or termination of any Loan Sale Agreement to which Company or any of its

Subsidiaries is a party. There is no breach by Company or any of its Subsidiaries under any Loan Sale Agreement, and no third party has exercised or, to the Knowledge of Company, is threatening to exercise its contractual right to require Company or any of its Subsidiaries to repurchase any loan from such third party due to a breach of representation, warranty or covenant by Company or any of its Subsidiaries under a Loan Sale Agreement.
(h) Company’s allowance for loan losses is, and has been since January 1, 2014, in compliance with Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects; provided, however, no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such loans.
(i) Section 3.22(i) of the Disclosure Schedule identifies each Loan payable to Company or any of its Subsidiaries that (i) as of March 31, 2017, (A) was on non-accrual status, (B) the interest rate terms of which had been reduced and/or the maturity dates of which had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (C) a specific reserve allocation existed in connection therewith, (D) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of the date of this Agreement is classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import. For each Loan identified in response to clause (i) or (ii) above, Section 3.22(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2017.
3.23 Related Party Transactions.
(a) There are no agreements, contracts, plans, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Company, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of Company, on the other hand, except those of a type available to non-Affiliates of Company generally and compensation or benefit arrangements with officers and directors.
(b) No stockholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.
3.24 Takeover Laws.   No anti-takeover, control share, “fair price”, moratorium, interested stockholder or similar Law (collectively, the “Takeover Provisions”) is applicable to this Agreement, either of the Mergers or any of the transactions contemplated hereby (which includes voting thereon by holders of Company Common Stock) under Texas or federal Law.
3.25 Approvals.   As of the date of this Agreement, Company has no Knowledge of any reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
3.26 Company Information.   None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Company’s stockholders or at the time Company’s stockholders vote on the matters constituting the Requisite Stockholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Company in this Section 3.26 with respect to statements made or incorporated by reference in the Proxy Statement or the Form S-4 based on information supplied by Parent or Merger Sub. If at any time prior to the Effective Time any event is discovered by Company or any of its Subsidiaries which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, Company shall promptly so inform Parent.
3.27 Opinion of Financial Advisor.   Company has received the opinion of Hovde Group, LLC, that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the Holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any respect.
3.28 Broker’s Fees.   Other than Hovde Group, LLC, no broker or finder is entitled to any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or its Subsidiaries. The agreement between Hovde Group, LLC and Company regarding such fees or commissions has been provided to Parent.
3.29 Transaction Expenses.   The expenses incurred or to be incurred by Company and its Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement are not, as of the date of this Agreement, expected to exceed the estimated amount set forth on Section 3.29 of the Disclosure Schedule.
3.30 No Other Representations or Warranties.   Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to the books and records of Parent and its Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Parent, Merger Sub or any of their Subsidiaries, other than the representations and warranties of Parent and Merger Sub expressly contained in Article IV of this Agreement. Company acknowledges that neither Parent nor Merger Sub makes any express or implied representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to Company or its representatives in the course of their due diligence investigation of Parent and the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no representative of Parent or Merger Sub shall have any responsibility or liability related thereto. Except for the representations and warranties in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedule”) (provided that each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without the need to examine underlying documentation referenced in, but not attached to, the Parent Disclosure Schedule)) or (b) disclosed in any report, schedule, form or other document filed with the SEC by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent and Merger Sub, jointly and severally, hereby represent and warrant to Company as follows:

4.1 Corporate Organization.   Each of Parent, Merger Sub and Parent Bank is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization. The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Parent Bank when due. Each of Parent, Merger Sub, Parent Bank and their respective Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Merger Sub, Parent Bank and their respective Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not been and is not reasonably likely to be material to Parent. True and complete copies of the certificate of formation and bylaws of Parent, Merger Sub, Parent Bank and their respective Subsidiaries, as in effect as of the date of this Agreement, have previously been furnished or made available to Company. Neither Parent, Merger Sub, Parent Bank nor any of their respective Subsidiaries are in violation of any of the provisions of their respective certificates of formation or bylaws, each as amended.
4.2 Capitalization.
(a) The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, of which, as of June 7, 2017 (the “Parent Capitalization Date”), 28,607,322 shares were issued and outstanding and 2,913,064 shares were held in treasury. On May 4, 2017, the Parent Board declared a stock dividend pursuant to which approximately 715,184 shares of Parent Common Stock will be issued on June 27, 2017 to stockholders of record on May 30, 2017. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Parent Capitalization Date, there were 2,880,593 shares of Parent Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Parent’s equity compensation plans (the “Parent Options”). As of the date of this Agreement, except pursuant to (i) this Agreement; (ii) the Parent Options and (iii) Parent’s equity compensation plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Parent Capitalization Date, no Voting Debt of Parent is issued or outstanding. The shares of Parent Common Stock to be issued pursuant to the First Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Neither Parent, Merger Sub, Parent Bank nor any of their respective Subsidiaries is currently deferring interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates, all such securities have been paid and will continue to be paid on a current basis as they accrue, there is no default or event of default under, or other breach or violation of, the terms of such securities or any instrument, indenture or other agreement entered into in connection therewith.
(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), of which, as of the date of this Agreement, 1,000 shares were issued and outstanding. All of the issued and outstanding shares of Merger Sub Common Stock (x) have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and (y) are owned, beneficially and of record, by Parent, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Merger Sub, or otherwise obligating Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
4.3 Authority; No Violation.
(a) Each of Parent and Merger Sub has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and authorized by all necessary corporate action on the part of Parent and Merger Sub, and other than the approval of Parent in its capacity as the sole shareholder of Merger Sub with respect to the First Merger and the approval of Parent in its capacity as the sole shareholder of Parent Bank with respect to the Bank Merger, there is no required vote of the holders of any securities of Parent or any of its Subsidiaries for the approval of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub. Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
(b) Parent Bank has full corporate power and authority and is duly authorized to consummate the applicable transactions contemplated by this Agreement. The consummation of the applicable transactions contemplated hereby, including the Bank Merger, have been duly and validly authorized by the board of directors of the Parent Bank, and the board of directors of Parent Bank has authorized all necessary corporate action in respect thereof on the part of the Parent Bank, including the filing of the Bank Merger Certificates.
(c) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of formation or bylaws of Parent or Merger Sub, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, trust preferred or other subordinated debt security, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which have not been and are not reasonably likely to be, individually or in the aggregate, material to Parent.
4.4 Consents and Approvals.   Except for (a) the regulatory approvals and non-objections described in Section 3.4(a), (b) compliance with any applicable requirements of the Securities Act, including, the Proxy Statement and Form S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (c) the filing of the Certificates of Merger with the Secretary of State of the State of Texas pursuant to the TBOC, (d) the filing of the Bank Merger Certificates, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of listing of such shares of Parent Common Stock on NASDAQ, and (g) such other notices, consents, approvals, non-objections, waivers, authorizations, applications, filings or registrations the failure of which to be obtained or made would not be reasonably likely to be, individually or in the aggregate, material to Parent, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications or filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby.
4.5 Legal Proceedings.   Neither Parent, Merger Sub, nor any of their respective Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Merger Sub or any of their respective Subsidiaries. There is no material outstanding injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the Knowledge of Parent, there is no basis on which any litigation or other proceeding is currently pending, or on which any litigation or other proceeding could be brought, against Parent, Merger Sub or Parent Bank that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or that could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby.
4.6 Absence of Certain Changes or Events.   From December 31, 2016 to the date of this Agreement, (a) Parent and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practice, (b) Parent has not taken any of the actions that Parent has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.3, and (c) there has not been any Material Adverse Effect on Parent.
4.7 Reports.
(a) Parent, Merger Sub and their respective Subsidiaries have filed (or furnished, as applicable) all material Reports that they were required to file (or furnish, as applicable) since January 1, 2014 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, individually or in the aggregate, that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries. There are no material unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Parent or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency relating to any examinations or Reports of Parent or any of its Subsidiaries that would be reasonably likely to materially delay or jeopardize receipt of any required regulatory approval hereunder (including, without limitation, any consent or approval referred to in Section 4.4).
(b) Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2014 (the “Parent SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Parent SEC Reports. None of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”).
4.8 Financial Statements.
(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC and GAAP for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments and the absence of footnotes as permitted by GAAP and the applicable rules and regulations of the SEC.
(b) Parent and each of its Subsidiaries has established and maintains a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.
(c) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.
(d) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries, except as permitted by Section 402 of the Sarbanes-Oxley Act. Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(e) The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in accordance with applicable Laws and accounting requirements. The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.
(f) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement

(including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.
4.9 Taxes and Tax Returns.
(a) Each of Parent, Merger Sub and each of their respective Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes due and required to be paid by it prior to the date hereof. Through December 31, 2016, Parent, Merger Sub and each of their respective Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on the Parent Financial Statements.
(b) None of Parent, Merger Sub or any of their respective Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).
(c) Neither Parent, Merger Sub nor any of their respective Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.10 Approvals.   As of the date of this Agreement, neither Parent nor Merger Sub knows of any reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.11 Compliance with Applicable Laws.
(a) Parent, Merger Sub and each of their respective Subsidiaries and each of their employees, in their capacities as such, (i) hold all material licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties, (ii) are and have been in compliance with all applicable Law, except for purposes of this clause (ii) only in each case where such noncompliance has not been and is not reasonably likely to be material to Parent. Neither Parent, Merger Sub nor any of their respective Subsidiaries has, since January 1, 2014, received notice of, and to the Knowledge of Parent there have not been, any violations of any of the above.
(b) Parent, Merger Sub and each of their respective Subsidiaries have properly administered all accounts for which Parent, Merger Sub or any of their Subsidiaries acts as a fiduciary, including accounts for which Parent, Merger Sub or any of their Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of Parent, Merger Sub or any of their Subsidiaries, or, to the Knowledge of Parent, any director, officer or employee of Parent, Merger Sub or any of their Subsidiaries, has committed any material breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
(c) Parent and Parent Bank are “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Parent’s or such Subsidiary’s primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Parent’s or such Subsidiary’s primary federal bank regulator), and the rating of the Parent Bank under the CRA is no less than “satisfactory.” Neither Parent nor the Parent Bank has been informed that its status as “well-capitalized,” “well managed” or, in the case of the Parent Bank, for CRA purposes, “satisfactory,” will change within one (1) year.

(d) Neither Parent nor any of its Subsidiaries is subject or a party to, or has been ordered to pay any civil penalty by, or is a recipient of, a Regulatory Agreement, nor is there any pending or, to the Knowledge of Parent, threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Entity that could reasonably be expected to lead to the issuance of any such Regulatory Agreement to Parent or its Subsidiaries.
4.12 Parent Information.   None of the information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement and/or in the Form S-4, as applicable, or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to Company’s stockholders or at the time Company’s stockholders vote on the matters constituting the Requisite Stockholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4. All documents Parent is required to file in connection with the Proxy Statement and Form S-4 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act. If at any time prior to the Effective Time any event is discovered by Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, Parent and Merger Sub shall promptly so inform Company.
4.13 Employee Benefit Plans.
(a) Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code (including all applicable aspects of the Healthcare Reform Laws, as amended) as well as HIPAA. Neither Parent, Merger Sub nor any of their respective Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Parent Benefit Plan, and to the Knowledge of Parent and its Subsidiaries, there are no material plan defect that would qualify for correction under any such program.
(b) All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent in accordance with GAAP.
(c) The IRS has issued a favorable determination letter or, in the case of a prototype plan, an option letter, with respect to each Parent Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust that has not been revoked, and, to the Knowledge of Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the related trust. Each trust created under any Parent Qualified Plan has been determined to be exempt from Tax under Section 501(a) of the Code and neither Parent nor any of its Subsidiaries is aware of any circumstances that could result in the revocation of the exemption nor has revocation been threatened. No trust funding any Parent Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(d) Each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Parent Pension Plan”) had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “funding target” as that term is defined in Section 430 of the Code. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way. Any Parent Benefit Plan that is a Parent Pension Plan has satisfied its “minimum funding standard” within the meaning of Section 412 of the Code or Section 302 or ERISA. All required contributions with respect to any Parent Pension Plan have been timely made and there is no Lien, nor is there expected to be a Lien, under Section 430(k) of the Code or ERISA Section 303(k) or Tax under Section 4971 of the Code. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any of its Parent Pension Plans pursuant to Section 412 of the Code. All premiums required to be paid under ERISA Section 4007 have been timely paid by Parent and its Subsidiaries. No Liability under Title IV of ERISA has been or is expected to be incurred by Parent, Merger Sub or any of their respective Subsidiaries with respect to any Parent Pension Plan currently or formerly maintained by any of them or by any of their ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).
(e) There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Parent, no threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations and no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material Liability of Parent, Merger Sub or any of their respective Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Parent Benefit Plan, or any other party. No Parent Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Parent and Merger Sub, threatened.
(f) Neither Parent, Merger Sub nor any of their respective Subsidiaries has engaged in a transaction with respect to any Parent Benefit Plan that would subject Parent or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Parent nor Merger Sub, to the Knowledge of Parent or Merger Sub, any administrator or fiduciary of a Parent Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to such Parent Benefit Plan that could subject Parent or any of its Subsidiaries to any direct or indirect Liability (by indemnity, directly or otherwise) for breach of any fiduciary, co-fiduciary or any other duty under ERISA.
(g) Parent and each Parent Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Parent Health Benefit Plan”) (i) is currently in compliance with Healthcare Reform Laws, and (ii) has been in compliance with applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstances exist, that could reasonably be expected to subject Parent or any Parent Health Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provisions of the Healthcare Reform Laws.
4.14 Intellectual Property
(a) To the Knowledge of Parent and Merger Sub, Parent, Merger Sub and their respective Subsidiaries each own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Parent, Merger Sub and their respective Subsidiaries as of the date hereof  (collectively, the “Parent Intellectual Property”) in the manner that it is currently used by Parent, Merger Sub and their respective Subsidiaries.
(b) Except as set forth in Section 4.14 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Parent and Merger Sub, neither Parent, Merger Sub nor any of their respective Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of Parent and Merger Sub, no third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property owned by Parent or Merger Sub. Neither Parent, Merger Sub nor any of their respective Subsidiaries has entered into any agreements with third parties relating to any Intellectual Property owned by Parent or Merger Sub, except in the ordinary course of business.

(c) Neither Parent nor Merger Sub is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Parent Intellectual Property.
4.15 Environmental Laws.   Parent, Merger Sub and their respective Subsidiaries are in material compliance with all Environmental Laws. To the Knowledge of Parent, Merger Sub and their respective Subsidiaries, there has been no release or threatened release of any hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any property owned or operated by Parent, Merger Sub or any of their respective Subsidiaries or during the time of ownership or operation, any property formerly owned or operated by Parent, Merger Sub or any of their respective Subsidiaries.
4.16 Related Party Transactions.   There are no agreements, contracts, plans, arrangements or other transactions between Parent or any of its Subsidiaries, on the one hand, and any (i) officer or director of Parent or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of Parent, (iii) Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of Parent, on the other hand, except those of a type available to non-Affiliates of Parent generally and compensation or benefit arrangements with officers and directors.
4.17 Available Funds.   Parent and Merger Sub have and will have access, prior to and at the Closing, sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.
4.18 Broker’s Fees.   Except for Keefe, Bruyette & Woods, Inc., none of Parent, Merger Sub, Parent Bank or any of their respective Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
4.19 Access to Information; Disclaimer.   Each of Parent and Merger Sub acknowledges that Company makes no express or implied representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to Parent, Merger Sub, or their respective representatives in the course of their due diligence investigation of Company and the negotiation of this Agreement, or otherwise in connection with the transactions contemplated hereby. Except for the representations and warranties in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties, including with respect to any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or any oral or written information presented to Company or any of Company’s Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time.   During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the other parties hereto, (a) each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (b) each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Forbearances of Company.   During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent:
(a) (i) create or incur any indebtedness for borrowed money (other than (1) acceptance of deposits, (2) purchases of Federal funds, (3) Federal Home Loan Bank borrowings of no more than $25,000,000 in the aggregate and with maturity dates of no more than five (5) years, which are used solely to fund new loans, (4) sales of certificates of deposit, (5) issuances of commercial paper, (6) entering into repurchase agreements, and (7) indebted-ness with maturities of less than three (3) months to replace expiring indebtedness, each in the ordinary course of business consistent with past practice) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with (x) issuances of letters of credit or similar facilities in the ordinary course of business and (y) presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice or in connection with indebtedness incurred pursuant to clause (i) above; provided that Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;
(b) (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interest or make, declare or pay any dividend or other distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest; provided that Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on the shares of Company Common Stock in an amount not in excess of  $1.50 per share per quarter; provided further, that the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the period in which the Effective Time occurs, the holders of Company Common Stock do not become entitled to receive both a dividend in respect of their Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; provided further, that, in addition to the foregoing, if the Closing Date is on or after December 9, 2017, Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay, on or after the Determination Date and prior to the Effective Time, a special one-time cash dividend on the shares of Company Common Stock in an amount that, together with any other dividend permitted by this Section 5.2(b)(ii), would not cause the Company Tier 1 Leverage Ratio (calculated in accordance with Schedule D) to be below 8.75% as of the Determination Date (a “Company Special Dividend”); provided that, no less than two Business Days prior to the payment of any such Company Special Dividend, Company shall deliver to Parent a statement setting forth the anticipated calculation of the Company Tier 1 Leverage Ratio (calculated in accordance with Schedule D) after giving effect to such Company Special Dividend and, immediately following payment of the Company Special Dividend, Company shall deliver a certificate to Parent signed by Company’s chief financial officer stating that the Company Tier 1 Leverage Ratio (calculated in accordance with Schedule D) is equal to or greater than 8.75% (the dividends permitted pursuant to this Section 5.2(b)(ii), collectively, the “Permitted Dividends”), (iii) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company’s capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary, other than in connection with the issuance of shares of Company Common Stock upon the exercise of Company Equity Awards outstanding as of the date hereof, or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except with respect to the Mergers or the other transactions contemplated by this Agreement;

(c) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except (i) subject to Section 5.2(k), sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company and (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;
(d) (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;
(e) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) (A) hire, transfer or promote any employee of Company or any of its Subsidiaries (or with respect to hiring, who will become an employee of Company or any of its Subsidiaries), who has (or with respect to hiring, will have) target annual compensation of  $100,000 or more or (B) terminate the employment of any employee who has target annual compensation of $100,000 or more other than a termination of employment for cause in the ordinary course of business consistent with past practice, (ii) enter into, adopt, amend or terminate any employment, bonus, severance, change-of-control or retirement contract or plan, other than as set forth on Section 5.2(e)(ii) of the Disclosure Schedule, (iii) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (iv) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any increase in cost to Parent, Company or any of their respective Subsidiaries, other than amendments required to comply with applicable Law and de minimis amendments in the ordinary course of business consistent with past practice or other than as set forth on Section 5.2(e)(iv) of the Disclosure Schedule, (v) increase or agree to increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due), (vi) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (viii) grant any awards or, except as contemplated by this Agreement, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, except for such actions with respect to any Company Benefit Plans in the ordinary course of business consistent with past practice;
(f) (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of  $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;
(h) (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by Regulatory Agencies or by changes in GAAP as concurred in by Briggs & Veselka Co., its independent auditors, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(i) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(j) adopt or implement any amendment to the Company Certificate or any changes to the Company Bylaws or the comparable organizational documents of any of its Subsidiaries;
(k) (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (ii) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or (iii) without previously notifying and consulting with Parent (through Parent’s Treasurer or such other representative as may be designated by Parent), purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than fifteen (15) years for Company’s own account or any Company Subsidiary’s own account;
(l) enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a), other than in the ordinary course of business consistent with past practice;
(m) other than as determined to be necessary or advisable by Company in the good faith exercise of its discretion based on changes in market conditions, change in any material respect its credit policies and collateral eligibility requirements and standards;
(n) fail to use commercially reasonable efforts to take any action that is required by a Company Regulatory Agreement, or take any action that violates a Company Regulatory Agreement;
(o) except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;
(p) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Company or any Company Subsidiary;
(q) make, or commit to make, any material capital expenditures other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;
(r) without previously notifying and consulting with Parent (through Parent’s Chief Credit Officer, Chief Executive Officer or such other representative as may be designated by Parent), (i) renew or extend an existing commitment, except to the extent approved by Company and committed to, in each case prior to the date hereof and set forth in Section 5.2(r) of the Disclosure Schedule, for any Loan relationship having total credit exposure to the applicable borrower, as calculated for applicable loan-to-one borrower regulatory limitations, in excess of  $2,000,000, or (ii) make or acquire any Loan or issue a commitment (or amend, renew, restructure or modify in any material respect any existing Loan relationship), that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;
(s) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;
(t) knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u) agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of Company in support of, any of the actions prohibited by this Section 5.2.
5.3 Forbearances of Parent.   During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly required by this Agreement or as required by Law, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Company:
(a) amend Parent’s certificate of formation or bylaws or similar governing documents of any of Parent Bank or Merger Sub in a manner that would materially and adversely affect the economic benefits of the First Merger to the holders of Company Common Stock;
(b) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;
(c) knowingly take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(d) (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, (x) in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Parent, or (y) if such transaction, together with all other such transactions, is not material to Parent and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Required Regulatory Approvals will be more difficult to obtain;
(e) with respect to Parent, Parent Bank or Merger Sub, adopt or enter into a plan of liquidation or dissolution; or
(f) agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.
Article VI
ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts to:
(i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any contract or agreement of Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby); and
(ii) obtain (and assist and cooperate with the other party in obtaining) any action, non-action, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Mergers and the Bank Merger (collectively, the “Regulatory Approvals”).

The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, non-actions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Each of Parent and Company shall use their commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and Company and its Subsidiaries shall not be permitted (without Parent’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Company or any of their respective Subsidiaries pursuant to this Section 6.1(a) or otherwise in connection with obtaining the foregoing actions, non-actions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would be, or would be reasonably likely to be, individually or in the aggregate, material and adverse to the business of Parent and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by a Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein (and without material on-going conditions or restrictions) as of and following the consummation of the Bank Merger, a “Materially Burdensome Regulatory Condition”); provided that, if requested by Parent, Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Company and its Subsidiaries only subsequent and subject to the Closing.
(b) Subject to applicable Law relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.
(c) Subject to applicable Law (including applicable Law relating to the exchange of information), Company and Parent shall consult with and keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law (i) Company and Parent shall promptly furnish each other with copies of non-confidential notices or other communications received by Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, which communications may be redacted to address reasonable privilege or confidentiality concerns, (ii) Parent shall provide Company a reasonable opportunity to review in advance any proposed non-confidential communication to, including any filings with or other non-confidential written materials submitted to, any Governmental Entity and (iii) Parent shall consider in good faith Company’s views with respect to, and confer in good faith with Company to resolve, any disagreement as to strategy with respect to any non-confidential communication by Company or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Company and Parent shall use their respective commercially reasonable efforts to promptly notify the other party of any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions. Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.
6.2 Access to Information.
(a) Subject to the Confidentiality Agreement and applicable Law, Company agrees to provide Parent and its Representatives and Parent agrees to provide Company and its Representatives, from time to time prior to the Effective Time, such information as one party shall reasonably request with respect to the other party and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of the other party and its Subsidiaries as the requesting party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party or its Subsidiaries. Without limiting the foregoing, as soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company shall furnish to Parent (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or (if requested by Parent prior to the end of such calendar month) any of its Subsidiaries as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period and (iii) to the extent permitted by applicable Law, any reports provided to the board of directors of Company or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries. To the extent permitted by applicable Law, Parent shall be entitled to have at least one observer present at each meeting of Company’s and its Subsidiaries’ board of directors and their respective committees, except to the extent the discussions of such boards and committees relate to this Agreement and the transactions contemplated hereby.
(b) Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
6.3 SEC Filings and Stockholder Approval.
(a) Subject to the terms of this Agreement, Company shall take all action necessary in accordance with the TBOC, the Company Certificate, the Company Bylaws, and other applicable Law to duly call, give notice of, convene and hold a meeting of stockholders of Company entitled to notice of and vote at the meeting as promptly as practicable after the Form S-4 becomes effective with the SEC for the purpose of obtaining the Requisite Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Stockholders Meeting”). Except to the extent that the board of directors of Company shall have effected an Adverse Recommendation Change in compliance with Section 6.9 of this Agreement, or if this Agreement has been terminated, the board of directors of Company shall (i) recommend to Company’s stockholders the approval of the First Merger (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement, and (iii) use its commercially reasonable efforts to obtain the Requisite Stockholder Approval of the First Merger. Notwithstanding anything contained herein to the contrary, regardless of whether the board of directors of Company shall have effected an Adverse Recommendation Change, Company shall be required to hold the Company Stockholders Meeting and provide Company stockholders with the opportunity to vote on approval of the First Merger; provided, that Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the time that the Company Stockholders Meeting is held.
(b) Merger Sub and Parent, as the sole stockholder of Merger Sub, shall take all action necessary in accordance with the TBOC and its certificate of formation and bylaws to approve and effect the consummation of the Mergers.
(c) Company shall as promptly as practicable prepare a Proxy Statement relating to the Company Stockholders Meeting (the “Proxy Statement”). Company and Parent shall as promptly as practicable prepare and Parent shall file with the SEC a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and Parent and Company shall use their respective commercially reasonable efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. As soon as practicable after the date hereof and in any event prior to filing of the Form S-4, Company shall provide to Parent consolidated financial statements for Company and its consolidated Subsidiaries meeting the requirements of the SEC’s Regulation S-X and Form S-4 and such other financial or other information relating to Company and its Subsidiaries reasonably requested by Parent for inclusion in the Form S-4. Without limiting the foregoing, Company will use its commercially reasonable efforts to obtain the consent of each of Briggs &

Veselka Co. and Axley & Rode, LLP to reference such firm under the caption “Experts” in the Form S-4 and related prospectus of Parent and to the inclusion therein of its reports on the Company Financial Statements. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Mergers. If, at any time prior to the receipt of the Requisite Stockholder Approval, any event occurs with respect to Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to Company’s stockholders.
6.4 Public Disclosure.   Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company. Thereafter, Parent and Company shall consult with and provide each other with reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law or rules of, or listing obligations under, an applicable stock exchange.
6.5 Employee Benefit Matters.
(a) If the Closing Date occurs on or before November 1, 2017, or such later date as may be administratively feasible, from the Closing Date through December 31, 2017 (the “Continuation Period”), Parent shall maintain or cause to be maintained life insurance, accidental death and dismemberment (“AD&D”), long-term disability and medical benefit plans for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time, for so long as they continue to be so actively employed (“Covered Employees”) that provide life insurance, AD&D, long-term disability and medical benefit plans (while a Covered Employee is employed during the Continuation Period) that, in the aggregate, provide benefits that are no less favorable than the life insurance, AD&D, long-term disability, and medical benefits that are generally made available to similarly situated employees of Company and its Subsidiaries immediately prior to the Closing Date.
(b) If the Closing Date occurs after November 1, 2017 or such later date determined under (a) above, Parent shall maintain benefits during the Continuation Period, as set forth in (a) above and, in addition, for the period from January 1, 2018 through December 31, 2018, Parent shall maintain or cause to be maintained life insurance, AD&D, long-term disability, and medical benefits for the benefit of Covered Employees during this subsequent period that are substantially similar to the life insurance, AD&D, long-term disability, and medical benefits generally made available to similarly situated employees of Company and its Subsidiaries immediately prior to the Closing Date. With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to cause any eligibility waiting periods (applicable prior to the date hereof) under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c) For a one year period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment that are consistent with the terms of the Severance Pay Plan of First Bank & Trust East Texas (the “Severance Plan”), as in effect immediately prior to the Closing Date.

(d) Company shall take all board actions necessary to terminate, effective immediately prior to the Effective Time, the First Bank & Trust East Texas 401(k) Profit Sharing Plan (the “Company 401(k) Plan”). As soon as administratively feasible after the Closing Date, the Covered Employees shall be eligible to participate in another cash or deferred arrangement within the meaning of Section 401(k) sponsored by Parent or its Subsidiaries and in which the Covered Employees are eligible (the “Parent 401(k) Plan”) on the same terms and conditions applicable to employees of Parent or any of its Subsidiaries. Following receipt of a favorable determination letter from the IRS confirming that the termination of the Company 401(k) Plan did not adversely affect such plan’s qualification for federal tax purposes, Covered Employees shall be permitted to roll any eligible rollover distributions from the Company 401(k) Plan into the Parent 401(k) Plan. Notwithstanding anything to the contrary herein, Company shall be permitted to make any permitted contributions to the Company 401(k) Plan, in accordance with the terms thereof, for the year (whether partial or complete) in which the Closing occurs immediately prior to the termination of the Company 401(k) Plan, to the extent that such contribution has been properly accrued and reflected in the calculation of Closing Net Book Value as of the Determination Date.
(e) In the event that the Closing Date occurs prior to the payment of the Covered Employees’ bonuses in respect of the 2017 year, Parent agrees that the Covered Employees shall be eligible to be awarded bonuses with respect to the 2017 year, taking into account Company’s performance for the 2017 performance year, the terms of Company’s applicable bonus plan, and Company’s bonus allocation practice in the ordinary course of business; provided that Company shall have properly accrued for any bonuses earned prior to the Effective Time, along with all associated withholding taxes, and such bonuses and associated withholding taxes have been reflected in the calculation of Closing Net Book Value as of the Determination Date. Following the Effective Time, (i) each Key Employee shall be entitled to receive the compensation and benefits provided for in such Key Employee’s Key Employee Agreement, subject to the terms and conditions thereof, consistent with Section 6.5(e)(i) of the Disclosure Schedule, (ii) to the extent such amounts have been properly accrued and reflected in the Calculation of Closing Net Book Value as of the Determination Date, each Covered Employee listed under the heading “Operations” on Schedule C shall be entitled to receive the compensation and benefits corresponding to that person’s name as set forth on Section 6.5(e)(ii) of the Disclosure Schedule, subject to the terms and conditions set forth thereon, and (iii) to the extent such amounts have been properly accrued and reflected in the Calculation of Closing Net Book Value as of the Determination Date, each employee of Company Bank Subsidiary listed under the heading “Retirement” on Schedule C shall be entitled to payment of the change in control bonus reflected on Section 6.5(e)(iii) of the Disclosure Schedule as of the Effective Time.
(f) The Company’s Time Off Policies shall terminate as of the Effective Time, at which time the Covered Employees shall become covered by and subject to Parent’s policies regarding vacation time, personal time, and sick leave; provided, that each Covered Employee shall be permitted to rollover and receive credit under Parent’s policies regarding vacation time, personal time, and sick leave for accrued but unused paid leave under Company’s Time Off Policies as of the Closing Date, up to a maximum amount of 40 hours. At least 60 days prior to the Closing Date, the Company shall take reasonable steps to communicate to all Covered Employees the time off policy transition set forth in this Section 6.5(f).
(g) Parent shall cause any employee benefit plans of Parent and its Subsidiaries in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.

(h) Without limiting the generality of Section 6.5, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.
(i) Company shall use commercially reasonable efforts to take the actions set forth in Section 6.5(i) of the Disclosure Schedule as soon as practicable following the date hereof. Company shall be responsible for all fees, expenses and penalties (if any) associated with such actions, which shall be accrued and reflected in the calculation of Closing Net Book Value as of the Determination Date.
6.6 Additional Agreements.   Subject to the terms and conditions of this Agreement, each of Company and Parent shall cooperate fully with each other and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Mergers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Parent Company with full title to all properties, assets, rights, approvals, immunities and franchises of any party to the Mergers, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, Parent shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes at or before the Effective Time, a director or officer of Company, or any persons who are or were serving at the request of Company or any of its Subsidiaries as a director, officer, trustee, fiduciary, employee or agent of another entity (including any Company Employee Benefit Plan) (each, a “Company Indemnified Party”) against all judgments, penalties, fines, settlements (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld), and reasonable expenses actually incurred (including attorneys’ fees), in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”) arising out of actions or omissions occurring at or prior to the Effective Time which were committed by such Company Indemnified Party (including the Mergers and the other transactions contemplated hereby) or in connection with any appearance as a witness, regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Certificate, Company Bylaws, and any agreement between Company and such Company Indemnified Party, each as in effect on the date hereof. Any Company Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any Claim, shall promptly after the Effective Time notify Parent thereof.
(b) Parent shall maintain in effect for a period of six (6) years after the Effective Time directors’ and officers’ liability insurance and fiduciary insurance policy; provided that (i) Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) in lieu of such obligation, in consultation with Parent, Company may obtain extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time) with respect to claims arising from facts, events or actions which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided further, that Parent shall not be obligated to make aggregate annual premium payments for such six (6)-year period in respect of such policy (or coverage replacing such policy) which exceed 250% of the annual premium payments on Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its commercially reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.
(c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and their respective heirs and representatives.
6.8 Exchange Listing.   Parent shall use its commercially reasonable efforts to list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the First Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.
6.9 No Solicitation.
(a) Except as specifically permitted in this Section 6.9, Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, assist or knowingly take any other action to facilitate or encourage (including by way of furnishing non-public information), the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) approve, recommend, declare advisable or enter into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet or other similar agreement regarding any Acquisition Proposal or requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Mergers (a “Company Acquisition Agreement”).
(b) Except as specifically permitted in this Section 6.9, the board of directors of Company shall not fail to make at any time required by this Agreement, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or adopt, approve or publicly recommend an Acquisition Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).
(c) As used in this Agreement, (1) “Acquisition Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (or group of Persons) other than Parent or its Subsidiaries, including Merger Sub, relating to, or that is reasonably likely to lead to, any (i) direct or indirect acquisition of assets of Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of Company’s consolidated assets or to which twenty percent (20%) or more of Company’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of Company, (iv) merger, consolidation, other business combination or similar transaction involving Company or any of its Subsidiaries, pursuant to which such Person would own twenty percent (20%) or more of the consolidated assets, net revenues or net income of Company, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Company, (2) “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the board of directors of Company reasonably determines in good faith (after consultation with outside legal counsel and Company’s financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, is more favorable from a financial point of view to the holders of Company

Common Stock than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions hereof proposed in writing by Parent in response to any such Acquisition Proposal in accordance with this Section 6.9); provided that, for purposes of the definition of  “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “a majority,” and (3) “Intervening Event” shall mean a fact, change, development, event or circumstance that was not known to the board of directors of Company on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the board of directors of Company as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the board of directors of Company prior to the time at which Company obtains the Requisite Stockholder Approval and does not relate to any (i) any Acquisition Proposal or (ii) any events or circumstances relating to the Mergers or the other transactions contemplated hereby.
(d) Notwithstanding Section 6.9(a), prior to the receipt of the Requisite Stockholder Approval, the board of directors of Company, directly or indirectly through any Representative, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing and furnish to such third party information relating to Company or any of its Subsidiaries pursuant to an executed confidentiality agreement on terms no more favorable than those in the Confidentiality Agreement (which confidentiality agreement shall not constitute a Company Acquisition Agreement and a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Parent) if  (i) the board of directors of Company determines in good faith, after consultation with outside legal counsel and Company’s financial advisor, that the Acquisition Proposal is reasonably likely to result in a Superior Proposal, (ii) the board of directors of Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the board of directors of Company to be in breach of its fiduciary duties under applicable Law, and (iii) Company has notified Parent of the receipt of such Acquisition Proposal as provided in Section 6.9(e).
(e) Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to the Knowledge of Company, may be considering making, an Acquisition Proposal (including any request from a third party to release or to waive the confidentiality or the standstill provisions of any agreement to which Company or any of its Subsidiaries is a party). Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Company shall keep Parent reasonably informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.
(f) Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval, and only following compliance with Section 6.9(d), Section 6.9(e) and Section 6.9(g), the board of directors of Company may, if it determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, (i) make an Adverse Recommendation Change (A) in response to a bona fide written unsolicited Acquisition Proposal made after the date hereof or (B) in response to an Intervening Event or (ii) cause or permit Company to terminate this Agreement pursuant to Section 8.1(h) and promptly thereafter enter into a Company Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Termination”); provided, that no Adverse Recommendation Change may be made in response to, and Company may not effect a Superior Proposal Termination with respect to, an Acquisition Proposal, unless the board of directors of Company determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal.

(g) Prior to effecting any Adverse Recommendation Change or a Superior Proposal Termination, (i) Company shall notify Parent in writing, at least three (3) Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”) of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination, which notice shall include the material terms and conditions of any Superior Proposal and the identity of the Person making such proposal (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice Period of at least two (2) Business Days), or, if in response to an Intervening Event, shall include reasonable detail regarding the Intervening Event, (ii) during the applicable Notice Period, Company shall negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation Change in response to the Intervening Event is no longer necessary, as applicable, and (iii) at the end of the Notice Period, Company’s board of directors shall determine in good faith (after consultation with outside legal counsel and financial advisors) that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.9(g)) or that the Intervening Event continues to necessitate an Adverse Recommendation Change, as applicable.
(h) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and its Representatives) conducted heretofore with respect to any of the foregoing, and shall direct all Persons (other than Parent and its Representatives) who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal; provided, that Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this sentence if the board of directors of Company determines in good faith, after consultation with outside legal counsel, that taking such action or failing to take such action, as the case may be, would reasonably be expected to cause the board of directors of Company to be in breach of its fiduciary duties under applicable Law.
(i) Nothing contained herein shall prevent the board of directors of Company from disclosing to Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law. Any such disclosure (other than solely a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.
6.10 Notification of Certain Actions.   Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company or Parent, respectively, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.
6.11 Takeover Provisions.   No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.
6.12 Stockholder Litigation.   Company shall control, and Company shall give Parent prompt notice of and the opportunity to participate in the defense of, any litigation brought by stockholders of Company against Company and/or its officers or directors relating to the transactions contemplated by this

Agreement; provided that Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
6.13 Merger Sub; Parent Subsidiaries; Company Subsidiaries.   Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the First Merger on the terms and conditions set forth in this Agreement. Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.
6.14 Tax Representation Letters.   Parent and Company shall (i) use their respective commercially reasonable efforts to obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d), and (ii) deliver to Alston & Bird LLP tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent and Company, in form and substance reasonably acceptable to such counsel, containing representations of Parent and Company as shall be reasonably necessary or appropriate to enable Alston & Bird LLP to render opinions on the effective date of the Form S-4 and on the Closing Date, as described in Section 7.2(d) and Section 7.3(d), respectively.
Article VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Closing.   The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a) Stockholder Approvals.   The Requisite Stockholder Approval shall have been obtained.
(b) Regulatory Approvals.   All Required Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and in the case of the obligation of Parent to effect the Closing, no such Required Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).
(c) No Injunctions or Restraints; Illegality.   No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers.
(d) Exchange Listing.   The shares of Parent Common Stock to be issued as part of the Merger Consideration upon consummation of the First Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(e) Form S-4.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.
7.2 Conditions to Obligations of Parent.   The obligation of Parent to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties.   After giving effect to the lead-in to Article III, (i) each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(c)(i), Section 3.8(c) and Section 3.26 of the Agreement shall be true and correct in all respects, except for such failures to be true and correct as are de minimis, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or

“Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.
(b) Performance of Obligations of Company.   Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c) Officer’s Certificate.   Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied.
(d) Opinion of Tax Counsel.   Parent shall have received an opinion from Alston & Bird LLP, counsel to Parent, dated as of the effective date of the Form S-4, satisfying the requirements of item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston & Bird LLP may require and rely upon representations contained in letters described in Section 6.13.
(e) Material Adverse Effect.   No Material Adverse Effect on Company shall have occurred.
(f) FIRPTA Certificate.   Company shall deliver to Parent a certificate, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Parent is exempt from withholding any portion of the Merger Consideration thereunder.
(g) Dissenters’ Rights.   The holders of shares representing not more than five percent of the outstanding shares of Company Common Stock shall have demanded or shall be entitled to demand payment of the fair value of their shares as Dissenting Stockholders.
7.3 Conditions to Obligations of Company.   The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties.   Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b) Performance of Obligations of Parent.   Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c) Officer’s Certificate. Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(e) have been satisfied.
(d) Opinion of Tax Counsel.   Company shall have received an opinion from Alston & Bird, LLP dated as of the effective date of the Form S-4, satisfying the requirements of item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Alston &

Bird, LLP may require and rely upon representations contained in letters described in Section 6.14. The condition set forth in this Section 7.3(d) shall not be waivable after receipt of the Requisite Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.
(e) Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred.
Article VIII
TERMINATION AND AMENDMENT
8.1 Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the First Merger by the stockholders of Company:
(a) by mutual written consent of Company and Parent;
(b) by either Company or Parent, if the Closing shall not have occurred on or before the End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, or materially contributed to, the failure of the First Merger to be consummated by the End Date);
(c) by either Company or Parent, (i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable or (ii) if either party receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Regulatory Approval required to consummate the transactions contemplated under this Agreement without imposing a Materially Burdensome Regulatory Condition on Company or Parent (unless in either case the failure of the party seeking to terminate this Agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, or materially contributed to, the issuance of the injunction, prohibition or the failure to obtain such Regulatory Approval or the imposition of the Materially Burdensome Regulatory Condition);
(d) by Company, if Parent or Merger Sub has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement in any respect, which breach would, individually or together with all such other then-uncured breaches by Parent and Merger Sub, constitute grounds for the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of  (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period; provided that Company shall not have the right to terminate this Agreement pursuant to this clause (d) if Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(e) by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of  (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company or by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this clause (e) if either Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(f) by either Company or Parent, if the Requisite Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the First Merger was taken;

(g) by Parent, if Company has (i) failed to make the Company Board Recommendation at any time required by this Agreement or has made an Adverse Recommendation Change, (ii) failed to comply in all material respects with its obligations under Sections 6.3(a) and 6.9, or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection thereof within ten (10) Business Days after commencement), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to recommend rejection thereof within ten (10) Business Days after commencement), an Acquisition Proposal involving Company; or
(h) by Company, if Company’s board of directors determines to enter into a Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.9(f), but only if Company (A) has complied with all of its obligations pursuant to Section 6.9, (B) pays the Termination Fee pursuant to Section 8.3(c) and (C) enters into such Company Acquisition Agreement promptly after such termination.
8.2 Notice of Termination; Effect of Termination.   The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Article VIII shall be effective immediately upon delivery (unless otherwise provided herein) of such written notice to the other party. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(b) (Access to Information (Confidentiality)), Section 8.1 (Termination), Section 8.2 (Notice of Termination; Effect of Termination), Section 8.3 (Termination Fee) and Article IX (General Provisions) shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for fraud or any willful and material breach of any provision of this Agreement.
8.3 Termination Fee.
(a) In the event that this Agreement is terminated
(i) by Parent or Company pursuant to Section 8.1(b) and, after the date hereof but prior to termination of this Agreement pursuant to Section 8.1(b), an Acquisition Proposal has been made known to Company’s board of directors,
(ii) by Parent pursuant to Section 8.1(e) and, after the date hereof but prior to the breach giving rise to such right of termination, an Acquisition Proposal has been made known to Company’s board of directors, or
(iii) by Company or Parent pursuant to Section 8.1(f) and, prior to the Company Stockholder Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and prior to the date that is twelve (12) months after the date of such termination Company consummates an Acquisition Proposal or enters into a Company Acquisition Agreement, then Company shall on the earlier of the date the transactions contemplated by the Acquisition Proposal are consummated or any such Company Acquisition Agreement is executed or entered into, as applicable, pay Parent a fee equal to $9,000,000 (the “Termination Fee”) by wire transfer of immediately available funds; provided that for purposes of this Section 8.3(a), each reference to 20% in the definition of  “Acquisition Proposal” shall be deemed to be a reference to “a majority.”
(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to accounts designated by Parent within five (5) Business Days after notice of the termination of this Agreement.
(c) In the event this Agreement is terminated by Company pursuant to Section 8.1(h), Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to accounts designated by Parent at the time of termination of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Company pursuant to this Section 8.3, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement, and under no circumstances shall Company be obligated to pay the Termination Fee on more than one occasion.
8.4 Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided that, after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law; provided further that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.
8.5 Extension; Waiver.   At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.
Article IX
GENERAL PROVISIONS
9.1 No Survival of Representations and Warranties and Agreements.   None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.
9.2 Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
9.3 Notices.   All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, email or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)
if to Company, to:

Diboll State Bancshares, Inc.
104 N. Temple Dr.
Diboll, Texas 75941
Attention: H. J. Shands, III
Fax: (936) 829-4722
Email: jshands@fbtet.com
with a copy to (which shall not constitute notice):
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Chet A. Fenimore
Fax: (512) 583-5940
Email: cfenimore@fkhpartners.com

(b)
if to Parent or Merger Sub, to:

Southside Bancshares, Inc.
P.O. Box 8444
Tyler, Texas 75711
Attention: Lee Gibson
Fax: (903) 535-4508
Email: lee.gibson@southside.com
with a copy to (which shall not constitute notice):
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:
Lesley H. Solomon
and David E. Brown, Jr.

Fax: (404) 881-7777
Email: lesley.solomon@alston.com and david.brown@alston.com
All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, email or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.
9.4 Interpretation.   For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.
9.5 Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“PDF”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
9.6 Entire Agreement.   This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, the other Schedules and Exhibits and the other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law; WAIVER OF JURY TRIAL.
(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to any applicable conflicts of law principles thereof that would result in the application of the laws of any other jurisdiction.
(b) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8 Specific Performance.   The parties agree that substantial irreparable damage would occur and would not be adequately remedied by monetary damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post bond or other security as a prerequisite to obtaining or enforcing equitable relief.
9.9 Additional Definitions.   In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
“Affiliate” shall mean (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Tyler, Texas are authorized or obligated pursuant to legal requirements or executive order to be closed.
“Closing Mark-to-Market Valuation” shall mean the current valuation (net of tax), as of the Determination Date, of all securities in the investment portfolio of Company and its Subsidiaries, as prepared by Hilltop Securities Inc., using the methodology, procedures and approach consistent with those employed in the December 31, 2016 investment portfolio valuation prepared by Hilltop Securities Inc. for Company and its Subsidiaries.
“Closing Net Book Value” shall mean the unaudited consolidated net stockholders’ equity of Company as of the Determination Date, determined in accordance with GAAP, but without giving effect to any required purchase accounting adjustments required as a result of the transactions contemplated by this Agreement. For purposes of calculating the Closing Net Book Value, Company shall include, without duplication, reductions for: (a) any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement, the Mergers, the Bank Merger and the other transactions contemplated hereby, on an after-tax basis; (b) any legal and accounting fees incurred in connection with this Agreement, the Mergers, the Bank Merger and the other transactions contemplated hereby and any related SEC and regulatory filings, on an after-tax basis; (c) any amounts paid or payable pursuant to Company’s change-in-control bonus pool, on an after-tax basis; (d) except to the extent the Aggregate Cash Consideration has been adjusted pursuant to Section 2.1(b)(i) hereof, the costs, expenses, payments or other amounts paid or payable pursuant to vesting of any Company Equity Awards and any existing employment, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, or retention arrangements between Company or any of its Subsidiaries and any other Person, on an after-tax basis; (e) the Designated Contracts Termination Costs, on an after-tax basis; and (f) the amount of any and all Permitted Dividends, to the extent paid, declared or expected to be paid or declared, prior to the Effective Time. Additionally, the Closing Net Book Value shall reflect the Closing Mark-to-Market Valuation. The Closing Net Book Value may be further adjusted upon the mutual agreement of the parties, provided such adjustment shall be memorialized in a writing signed by all of the parties thereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Equity Awards” shall mean any outstanding Company stock options, restricted shares, restricted stock units, deferred shares, stock appreciation rights, warrants, convertible securities and other similar securities or rights.
“Company Stock Plan” shall mean the Diboll State Bancshares, Inc. Incentive Stock Option 2014 - Plan.
“Company Tier 1 Leverage Ratio” shall mean the quotient of Company’s (i) Tier 1 capital (after giving effect to the amount of any and all Permitted Dividends, to the extent paid, declared or expected to be paid or declared, prior to the Effective Time) and (ii) Company’s 90-day average total consolidated assets and certain off-balance sheet exposures (after giving effect to the amount of any and all Permitted Dividends, to the extent paid, declared or expected to be paid or declared, prior to the Effective Time), as calculated in accordance with Schedule D.
“Confidentiality Agreement” shall mean each of  (i) that certain Confidentiality Agreement, dated February 14, 2017, by and between Company and Parent (as it may be amended from time to time) and (ii) that certain Confidentiality Agreement, dated May 3, 2017, by and between Parent and Company (as it may be amended from time to time).
“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.
“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.
“Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Designated Contracts” shall mean (i) the Master Agreement, dated January 11, 2016, between First Bank & Trust East Texas and Fiserv Solutions, LLC, (ii) the Master Data Processing Services Agreement, dated March 2, 2011, as amended by the Amendment to Master Data Processing Services Agreement, dated March 9, 2011, and the Amendment to Q2 Master Data Processing Services Agreement, dated September 18, 2013, between First Bank & Trust East Texas and Q2 Software, Inc. (iii) the Master Services

Agreement, dated July 1, 2014, as amended by Amendment No. 1, dated October 24, 2014, between First Bank & Trust East Texas and Vantiv, LLC and (iv) the Custodian Agreement, dated August 10, 2005, between First Bank & Trust East Texas and SunGard Business Systems, LLC, including all addenda, schedules and exhibits thereto, as amended or supplemented prior to the date hereof.
“Designated Contracts Termination Costs” shall mean the costs, expenses, payments, fees or other amounts paid, or expected to be paid, in connection with the termination of the Designated Contracts, whether or not such Designated Contracts have been terminated prior to or in connection with Closing.
“Determination Date” means the date that is fifteen (15) Business Days prior to the Closing Date.
“End Date” shall mean the date that is the nine (9) month anniversary of the date of this Agreement.
“Environmental Law” shall mean all Laws (including common law), related to pollution, protection of the environment, protection of public health and safety as relating to exposure to pollutants, or natural resources, including, without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.
“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Net Book Value” shall mean Company’s estimate of the Closing Net Book Value, delivered to Parent in accordance with Section 2.6.
“Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, websites, know how, trade secrets, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.
“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule and with respect to Parent and Merger Sub, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.
“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, legally binding policy, legally binding guideline or legally binding agency requirement of any Governmental Entity, including common law.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Loan Documentation” shall mean all Loan files and all documents included in a Company or its Subsidiaries file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.
“Material Adverse Effect” shall mean, with respect to any party, any event, circumstance, development, change or effect that, individually or in the aggregate is, or is reasonably likely to be, material and adverse to (i) the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in the application of GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global or national (or any state or territory thereof) political, general economic or market conditions, in each case affecting other companies in the financial services industry, including changes in the credit markets, any downgrades in the credit markets, or adverse credit events or changes in prevailing interest rates, currency exchange rates, or price levels or trading volumes in the United States and including changes to any previously correctly applied asset marks resulting therefrom, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (E) actions or omissions taken with the prior written consent of the other party, (F) any failure, in and of itself, by such party to meet internal or other estimates, projections or forecasts (it being understood that the facts or circumstances giving rise or contributing to the failure to meet estimates, projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) or (G) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; except, with respect to clauses (A), (B), (C) and (D), if the effects of such change disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
“Merger Consideration” means the dollar value of the sum of  (A) the Aggregate Cash Consideration plus (B) the Aggregate Stock Consideration, in each case as may be adjusted herein.
“Parent Benefit Plan” shall mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Parent or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Parent or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any of their respective ERISA Affiliates.
“Parent Spring 2017 Dividend” shall mean the 2.5% stock dividend that was declared by Parent in the second quarter of 2017, consistent with past practice.
“party” or “parties” shall mean Company and Parent.
“Person” shall mean any individual, Corporate Entity or Governmental Entity.
“Required Regulatory Approvals” shall mean each of  (i) Federal Reserve approval required by Section 3 of the Bank Holding Company Act (12 USC 1842) and its implementing regulations, including 12 CFR 225.14, (ii) Texas Department of Banking approval pursuant to Texas Finance Code Sec. 202.001, (iii) Bank Merger Approval pursuant to Texas Finance Code Sec. 32.301 and Texas Administrative Code Sec. 15.104, and (iv) Federal Deposit Insurance Corporation approval pursuant to the Bank Merger Act (12 USC 1828(c)).
“Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association or other business entity of which (i) such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such party is or directly or indirectly has the power to appoint a general partner, manager or managing member.
“Target Book Value” shall mean an amount equal to $100,298,570.
“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, all liabilities with respect to escheat or unclaimed property, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.
“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.
“Time Off Policy” shall mean any Company policy, plan or arrangement that provides for employees to accrue vacation time, personal time or sick leave.
“Trading Day” shall mean any day on which the NASDAQ is open for trading.
9.10 Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
9.11 Authorship.   The parties agree that the terms and language of this Agreement are the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
9.12 Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
SOUTHSIDE BANCSHARES, INC.
By:	/s/ Lee Gibson
Lee Gibson Chief Executive Office and President
ROCKET MERGER SUB, INC.
By:	/s/ Lee Gibson
Lee Gibson Chief Executive Officer and President
DIBOLL STATE BANCSHARES, INC.
By:	/s/ H. J. Shands III
H. J. Shands, III Chairman of the Board

SCHEDULE A
Stockholders Executing Voting and Support Agreements
1. H. J. Shands, III
2. Joe C. Denman III
3. M. Richard Warner
4. Ellen C. Temple
5. Charlotte Temple
6. May K. & Clifford Grum Foundation
7. James Denman

SCHEDULE B
Individuals Executing Key Employee Agreements
1. H. J. Shands, III
2. Joe C. Denman, III
3. James Denman
4. Van Watson
5. James Mize
6. Todd Tutt
7. Ernest King
8. Codie Jenkins
9. Bradley Browder
10. Malcolm Deason
11. Michael Goode
12. Ryan Reeve
13. Derrick Kaudelka
14. Joshua Neal
15. Ashlyn Cole
16. Richard Solomon
17. Jonathan Keller
18. Corey Ashley
19. Gary Gardner
20. John Thannisch
21. Donna Purser
22. Jason Wells
23. John Grigsby
24. Andrew Mills
25. Tempestt Parker
26. Emily Corbett
27. Crystal Simmons

SCHEDULE C
Individuals Entitled to Change in Control Payments
Operations
(1)
Nita Dickerson

(2)
Sonia Arellano

(3)
Dan Droege

(4)
Tammy Head

(5)
Cynthia Neal

(6)
Joshua Squyres

(7)
Mona Melton

(8)
Autumn Finchum

(9)
Sherri Anthony

(10)
Wendy Wright

(11)
Sara Lee

(12)
Brandon Bozeman

(13)
Debra Renee Conwell

(14)
Charlotte Parish

(15)
Kathy Smith

(16)
Rhiannon Lackey

(17)
Marsha Day

(18)
Jennifer Combs

(19)
Juan Ruiz

(20)
Cristina Guajardo

(21)
Kristy Thompson

(22)
Angela Havard

(23)
Crystal Jones

(24)
Rosa Compean

Retirement
(1)
Bennis E. Franks, Jr.

(2)
William Bullock

(3)
Jimmy Powers

(4)
Michael Penry

(5)
Elaine Wells

SCHEDULE D
Calculation of Company Tier 1 Leverage Ratio
Common Equity Tier 1 Capital
Common stock plus related surplus, net of treasury stock
PLUS: Retained earnings (after Permitted Dividends)
PLUS: Accumulated other comprehensive income
Common equity tier 1 capital before adjustments and deductions

Common Equity Tier 1 Capital: Adjustments and Deductions
LESS: Goodwill
LESS: Net unrealized gains (losses) on available-for-sale securities
Tier 1 Capital

Total Assets for the Leverage Ratio
Average total consolidated assets (90-day average)
LESS: Goodwill
Total assets for the leverage ratio

Tier 1 Leverage Ratio (Tier 1 Capital/Total Assets for Leverage Ratio)

EXHIBIT A
FORM OF
STOCKHOLDER VOTING AND SUPPORT AGREEMENT
See Annex C

EXHIBIT B
AGREEMENT AND PLAN OF MERGER OF
FIRST BANK & TRUST EAST TEXAS
WITH AND INTO
SOUTHSIDE BANK
This Agreement and Plan of Merger (“Plan of Merger”) is made and entered into as of ___________ ___, 2017, by and between FIRST BANK & TRUST EAST TEXAS, a bank organized and existing under the laws of the State of Texas with its main office located in Diboll, Texas (“First Bank”), and SOUTHSIDE BANK, a bank organized and existing under the laws of the State of Texas with its main office located in Tyler, Texas (“Southside”).
WHEREAS, Southside and First Bank are wholly owned subsidiaries of Southside Bancshares, Inc., a corporation organized and existing under the laws of the State of Texas (“Parent”); and
WHEREAS, the Boards of Directors of First Bank and Southside are of the opinion that the best interests of their respective banks would be served if First Bank is now merged with and into Southside on the terms and conditions provided in this Plan of Merger.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, First Bank and Southside hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of First Bank with and into Southside Bank.
ARTICLE ONE
DEFINITIONS
Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
1.1 For purposes of the Bank Merger, “Applicable Laws” shall mean Title 12, United States Code, Section 1828(c), and Title 3, Chapter 32, Subchapter D of the Texas Finance Code.
1.2 “Bank Merger” shall mean the merger of First Bank with and into Southside as provided in Section 2.1 of this Plan of Merger.
1.3 “Certificate of Merger” shall mean the Certificate of Merger to be issued by the Texas Department of Banking approving the Bank Merger.
1.4 “Commissioner” shall mean the Commissioner of the Texas Department of Banking.
1.5 “Department” shall mean the Texas Department of Banking.
1.6 “Effective Time” shall mean the date and time on which the Bank Merger becomes effective as specified in the Certificate of Merger.
1.7 “Holdco Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of June 12, 2017, by and among Southside Bancshares, Inc., Rocket Merger Sub, Inc. and Diboll Bancshares, Inc.
1.8 “First Bank Common Stock” shall mean the $10.00 par value common stock of First Bank.
1.9 “Southside Common Stock” shall mean the $2.50 par value common stock of Southside.
ARTICLE TWO
THE BANK MERGER
2.1 Bank Merger.   First Bank shall be merged with and into Southside under the Articles of Association of Southside pursuant to the provisions of and with the effect provided in the Applicable Laws. Southside shall be the surviving bank resulting from the Bank Merger and shall continue to conduct its business under the name “SOUTHSIDE BANK.” The Bank Merger shall be consummated pursuant to the terms of this Plan of Merger, which has been approved and adopted by the respective Boards of Directors of Southside Bank and First Bank and by the sole shareholder of First Bank.
2.2 Method of Converting Shares. All of the shares of Southside Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Bank Merger. At the Effective Time, the certificates representing all of the issued and outstanding shares of First Bank Common Stock shall be surrendered to Southside for cancellation and no consideration shall be issued in exchange therefor.
ARTICLE THREE
EFFECT OF BANK MERGER
3.1 Business of Southside.   The business of Southside from and after the Effective Time shall continue to be that of a Texas chartered bank. The business shall be conducted from its main office located in Tyler, Texas and at its legally established branches as set forth in Schedule 3.1, which shall also include the main office and all branches, whether in operation or approved but unopened, of First Bank at the Effective Time.
3.2 Assumption of Rights.   At the Effective Time, the separate existence and corporate organization of First Bank shall be merged into and continued in Southside, as the surviving bank of the Bank Merger. All rights, franchises and interests of First Bank in and to every type of property (real, personal and mixed), and all choses in action of First Bank shall be transferred to and vested in Southside as the surviving bank by virtue of the Bank Merger without any deed or other transfer. Southside, upon consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of First Bank or by Southside at the Effective Time, subject to any conditions imposed by the Applicable Laws.
3.3 Assumption of Liabilities.   All liabilities and obligations of First Bank of every kind and description shall be assumed by Southside as the surviving bank by virtue of the Bank Merger, and Southside shall be bound thereby in the same manner and to the same extent that First Bank was so bound at the Effective Time. All savings accounts acquired as a result of the Bank Merger will be issued in the name of Southside.
3.4 Articles of Association and Bylaws.   At the Effective Time, following consummation of the Bank Merger, (i) the Articles of Association of Southside shall be in the form set forth in Annex A to this Plan of Merger, unchanged from the Articles of Association of Southside prior to the consummation of the Bank Merger, and (ii) the Bylaws of Southside shall be in the form set forth in Annex B to this Plan of Merger, unchanged from the Bylaws of Southside prior to the consummation of the Bank Merger.
3.5 Officers, Employees and Directors.   The officers and employees of Southside immediately following the Effective Time shall include, among others, the officers and employees of Southside and First Bank immediately prior to the Effective Time. The Board of Directors of Southside immediately following the Effective Time shall consist of the Board of Directors of Southside immediately prior to the Effective Time.
3.6 Capital Stock of Southside.   The capital stock of Southside upon completion of the Bank Merger shall be approximately $15 million, consisting of 20 million authorized shares and 6 million issued and outstanding shares of common stock of a par value of  $2.50 per share. In addition, Southside shall have a surplus of approximately $_____ million and undivided profits, including capital reserves, of approximately $______ million adjusted, however, for earnings and expenses between _________ ___, 2017 and the Effective Time.

ARTICLE FOUR
EFFECTIVENESS
4.1 Conditions Precedent.   Consummation of the Bank Merger is conditioned upon (i) receipt of all approvals, consents, waivers, and other clearances of all federal and state regulatory authorities having jurisdiction over the transactions contemplated by this Bank Plan of Merger, including without limitation approval of the Commissioner and the Federal Deposit Insurance Corporation, pursuant to the Applicable Laws and (ii) the consummation of the First Merger and Second Merger, as each term is defined in the Holdco Merger Agreement.
4.2 Termination.   This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto in accordance with the provisions of Section 5.1 thereof.
4.3 Effectiveness.   Subject to the satisfaction of all waiting periods, requirements of applicable laws and regulations and the terms and conditions set forth herein, the Bank Merger contemplated by this Plan of Merger shall be and become effective at the time and on the date specified in the Certificate of Merger.
ARTICLE FIVE
MISCELLANEOUS
5.1 Termination; Amendment.   To the extent permitted by law, this Plan of Merger may be amended by a subsequent written instrument upon the approval of the Boards of Directors of each of the parties hereto and upon execution of such instrument by the duly authorized officers of each; provided that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 4.1 hereof. This Plan of Merger may be terminated at any time prior to the Effective Time by the written agreement of each of the parties hereto and shall terminate automatically and concurrently, without any further action by either party hereto, upon the termination of the Holdco Merger Agreement.
5.2 Governing Law.   This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the federal laws of the United States apply to consummation of the Bank Merger.
5.3 Headings.   The headings in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.
5.4 Counterparts.   This Plan of Merger may be executed, by facsimile or otherwise, in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank. Signatures Appear on Following Page(s).]

IN WITNESS WHEREOF First Bank and Southside have caused this Plan of Merger to be executed on their behalf by their officers thereunto duly authorized as of the date first above written.
ATTEST:	FIRST BANK & TRUST EAST TEXAS
By:	By:
Name:	H. J. Shands III
Title: Secretary	President and Chief Executive Officer
ATTEST:		SOUTHSIDE BANK
By:		By:
Name:		Lee R. Gibson
Title:	Secretary	President and Chief Executive Officer

Annex B
June 12, 2017
Board of Directors
Diboll State Bancshares, Inc.
104 North Temple Drive
Diboll, TX75941
Ladies and Gentlemen:
Hovde Group, LLC (“we” or “Hovde”) understand that Southside Bancshares, Inc., a Texas corporation (“Parent”), Rocket Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Diboll State Bancshares, Inc., a Texas corporation (“Company”) are about to enter into an Agreement and Plan of Merger dated June 12, 2017 (the “Agreement”). As provided in the Agreement and subject to the terms and conditions set forth therein, at the Effective Time, Merger Sub shall merge with and into Company (the “First Merger”), with the Company as the surviving corporation (the “Surviving Corporation”). Immediately after the First Merger, the Surviving Corporation shall be merged with and into Parent (the “Second Merger,” and together with the First Merger, the “Mergers”), with the Parent as the surviving corporation (sometimes referred to in such capacity as the “Surviving Parent Company”). The Agreement further provides that, immediately following the Second Effective Time (as defined in the Agreement), First Bank and Trust East Texas, a Texas banking association and, prior to the Second Effective Time, wholly owned subsidiary of Company (the “Company Bank Subsidiary”), will merge (the “Bank Merger”) with and into Southside Bank, a Texas banking association and wholly owned subsidiary of Parent (“Parent Bank”), with Parent Bank as the surviving entity in the Bank Merger pursuant to the Subsidiary Plan of Merger (as described in the Agreement). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.
Pursuant to the Agreement and subject to the terms and conditions set forth therein, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares (as such terms are defined in the Agreement)) shall be converted into the right to receive the Per Share Merger Consideration.
Pursuant to the Agreement, the “Per Share Merger Consideration” means the sum of  (A) the Per Share Cash Consideration plus (B) the Per Share Stock Consideration. “Per Share Cash Consideration” means the amount of cash (rounded to the nearest whole cent) equal to the quotient of  (A) the Aggregate Cash Consideration (as it may be adjusted per the terms of the Agreement), divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to any valid exercises of outstanding Company Equity Awards prior to the Effective Time) (the “Company Outstanding Share Number”). “Aggregate Cash Consideration” means the amount of cash equal to $25,000,000, which amount shall be decreased by (i) the after-tax amount paid by Company to holders of Company Equity Awards that utilize the “cashless exercise feature” of such Company Equity Awards and upon such cashless exercise receive payment of an amount in cash equal to the excess of the aggregate fair market value at the time of such exercise of the Company Common Stock subject to the Company Equity Awards over the aggregate purchase price for such shares of Company Common Stock, and (ii) the amount by which the Company’s Closing Net Book Value as defined in the Agreement is less than $100,298,570 (the “Target Book Value”). “Per Share Stock Consideration” means the number of shares of Parent Common Stock (as defined in the Agreement) (rounded to the nearest ten-thousandth of a share) equal to the quotient of  (A) Aggregate Stock Consideration (as it may be adjusted per the terms of the Agreement), divided by (B) the Company Outstanding Share Number. “Aggregate Stock Consideration” means 5,535,000 validly issued, fully paid and nonassessable shares of Parent Common Stock, subject to customary anti-dilution adjustments if appropriate (together with any cash in lieu of

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June 12, 2017

fractional shares of Parent Common Stock to be paid pursuant to Section 2.4(f) of the Agreement). “Merger Consideration” means the dollar value of the sum of  (A) the Aggregate Cash Consideration plus (B) the Aggregate Stock Consideration, in each case as may be adjusted in the Agreement.
You have instructed us to assume for purposes of our analysis and opinion that Company will have a Closing Net Book Value equal to approximately $99,790,656 as of the applicable determination date, which is less than the Target Book Value. In addition, you have instructed us to assume for purposes of our analysis and opinion that the after-tax amount payable by Company to holders of Company Equity Awards that utilize the “cashless exercise feature” of such Company Equity Awards shall be equal to approximately $1,821,648 (based on 21,466 Company Equity Awards outstanding with a weighted average strike price of $131.86, and an assumed price of  $260.44 per share of Company Common Stock as of June 9, 2017). Accordingly, based on the foregoing, we have assumed (i) that the value of the Aggregate Cash Consideration, as of the applicable determination date, shall be approximately $22,670,438, and (ii) that the Aggregate Stock Consideration will not be subject to any adjustment, and that Parent will issue 5,535,000 shares of Parent Common Stock in connection with the First Merger which, based on the closing price of Parent Common Stock of  $35.64 per share as of June 9, 2017, has a value of approximately $197,267,400. Accordingly, based on the foregoing, we have assumed for purposes of our opinion and analysis that the holders of Company Common Stock will have the right to receive estimated Merger Consideration (in the form of cash and stock) with an aggregate value of approximately $219,937,838.
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid in connection with the First Merger, to the holders of Company Common Stock. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the First Merger, and we are not opining on any individual stock, cash, or other components of consideration payable in connection with the Mergers.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed the Agreement, as provided to Hovde by Company;

(ii)
reviewed unaudited financial statements for Parent, Parent Bank, Company, and Company Bank Subsidiary as of and for the three-month period ending March 31, 2017;

(iii)
reviewed certain historical annual reports of each of Parent, Parent Bank, Company, and Company Bank Subsidiary, including audited annual reports as of and for the year ending December 31, 2016;

(iv)
reviewed certain historical publicly available business and financial information concerning each of Parent, Parent Bank, Company, and Company Bank Subsidiary;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Parent, Parent Bank, Company, and Company Bank Subsidiary;

(vi)
reviewed financial projections prepared by certain members of senior management of Parent, Parent Bank, Company, and Company Bank Subsidiary;

(vii)
discussed with certain members of senior management of Parent and Company, the business, financial condition, results of operations and future prospects of Parent, Parent Bank, Company and Company Bank Subsidiary; the history and past and current operations of Parent, Parent Bank, Company and Company Bank Subsidiary; Parent’s, Parent Bank’s, Company’s and Company Bank Subsidiary’s historical financial performance; and their assessment of the rationale for the Mergers;

(viii)
reviewed and analyzed materials detailing the Mergers prepared by Parent and Company and by their respective legal and financial advisors including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the Mergers (the “Synergies”);

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June 12, 2017

(ix)
assessed general economic and market conditions;

(x)
analyzed the pro forma financial impact of the Mergers on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Mergers based on assumptions relating to the Synergies;

(xi)
evaluated the contribution of assets, deposits, equity and earnings of Parent and Company to the combined company;

(xii)
reviewed certain S&P CapIQ consensus income and balance sheet estimates for Parent for 2017 and for 2018;

(xiii)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xiv)
reviewed historical market prices and trading volumes of Parent’s Common Stock;

(xv)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xvi)
reviewed certain publicly available financial and stock market data relating to selected public financial institutions/commercial banks that we deemed relevant to our analysis; and

(xvii)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the First Effective Date will be, no material changes in the financial condition and results of operations of Parent, Parent Bank, Company, or Company Bank Subsidiary since the date of the latest financial information described above. We have relied, without independent verification or investigation, on the assessments of the management of Parent, Parent Bank, Company and Company Bank Subsidiary as to their existing and future relationships with key employees and partners, clients, products and services, and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Parent, Parent Bank, Company, and Company Bank Subsidiary are true and complete. We have relied upon the management of Parent, Parent Bank, Company and Company Bank Subsidiary as to the reasonableness and achievability of the financial forecasts, and projections, estimates and other forward-looking information (including the Synergies) provided to Hovde by Parent, Parent Bank, Company, and Company Bank Subsidiary, and we assumed such forecasts, projections, estimates and other forward-looking information (including the Synergies) have been reasonably prepared by Parent, Parent Bank, Company, and Company Bank Subsidiary on a basis reflecting the best currently available information and Parent’s, Parent Bank’s, Company’s and Company Bank Subsidiary’s judgments and estimates. We have assumed that such forecasts, projections, estimates and other forward-looking information (including the Synergies) would be realized in the amounts and at the times contemplated thereby, and we do not, in any respect, assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by Company to rely upon such forecasts, projections, estimates and other information and data, and we express no view as to any such forecasts, projections, estimates or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Parent, Parent Bank, Company and Company Bank Subsidiary or their respective representatives or that was otherwise reviewed by us, and we have relied on such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Parent, Parent Bank,

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June 12, 2017

Company and Company Bank Subsidiary that they are not aware of any facts or circumstances that would make any of such information incomplete, inaccurate or misleading. We have not been asked to, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Parent, Parent Bank, Company and Company Bank Subsidiary are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of Parent, Parent Bank, Company and Company Bank Subsidiary, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of Parent, Parent Bank, Company or Company Bank Subsidiary. We also did not conduct a review of any credit mark which may be taken in connection with the Mergers nor have we evaluated the adequacy of any contemplated credit mark to be so taken.
In arriving at our opinion, we have not evaluated the solvency of Parent, Parent Bank, Company or Company Bank Subsidiary under any state or federal law relating to bankruptcy, insolvency or similar matters. Accordingly, we express no opinion regarding the liquidation value of Parent, Parent Bank, Company or Company Bank Subsidiary or any other entity. We have also assumed that each of Parent, Parent Bank, Company, and Company Bank Subsidiary would remain as a going concern for all periods relevant to our analysis. Accordingly, we express no opinion with respect to the foregoing. Further, without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Parent, Parent Bank, Company, and Company Bank Subsidiary is a party or may be subject, and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither Parent, Parent Bank, Company, nor Company Bank Subsidiary is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Mergers contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Mergers will be consummated in accordance with the terms set forth in the Agreement, without any amendments thereto or waiver of any terms or conditions by Parent, Company or any other party to the Agreement, and that the Mergers will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Mergers will be consummated in compliance with all applicable laws and regulations. The senior management of Company has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Mergers. We have assumed that the necessary regulatory and governmental approvals, as granted, will not be subject to any conditions that would be unduly burdensome on Parent or Company or would have a material adverse effect on the contemplated benefits of the Mergers.
Our opinion does not consider, include or address: (i) the legal, tax (other than as set forth in the preceding paragraph), accounting, or regulatory consequences of the Mergers on Parent or Company, or their shareholders; (ii) any advice or opinions provided by any other advisor to the Board; (iii) any other strategic alternatives that might be available to Company; or (iv) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Consideration.
Our opinion does not constitute a recommendation to Parent or Company as to whether or not Parent or Company should enter into the Agreement or to any Parent or Company shareholders as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Mergers.

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June 12, 2017

Our opinion does not address the underlying business decision to proceed with the Mergers or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Parent, Parent Bank, Company or Company Bank Subsidiary relative to the amount of consideration to be paid with respect to the Mergers. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in the Mergers or in an acquisition, sale, merger, or combination transaction with a third party. We do not express any opinion as to the prices, trading range or volume at which Parent Common Stock may trade following the announcement of the proposed Mergers, following the consummation of the Mergers, or the prices at which shares of Parent Common Stock may be purchased or sold at any time. We render no opinion as to the value of Parent Common Stock when such stock is actually received by shareholders of the Company. We have assumed that the market value of Parent Common Stock actually received by shareholders of the Company will not be substantially lower than its market value on the date hereof. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Parent or Company.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of Company Common Stock in connection with the Mergers if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Company and Company Bank Subsidiary to act as their financial advisor in connection with the Mergers.
We will receive compensation from Company and Company Bank Subsidiary in connection with our services, which will include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Mergers. Further, Company and Company Bank Subsidiary have agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Other than in connection with this present engagement, in the past two years Hovde has not provided investment banking and financial advisory services to the Company and Company Bank Subsidiary. In the two years preceding the date of its opinion, Hovde has not provided investment banking and financial advisory services to Parent or Parent Bank. Hovde may in the future provide investment banking and financial advisory services to Company, Company Bank Subsidiary,

Board of Directors
June 12, 2017

Parent or Parent Bank and receive compensation for such services. In the ordinary course of its broker-dealer business and further to certain sales and trading relationships, Hovde may from time to time purchase securities from, and sell securities to, Company or Parent or their subsidiaries or affiliates, and act as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Company or Parent for its own accounts and for the accounts of customers. Hovde also issues periodic research reports regarding Parent’s business activities and prospects, and our firm may provide securities brokerage services in the normal course to one or more subsidiaries or affiliates of Company and the Parent. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and Company and Company Bank Subsidiary or Parent and Parent Bank.
Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the First Merger is fair to the holders of Company Common Stock from a financial point of view.
Sincerely,
HOVDE GROUP, LLC

Annex C
FORM OF
STOCKHOLDER VOTING AND SUPPORT AGREEMENT
This Stockholder Voting AND SUPPORT Agreement (this “Agreement”) is made and entered into as of June 12, 2017, by and between SOUTHSIDE BANCSHARES, INC., a Texas corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Diboll State Bancshares, Inc., a Texas corporation (“Company”).
RECITALS
A.   Concurrently with the execution and delivery hereof, Parent, Rocket Merger Sub, Inc., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into Company (the “First Merger”), with Company as the surviving corporation resulting from the First Merger (the “Surviving Corporation”), and then immediately after the First Merger and as part of an integrated plan, the merger of the Surviving Corporation with and into Parent (the “Second Merger” and together with the First Merger, the “Mergers”).
B.   Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of each class of capital stock of Company as is indicated on the signature page of this Agreement. [Stockholder is a director of Company.]
C.   As a material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:
1.   Certain Definitions.   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
“Shares” means (i) all shares of capital stock of Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8 below).
“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.   Transfer and Voting Restrictions.
(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, Stockholder shall not, except in connection with the Mergers, Transfer or suffer a Transfer of any of the Shares, except for: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers in connection with bona fide estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement; and (c) such other transfers as Parent may otherwise permit in its sole discretion, subject to any restrictions or conditions imposed by Parent in its sole discretion.
(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority, and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares in favor of the approval of the Proposed Transaction (as defined in Section 3(a) herein).
3.   Agreement to Vote Shares.
(a) Prior to the Expiration Date, at every meeting of the stockholders of Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the First Merger and the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation, or business combination involving Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease, or transfer of all or substantially all of the assets of Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation, or winding up of Company or any of its subsidiaries; or (D) any other action that is intended, or could reasonably be expected, to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Proposed Transaction.
(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).
4.   Grant of Irrevocable Proxy.
(a) Stockholder hereby irrevocably appoints Parent and each of its executive officers or other designees (the “Proxyholders”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), and grants to the Proxyholders full authority, for and in the name, place, and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders, with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof are to be considered.
(b) Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.
(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 21-369(b) of the Texas Business Organizations Code, and may under no circumstances be revoked. The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, or incapacity of Stockholder.
(d) The Proxyholders may not exercise this irrevocable proxy on any matter except as provided in Section 3 above. Stockholder may vote the Shares on all other matters.
(e) Parent may terminate this proxy at any time by written notice to Stockholder. Notwithstanding anything to the contrary herein, the proxy granted hereby shall automatically terminate on the Expiration Date.
5.   No Solicitation.   In his, her or its capacity as a stockholder of Company, and not in his or her capacity as a director or officer of Company, as applicable (in which capacity Stockholder shall act in accordance with Section 6.9 of the Merger Agreement), Stockholder shall not, directly or indirectly, (a) solicit, initiate, encourage, induce, or facilitate the making, submission, or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any nonpublic information regarding Company or any of its subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (d) approve, endorse, or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any agreement or contract contemplating or otherwise relating to any Acquisition Proposal.
6.   Representations and Warranties of Stockholder.   Stockholder hereby represents and warrants to Parent as follows:
(a) (i) Except as provided hereunder, and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States and except as would not impair Stockholder’s ability to perform his, her or its obligations under this Agreement, Stockholder is the beneficial or record owner of the shares of capital stock of Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) Stockholder does not beneficially own any securities of Company other than the shares of capital stock and rights to purchase shares of capital stock of Company set forth on the signature page of this Agreement.
(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders’ Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust, or entered into any arrangement or agreement with any Person limiting or affecting Stockholder’s legal power, authority, or right to vote the Shares on any matter.
(c) This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any Law to which Stockholder (or the Shares or any of Stockholder’s other assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not reasonably be expected to impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.
(d) Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.
7.   Certain Agreements.   The undersigned covenants and agrees with Parent, as a material inducement for Parent to enter into the Merger Agreement, that for a period of two years after the Effective Time, the undersigned shall not, without the prior written consent of Parent, (i) directly or indirectly serve as a consultant to, serve as a Management Official of, or be or become a Major Stockholder of, any Financial Institution having an office in any county in the State of Texas in which Company or any of its subsidiaries maintains an office as of the date of this Agreement, (ii) directly or indirectly, on the undersigned’s own behalf or as a principal or representative of any Person, solicit or induce any Protected Employee to terminate his or her employment relationship with Parent or any subsidiary of Parent or to enter into employment with any other Person, (iii) directly or indirectly, on the undersigned’s own behalf or as a principal or representative of any Person, solicit, divert or take away, or attempt to solicit, divert or take away, a Protected Customer for the purpose of providing or selling any product or service provided by Parent or any subsidiary of Parent; provided, that the prohibition of the covenant included in this clause (iii) shall apply only to Protected Customers with whom the undersigned had Material Contact on behalf of Company or any of its subsidiaries during the 18 months immediately preceding the date of this Agreement. “Material Contact” with a Protected Customer shall be deemed to have had existed if the undersigned (x) had material business dealings with the Protected Customer on behalf of Company or any of its subsidiaries, (y) was responsible for supervising or coordinating the dealings between the Protected Customer and Company or any of its subsidiaries, or (z) obtained trade secrets or confidential information about the Protected Customer as a result of his, her or its association with Company or any of its subsidiaries. It is expressly understood that the covenants contained in clause (i) of the second preceding sentence of this Section 7 do not apply to (A) Management Official positions which the undersigned holds with Financial Institutions other than Company or any of its subsidiaries as of the date of this Agreement, (B) securities holdings which cause the undersigned to be deemed a Major Stockholder of a Financial Institution other than Company as of the date of this Agreement, or (C) advisory relationships with a Financial Institution which the undersigned has as of the date of this Agreement or may have after the date hereof solely in the capacity as legal counsel, consultant, accountants or investment advisor. For the purposes of the covenants contained in this Section 7, the following terms shall have the following respective meanings:
(a) The term “Financial Institution” shall refer to any bank, bank holding company, savings association, savings and loan association, savings and loan holding company, or any other similar financial institution which engages in the business of accepting deposits or making loans or which owns or controls a company which engages in the business of accepting deposits or making loans. It is expressly understood that the term Financial Institution shall include any Financial Institution as defined herein that after the date of this Agreement makes application to an appropriate federal or state regulatory authority for approval to organize.
(b) The term “Major Stockholder” shall refer to the beneficial ownership of 5% or more of any class of voting securities of such company or the ownership of 5% or more of the total equity interest in such company, however denominated.
(c) The term “Management Official” shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the Financial Institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the Financial Institution.
(d) The term “Person” shall refer to any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.

(e) The term “Protected Customer” shall refer to any Person to whom Company or any of its subsidiaries has sold its products or services or solicited to sell its products or services during the 18 months prior to the date of this Agreement.
(f) The term “Protected Employee” shall refer to any employee of Company or any of its subsidiaries who was employed by Company or any of its subsidiaries on the Effective Date or at any time within 18 months prior to the Effective Date.
8.   Termination.   This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of  (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof or (b) the Effective Time (the “Expiration Date”); provided, that (i) Sections 7 and 9 shall survive the Effective Time and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any breach of any representation, warranty, or covenant contained in this Agreement.
9.   Miscellaneous Provisions.
(a) Amendments.   No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent and Stockholder.
(b) Waivers.   No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.
(c) Entire Agreement.   This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter hereof. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.
(d) Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.
(e) WAIVER OF JURY TRIAL.   EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(f) Attorneys’ Fees.   In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
(g) Assignment and Successors.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder; provided that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties except that Parent, without obtaining the consent of any other party, shall be entitled to assign this Agreement or all or any of its rights hereunder. No assignment by Parent under this Section 10(g) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.
(h) No Third-Party Rights.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(i) Further Assurances.   Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Stockholder hereby agrees that Parent may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC) such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 or in any other filing made by Parent with the SEC relating to the Proposed Transaction. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of Company of which Stockholder becomes the record or beneficial owner after the date of this Agreement.
(j) Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(k) Time of Essence.   Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
(l) Specific Performance; Injunctive Relief.   The parties agree that substantial irreparable damage would occur and would not be adequately remedied by monetary damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Accordingly, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post bond or other security as a prerequisite to obtaining or enforcing equitable relief. In addition, any third party participating with the Stockholder or receiving from the Stockholder assistance in violation of this Agreement and of the rights of Parent hereunder, and any such participation by such third party with the Stockholder in activities in violation of the Stockholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party and the Stockholder acknowledges that the Stockholder may be responsible for any associated liabilities caused by such third party.
(m) Notices.   All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, email or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address, e-mail address, or facsimile shown below Stockholder’s signature on the last page hereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with this Section 10(m).
(n) Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties hereto. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(o) Headings.   The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.
(p) Construction.   In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of  “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”
(q) Legal Representation.   This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.
(r) [Action in Stockholder Capacity Only.   Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and, except as provided in Section 7, not in Stockholder’s capacity as a director or officer of Company. Nothing herein shall limit or affect Stockholder’s ability to act as an officer or director of Company, or otherwise apply to the obligations of Stockholder to comply with his or her fiduciary duties as a director of Company, and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Section 6.9 of the Merger Agreement.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
PARENT: SOUTHSIDE BANCSHARES, INC.		STOCKHOLDER
By:		By:
Name:		Name:
Title:		Title:
Address:		Address:

Telephone:	( ) -	Telephone:	( ) -
Facsimile:	( ) -	Facsimile:	( ) -
E-mail Address:		E-mail Address:
Shares Beneficially Owned by Stockholder:
__________ shares of Company Common Stock
__________ Options to acquire Company Common Stock

Annex D
CHAPTER 10, SUBCHAPTER H OF THE TEXAS BUSINESS ORGANIZATIONS CODE
CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS, AND SALES OF ASSETS
SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS
§ 10.351. APPLICABILITY OF SUBCHAPTER.
(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.
(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.
(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.
§ 10.352. DEFINITIONS.
In this subchapter:
(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:
(A) provides notice under Section 10.356; and
(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.
(2) “Responsible organization” means:
(A) the organization responsible for:
(i) the provision of notices under this subchapter; and
(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B) with respect to a merger or conversion:
(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;
(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and
(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.
§ 10.353. FORM AND VALIDITY OF NOTICE.
(a) Notice required under this subchapter:
(1) must be in writing; and
(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.
§ 10.354. RIGHTS OF DISSENT AND APPRAISAL.
(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:
(1) dissent from:
(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;
(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;
(C) a plan of exchange in which the ownership interest of the owner is to be acquired;
(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;
(E) a merger effected under Section 10.006 in which:
(i) the owner is entitled to vote on the merger; or
(ii) the ownership interest of the owner is converted or exchanged; or
(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; and
(2) Subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.
(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:
(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:
(A) listed on a national securities exchange; or
(B) held of record by at least 2,000 owners;
(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:
(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:
(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;
(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or
(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).
(c) Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).
§ 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.
(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:
(1) the action or proposed action is submitted to a vote of the owners at a meeting; or
(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.
(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.
(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.
(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1) be accompanied by a copy of this subchapter; and
(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.
(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2) under Subsection (a)(2) must be provided to:
(A) each owner who consents in writing to the action before the owner delivers the written consent; and
(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3) under Subsection (b-1) must be provided:
(A) if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or
(B) if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).
(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).
§ 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.
(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.
(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:
(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A) is addressed to the entity’s president and secretary;
(B) states that the owner’s right to dissent will be exercised if the action takes effect;
(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D) is delivered to the entity’s principal executive offices before the meeting;
(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:
(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B) may not consent to the action if the action is approved by written consent; and
(3) must give to the responsible organization a demand in writing that:
(A) is addressed to the president and secretary of the responsible organization;
(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;
(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;
(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and
(E) is delivered to the responsible organization at its principal executive offices at the following time:
(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;
(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or
(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).
(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.
(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.
(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.
§ 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2) a petition has been filed under Section 10.361.
(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).
§ 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.
(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:
(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).
(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:
(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1) an estimate by the responsible organization of the fair value of the ownership interests; and
(2) an offer to pay the amount of the estimate provided under Subdivision (1).
(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect
(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:
(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2) signed assignments of the ownership interests if the ownership interests are uncertificated.
§ 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.
(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.
(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1) a reference to the demand; and
(2) the name of the original dissenting owner of the ownership interest.
§ 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.
A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.
§ 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.
(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:
(1) the county in which the organization’s principal office is located in this state; or
(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.
(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).
(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.
(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1) the responsible organization; and
(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.
(e) The court shall:
(1) determine which owners have:
(A) perfected their rights by complying with this subchapter; and
(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and
(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).
(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.
(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):
(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and
(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.
§ 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.
(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.
(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.
(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.
(a) An appraiser appointed under Section 10.361 has the power and authority that:
(1) is granted by the court in the order appointing the appraiser; and
(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.
(b) The appraiser shall:
(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and
(2) file with the court a report of that determination.
(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).
(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.
§ 10.364. OBJECTION TO APPRAISAL; HEARING.
(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).
(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.
(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d) The responsible organization shall:
(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and
(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.
(e) On payment of the judgment, the dissenting owner does not have an interest in the:
(1) ownership interest for which the payment is made; or
(2) responsible organization with respect to that ownership interest.
§ 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.
(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.
(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.
(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:
(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and
(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.
(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:
(1) receive payment for the ownership interest under this subchapter; and
(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.
(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.
§ 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.
(a) The rights of a dissenting owner terminate if:
(1) the owner withdraws the demand under Section 10.356;
(2) the owner’s right of dissent is terminated under Section 10.356;
(3) a petition is not filed within the period required by Section 10.361; or
(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b) On termination of the right of dissent under this section:
(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;
(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;
(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;
(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;
(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and
(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.
In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:
(1) the value of the ownership interest; or
(2) money damages to the owner with respect to the action.